UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

QUAKER CHEMICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

QUAKER CHEMICAL CORPORATION

One Quaker Park

901 E. Hector Street

Conshohocken, Pennsylvania 19428

(610) 832-4000

[●], 2017

Dear Shareholder:

On April 4, 2017, Quaker Chemical Corporation (the “Company”) entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with Global Houghton Ltd., an exempted company incorporated under the laws of the Cayman Islands (“Houghton”), Gulf Houghton Lubricants, Ltd., an exempted company incorporated under the laws of the Cayman Islands (“Gulf”), certain current and former members of the management of Houghton (collectively with Gulf, the “Sellers”) and Gulf as representative for the Sellers (in this capacity, the “Sellers’ Representative”). The terms “we,” “our,” “us,” the “Company” and “Quaker,” as used in this letter and in the accompanying proxy statement, refer to Quaker Chemical Corporation.

Upon the terms and subject to the conditions set forth in the Share Purchase Agreement, the Company has agreed to purchase (the “Combination”) all of the outstanding share capital (the “Shares”) of Houghton from the Sellers. The Shares will be sold for an aggregate purchase price (subject to adjustment as provided in the Share Purchase Agreement) of: (1) $172,500,000 in cash; and (2) a number of shares (the “Consideration Shares”) of common stock, $1.00 par value per share, of the Company (the “Common Stock”) comprising 24.5% of the Common Stock outstanding immediately after the closing of the Combination (the “Closing”), which based on the closing stock price of shares of our Common Stock on the New York Stock Exchange on the record date, had a value of approximately $626,344,715. There can be no assurance as to what the value of the Consideration Shares will be at the Closing. If the proposed Charter Amendment, as described below, is not approved by the Company’s shareholders at the Meeting (as defined below), the Company will instead issue, as the Consideration Shares, shares of a new series of voting preferred stock of the Company (the “Preferred Stock”) having in the aggregate 24.5% of the voting rights applicable to the Company’s outstanding voting securities and economic, and other rights equivalent to the Common Stock. The terms of the Share Purchase Agreement and other aspects of the Combination are more fully described in the accompanying proxy statement.

On behalf of the Board of Directors (the “Board”) of the Company, I cordially invite you to attend the Special Meeting of Shareholders (the “Meeting”) of the Company, which will be held at our headquarters, located at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, at 8:30 A.M., local time, on [●], 2017. The matters to be considered by our shareholders at the Meeting are described in detail in the accompanying materials. The matters that our shareholders will be considering are the approval of: (1) the amendment (the “Charter Amendment”) of our Articles of Incorporation (as amended, our “Articles of Incorporation”), to provide that every holder of Common Stock will be entitled to one vote for each share of Common Stock standing in its name on the books of the Company; (2) the issuance (the “Issuance”) of the Consideration Shares (either as Common Stock or Preferred Stock) in connection with the Combination; and (3) the adjournment of the Meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals at the time of the Meeting (the “Adjournment Proposal”). This proxy is solicited on behalf of the Board.

We are seeking shareholder approval of the Issuance in connection with the Combination to satisfy the rules of the New York Stock Exchange, which require shareholder approval before the issuance of common shares in connection with any transaction or series of related transactions if: (1) the common shares have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such shares; or (2) the number of common shares to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of common shares outstanding before the issuance of the common shares. Because it is contemplated that the shares of Common Stock to be issued in the Combination will exceed the 20% threshold, the Issuance requires shareholder approval. Under the rules of the New York Stock Exchange, approval of the proposal requires the affirmative vote of the holders of a majority in voting power of the shares of Common Stock present or represented and voting on the proposal (provided that a quorum is present at the Meeting). Shareholder approval of the Issuance in connection with the Combination is a required condition to the completion of the Combination. We are also seeking approval of the other matters summarized above and described in further detail in this proxy statement.

Shareholders of record at the close of business on June 15, 2017 (the “Record Date”) are entitled to receive notice of and vote at the Meeting and any adjournment or postponement thereof.

After careful consideration, the Board unanimously recommends that you vote “FOR” the proposal to approve the Charter Amendment, “FOR” the proposal to authorize the Issuance, and “FOR” the Adjournment Proposal.

It is very important that you be represented at the Meeting regardless of the number of shares you own. Even if you plan to attend the Meeting, I urge you to submit your proxy promptly. You may vote your shares in person at the Meeting, via the Internet, via a toll-free telephone number or by marking, signing and dating your proxy card and returning it in the envelope provided, as described in further detail in the accompanying proxy statement. Voting over the Internet, by phone or by proxy card will not prevent you from voting in person, but it will ensure that your vote is counted if, for any reason, you are unable to attend the Meeting. If your shares are held in the name of a bank, brokerage firm, fiduciary or custodian, as record holder of your shares, please follow the voting instructions on the form you receive from your record holder. The method of submitting a voting proxy through any such record holder will depend on their voting procedures.

Your vote is very important. The Combination cannot be completed unless a quorum is present in person or by proxy and holders of a majority of the votes cast at the Meeting vote in favor of the proposal to approve the Issuance. A failure to vote your shares of Common Stock on the proposal to approve the Issuance will not count as a vote cast, and therefore will have no effect on the approval of the Issuance (unless such failures, in the aggregate, prevent a quorum as described in the accompanying proxy statement).

We urge you to read carefully the accompanying proxy statement (and the documents incorporated by reference into it) which includes important information about the Combination, the Company, Houghton, the Sellers and the Meeting. You may obtain additional information about us from the documents we file with the U.S. Securities and Exchange Commission (the “SEC”). Please pay particular attention to the section titled “Risk Factors” beginning on page 20 of the accompanying proxy statement.

These proxy materials are being mailed to shareholders of record on or about [●], 2017.

Your continued support and interest in the Company are sincerely appreciated.

Sincerely,

Michael F. Barry

Chairman of the Board, Chief Executive Officer and

President

Quaker Chemical Corporation

QUAKER CHEMICAL CORPORATION

One Quaker Park

901 E. Hector Street

Conshohocken, Pennsylvania 19428

(610) 832-4000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on [●], 2017

Dear Shareholder:

You are cordially invited to attend the Special Meeting of Shareholders (the “Meeting”) of Quaker Chemical Corporation (the “Company”), to be held at our headquarters, located at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, at 8:30 A.M., local time, on [●], 2017. The terms “we,” “our,” “us,” the “Company” and “Quaker,” as used in this notice and in the accompanying proxy statement, refer to Quaker Chemical Corporation.

The Special meeting is being called in connection with the proposed purchase (the “Combination”) of all of the outstanding share capital (the “Shares”) of Global Houghton Ltd., an exempted company incorporated under the laws of the Cayman Islands (“Houghton”), from Gulf Houghton Lubricants, Ltd., an exempted company incorporated under the laws of the Cayman Islands (“Gulf”), and certain current and former members of the management of Houghton (collectively with Gulf, the “Sellers”) pursuant to a Share Purchase Agreement (the “Share Purchase Agreement”), dated as of April 4, 2017, by and among the Company, the Sellers, Houghton and Gulf as representative for the Sellers (in this capacity, the “Sellers’ Representative”) and as described in the accompanying proxy statement.

At the Meeting, you will be asked to consider and vote upon proposals to:

1. Approve an amendment (the “Charter Amendment”) of our Articles of Incorporation (as amended, our “Articles of Incorporation”), that provides that every holder of common stock, $1.00 par value per share, of the Company (the “Common Stock”) will be entitled to one vote for each share of Common Stock standing in its name on the books of the Company;

2. Approve the issuance (the “Issuance”) of a number of shares (the “Consideration Shares”) of equity securities that will have 24.5% of the voting rights applicable to the Company’s outstanding voting securities immediately after the closing (the “Closing”) of the Combination (as defined in the proxy statement), and economic and other rights equivalent to the Company’s Common Stock as described in the proxy statement; and

3. Approve the adjournment of the Meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals at the time of the Meeting (the “Adjournment Proposal”).

These items of business are described in detail in the accompanying proxy statement.

All shareholders of Quaker who owned shares of record on June 15, 2017 (the “Record Date”) can attend and are entitled to vote in person or by proxy at the Meeting. If you want to vote in person and you hold Common Stock in street name (i.e., your shares are held in the name of a brokerage firm, bank or other nominee), you must obtain a proxy card issued in your name from your nominee and bring that proxy card to the meeting, together with a copy of a brokerage or other statement reflecting your stock ownership as of the Record Date and valid government-issued photo identification. If you hold Common Stock in street name and want to attend the Meeting but not vote in person at the Meeting, you must bring a copy of a brokerage or other statement reflecting your stock ownership as of the Record Date, the stock acquisition date and valid government-issued photo identification.

After careful consideration, the Board of Directors (the “Board”) of the Company unanimously recommends that you vote “FOR” each of Proposals 1, 2 and 3.

YOUR VOTE IS IMPORTANT!

We cannot complete the Combination unless our shareholders approve the Issuance. Closing of the Combination is subject to the approval by our shareholders of the Issuance (the “Company Shareholder Approval”) and the satisfaction of other closing conditions, including certain regulatory approvals. We are obligated to reimburse Houghton and the Sellers for certain documented out of pocket Combination-related expenses up to $10 million if the Company Shareholder Approval is not obtained. The Share Purchase Agreement may be terminated by the Company or Gulf if any of their respective closing conditions have not been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 4, 2018, unless such failure is due to the failure of the terminating party to perform or comply with any of the covenants, agreements or conditions thereof required to be performed or complied with by it before the Closing.

You should read the accompanying proxy statement and the information incorporated by reference into the proxy statement carefully. Whether or not you plan to attend the Meeting, you are urged to vote your shares promptly either by Internet, by telephone or by mail by signing, dating and mailing the proxy card in the envelope provided. You may revoke your proxy at any time before it is exercised at the Meeting as described in the accompanying proxy materials. If your shares are held in the name of a bank, brokerage firm or other nominee as record holder of our shares, follow the voting instructions on the form you receive from your nominee. The method of submitting a voting proxy through any such record holder will depend on their voting procedures.

Thank you very much for your continued support.

By order of the Board:

Robert T. Traub

Vice President, General Counsel

and Corporate Secretary

Quaker Chemical Corporation

Conshohocken, Pennsylvania

[●], 2017

-i-

(continued)

-ii-

(continued)

-iii-

QUAKER CHEMICAL CORPORATION

One Quaker Park

901 E. Hector Street

Conshohocken, Pennsylvania 19428

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Quaker Chemical Corporation (the “Company”) of proxies to be voted at our Special Meeting of Shareholders (the “Meeting”) to be held at our headquarters, located at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, at 8:30 A.M., local time, on [●], 2017. Holders of record of shares of our common stock, $1.00 par value per share (the “Common Stock”), as of the close of business on June 15, 2017 (the “Record Date”), will be entitled to receive notice of and vote at the Meeting and any adjournment or postponement thereof. As of the Record Date, there were 13,309,643 shares of Common Stock issued and outstanding. Every holder of Common Stock is entitled to either one vote or ten votes for each share held of record on the Record Date, based on how long such shares have been owned by the holder.

The Special meeting is being called in connection with the proposed purchase (the “Combination”) of all of the outstanding share capital (the “Shares”) of Global Houghton Ltd., an exempted company incorporated under the laws of the Cayman Islands (“Houghton”), from Gulf Houghton Lubricants, Ltd., an exempted company incorporated under the laws of the Cayman Islands (“Gulf”), and certain current and former members of the management of Houghton (collectively with Gulf, the “Sellers”) pursuant to a Share Purchase Agreement (the “Share Purchase Agreement”), dated as of April 4, 2017, by and among the Company, the Sellers, Houghton and Gulf as representative for the Sellers (in this capacity, the “Sellers’ Representative”) and as described in this proxy statement.

The terms “we,” “our,” “us,” the “Company” and “Quaker,” as used in this proxy statement, refer to Quaker Chemical Corporation.

In connection with the Meeting, you are being asked to consider and vote upon proposals to:

1. Approve an amendment (the “Charter Amendment”) of our Articles of Incorporation (as amended, our “Articles of Incorporation”), that provides that every holder of Common Stock will be entitled to one vote for each share of Common Stock standing in its name on the books of the Company;

2. Approve the issuance (the “Issuance”) of a number of shares (the “Consideration Shares”) of equity securities that will have 24.5% of the voting rights applicable to the Company’s outstanding voting securities immediately after the closing (the “Closing”) of the Combination (as defined in the proxy statement), and economic and other rights equivalent to the Company’s Common Stock as described in the proxy statement; and

3. Approve the adjournment of the Meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals at the time of the Meeting (the “Adjournment Proposal”).

A summary of information regarding the Combination is set forth below.

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and the documents referred to or incorporated by reference herein, and may not contain all of the information that is important to you. Below is a summary of the principal terms of the transactions and the proposals we are asking you to consider at the Meeting. To better understand the transactions and the proposals we are asking you to consider, you should read this entire proxy statement carefully, as well as those additional documents to which we refer. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement by following the instructions set forth in the section entitled “Where You Can Find More Information”.

The Companies (see Page 32)

Quaker Chemical Corporation

Quaker develops, produces, and markets a broad range of formulated chemical specialty products and offers chemical management services (“CMS”) for various heavy industrial and manufacturing applications in a global portfolio throughout its four regions: the North America region, the Europe, Middle East and Africa (“EMEA”) region, the Asia/Pacific region and the South America region. The principal products and services in Quaker’s global portfolio include: (i) rolling lubricants (used by manufacturers of steel in the hot and cold rolling of steel and by manufacturers of aluminum in the hot rolling of aluminum); (ii) machining and grinding compounds (used by metalworking customers in cutting, shaping, and grinding metal parts which require special treatment to enable them to tolerate the manufacturing process, achieve closer tolerance, and improve tool life); (iii) hydraulic fluids (used by steel, metalworking, and other customers to operate hydraulic equipment); (iv) corrosion preventives (used by steel and metalworking customers to protect metal during manufacture, storage, and shipment); (v) specialty greases (used in automotive production processes, the manufacturing of steel, and various other applications); (vi) metal finishing compounds (used to prepare metal surfaces for special treatments such as galvanizing and tin plating and to prepare metal for further processing); (vii) forming compounds (used to facilitate the drawing and extrusion of metal products); (viii) chemical milling maskants for the aerospace industry; (ix) temporary and permanent coatings for metal and concrete products; (x) construction products, such as flexible sealants and protective coatings, for various applications; (xi) bio-lubricants (that are mainly used in machinery in the forestry and construction industries); (xii) die casting lubricants; and (xiii) programs to provide CMS.

We are a Pennsylvania corporation. Our registered office and headquarters are located in Conshohocken, Pennsylvania at One Quaker Park, 901 E. Hector Street. Our phone number is (610) 832-4000.

Global Houghton Ltd.

Houghton is an exempted company incorporated under the laws of the Cayman Islands. Houghton is a leading global provider of specialty chemicals and technical services for metalworking and other industrial applications. Its primary products include metalworking fluids and specialty hydraulic fluids. Metalworking fluids are chemical formulations used for a variety of metal processing applications. Its specialty hydraulic fluids are designed to improve performance in critical hydraulic systems of industrial machinery, offshore drilling rigs and metal rolling applications. Houghton and its subsidiaries manufacture and market more than 6,000 specialty chemical formulations developed over its 150-year history. Its products are often customized for a customer’s specific application and can provide cost savings and other benefits to a customer’s manufacturing process, such as increasing machine throughput, extending tool life, reducing corrosion, bacterial growth and waste, and improving surface finishing. To complement its extensive product portfolio, Houghton and its subsidiaries also offer a broad range of value-added technical services to its customers. The scope of technical services provided depends on each customer’s specific requirements and can range from basic product customization and on-site technical support to comprehensive chemical management.

The address of Houghton’s principal executive offices is Whitehall House, 238 North Church Street, P.O. Box 1043, George Town Grand Cayman KY1-1102 Cayman Islands and its phone number is (345) 949-0050.

Gulf Houghton Lubricants Ltd.

Gulf Houghton Lubricants Ltd. (“Gulf” and, together with certain current and former managers of Houghton who are parties to the Share Purchase Agreement, “Sellers”) is an exempted company incorporated under the laws of the Cayman Islands. The address of Gulf’s principal executive offices is Whitehall House, 238 North Church Street, P.O. Box 1043, George Town Grand Cayman KY1-1102 Cayman Islands and its phone number is (345) 949-0050.

Summary of the Principal Terms of the Combination and the Issuance (Page 33)

The Combination and Issuance

On April 4, 2017, the Company entered into the Share Purchase Agreement. Upon the terms and subject to the conditions set forth in the Share Purchase Agreement, the Company agreed to purchase all of the Shares of Houghton from the Sellers for an aggregate purchase price (subject to adjustment as provided in the Share Purchase Agreement) of: (1) $172,500,000 in cash; and (2) a number of shares (the “Consideration Shares”) of Common Stock comprising 24.5% of the Common Stock outstanding immediately after the Closing (the date of such Closing, the “Closing Date”), which based on the closing stock price of shares of our Common Stock on the New York Stock Exchange on the Record Date, had a value of approximately $626,344,715. In addition, effective as of the Closing, the Company anticipates refinancing substantially all of Houghton’s consolidated indebtedness, which as of March 31, 2017 was approximately $700 million in the aggregate, net of cash. There can be no assurance as to what the value of the Consideration Shares will be at the Closing. If the proposed Charter Amendment, as described in this proxy statement, is not approved by the Company’s shareholders at the Meeting, the Company will instead issue, as the Consideration Shares, preferred stock (the “Preferred Stock”) having in the aggregate 24.5% of the voting rights applicable to the Company’s outstanding voting securities and economic, and other rights equivalent to the Common Stock. A portion of the cash consideration and the Consideration Shares, initially totaling in the aggregate $100,000,000, will at the Closing be placed in escrow to secure against breaches of the Sellers’ representations, warranties and covenants in the Share Purchase Agreement.

Closing of the Combination is subject to the approval by the shareholders of the Company of the Issuance (the “Company Shareholder Approval”) and the satisfaction at the Closing of other closing conditions, including certain regulatory approvals, as described below. The approval of the Charter Amendment is not a condition to the Closing.

If the Company or Houghton is required, in order to obtain necessary regulatory approvals, to commit to any divestiture, license, hold separate, sale or other disposition of or with respect to the businesses, assets, properties or product lines of the Company, Houghton or any of their respective subsidiaries, representing a certain amount of pro forma combined 2016 net sales of the Company and Houghton (which commitment we refer to as a “triggering divestiture”), the purchase price will, subject to certain limitations, be adjusted downward. In addition, the Company, or Gulf in certain circumstances, may choose not to go forward with the Combination if triggering divestitures representing more than $80 million of pro forma combined 2016 net sales are required in connection with obtaining regulatory approval. There can be no assurance that a triggering divestiture will not occur, and accordingly there can be no assurance that the purchase price will not be adjusted, or that substantial divestitures will not be required, in which event the Combination may not close.

The Company and the Sellers have each made customary representations and warranties. The parties’ liabilities under the Share Purchase Agreement are subject to certain caps and thresholds. In addition, the Company, Sellers and Houghton are subject to customary covenants between the date of the Share Purchase Agreement and the date of the Closing, including the obligation to operate Houghton in the ordinary course of business consistent with past practice.

Conditions to Closing of the Combination

The Closing is conditioned on the following conditions, among others, having been satisfied or waived in accordance with the Share Purchase Agreement:

•	All necessary and material filings and notices required to be made before Closing under the applicable antitrust and competition laws (the “Antitrust Laws”) shall have been made and any applicable and mandatory waiting period or other time periods (including any extensions thereof) under such legislation or regulation in any such jurisdiction shall have expired or been terminated, all other material obligations under the Antitrust Laws having been complied with in each case in connection with the transactions contemplated by the Share Purchase Agreement, and all material authorizations, consents or approvals necessary under the Antitrust Laws in any jurisdiction for or in respect of the transactions contemplated by the Share Purchase Agreement shall have been obtained from all appropriate governmental authorities in each such jurisdiction and all such authorizations, consents or approvals shall remain in full force and effect and there shall be no notice of any intention to revoke, suspend, or adversely restrict or modify any of the same;

•	No governmental authority shall have enacted, issued, promulgated, enforced or entered any order which is in effect and has the effect of making the transactions contemplated by the Share Purchase Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof;

•	The representations and warranties of each Seller and the Company contained in the Share Purchase Agreement, the other transaction documents and any certificate or other writing delivered pursuant to such agreement must have been true and correct in all material respects as of the date of the Share Purchase Agreement and in all material respects as of the Closing Date (except for representations and warranties made as of a specified date, which must have been true and correct as of the specified date); provided, that certain fundamental representations and warranties must be true and correct as of the Closing Date in all respects;

•	Each Seller and the Company must have duly performed and complied in all material respects with all agreements, covenants and conditions required by the Share Purchase Agreement and each of the other transaction documents to be performed or complied with by them before or on the Closing Date;

•	No Action shall have been commenced by any Governmental Authority against the Company, or against any Seller or Houghton or any subsidiary and be pending, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby;

•	All other required consents shall have been received; and

•	From the date of the Share Purchase Agreement, there shall not have occurred any material adverse effect (as defined in that agreement), nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a material adverse effect.

Principal Reasons for the Combination (Page 33)

The Board of Directors (the “Board”) of the Company and the Company’s management believe that the Combination, of which the Issuance is a part, is a compelling opportunity to meet the multiple objectives of the Company’s operating strategies and should increase shareholder value. Combining the Company’s and Houghton’s product solutions and service offerings will allow the resulting company to better serve customers in the automotive, aerospace, heavy equipment, metals, mining, machinery, marine, offshore, and container industries. The business is expected to have one of the world’s most expansive metalworking platforms comprised of specialty products that include removal fluids, forming fluids, protecting fluids, heat treating fluids, industrial lubricants and greases. The expanded portfolio is expected to generate significant cross-selling opportunities and allow further expansion into growth markets that include India, Korea, Japan, and Mexico. By combining resources, the combined company is expected to increase the breadth of its innovative technology, accelerate its product development capabilities, speed its time to market, and diversify its long-term R&D pipeline.

In addition, the Company currently anticipates achieving cost synergies of approximately $45 million, the majority of which are expected to be realized within two years of Closing. These synergies are expected to be driven primarily by supply efficiencies and cost reductions. Additional value creation is expected through the cross-selling opportunities and the ability to provide an expanded array of products and solutions for customers, as discussed above.

Opinion of the Company’s Financial Advisors (Page 37)

By letter agreement dated September 29, 2016, as amended on March 2, 2017 (as so amended, the “Engagement Agreement”), the Company retained The Valence Group to provide a fairness opinion in connection with the Combination. In connection with this engagement, The Valence Group rendered its opinion to the Board that, as of April 3, 2017 and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid by the Company in the Combination pursuant to the Share Purchase Agreement was fair, from a financial point of view, to the Company.

The full text of the written opinion of The Valence Group, dated April 3, 2017, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection therewith, is attached as Annex B to this proxy statement. The summary of the opinion of The Valence Group set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Valence Group’s opinion was provided for the information and assistance of the Board (in its capacity as such) for the purposes of its evaluation of the Combination. The Valence Group’s opinion was not intended to be and does not constitute a recommendation to any member of the Board, any security holder of the Company, or any other person as to how they should vote or act with respect to any matter related to the Combination or otherwise.

Regulatory Approvals and Regulatory Notifications (Page 55)

Closing of the Combination is subject to the following principal regulatory approvals and regulatory notifications:

•	Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain transactions, including the Combination and the issuance of the Consideration Shares, may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trust Commission (the “FTC”) and all statutory waiting period requirements have been satisfied. Completion of the Combination is subject to the expiration or termination of the applicable waiting period under the HSR Act. Both the Company and Houghton filed their respective Notification and Report Forms with the Antitrust Division and the FTC. On July 3, 2017, the Company and Houghton each received a formal request for additional information pursuant to 16 C.F.R. § 803.20 (a “Second Request”) from the FTC. The effect of a Second Request is to extend the waiting period until 30 calendar days following the date both companies have substantially complied with the Second Request, unless the waiting period is terminated earlier by the FTC, or extended by agreement of the companies or court order. The parties intend to respond to the Second Request as quickly as practicable, and to continue to work cooperatively with the FTC in connection with its review. Completion of the Combination and issuance of the Consideration Shares is further subject to notification or receipt of certain required or recommended regulatory approvals, including notification, clearance and/or approval in the European Union, China and Australia. The parties intend to continue to work cooperatively with regulators in each of these jurisdictions to facilitate the resolution of their respective reviews.

•	The Company’s compliance with applicable United States federal and state securities laws and the New York Stock Exchange (“NYSE”) Listing Rules in connection with the Issuance. The rules of the NYSE require shareholder approval before the issuance of securities in connection with the acquisition of the stock or assets of another company if the issuance would constitute more than 20% of the total number of shares of common stock outstanding before the issuance. We are seeking shareholder approval of the Issuance to satisfy these rules.

Financing Associated with the Combination (Page 56)

In connection with entering into the Share Purchase Agreement and the transactions contemplated thereby, the Company on April 4, 2017 also entered into a Senior Secured Credit Facilities Commitment Letter (together with all exhibits thereto, the “Commitment Letter”) with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc. (collectively, the “Commitment Parties”). Pursuant to the Commitment Letter and subject to the terms and conditions set forth therein, the Commitment Parties have committed to provide senior secured credit facilities of up to $1.15 billion consisting of (i) a $575 million senior secured term loan to the Company on the Closing Date, (ii) a senior secured term loan in Euros in an amount equal to $175 million to certain European subsidiaries of the Company (collectively, the “Foreign Borrowers”) on the Closing Date, and (iii) a $400 million revolving facility available to the Foreign Borrowers or the Company (collectively, the “Financing”). The proceeds of the term loans and a portion of the revolving credit loans are expected to be used at the Closing for the purpose of funding (i) the payment of $172.5 million of the consideration to be paid in cash in respect of the Combination, (ii) the repayment of an estimated amount of approximately $66 million of existing indebtedness of the Company and its subsidiaries, (iii) the repayment of an estimated amount of approximately $752 million of indebtedness of Houghton and its subsidiaries, and (iv) the payment of an estimated amount of approximately $50 million of fees and expenses incurred in connection with the foregoing. It is also expected that the remainder of the revolving facility would remain available to provide liquidity for the Company after the Closing for general corporate purposes. The commitment to provide the Financing is subject to certain terms and conditions, including the negotiation of definitive documentation and other customary closing conditions consistent with the Share Purchase Agreement and Commitment Letter. We have negotiated the terms of the credit agreement and the form of the guaranty agreement (neither of which have yet become effective and both of which need some additional information and/or schedules before they are complete) and expect to complete the negotiation of the remainder of the definitive agreements governing the Financing and finalize the documentation before the Closing.

Impact of the Issuance on Existing Shareholders (Page 56)

The Issuance will dilute the Common Stock ownership percentages of our existing shareholders. As of the Record Date, there were 13,309,643 shares of Common Stock issued and outstanding. When the Combination is completed, the Common Stock owned by the Sellers will represent, in the aggregate, 24.5% of the issued and outstanding shares of Quaker’s Common Stock immediately after the Closing, or a number of shares of voting Preferred Stock having in the aggregate 24.5% of the voting rights applicable to the Company’s outstanding voting securities and economic, and other rights equivalent to the Common Stock. Each Seller will be entitled to that portion of the Consideration Shares represented by its ownership interest in Houghton as of the Closing.

As a result of the Issuance, Gulf will become our largest shareholder and will have substantial influence over matters submitted to a vote of our shareholders, including the election of directors, amendment of our organizational documents, acquisitions or other business combinations involving Quaker, and potentially the ability to prevent extraordinary transactions such as a takeover attempt.

Quaker Board of Directors following the Combination (Page 57)

As a result of the Combination, Gulf will initially be entitled to representation on our Board, the size of which we expect to be increased from nine to twelve members at or before the Closing, resulting in three vacancies in the Board. Under the terms and subject to the conditions of the Shareholder Agreement, three individuals designated by Gulf, who have not yet been identified, will be appointed to the Board at the Closing to fill those vacancies, each to serve on one of our Board’s three separate director classes. Gulf will thereafter have the right to nominate: three individuals for election to the Board for so long as the aggregate percentage ownership of Gulf (and the other Shareholders as defined in the Shareholder Agreement) as of the record date for such meeting exceeds 19%; two individuals for so long as their percentage ownership exceeds 14%; and one individual for so long as their percentage ownership exceeds 10%. Upon the mutual agreement of the Company and the Sellers, Gulf may be entitled to two of nine directors, instead of three of twelve directors, in which case the parties will agree to alternative percentages.

Dissenters’ or Appraisal Rights of Existing Shareholders (Page 57)

Under applicable Pennsylvania law, the Company’s shareholders do not have dissenters’ or appraisal rights in connection with the Issuance of the Consideration Shares. We do not plan to independently provide shareholders with any such rights.

Registration of Certain Shares of Quaker Common Stock Issued in the Combination (Page 57)

The shares of Common Stock issued to Sellers in the Combination will not be registered under the Securities Act of 1933 (as amended, the “Securities Act”), and will be subject to various restrictions and limitations on transfer under U.S. securities laws. The Company has agreed to register the shares held by Gulf upon certain term and conditions as set forth in the Shareholder Agreement, following six months after the Closing. The Company has also agreed upon certain terms and conditions to register the shares of the individual stockholders of Houghton who also are Sellers under the Share Purchase Agreement and who are receiving shares of the Company’s Common Stock in the Combination, within thirty days of the Closing.

Anticipated Accounting Treatment of the Combination (Page 57)

Quaker prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (referred to as GAAP). The Combination will be accounted for by Quaker using GAAP. Quaker expects to allocate the purchase price being paid by it to the fair value of Houghton’s tangible and intangible assets as of the Closing Date, with the excess purchase price, if any, being recorded as goodwill.

Material U.S. Federal Income Tax Consequences of the Combination (Page 57)

The Combination will not result in any taxable gain or loss for U.S. federal income tax purposes to Quaker or to any Quaker shareholder in his, her or its capacity as a Quaker shareholder. Quaker shareholders who are also Sellers, if any, should consult their own tax advisors as to the tax consequences of participating in the Combination with respect to their Houghton stock, or the shares of Quaker Common Stock (or Preferred Stock) they may be entitled to receive in the Combination.

Risk Factors (Page 20)

There are a number of risks related to the Combination and the Issuance and to the existing business of the Company and the business of the Company after the Combination. See “Risk Factors” beginning on page 20 of this proxy statement for a discussion of these and other risks.

Vote Required and Recommendation of the Board (Page 57)

You may vote in favor of, against, or abstain from voting on each of the proposals being presented at the Meeting, namely, the Charter Amendment proposal, the Issuance proposal and the Adjournment proposal. The Charter Amendment proposal, the Issuance proposal and the Adjournment proposal each require the affirmative vote of a majority of votes cast by the Company’s shareholders at the Meeting (provided that a quorum is present at the Meeting). Abstentions, failures to vote and broker non-votes, if any, are not considered votes cast and will therefore have no effect on the outcome of the vote on these proposals.

The Board unanimously recommends a vote “FOR” the approval of the Charter Amendment proposal, a vote “FOR” the approval of the Issuance proposal and a vote “FOR” the approval of the Adjournment proposal.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

The following are some of the questions, and answers to those questions, that you as a shareholder of the Company may have about the Combination, the Issuance and the other matters being considered at the Meeting to which this proxy statement relates. The information in this section does not provide all of the information that may be important to you with respect to the matters being considered at the Meeting. Therefore, you should read this proxy statement carefully, as well as the full contents of the other documents to which this proxy statement refers or incorporates by reference. These documents contain information that may be important to you in determining how you will vote on the matters to be considered at the Meeting. See “Where You Can Find More Information” beginning on page 110.

Q:	When is the Meeting and where will it be held?

A:	The Meeting will be held on [●], 2017, at 8:30 A.M. local time, at Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428. The date, time and place of any adjournment or postponement of the Meeting will be established in accordance with our governing documents and applicable law.

Q:	Why am I receiving these proxy materials?

A:	Our Board is sending this proxy statement to provide shareholders with information about the Combination and the proposals so that they may determine how their shares should be voted at the Meeting.

Q:	What am I being asked to vote on?

A:	You are being asked to consider and vote on three matters:

1.	approval of the Charter Amendment proposal;

2.	approval of the Issuance proposal; and

3.	approval of the Adjournment proposal.

Q:	How does the Board recommend that I vote on the proposals?

A:	The Board unanimously recommends that you vote:

1.	“FOR” the Charter Amendment proposal;

2.	“FOR” the Issuance proposal; and

3.	“FOR” the Adjournment proposal.

Q:	How many shares can be voted at the meeting?

A:	As of June 15, 2017, the Record Date for the Meeting, 13,309,643 shares of Quaker Common Stock were issued and outstanding. Every holder of Quaker Common Stock is entitled either to one vote or ten votes for each share held of record on the Record Date, based on how long such shares have been owned by the holder, as determined using the Company’s voting procedures, a copy of which is attached to this proxy statement as Annex A.

Q:	Who is entitled to vote at the Meeting?

A:	Only those shareholders who owned Common Stock at the close of business on the Record Date, which is June 15, 2017, are entitled to vote at the Meeting. At the close of business on the Record Date, we had 739 shareholders of record.

Q:	How many votes may I cast at the meeting?

A:	Our voting structure has historically been generally designed to favor the interests of the long-term holders. To that end, you will be entitled to cast either one vote or ten votes for each share of Common Stock you held on June 15, 2017, the Record Date for the Meeting, depending upon how long you had held the shares as of the Record Date. As more specifically provided in Article 5 of Quaker’s Articles of Incorporation:

•	Each share that, as of the Record Date, you had beneficially owned since June 15, 2014 will entitle you to ten votes.

•	Each share you acquired after June 15, 2014 will entitle you to one vote, with some exceptions. These exceptions are explained in Annex A to this proxy statement.

Based on long-standing practice, we presume that shares you hold in “street” or “nominee” name, or that are held for your account by a broker, clearing agency, voting trustee, bank, trust company, or other nominee, were acquired by you after June 15, 2014 and, accordingly, entitle you to one vote for each of these shares. You may, however, rebut this “one-vote” presumption by completing and executing the affidavit appearing on the voting instruction form. The Company and the Board reserve the right to require evidence to support the affidavit.

Q:	What is the total number of votes that may be cast at the meeting?

A:	Based on the information available to us, as of June 15, 2017, at the Meeting the holders of 579,424 shares of Quaker Common Stock will be entitled to cast ten votes for each share held and the holders of 12,730,219 shares of Quaker Common Stock will be entitled to cast one vote for each share held, for a total of 18,524,459 votes. The number of shares that we have indicated are entitled to one vote includes those shares presumed by us to be entitled to only one vote, as described above. Because some of the holders of these shares may rebut this presumption, the total number of votes that may be cast at the meeting may increase.

Q:	Where can I find more information on the voting procedures for the meeting?

A:	For additional information on our voting procedures, including the procedures for determining whether a share entitles its holder either to one vote or ten votes, and how to rebut the “one-vote” presumption, please refer to Annex A.

Proposal 1

Q:	Why is shareholder approval of the Charter Amendment described in Proposal 1 being sought?

A:	The Board has concluded, particularly in light of the proposed Combination, that there is no longer a compelling reason not to align our voting structure with that of the substantial majority of public companies and thereby potentially enhance corporate governance ratings of Quaker assigned by independent monitoring groups. These monitoring groups generally have disfavored enhanced voting rights for long-term shareholders.

The Board also considered the effect that the Issuance would have on Gulf’s voting power both before and after three years. As of the Record Date, 13,309,643 shares of Common Stock were outstanding. If the equity component of the consideration in the Combination were calculated based on this amount, Quaker would issue 4,319,023 shares of Common Stock to the Sellers (24.5% of the outstanding shares). Under the current provisions of our Articles of Incorporation, this would only give Gulf 18.9% of the shareholder vote at issuance, because of the approximately 579,424 shares that, according to our records, have been held for more than three years. Because the presumption is rebuttable that shares held in street name have been held for less than three years, that percentage could go down, perhaps substantially, if street name holders rebut this presumption. This disparity between economic and voting rights is not consistent with our agreement with Gulf.

Moreover, after three years, the number of shares entitled to ten-votes per share may change substantially. Hypothetically, and by way of illustration, if Gulf retained all of the shares issued in the Combination and we issued (or repurchased) no other shares of Common Stock, under our current Articles of Incorporation, after three years Gulf would still have shares of Common Stock equal to 24.5% of the outstanding shares, but it would be entitled to 43,190,230 votes. Assuming the number of other long-term holders remains approximately the same, Gulf would then hold approximately 70.0% of the voting power of the Common Stock, which would allow it to elect all members of the Board and take other actions that are inconsistent with the parties’ intent in the Combination. Equally important, the holders of the remaining 75.5% of our outstanding Common Stock would have their aggregate voting power reduced to only 30.0% of the total voting power of the Common Stock. To avoid this result, the Company will only issue Common Stock as Consideration Shares if the Charter Amendment is adopted; otherwise, it will issue Preferred Shares that will have in the aggregate 24.5% of the voting rights applicable to the Company’s outstanding voting securities and economic, and other powers equivalent to the Common Stock.

In addition, the Board considered the following:

•	The Charter Amendment Will Fully Align Voting Power With Economic Ownership. Under our existing structure with differential voting rights, the economic interests of our shareholders may be different than their voting power. If the Charter Amendment is adopted, all holders of Quaker Common Stock will have voting power aligned to their economic ownership, and the disparity between voting power and economic ownership would be eliminated.

•	The Charter Amendment Reduces Confusion Over the Distribution of Voting Power. The Board believes that the elimination of special ten-vote voting rights will reduce confusion over the distribution of voting power among our shareholders. Currently, shareholders holding through banks or brokers are presumed to hold one-vote shares, but they may assert special ten-vote voting rights by following certain procedures. As a result, from time to time there has been confusion among Quaker shareholders regarding their voting power relative to other Quaker shareholders. In addition, because shareholders who hold shares in street name have until the date of the meeting to rebut the presumption that their shares have been held for less than three years, it is impossible to know in advance of the meeting exactly how many votes are eligible to be cast, which creates potential confusion for both the Company and shareholders.

•	The Charter Amendment Reflects the Reduced Frequency of Time-Phased Voting Systems. The Board believes that the time-phased voting rights of long-term shareholders have become significantly less prevalent among U.S. public corporations than when it was adopted in 1987. Recent studies and surveys indicate that only a small percentage of surveyed U.S. public companies maintain time-phased voting structures. Further, the significance of this feature for existing shareholders will be necessarily reduced by the issuance of shares in connection with the Combination. As a result, our Board concluded that, following the Combination, there would no longer be a compelling reason not to align with the majority of public companies and thereby potentially enhance corporate governance ratings of Quaker assigned by independent monitoring groups.

•	The Amendment Eliminates Administrative Burdens on Quaker. The complexity of Quaker’s time-phase voting structure requires Quaker to bear additional administrative costs and burdens that are currently necessary to determine the voting power attributable to the high-vote shares. Each year, Quaker personnel must administer the time-phase voting system and oversee complex calculations to determine the total number of votes held by the long-term shareholders, right up to the date of any Shareholder Meeting. In addition, Quaker’s transfer agent must implement and maintain cumbersome systems designed to monitor high-vote shares, which increase the costs of its services. Currently, Quaker no longer believes the benefits of its time-phase voting structure justify these administrative costs.

The Charter Amendment, if approved by our shareholders at the Meeting, is expected to be filed with the Secretary of State of the Commonwealth of Pennsylvania shortly after the Meeting, and to become effective whether or not the Combination is consummated.

Q:	Why does the Board recommend I vote “FOR” Proposal 1?

A:	After careful consideration, the Board unanimously recommends that the Company’s shareholders vote “FOR” Proposal 1 for the reasons discussed in the prior question.

Proposal 2

Q:	Why is shareholder approval of the Issuance described in Proposal 2 required?

A:	Under the rules of the New York Stock Exchange, shareholder approval is required before the issuance of common shares, or securities convertible into common stock, in connection with any transaction or series of related transactions, such as contemplated by the Share Purchase Agreement if: (1) the common shares (or other securities) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such shares; or (2) the number of common shares to be issued is, or will be upon issuance (or conversion of such other securities), equal to or in excess of 20% of the number of common shares outstanding before the issuance.

Under the Share Purchase Agreement, we have agreed to issue a number of Consideration Shares comprising 24.5% of our Common Stock outstanding immediately after the Closing (unless the Charter Amendment is not adopted, in which case Preferred Stock will be issued). Whether or not the Charter Amendment is approved at the Meeting, it is contemplated that the shares issued in the Combination will exceed the 20% threshold. Therefore, the Issuance requires shareholder approval.

Q:	Will the Issuance described in Proposal 2 dilute the existing shareholders’ percentage of ownership in the Company?

A:	Yes. The Issuance will dilute the Common Stock ownership percentages of our existing shareholders. When the Combination is completed, the Sellers will acquire (i) if the Charter Amendment described in Proposal 1 is approved at the Meeting, a number of shares of Common Stock comprising 24.5% of the Common Stock outstanding immediately after the Closing Date or, (ii) if the Charter Amendment described in Proposal 1 is not approved, shares of a newly-designated series of preferred stock of the Company to be approved by our Board having, as of the date of the Meeting, among other terms, economic rights equivalent to a 24.5% ownership interest of the outstanding shares of Common Stock and possessing 24.5% of the voting power of the Company’s outstanding capital stock.

Q:	How was the percentage of Quaker Common Stock to be issued in connection with the Combination determined?

A:	In determining the percentage of Quaker Common Stock to be issued in connection with the Combination, our Board considered a number of factors, including (1) Houghton’s revenue quality and growth history; (2) the prospects for Houghton’s performance after combining Houghton’s business with Quaker’s; (3) the value and contract terms of Houghton’s existing customer contracts; (4) Houghton’s prospects and potential growth opportunities; (5) the quality of Houghton’s management and employees; and (6) Houghton’s current earnings before interest, taxes, depreciation and amortization (“EBITDA”) and other measures of profitability, and ability for those measures to be accretive to Quaker’s shareholders. In considering the relative amounts of the components of the proposed consideration, cash and stock, the Company considered existing cash on hand, expected cash flow and long term leverage goals, as well as the Seller’s strong preference for a greater proportion of cash. Once the Company determined the amount of cash it expected to be available, and the amount that it expected to be able to borrow without negatively affecting its long term leverage objectives, the remaining amount necessary to produce the aggregate purchase price was calculated as stock consideration.

Q:	Why is the Company engaging in the Combination and the Issuance?

A:	For several years, the Board and the Company’s management have been focused on executing strategies to increase shareholder value through both organic growth and a disciplined mergers and acquisitions strategy. The Board and the Company’s management believe that the Combination, of which the Issuance is a part, is a compelling opportunity to meet the multiple objectives of the Company’s operating strategies and should increase shareholder value. We expect that combining the Company’s and Houghton’s product solutions and service offerings will allow the resulting company to better serve customers in the automotive, aerospace, heavy equipment, metals, mining, machinery, marine, offshore, and container industries. The business is expected to have one of the world’s most expansive metalworking platforms comprised of specialty products that include removal fluids, forming fluids, protecting fluids, heat treating fluids, industrial lubricants and greases. The expanded portfolio is expected to generate significant cross-selling opportunities and allow further expansion into growth markets that include India, Korea, Japan, and Mexico. By combining resources, we expect the combined company to increase the breadth of its innovative technology, accelerate its product development capabilities, speed its time to market, and diversify its long-term R&D pipeline.

In addition, the Company currently anticipates achieving cost synergies of approximately $45 million, most of which are expected to be realized within two years of Closing. These synergies are expected to be driven primarily by supply efficiencies as well as cost reductions. Additional value creation is expected through the cross-selling opportunities and the ability to provide an expanded array of products and solutions for customers, as discussed above. The Board also considered the historic financial performance and condition of Houghton.

Q:	Is the Combination and Issuance subject to obtaining financing?

A:	No, the Combination is not subject to obtaining financing and if Quaker is unable to obtain sufficient financing for the Combination, it would be unable to close the Combination and could be in breach of its obligations under the Share Purchase Agreement, which could expose us to significant damage claims by the Sellers. However, in connection with entering into the Share Purchase Agreement and the transactions contemplated thereby, the Company on April 4, 2017 also entered into a Senior Secured Credit Facilities Commitment Letter (together with all exhibits thereto, the “Commitment Letter”) with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc. (collectively, the “Commitment Parties”). Pursuant to the Commitment Letter and subject to the terms and conditions set forth therein, the Commitment Parties have committed to provide senior secured credit facilities of up to $1.15 billion consisting of (i) a $575 million senior secured term loan to the Company on the Closing Date, (ii) a senior secured term loan in Euros in an amount equal to $175 million to certain European subsidiaries of the Company (collectively, the “Foreign Borrowers”) on the Closing Date, and (iii) a $400 million revolving facility available to the Foreign Borrowers or the Company (collectively, the “Financing”). The proceeds of the term loans and a portion of the revolving credit loans are expected to be used at the Closing for the purpose of funding (i) the payment of $172.5 million of the consideration to be paid in cash in respect of the Combination, (ii) the repayment of an estimated amount of approximately $66 million of existing indebtedness of the Company and its subsidiaries, (iii) the repayment of an estimated amount of approximately $752 million of indebtedness of Houghton and its subsidiaries, and (iv) the payment of an estimated amount of approximately $50 million of fees and expenses incurred in connection with the foregoing. It is also expected that the remainder of the revolving facility would remain available to provide liquidity for the Company after the Closing for general corporate and working capital purposes. The commitment to provide the Financing is subject to certain terms and conditions, including the negotiation of definitive documentation and other customary closing conditions consistent with the Share Purchase Agreement and Commitment Letter. We have negotiated the terms of the credit agreement and the form of the guaranty agreement (neither of which have yet become effective and both of which need some additional information and/or schedules before they are complete) and expect to complete the negotiation of the remainder of the definitive agreements governing the Financing and finalize the documentation before the Closing.

Q:	Are there risks associated with the Combination?

A:	Yes. The material risks associated with the Combination and Issuance that are known to us are discussed in the section entitled “Risk Factors” beginning on page 20 of this proxy statement. Those risks include, among others, the possibility that the integration of Houghton with our business may not be completed successfully, cost-effectively or on a timely basis; the loss of a major customer of Houghton or of Quaker as a result of the Combination or otherwise; the departure of certain key employees of both companies; and our ability to integrate, attract and retain new employees after the Combination. There may be other risks not described in this proxy statement of which we are not currently aware or which we do not currently believe are material.

Q:	What will happen if the Issuance is not approved by Quaker’s shareholders?

A:	If our shareholders do not approve the Issuance, the Combination will not occur as contemplated by the Share Purchase Agreement. If our shareholders do not approve the Issuance, both Houghton and Quaker will have the right to terminate the Share Purchase Agreement.

Q:	Will there be any change to the board of directors of Quaker after the Combination?

A:	Yes. As a result of the Combination, Gulf will initially be entitled to representation on our Board, the size of which we expect to be increased from nine to twelve members at or before the Closing, resulting in three vacancies in the Board. Under the terms and subject to the conditions of the Shareholder Agreement, three individuals designated by Gulf, who have not yet been identified, will be appointed to the Board at the Closing to fill those vacancies, each to serve in one of our Board’s three separate director classes. Gulf will thereafter have the right to nominate: three individuals for election to the Board for so long as the aggregate percentage ownership of Gulf (and the other Shareholders as defined in the Shareholder Agreement) as of the record date for such meeting exceeds 19%; two individuals for so long as their percentage ownership exceeds 14%; and one individual for so long as their percentage ownership exceeds 10%. Upon the mutual agreement of the Company and the Sellers, Gulf may be entitled to two of nine directors, instead of three of twelve directors, in which case the parties will agree to alternative percentages.

Q:	Will anything happen to my Quaker Common Stock upon completion of the Combination?

A:	No. After the completion of the Combination, each existing Quaker shareholder will have the same number of shares of Quaker Common Stock that he or she held immediately before the Combination. However, because we will be issuing new shares of our Common Stock in connection with the Combination (if the Issuance is approved), each existing share of our Common Stock will represent a smaller ownership percentage of a larger company after the Combination.

Q:	Why does the Board recommend I vote “FOR” Proposal 2?

A:	In developing its recommendation to the shareholders to vote in favor of the Issuance, the Board considered many factors, including the positive and negative factors described in the section of this proxy statement entitled “Proposal 2 – Approval of the Issuance – Vote Required and Recommendation of The Board” and concluded that the Issuance is advisable and in the best interests of the Company. The Board believes that the Company’s financial position, capital structure and business will be strengthened as a result of the Combination and the Issuance. After careful consideration, the Board unanimously recommends that the Company’s shareholders vote “FOR” Proposal 2.

Other

Q:	Are the Company shareholders entitled to dissenter’s rights?

A:	Company shareholders are not entitled to dissenter’s rights for their shares under Pennsylvania law in connection with the Combination.

Q:	What happens if I sell my Common Stock after the Record Date but before the Meeting?

A:	If you transfer your Common Stock after the Record Date but before the date of the Meeting, you will retain your right to vote at the Meeting.

Q:	Can I access the Notice of Special Meeting of Shareholders and proxy statement on the Internet?

A:	The notice of special meeting of shareholders, proxy statement and proxy card are available on the Internet at www.proxyvote.com.

Q:	How do I vote?

A:	Shareholders of record can vote in person at the Meeting or by proxy. There are three ways to vote by proxy:

•	by telephone – you can vote by telephone by calling the toll-free number listed on the proxy card;

•	by Internet – you can vote over the Internet at www.proxyvote.com and follow the instructions provided; or

•	By mail – you can vote by mail by marking, signing, dating and mailing the proxy card in the envelope provided.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, 7 days a week and will close at 11:59 p.m. Eastern Time, on [●], 2017.

If you properly complete, sign and return a proxy card, your shares will be voted as you specify. However, if you sign and return a proxy card but do not specify a vote with respect to the proposal, your shares will be voted as the Board recommends with respect to the proposal and in the proxy’s discretion with respect to any other matter that may be properly considered at the Meeting.

If you are a beneficial owner (that is, your shares are held in “street name” by a bank, broker or other nominee or intermediary, which we collectively refer to as “brokers”), you will receive voting instructions from the holder of record. You must follow the instruction of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Meeting in order to vote.

Q:	Can I change my vote after I submit my proxy?

You may revoke your proxy and change your vote:

•	by submitting a duly executed proxy bearing a later date; or

•	if you are a registered shareholder, by giving written or electronic notice of such revocation to the Corporate Secretary of the Company before or at the Meeting, and electing to vote while attending the Meeting.

Your most recent proxy card or telephone or Internet proxy is the one that is counted, unless revoked. Your attendance at the Meeting itself will not revoke your proxy unless you give written or electronic notice of revocation to the Corporate Secretary before your proxy is voted.

If you hold your shares in “street name” (that is, through a broker or other nominee), you may revoke a previous vote only by following the procedures established by the broker or other nominee.

You may provide written notice to our Secretary at Quaker Chemical Corporation, Attention: Corporate Secretary, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, or give electronic notice to Mr. Robert T. Traub, Vice President, General Counsel and Corporate Secretary, at traubr@quakerchem.com.

Q:	Who will count the votes?

A:	The Judge of Election appointed at the Meeting, who will be a representative of Broadridge Financial Solutions, Inc., will serve as the inspector of election and tabulate and certify the votes.

Q:	What is a “quorum”?

A:	A “quorum” is a majority of the votes entitled to be cast on a particular matter, which may be present in person at the Meeting or represented by proxy. The presence of a majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business at the Meeting. Your shares will be counted for purposes of determining a quorum if you attend the Meeting and vote in person or if you vote by telephone, by Internet or by submitting a properly executed proxy card by mail. Abstentions and broker non-votes will be counted for determining whether a quorum is present for the Meeting.

Q:	What vote is required for approval of each proposal?

A:	Each of the three proposals requires the same vote to be approved. You may vote in favor of the proposal, against the proposal or abstain from voting on the proposal. Approval of the proposal requires the affirmative vote of the holders of a majority of the votes cast on the proposal (provided that a quorum is present at the Meeting). Abstentions, failures to vote and broker non-votes, if any, are not considered votes cast and will therefore have no effect on the outcome of the vote on this proposal.

Q:	Will any other business be conducted at the Meeting?

A:	According to our bylaws, the only business that may be considered at a special meeting is that which is contained in the notice of such meeting. Therefore, only Proposals 1 and 2, and, if necessary, Proposal 3, will be considered at the Meeting and no other business will be presented for consideration. Quaker shareholders are urged to complete, sign, date and return the accompanying proxy card in the enclosed envelope.

We will publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, a “shareholder of record.” In this case, this proxy statement, the notice of special meeting and the proxy card have been sent directly to you by us.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” As a result, this proxy statement, the notice of special meeting and the proxy card have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

Q:	If my shares of Common Stock are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	Other than with respect to certain routine matters, brokers holding shares of our Common Stock for beneficial owners must vote those shares according to the specific instructions they receive from the beneficial owners, unless the brokers have been given discretionary voting power by the beneficial owners. In certain circumstances, brokers holding shares for a beneficial owner may not have discretionary voting power and may not have received voting instructions from the beneficial owner of the shares for a particular proposal. In such cases, a broker may not vote on any proposal for which the broker does not have voting power or instructions, which is known as a “broker non-vote.” Broker non-votes will be counted for purposes of determining whether a quorum is present at the Meeting, but are not counted as votes cast.

The proposal for the approval of the Charter Amendment, the proposal for the approval of the Issuance and the proposal for the approval of the Adjournment are not “routine” matters. Accordingly, if you do not provide voting instructions to your broker with respect to these proposals, your broker may not exercise discretion and is prohibited from giving a proxy to vote your shares with respect to such proposals. Broker non-votes will have no effect on the proposal for the approval of the Issuance, the proposal for the approval of the Charter Amendment and the proposal for the approval of the Adjournment.

You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you give instructions on how to vote to your broker, you may later revoke the instructions by taking the steps described in the information that you receive from your broker.

Q:	Where can I obtain access to these proxy materials?

A:	A copy of this proxy statement, proxy card and Notice will be mailed to each shareholder of the Company entitled to vote at the Meeting. The Notice contains instructions on how to access this proxy statement and our other proxy materials online and how to vote your shares.

Q:	Who can help answer my questions, and where can I get additional information about matters described in this proxy statement and additional information about the Company?

A:	If you have questions about the matters described in this proxy statement, or how to submit your proxy, or if you need additional copies of the Proxy Statement or the enclosed proxy card or voting instructions, you should contact Victoria Gehris, Assistant Corporate Secretary, at Quaker Chemical Corporation, Shareholder Services, One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19328 or by calling toll-free at 1-800-523-7010, ext. 4246. If you would like additional information about the Company, please refer to our annual, quarterly and current reports, proxy statements and other information on file with the SEC and available at www.sec.gov.

IMPORTANT NOTE

No person is authorized to make any representation with respect to the matters described in this proxy statement other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such representation must not be relied upon as having been authorized by us or any other person or entity. This proxy statement, and the information incorporated herein, provides you with detailed information about the proposals to be considered and voted upon at the Meeting. The information in this proxy statement is current as of the date of this proxy statement. Shareholders are urged to carefully review this proxy statement, which discusses each of the proposals to be voted upon at the Meeting, and the information incorporated herein.

This proxy statement does not constitute the solicitation of a proxy from any person in any jurisdiction where it is unlawful to make such proxy solicitation. The delivery of this proxy statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this proxy statement.

FORWARD-LOOKING STATEMENTS

Certain information included in this proxy statement and other materials filed or to be filed by us with the SEC (as well as information included in oral statements or other written statements made or to be made by us) contain or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, including but not limited to:

•	statements relating to the Charter Amendment and the Combination, and the potential benefits of the Combination;

•	our current and future results and plans; and

•	statements that include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or similar expressions.

These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company’s and Houghton’s products and services is largely derived from the demand for their customers’ products, which subjects the Company and Houghton to uncertainties related to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence.

Other factors, including those related to the Combination and the Issuance, could also adversely affect us including, but not limited to:

•	the risk that the Company’s shareholders may not approve the Issuance;

•	the potential for regulatory authorities to require divestitures in connection with the Combination, which would result in a smaller than anticipated combined business or, if divestitures in excess of a certain level are required, could cause the Share Purchase Agreement to be terminated;

•	the risk that a required regulatory approval will not be obtained, is significantly delayed, or is subject to conditions that are not anticipated or acceptable to us;

•	the risk that a closing condition to the Combination may not be satisfied in a timely manner;

•	risks associated with our ability to finance the Combination on acceptable terms, or at all;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Share Purchase Agreement;

•	potential adverse effects on the Company’s or Houghton’s business, properties or operations caused by the implementation of the Combination;

•	the Company’s ability to promptly, efficiently and effectively integrate Houghton’s operations with those of the Company;

•	risks related to disruption of management time from ongoing business operations due to the Combination; and

•	the outcome of any legal proceedings that may be instituted against the companies following announcement of the Share Purchase Agreement and transactions contemplated therein.

Such statements include information relating to current and future business activities, operational matters, capital spending, and financing sources. From time to time, forward-looking statements are also included in Quaker’s periodic reports on Forms 10-K, 10-Q and 8-K, press releases, and other materials released to, or statements made to, the public.

Although we believe that these forward-looking statements are based on reasonable assumptions, they are subject to uncertainties and factors related to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results, the ability to generate sales, income or cash flow, to realize cost savings or other benefits associated with the Combination involve risks, uncertainties and assumptions. Any or all of the forward-looking statements in this proxy statement, the documents incorporated by reference herein and other materials filed or to be filed by Quaker with the SEC (as well as information included in oral statements or other written statements made or to be made by us) may turn out to be wrong. This can occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. Consequently, actual results may differ materially from those that might be anticipated from our forward-looking statements.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in Quaker’s subsequent reports on Forms 10-K, 10-Q, 8-K and other related filings should be consulted. Our forward-looking statements are subject to risks, uncertainties and assumptions about us and our operations that are subject to change based on various important factors, some of which are beyond our control. A major risk is that the demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence, each of which is discussed in greater detail in Item 1A of our Annual Report on Form 10-K. Furthermore, the Company is subject to the same business cycles as those experienced by steel, automobile, aircraft, appliance, and durable goods manufacturers. These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results. Other factors beyond those discussed in this Report could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement, including the matters addressed in the section titled “Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote on the proposals presented in this proxy statement. In addition, you should read and carefully consider the risks associated with our business. These risks can be found in our Annual Report on Form 10-K for the year ended December 31, 2016, which is filed with the SEC and incorporated by reference into this proxy statement. For further information regarding the documents incorporated into this proxy statement by reference, please see the sections titled “Where You Can Find More Information” and “Incorporation by Reference.” Realization of any of the risks described below, any of the events described under “Forward-Looking Statements” or any of the risks or events described in the documents incorporated by reference could have a material adverse effect on our business, financial condition, cash flows and results of operations, or that of Houghton, and could result in a decline in the trading price of our Common Stock.

The Issuance will have a dilutive effect on the Company’s Common Stock, which may adversely affect the market price of the Company’s Common Stock.

When the Combination is completed, if the Charter Amendment described in Proposal 1 is approved at the Meeting, there will be approximately 4,319,023 additional shares of Common Stock outstanding (assuming no stock issuances or repurchases between the Record Date and the Closing), comprising 24.5% of the Common Stock outstanding immediately after the Closing Date, which based on the closing stock price of shares of our Common Stock on the New York Stock Exchange on the Record Date, had a value of approximately $626,344,715. There can be no assurance as to what the value of the Consideration Shares will be at the Closing. If the proposed Charter Amendment, as described in this proxy statement, is not approved by the Company’s shareholders at the Meeting, the Company will instead issue, as the Consideration Shares, Preferred Stock having in the aggregate 24.5% of the voting rights applicable to the Company’s outstanding voting securities and economic, and other rights equivalent to the Common Stock. The issuance of the Consideration Shares will have a dilutive effect on the holdings of existing shareholders.

The Combination will result in integration and consolidation risks, and we may be unable to profitably operate our consolidated company.

We are entering into the Combination as part of our strategy to expand our businesses into new markets and geographies and to achieve certain cost synergies. In order to realize the intended benefits of the Combination, we will need to successfully integrate the operations of Houghton with our current operations. Our ability to successfully achieve this is subject to integration and consolidation risks, including:

•	diversion of management time and focus from operating our business to address challenges that may arise in integrating Houghton;

•	transition of operations and customers of Houghton to the combined business;

•	failure to realize anticipated operational or financial synergies;

•	implementation or remediation of controls, procedures, and policies at Houghton;

•	the need to integrate operations across different cultures and languages and to address the particular economic, currency, political, and regulatory risks associated with specific countries;

•	possible liabilities for activities of Houghton before the acquisition, such as possible violations of laws, commercial disputes, tax liabilities, and other known and unknown liabilities that may not be sufficiently protected against in the Share Purchase Agreement; and

•	integration of Houghton’s accounting, human resource and other administrative systems, and coordination of trading and sales and marketing functions.

Our failure to address these risks or other problems encountered in connection with the Combination could cause us to fail to realize the anticipated benefits of the Combination or incur unanticipated liabilities, any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, because Houghton is a private company, certain procedures, including with respect to accounting and internal controls, may need to be updated or revised to meet the requirements to which the Company is subject as a public company, both under applicable securities laws and the rules of the New York Stock Exchange.

The market price of the Common Stock may decline as a result of the Issuance.

We are unable to predict the potential effects of the Combination or the Issuance on the trading activity and market price of our Common Stock. We intend to register the Consideration Shares issued to the individual Sellers (not including Gulf) within 30 days of the Closing, and the Shares being issued to Gulf may be registered for sale as soon as six months after the Closing. These registrations would facilitate the resale of such securities into the public market, and any such resale would increase the number of shares of our Common Stock available for public trading. Sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our Common Stock.

We may fail to complete the Combination if certain required conditions, many of which are outside of our control, are not satisfied.

Completion of the Combination is subject to various customary closing conditions, including Quaker shareholder approval of the share issuance proposal, the absence of legal orders prohibiting the consummation of the Combination, the absence of conditions or circumstances constituting a material adverse effect with respect to Houghton or Quaker, the accuracy of the representations and warranties of the parties, and the parties’ performance and compliance in all material respects with the agreements and covenants contained in the Share Purchase Agreement. In addition, the Company, or Gulf in certain circumstances, may choose not to go forward with the Combination if triggering divestitures representing more than $80 million of pro forma combined 2016 net sales are required in connection with obtaining regulatory approval. There can be no assurance that such divestitures will not be required, in which event the Combination may not close.

Despite our efforts, we may not be able to satisfy or timely obtain the various closing conditions, and such failure or delay in completing the Combination may cause uncertainty or other negative consequences that may materially and adversely affect our performance, financial condition, results of operations, share price and the perceived value of the Combination.

If the Combination is not completed, the price of the Company’s Common Stock could decline and our future business and operations could be harmed.

The completion of the Combination is subject to conditions, many of which are beyond the control of the parties. If the Combination is not completed for any reason, the Company may be subject to a number of material risks, including the following:

•	The Company will be required to reimburse Houghton and the Sellers for their documented out-of-pocket Combination-related expenses, up to $10 million, if the Sellers terminate the Share Purchase Agreement due to the Company’s failure to obtain our shareholders’ approval of the Issuance;

•	The price of our Common Stock may decline;

•	The Company may be subject to litigation related to the failure to complete the Combination which could require substantial time and resources to resolve;

•	Costs related to the Combination, such as financial advisory, legal, accounting, proxy solicitation and printing fees, must be paid even if the Combination is not completed;

•	Matters relating to the Combination (including the negotiation of terms and integration planning) required a substantial commitment of time and resources by the Company management, which could otherwise have been devoted to other opportunities that may have been beneficial to the Company; and

•	The Company would not be able to realize the expected benefits of the Combination.

Failure to retain key employees could diminish the benefits of the Combination and concurrent financing transactions.

The successful combination with Houghton will depend in part on the retention of key personnel at Houghton as well as Quaker, including senior management. There can be no assurances that the Company will be able to retain needed key personnel. In addition, no assurance can be given that after the Combination, Quaker will be able to attract or retain key management personnel and other key employees to the same extent that Quaker and Houghton have been previously able to attract or retain their own employees.

The percentage of outstanding shares of Quaker Common Stock to be issued in connection with the Combination is not adjustable based on the market price of Quaker’s Common Stock and, as a result, the Combination consideration at Closing may have a greater or lesser implied value than at the time the Share Purchase Agreement was signed.

The parties to the Share Purchase Agreement determined the percentage of outstanding shares of Quaker Common Stock to be issued to Sellers in connection with the Combination. This percentage is not adjustable based on changes in the market price of Quaker’s Common Stock. Changes to the market price of Quaker Common Stock will not affect the number of shares that Sellers will be entitled to receive pursuant to the Share Purchase Agreement. Therefore, if the market price of Quaker Common Stock declines from the market price as of the date the Share Purchase Agreement was signed and before the Combination is consummated, Sellers would receive consideration with less implied value. Conversely, if the market price of Quaker Common Stock increases from the market price as of the date the Share Purchase Agreement was signed and before the Combination is consummated, Sellers would receive consideration with more implied value. Since the percentage of outstanding shares of Quaker Common Stock to be issued in the Combination is not adjusted based on changes in Quaker Common Stock price, rises or declines in the market value of Quaker’s Common Stock will result in a corresponding rise or decline in the value of the equity consideration issued to the Sellers.

The Company will incur significant transaction costs in connection with the Combination.

The Company has incurred, and expects to continue to incur, a number of one-time costs associated with the Combination. These one-time transaction costs include or will include, but are not limited to, fees paid to financial advisors, legal, financial, tax and accounting advisors, filing fees and printing and integration costs. The Company may also incur additional unanticipated costs. These fees and costs have been, and will continue to be, substantial. Although the Company expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the Combination, should allow the Company to offset incremental transaction and transaction-related costs over time, this net benefit may not be achieved in the near term, or at all.

The Company may not be able to secure financing for the Combination on acceptable terms.

Although the Company has entered into the Commitment Letter to finance the cash component of the purchase price, as well as the current outstanding debt of both the Company and Houghton, the commitment to provide the Financing is subject to certain terms and conditions, including the negotiation of definitive documentation and other customary closing conditions consistent with the Share Purchase Agreement and Commitment Letter. We may not be able to negotiate such definitive documents on terms favorable to us, or at all. If we are unable to obtain sufficient financing for the Combination and are unable to close the Combination, we could be in breach of our obligations under the Share Purchase Agreement, which could expose us to significant damage claims by the Sellers.

If the Charter Amendment is adopted, the Company will be more susceptible to the influence of short-term holders.

If the Charter Amendment is adopted, the Company will be more susceptible to the influence of short-term holders, which may not coincide with the long-term goals of the Company or long-term holders. This could leave the Company more vulnerable to a potential take-over attempt, or other strategic actions designed to maximize share value in the short term at the expense of long-term interests.

The issuance of the Consideration Shares to Gulf in the Combination will provide it with an almost 24.5% ownership interest in the Company, and Gulf will also have the contractual ability to nominate certain directors of the Company as described in more detail elsewhere in this proxy statement, which may enable Gulf to influence the direction of our business, or could prevent our other shareholders from determining significant corporate decisions without Gulf participation.

As a result of the Issuance, Gulf will become our largest shareholder and will have substantial influence over matters submitted to a vote of our shareholders, including the election of directors, amendment of our organizational documents, acquisitions or other business combinations involving the Company, and potentially the ability to prevent extraordinary transactions such as a takeover attempt or business combination. The concentration of ownership of our shares held by Gulf may make some future actions more difficult without its support. Gulf will, however, be bound by the Shareholders Agreement included as Annex E to this proxy statement, which among other provisions requires that for so long as any of Gulf’s designees are on the Quaker Board, and for six months thereafter, Gulf would vote all Quaker shares consistent with the recommendations of the Quaker Board for each director nominee as reflected in each proxy statement of the Company, including in support of any Quaker directors nominated for election or re-election to the Quaker Board (except as would conflict with Gulf’s rights to designees on the Board) and Gulf would not, without obtaining the prior written consent of the Quaker Board, vote with, tender into or publicly support any hostile takeover activity or tender offer targeting Quaker and not supported by a majority of the Quaker Board or Quaker’s independent directors. In addition, for two years following the Closing, Gulf is restricted from acquiring additional shares of Quaker Common Stock, subject to certain exceptions. Notwithstanding this, the interests of Gulf may conflict with our interests or the interests of our other shareholders, though we are not aware of any such existing conflicts of interest at this time.

THE QUAKER SPECIAL MEETING

Date, Time and Place of Quaker Special Meeting

The Quaker Special Meeting of Shareholders (the “Meeting”) to be held at our headquarters, located at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, at 8:30 A.M., local time, on [●], 2017.

Record Date; Outstanding Shares; Voting Rights

Holders of record of shares of our common stock, $1.00 par value per share (the “Common Stock”), as of the close of business on June 15, 2017 (the “Record Date”), are entitled to receive notice of and vote at the Meeting and any adjournment or postponement thereof. As of the Record Date, there were 13,309,643 shares of Common Stock issued and outstanding. Every holder of Common Stock is entitled either to one vote or ten votes for each share held of record on the Record Date, based on how long such shares have been owned by the holder.

Purpose of the Quaker Special Meeting

The Special meeting is being called in connection with the proposed purchase (the “Combination”) of all of the outstanding share capital (the “Shares”) of Global Houghton Ltd., an exempted company incorporated under the laws of the Cayman Islands (“Houghton”), from Gulf Houghton Lubricants, Ltd., an exempted company incorporated under the laws of the Cayman Islands (“Gulf”), and certain current and former members of the management of Houghton (collectively with Gulf, the “Sellers”) pursuant to a Share Purchase Agreement (the “Share Purchase Agreement”), dated as of April 4, 2017, by and among the Company, the Sellers, Houghton and Gulf as representative for the Sellers (in this capacity, the “Sellers’ Representative”) and as described in this proxy statement.

At the Meeting, shareholders will be asked to consider and vote on proposals to:

(1) Approve an amendment (the “Charter Amendment”) of our Articles of Incorporation, as amended (our “Articles of Incorporation”), to be effective as of the Closing and that provides that every holder of Common Stock will be entitled to one vote for each common share standing in its name on the books of the Company;

(2) Approve the issuance (the “Issuance”) of a number of shares (the “Consideration Shares”) of equity securities that will have 24.5% of the voting rights applicable to the Company’s outstanding voting securities immediately after the closing (the “Closing”) of the Combination (as defined in the proxy statement), and economic and other rights equivalent to the Company’s Common Stock as described in the proxy statement; and

(3) Approve the adjournment of the Meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals at the time of the Meeting (the “Adjournment Proposal”).

The Board does not know of any matters other than proposals (1), (2) and (3) listed above to be brought before the Meeting, and does not believe that any other matters are permitted to be raised at the Meeting. If, however, any other matters do properly come before the Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters. Any shareholder who has submitted a proxy may revoke it at any time before it is voted, by (i) written notice addressed to and received by our Secretary, (ii) by submitting a duly executed proxy bearing a later date, (iii) granting a subsequent proxy through the Internet or telephone, or (iv) by electing to revoke your prior proxy and vote at the Meeting. Attendance at the Meeting, by itself, will not constitute revocation of a proxy. Your most recent proxy card or telephone or Internet proxy is the one that is counted, unless revoked.

How the Proxies will be Voted

If proxies are properly submitted via the Internet, by telephone or by signing, dating and returning the proxy card by mail in the envelope provided, the shares of Common Stock represented thereby will be voted in the manner specified therein. If not otherwise specified, and the proxy card is signed, the shares of Common Stock represented by the proxies will be voted “FOR” the Charter Amendment, “FOR” the Issuance, and “For” the Adjournment Proposal.

Auditors

We anticipate that representatives of PricewaterhouseCoopers LLP, our independent registered public accounting firm, will be present at the Meeting and, if present, we will give them the opportunity to make a statement if they desire to do so. We also anticipate that the representatives will be available to respond to appropriate questions from shareholders.

QUORUM AND VOTES REQUIRED FOR APPROVAL

A quorum is necessary for us to conduct the business of the Meeting. This means that holders entitled to cast at least a majority of the votes that all holders are entitled to cast on a particular matter to be acted upon must be present at the Meeting, in person or by proxy. Your shares are counted as present at the Meeting if you attend the Meeting and vote in person or if you properly complete and return a proxy card.

The following table summarizes the vote required for approval of each proposal and the effect on the outcome of the vote of abstentions, uninstructed shares held by brokers (which result in broker non-votes when a beneficial owner of shares held in street name does not provide voting instructions and, as a result, under the NYSE rules, the institution that holds the shares may not vote those shares on certain proposals) and signed but unmarked proxy cards.

Our voting structure has historically been generally designed to favor the interests of the long-term holders. To that end, you will be entitled to cast either one vote or ten votes for each share of Common Stock you held on June 15, 2017, the Record Date for the meeting, depending upon how long you had held the shares as of the Record Date. As more specifically provided in Article 5 of Quaker’s Articles of Incorporation:

Each share that, as of the Record Date, you had beneficially owned since June 15, 2014, will entitle you to ten votes.

Each share you acquired after June 15, 2014 will entitle you to one vote, with some exceptions. These exceptions are explained in Annex A to this proxy statement.

Based on long-standing practice, we presume that shares you hold in “street” or “nominee” name, or that are held for your account by a broker, clearing agency, voting trustee, bank, trust company, or other nominee, were acquired by you after June 15, 2014 and, accordingly, entitle you to one vote for each of these shares. You may, however, rebut this “one-vote” presumption by completing and executing the affidavit appearing on the voting instruction form. The Company and the Board of Directors reserve the right to require evidence to support the affidavit.

For additional information on our voting procedures, including the procedures for determining whether a share entitles its holder either to one vote or ten votes, and how to rebut the “one-vote” presumption, please refer to Annex A.

Proposal		Votes Required for Approval	Effect of Abstentions (1)	Uninstructed Shares/ Effect of Broker Non- votes (1)	Signed but Unmarked Proxy Cards (2)
Proposal 1	Approval of the Charter Amendment	Majority of votes cast (3)	No effect (4)	Not voted/No effect (4)	Voted “For”
Proposal 2	Issuance	Majority of votes cast (3)	No effect (4)	Not voted/No effect (4)	Voted “For”
Proposal 3	Approval of the Adjournment Proposal	Majority of votes cast (3)	No effect (4)	Not voted/No effect (4)	Voted “For”

(1)	Abstentions and broker non-votes are included in determining whether a quorum is present.
(2)	If you complete your proxy card properly, but do not provide instructions on your proxy card as to how to vote your shares, your shares will be voted as shown in this column and in accordance with the judgment of the individuals named as proxies on the proxy card as to any other matter properly brought before the Meeting.
(3)	This standard for approval requires that the number of votes cast “for” the proposal exceed the number of votes cast “against” the proposal.
(4)	Under Section 1103 of the Pennsylvania Business Corporation Law of 1988, as amended (“Section 1103”), abstentions and broker non-votes are not counted as “votes cast.”

Shares not present at the Meeting, shares voting “abstain” and broker non-votes will have no effect on the voting with respect to the Charter Amendment, the approval of the Issuance or the Adjournment Proposal, because they are not considered “votes cast” under Pennsylvania law.

Adjournment or Postponement

If there is no quorum, the chairman of the Meeting may adjourn the Meeting to another place, date, or time. Even if a quorum is present, the Meeting could be adjourned in order to permit further solicitation of proxies in favor of the Charter Amendment and Issuance proposals if sufficient votes are cast in favor of the Adjournment Proposal. If the adjournment is for more than 30 days or if after the adjournment a new record date is set for the adjourned meeting, a notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the Meeting.

Voting Procedures

There are several methods a shareholder can use to cast his or her vote.

If the shareholder is a shareholder of record, he or she can vote: (1) in person, by attending the Meeting; (2) via the Internet, by visiting www.proxyvote.com and following the instructions provided; (3) by telephone, using the toll-free number listed on the proxy card; or (4) by mail, by marking, signing and dating the proxy card and returning it in the postage-paid envelope provided.

If the shareholder holds shares in street name, he or she can vote: (1) in person, by first obtaining a voting instruction form issued in his or her name from his or her broker and bringing that voting instruction form to the Meeting, together with a copy of a brokerage statement reflecting stock ownership as of the Record Date, the stock acquisition date and valid identification; (2) via the Internet, by visiting www.proxyvote.com and following the instructions provided; (3) by telephone, only if he or she agrees with the voting rights provided on his or her voting instruction form, by using the toll-free number found on the voting instruction form; or (4) by mail, by marking, signing and dating the voting instruction form and returning it in the postage-paid envelope provided by his or her broker.

Cost of Soliciting Proxies

We will pay the expenses of soliciting proxies in the form included with this proxy statement, including the cost of preparing, assembling and mailing material in connection with the solicitation. Quaker has retained Alliance Advisors to aid in the solicitation of proxies. It is estimated that the cost of their services will be approximately $10,000 plus expenses. In addition to the use of the mail, our directors, executive officers and employees of Quaker (without additional compensation) and employees of Alliance Advisors may solicit proxies by telephone, facsimile, electronic mail and personal contact. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to any beneficial holder of Quaker Common Stock.

Information about These Proxy Materials

Why you received these proxy materials. You have received these proxy materials because our Board is soliciting your proxy to vote your shares at the Meeting. This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (the “SEC”) and that is designed to assist you in deciding how to vote your shares. If you own our Common Stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one notice relating to these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all of your accounts registered in the same name and address by contacting our transfer agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Phone: 1-800-937-5449

Householding. The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivery of a single proxy statement and annual report to those shareholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce expenses for companies. Quaker has instituted householding for its registered shareholders; some intermediaries may also be householding Quaker’s proxy materials and annual report. Once you have received notice from the Company, your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you or another shareholder who shares your address provides contrary instructions.

If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, you should contact Victoria K. Gehris, Assistant Secretary, toll free at 1-800-523-7010, ext. 4246, or inform her in writing at Quaker Chemical Corporation, Shareholder Services, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428. If you hold shares through an intermediary and no longer wish to participate in householding, you should contact your bank, broker or other nominee record holder.

Shareholders who share an address and are receiving multiple copies of annual reports or proxy statements but would like to receive a single copy can contact Victoria K. Gehris at the toll-free number noted above.

We undertake to deliver promptly to any shareholder at a shared address, upon written or oral request, a copy of Quaker’s proxy statement and annual report. You may request these documents by calling the toll-free number or writing to the address noted above.

PROPOSALS

PROPOSAL 1 – APPROVAL OF CHARTER AMENDMENT TO ELIMINATE TEN-VOTE VOTING RIGHTS OF LONG-TERM QUAKER SHAREHOLDERS

The Quaker Articles of Incorporation currently include a time-phased voting system that grants special ten-vote voting rights to shareholders who have beneficially owned their Quaker Common Stock continuously either (i) since May 7, 1987 or (ii) for a period of at least 36 consecutive calendar months (dating from the first day of the first full calendar month on or after the date the holder acquires beneficial ownership of such shares) before the record date for a shareholder vote. For the reasons discussed below, our Board of Directors unanimously recommends eliminating the special ten-vote voting rights of these long-term shareholders.

Background

Quaker’s shareholders approved the time-phased voting system set forth in Quaker’s Articles of Incorporation in 1987. The time-phase voting system was designed to assist the Board of Directors and management in implementing long-term growth strategies by ensuring that investors sharing Quaker’s commitment to long-term performance, as evidenced by their continuing stock ownership, would exert greater influence over Quaker’s affairs. This strategy was designed to protect shareholders from the adverse effect of speculative investors with short-term goals that potentially could impair management’s ability to focus on long-term business goals and strategies. In addition, Quaker believed the time-phase voting system, in combination with other defensive measures, would discourage any unsolicited effort to obtain voting control without first providing the Board of Directors an opportunity to evaluate whether such change in control would be in the best interests of all shareholders.

In connection with the Combination, Quaker has proposed to amend its Articles of Incorporation to eliminate these enhanced voting rights. On April 4, 2017, the Board of Directors voted unanimously to recommend that the Quaker shareholders adopt the Charter Amendment described further below, which is referred to as the Charter Amendment. The approval of the Charter Amendment is not a condition to the Closing. The Charter Amendment, if approved by our shareholders at the Meeting, is expected to be filed with the Secretary of State of the Commonwealth of Pennsylvania shortly after the Meeting, and to become effective whether or not the Combination is consummated.

The description of the Charter Amendment below is qualified in its entirety by reference to Annex C, which sets forth the full text of the proposed amendment.

Current Voting Provisions

Article 5, subparagraph (b) of our Articles of Incorporation currently entitles persons who have beneficially owned shares of Quaker Common Stock continuously (i) since May 7, 1987 or (ii) for a period of at least 36 consecutive calendar months before the record date for a shareholder vote, to ten votes per share. All other shares of Quaker Common Stock entitle the holders to one vote per share.

Our Articles of Incorporation specify certain transfers and events that are deemed to not interrupt continuous beneficial ownership of a share of Quaker Common Stock. Under the Articles of Incorporation, Quaker is responsible for making all determinations concerning changes in beneficial ownership of its shares, or the absence of any such change. Quaker maintains written procedures designed to facilitate these determinations.

Currently under the Articles of Incorporation, each share of Quaker Common Stock, whether the holder thereof is entitled to ten votes or one, is identical to all other shares of Quaker Common Stock in all other respects.

Description of the Proposed Charter Amendment

If the Charter Amendment is adopted by Quaker’s shareholders at the Meeting, it will become effective reasonably promptly after the Meeting, upon filing articles of amendment with the Secretary of State of the

Commonwealth of Pennsylvania. At such time as articles of amendment are filed, each share of Quaker Common Stock will automatically, without any action by the holders of these shares, become entitled to one vote per share, regardless of how long the shares have been held. Existing certificates for shares of Quaker Common Stock will continue after such time to represent shares of Quaker Common Stock having all of the same terms except as amended by the Charter Amendment.

As a result of the Charter Amendment, each holder of Quaker Common Stock would be entitled to one vote for each share of Quaker Common Stock held by such holder (regardless of the length of time such shares has been held) with respect to matters properly submitted to the shareholders for their vote, consent, waiver, release or other action. At the effective time of the Charter Amendment, shares of Quaker Common Stock will be identical in all respects and will continue to constitute a single class of stock. Holders of Quaker Common Stock currently are not, and following the Charter Amendment will not be, entitled to vote cumulatively for directors of Quaker.

Reasons for the Proposed Charter Amendment

Quaker agreed in the Share Purchase Agreement to submit the Charter Amendment to its shareholders. In considering this action, our Board of Directors focused principally on changes in the significance of and the need for the time-phased voting system since its adoption in 1987.

The Board believes that there is no longer a compelling reason not to align our voting structure with that of the majority of public companies and thereby potentially enhance corporate governance ratings of Quaker assigned by independent monitoring groups. These monitoring groups generally have disfavored enhanced voting rights for long term shareholders.

The Board also considered the effect that the Issuance would have on Gulf’s voting power both before and after three years. As of the Record Date, 13,309,643 shares of Common Stock were outstanding. If the equity component of the consideration in the Combination were calculated based on this amount, Quaker would issue 4,319,023 shares of Common Stock to the Sellers (24.5% of the outstanding shares). Under the current provisions of our Articles of Incorporation, this would only give Gulf 18.9% of the shareholder vote at issuance, because of the approximately 579,484 shares that, according to our records, have been held for more than three years. Because the presumption is rebuttable that shares held in street name have been held for less than three years, that percentage could go down, perhaps substantially, if street name holders rebut this presumption. This disparity between economic and voting rights is not consistent with our agreement with Gulf.

Moreover, at the end of three years after the Closing, the number of shares entitled to ten-votes per share may change substantially. Hypothetically, and solely by way of illustration, if Gulf retained all of the shares issued in the Combination and we issued (or repurchased) no other shares of Common Stock, under our current Articles of Incorporation, after three years Gulf would still have shares of Common Stock equal to 24.5% of the outstanding shares, but it would be entitled to 43,190,230 votes. Assuming the number of other long-term holders remains approximately the same, Gulf would then hold approximately 70.0% of the voting power of the Common Stock, which would allow it to elect all members of the Board and take other actions that are inconsistent with the parties’ intent in the Combination. Equally important, the holders of the remaining 75.5% of our outstanding Common Stock would have their aggregate voting power reduced to only 30.0% of the total voting power of the Common Stock. To avoid this result, the Company will only issue Common Stock as Consideration Shares if the Charter Amendment is adopted; otherwise, it will issue Preferred Shares that will have in the aggregate 24.5% of the voting rights applicable to the Company’s outstanding voting securities and economic, and other powers equivalent to the Common Stock.

In connection with voting to recommend the adoption of the Charter Amendment, the Board also considered the following factors:

•	The Charter Amendment Will Fully Align Voting Power With Economic Ownership. Under our existing structure with differential voting rights, the economic interests of our shareholders may be different than their voting power. If the Charter Amendment is adopted, all holders of Quaker Common Stock will have voting power aligned to their economic ownership, and the disparity between voting power and economic ownership would be eliminated.

•	The Charter Amendment Reduces Confusion Over the Distribution of Voting Power. The Board believes that the elimination of special ten-vote voting rights will reduce confusion over the distribution of voting power among our shareholders. Currently, shareholders holding through banks or brokers are presumed to hold one-vote shares, but they may assert special ten-vote voting rights by following certain procedures. As a result, from time to time there has been confusion among Quaker shareholders regarding their voting power relative to other Quaker shareholders. In addition, because shareholders who hold shares in street name have until the date of the meeting to rebut the presumption that their shares have been held for less than three years, it is impossible to know in advance of the meeting exactly how many votes are eligible to be cast, creating confusion for both the Company and shareholders alike.

•	The Charter Amendment Reflects the Reduced Frequency of Time-Phase Voting Systems. The Board believes that the time-phased voting rights of long-term shareholders have become significantly less prevalent among U.S. public corporations than when this provision was adopted in 1987. Recent studies and surveys indicate that only a small percentage of surveyed U.S. public companies maintain time-phase voting structures. Further, the significance of this feature for existing shareholders will be necessarily reduced by the issuance of shares in connection with the Combination. As a result, our Board concluded that, following the Combination, there would no longer be a compelling reason not to align with the majority of public companies and thereby potentially enhance corporate governance ratings of Quaker assigned by independent monitoring groups.

•	The Amendment Eliminates Administrative Burdens on Quaker. The complexity of Quaker’s time-phase voting structure requires Quaker to bear additional administrative costs and burdens that are currently necessary to determine precisely the voting power attributable to the high-vote shares. Each year, Quaker personnel must administer the time-phase voting system and oversee complex calculations to determine the total number of votes held by the long-term shareholders, right up to the date of any Shareholder Meeting. In addition, Quaker’s transfer agent must implement and maintain cumbersome systems designed to monitor high-vote shares, which increase the costs of its services. Currently, Quaker no longer believes the benefits of its time-phase voting structure justify these administrative costs.

The Charter Amendment, if approved by our shareholders at the Meeting, is expected to be filed with the Secretary of State of the Commonwealth of Pennsylvania shortly after the Meeting, and to become effective whether or not the Combination is consummated.

Effects of the Charter Amendment

The following paragraphs describe the effects that the Charter Amendment will have on holders of Quaker Common Stock upon its effectiveness, which would occur upon the filing of articles of amendment with the Secretary of State of the Commonwealth of Pennsylvania in the manner described above. Holders of Quaker Common Stock should note that none of the effects of the Charter Amendment described below will apply to voting at the Meeting.

While the Board believes, for the reasons set forth above, that implementing the Charter Amendment in connection with completing the Combination is in the best interests of Quaker and its shareholders generally, there will be disadvantages to holders of Quaker Common Stock who are currently entitled to cast ten votes with respect to some or all of their Quaker Common Stock, and, possibly, to other holders of Quaker Common Stock.

At the time the Charter Amendment becomes effective, all holders Quaker Common Stock who are currently entitled to cast ten votes per share would experience immediate dilution of their relative voting power, which would reduce the ability of those holders to influence the outcome of matters submitted to a vote of shareholders, including future elections of members of the Board. In connection with the Company’s most recent Annual Meeting, the Company determined that 742,665 shares were entitled to 10 votes per share and 12,548,115 shares were entitled to cast one vote for each share held as a matter of record. However, these 12,548,115 shares include all shares held in “street name” as the Company cannot independently track the holding period of such shares. The Company has a policy whereby holders in street name may rebut the presumption that such shares have been held less than three years, and, if ownership for more than three years can be established, such shares are entitled to 10 votes. As a result of the shareholders of record known to be entitled to 10 votes per share, and holders in street name who may establish their right to 10 votes, each other shareholder of Quaker currently has aggregate voting power slightly less than his or her economic interest in the shares of Common Stock held by him or her.

Because less voting control will be vested in long-term shareholders following the implementation of the Charter Amendment, Quaker may be more susceptible to a takeover bid, proxy contest or share accumulation than it otherwise might have been, although the Board believes that it has other mechanisms available to protect the interests of Quaker shareholders consistent with the fiduciary duties of directors under Pennsylvania law.

Because implementation of the Charter Amendment will result in all holders of Quaker Common Stock becoming entitled to one vote per share regardless of whether they are now entitled to any special ten-vote voting rights, the percentage of the total voting power of Quaker’s outstanding stock held by each shareholder will change. Shareholders who have held shares of record and shareholders who hold shares in street name for less than 36 consecutive calendar months will, by virtue of the Charter Amendment and the consequent reduction in the total number of votes in the hands of long-term shareholders, realize a slight increase in the relative voting power that they are entitled to exercise with respect to those shares.

The Board does not expect that the liquidity or trading price of the Quaker Common Stock will be adversely affected solely as a result of the adoption of the Charter Amendment.

The Charter Amendment, if approved by our shareholders at the Meeting, is expected to be filed with the Secretary of State of the Commonwealth of Pennsylvania shortly after the Meeting, and to become effective whether or not the Combination is consummated.

New York Stock Exchange Listing

Quaker intends to submit a supplemental listing application in respect of the Quaker Common Stock issued in the transaction to the NYSE consistent with its obligations to register such shares under that Share Purchase Agreement.

U.S. Federal Income Tax Consequences

The change of the voting rights of Quaker Common Stock held continuously (i) since May 7, 1987 or (ii) for a period of at least 36 consecutive calendar months before the record date for a shareholder vote, pursuant to the Charter Amendment will not result in recognition of gain or loss for U.S. federal income tax purposes, the tax basis of the affected Quaker Common Stock will remain unchanged and, if the affected Quaker Common Stock is held as a capital asset at the time of the filing of the articles of amendment with the Secretary of State of the Commonwealth of Pennsylvania to effect the Charter Amendment, the holding period of the affected Quaker Common Stock will include the holding period before the Charter Amendment.

Vote Required and Recommendation of the Board

The affirmative vote of a majority of votes cast by Quaker’s shareholders at the Meeting is required for approval of this Proposal 1. Abstentions, failures to vote and broker non-votes, if any, will have no effect.

The Board of Directors unanimously recommends that you vote “FOR” approval of the proposal to amend our Articles of Incorporation to eliminate the ten-vote voting rights of long-term Quaker shareholders and provide that every holder of our Common Stock is entitled to one vote for each share of Common Stock standing in its name on our records, regardless of the period of time that such share has been held.

PROPOSAL 2 – APPROVAL OF THE ISSUANCE

The Companies

Quaker Chemical Corporation

Quaker develops, produces, and markets a broad range of formulated chemical specialty products and offers chemical management services (“CMS”) for various heavy industrial and manufacturing applications in a global portfolio throughout its four regions: the North America region, the Europe, Middle East and Africa (“EMEA”) region, the Asia/Pacific region and the South America region. The principal products and services in Quaker’s global portfolio include: (i) rolling lubricants (used by manufacturers of steel in the hot and cold rolling of steel and by manufacturers of aluminum in the hot rolling of aluminum); (ii) machining and grinding compounds (used by metalworking customers in cutting, shaping, and grinding metal parts which require special treatment to enable them to tolerate the manufacturing process, achieve closer tolerance, and improve tool life); (iii) hydraulic fluids (used by steel, metalworking, and other customers to operate hydraulic equipment); (iv) corrosion preventives (used by steel and metalworking customers to protect metal during manufacture, storage, and shipment); (v) specialty greases (used in automotive production processes, the manufacturing of steel, and various other applications); (vi) metal finishing compounds (used to prepare metal surfaces for special treatments such as galvanizing and tin plating and to prepare metal for further processing); (vii) forming compounds (used to facilitate the drawing and extrusion of metal products); (viii) chemical milling maskants for the aerospace industry; (ix) temporary and permanent coatings for metal and concrete products; (x) construction products, such as flexible sealants and protective coatings, for various applications; (xi) bio-lubricants (that are mainly used in machinery in the forestry and construction industries); (xii) die casting lubricants; and (xiii) programs to provide CMS.

We are a Pennsylvania corporation. Our registered office and headquarters are located in Conshohocken, Pennsylvania at One Quaker Park, 901 E. Hector Street. Our phone number is (610) 832-4000.

Global Houghton Ltd.

Houghton is an exempted company incorporated under the laws of the Cayman Islands. Houghton is a leading global provider of specialty chemicals and technical services for metalworking and other industrial applications. Its primary products include metalworking fluids and specialty hydraulic fluids. Metalworking fluids are chemical formulations used for a variety of metal processing applications. Its specialty hydraulic fluids are designed to improve performance in critical hydraulic systems of industrial machinery, offshore drilling rigs and metal rolling applications. Houghton and its subsidiaries manufacture and market more than 6,000 specialty chemical formulations developed over its 150-year history. Its products are often customized for a customer’s specific application and can provide cost savings and other benefits to a customer’s manufacturing process, such as increasing machine throughput, extending tool life, reducing corrosion, bacterial growth and waste, and improving surface finishing. To complement its extensive product portfolio, Houghton and its subsidiaries also offer a broad range of value-added technical services to its customers. The scope of technical services provided depends on each customer’s specific requirements and can range from basic product customization and on-site technical support to comprehensive chemical management.

The address of Houghton’s principal executive offices is Whitehall House, 238 North Church Street, P.O. Box 1043, George Town Grand Cayman KY1-1102 Cayman Islands and its phone number is (345) 949-0050.

Gulf Houghton Lubricants Ltd.

Gulf Houghton Lubricants Ltd. (“Gulf” and, together with certain current and former managers of Houghton party to the Share Purchase Agreement, “Sellers”) is an exempted company incorporated under the laws of the Cayman Islands. The address of Gulf’s principal executive offices is Whitehall House, 238 North Church Street, P.O. Box 1043, George Town Grand Cayman KY1-1102 Cayman Islands and its phone number is (345) 949-0050.

Principal Terms of the Combination

The Combination and the Issuance

On April 4, 2017, the Company entered into the Share Purchase Agreement. Upon the terms and subject to the conditions set forth in the Share Purchase Agreement, the Company agreed to purchase all of the Shares of Houghton from the Sellers for an aggregate purchase price (subject to adjustment as provided in the Share Purchase Agreement) of: (1) $172,500,000 in cash; and (2) a number of shares (the “Consideration Shares”) of Common Stock comprising 24.5% of the Common Stock outstanding immediately after the Closing, which based on the closing stock price of shares of our Common Stock on the New York Stock Exchange on the Record Date, had a value of approximately $626,344,715. There can be no assurance as to what the market value will be of the shares to be issued to the Sellers at Closing. In addition, effective as of the Closing, the Company anticipates refinancing substantially all of Houghton’s consolidated indebtedness, which as of March 31, 2017 was approximately $700 million in the aggregate, net of cash. If the proposed Charter Amendment, as described in this proxy statement, is not approved by the Company’s shareholders at the Meeting, the Company will instead issue, as the Consideration Shares, the Preferred Stock having in the aggregate 24.5% of the voting rights applicable to the Company’s outstanding voting securities and economic, and other rights equivalent to the Common Stock. A portion of the cash consideration and the Consideration Shares initially totaling in the aggregate $100,000,000 will at the Closing be placed in escrow to secure against breaches of the Sellers’ representations, warranties and covenants in the Share Purchase Agreement.

Closing of the Combination is subject to the approval by the shareholders of the Company of the Issuance (the “Company Shareholder Approval”) and the satisfaction at the Closing of other closing conditions, including certain regulatory approvals, as described below.

If the Company or Houghton is required, in order to obtain necessary regulatory approvals, to commit to any divestiture, license, hold separate, sale or other disposition of or with respect to the businesses, assets, properties or product lines of the Company, Houghton or any of their respective subsidiaries, representing in excess of $40 million of pro forma 2016 net sales of the Company and Houghton (which commitment we refer to as a “triggering divestiture”), the purchase price will, subject to certain limitations, be reduced. In addition, the Company, or Gulf in certain circumstances, may choose not to go forward with the Combination if triggering divestitures representing more than $80 million of pro forma combined 2016 net sales are required in connection with obtaining regulatory approval. There can be no assurance that all needed regulatory approvals will be obtained, or that a triggering divestiture will not occur, and accordingly there can be no assurance that the purchase price will not be adjusted, or that substantial divestitures will not be required, in which event the Combination may not close.

The Company and the Sellers have each made customary representations and warranties. Subject to certain exceptions, the parties’ liability under the Share Purchase Agreement is subject to certain caps and thresholds. In addition, the Company, Sellers and Houghton are subject to customary covenants between the date of the Share Purchase Agreement and the date of the Closing, including the obligation to operate Houghton in the ordinary course of business consistent with past practice.

Principal Reasons for the Combination

The Board of Directors (the “Board”) of the Company and the Company’s management believe that the Combination, of which the Issuance is a part, is a compelling opportunity to meet the multiple objectives of the Company’s operating strategies and should increase shareholder value. Combining the Company’s and Houghton’s product solutions and service offerings will allow the resulting company to better serve customers in the automotive, aerospace, heavy equipment, metals, mining, machinery, marine, offshore, and container industries. Both companies have a rich tradition of customer focused business and expect to retain this focus through the integration, which the Company expects will minimize difficulties in integration.

The business is expected to have one of the world’s most expansive metalworking platforms comprised of specialty products that include removal fluids, forming fluids, protecting fluids, heat treating fluids, industrial lubricants and greases. The expanded portfolio and increased geographic footprint is expected to generate significant cross-selling opportunities and allow further expansion into growth markets that include India, Korea, Japan, and Mexico. By combining resources, the combined company is expected to increase the breadth of its innovative technology, accelerate its product development capabilities, speed its time to market, and diversify its long-term R&D pipeline.

In addition, the Company currently anticipates achieving cost synergies of approximately $45 million, the majority of which are expected to be realized within two years of Closing. These synergies are expected to be driven primarily by supply efficiencies and cost reductions, as scalable infrastructure drives operating margin improvements. Additional value creation is expected through the cross-selling opportunities and the ability to provide an expanded array of products and solutions for customers, as discussed above.

The Board also considered the historic financial performance and condition of Houghton, as well as certain projections for Houghton, in light of the Company’s due diligence review of Houghton, as discussed in more detail below.

Background of the Combination

Our Board and management periodically review and evaluate potential strategic opportunities to enhance shareholder value.

Initial Discussions

As part of the Company’s ongoing evaluation of potential investment and strategic opportunities, representatives of the Company and representatives of Houghton have had occasional communications over a period of many years regarding a potential combination. As part of these occasional discussions, the Company at times involved investment bankers, but these discussions did not lead to substantive negotiations. In 2012, Houghton was acquired by the Hinduja Group through its Gulf Oil business. Following this acquisition, Michael F. Barry, the Company’s Chairman, CEO and President, and Sanjay Hinduja, the Chairman of Houghton, from time to time met and on occasion discussed the possibility of a combination of the two companies. In a meeting held June 26, 2015, between Mr. Barry and Mr. Hinduja, Mr. Hinduja told Mr. Barry that he would not insist that the Hinduja Group acquire a controlling stake in Quaker in connection with any proposed transaction. Mr. Barry discussed the possibility of a combination with the Quaker Board at its regular meeting held July 27, 2015, at which the Board authorized Mr. Barry to engage Mr. Hinduja in further discussions concerning a potential combination. Following this meeting, Mr. Barry telephoned Mr. Hinduja and suggested that the parties’ investment bankers begin to discuss how a combination might be structured. These discussions between the investment bankers occurred. On September 9, 2015, Mr. Barry and Mr. Hinduja held a meeting with their respective investment bankers, Deutsche Bank (“Deutsche”) and Royal Bank of Canada (“RBC”), to discuss a possible transaction, and the Company made a preliminary nonbinding verbal proposal regarding the combination of Houghton and the Company. Later that month, Houghton made a preliminary nonbinding verbal counter proposal at a meeting with Mr. Barry and Mr. Hinduja on September 29th. These discussions between Mr. Barry and Mr. Hinduja and their representatives, effectively commenced the current round of discussions, culminating in the signing of the Share Purchase Agreement on April 4, 2017.

Those initial discussions were followed by further discussions which lead to a revised nonbinding proposal made by the Company on October 7, 2015. Subsequently, Houghton agreed to provide preliminary high-level diligence materials to the Company. Accordingly, the Company entered into a mutual non-disclosure agreement with Houghton on December 16, 2015 and began to receive materials related to its due diligence investigation, which included a preliminary business and synergy analysis.

On January 18, 2016, Mr. Barry and Mr. Hinduja spoke to discuss the potential transaction, and the Company proposed terms for the acquisition of Houghton, including a $150 million cash payment and Quaker Common Stock equal to 25% of the outstanding shares, which was substantially in line with its October 2015 proposal. On February 5, 2016, Houghton provided a counter proposal reflecting a substantial difference in valuation of Houghton, including a $180 million cash payment and Quaker Common Stock equal to 26% of the outstanding shares. Houghton also conditioned the transaction on the elimination of the time-phased voting provisions in Quaker’s Charter. Shortly thereafter, on February 13, 2016, Mr. Barry informed Mr. Hinduja that the Company was reaffirming the economics in its original nonbinding proposal. On February 24, 2016, the Board reviewed the Houghton counter proposal and the Company’s response at the regular meeting of the Company’s Board. Following this meeting, Deutsche sent a summary of the Company’s nonbinding proposal to Houghton’s investment bankers, RBC, which essentially re-affirmed its earlier position. Discussions on this proposal continued into May 2016, and on May 25, 2016, the parties believed that although some of the issues remained unresolved, they had reached sufficient agreement on potential structure to take further steps to explore the potential transaction. This structure, which was based upon, among other things, the earning performance of each company, their relative levels of indebtedness, and the Company’s assumptions regarding potential synergies, included a proposed cash purchase price of $172.5 million plus Quaker Common Stock equal to 25% of the outstanding shares in exchange for all the outstanding shares of Houghton. The structure also contemplated Gulf’s representation on Quaker’s Board generally equivalent to the Sellers’ ownership of Quaker shares received in the transaction.

Initial Exploration of Legal and Regulatory Issues and Potential Synergies

Accordingly, in May 2016, the parties asked the Company’s counsel, Drinker Biddle & Reath LLP (“Drinker”) and Houghton’s counsel, Mayer Brown LLP (“Mayer”) to work together to consider any potential antitrust issues associated with a potential transaction. This review was initiated on a preliminary basis, but over the Summer and into the Fall of 2016 became more comprehensive as counsel evaluated potential areas of competitive overlap and exchanged relevant information on an “outside counsel only” basis.

As noted above, the negotiations between the Company and Houghton were based in part on the assumption that a combination of the parties would produce meaningful synergies. In particular, the discussions that culminated in the Company’s proposal to acquire 100% of Houghton’s equity for $172.5 million in cash and 25% of Quaker’s outstanding Common Stock were based in part on the Company’s assumption that the Combination could be expected to produce $45 million in synergies over the first two years. To validate these assumptions, in June and July 2016, after the proposed transaction consideration of $172.5 million in cash and 25% of Quaker’s outstanding Common Stock had been tentatively agreed, the Company engaged two third-party advisors to analyze the potential synergies related to the proposed transaction. At the request of both the Company and Houghton, these advisors used a “clean room” protocol, which is not unusual in acquisition transactions involving competitive businesses. In a “clean room” process, sensitive information is reviewed by unrelated third parties that are subject to strict confidentiality obligations, which allows them to explore sensitive commercial information of both parties without either revealing that information to the other. These analyses confirmed that the assumption of potential synergies of $45 million was a reasonable basis for the parties’ negotiations. The third party analyses also suggested an upside case with additional synergies. The Company did not have confidence in the assumptions used to generate these numbers and therefore disagreed with this upside case. Summaries of the synergy analyses provided by these third-party advisors, generally corroborating the Company’s estimate, were also shared with Houghton.

Negotiation of a Letter of Intent

Between May 2016 and August 2016, there were several communications between the parties and their representatives covering valuation, structure and governance issues, as well as liquidity rights related to the Sellers’ acquisition of Quaker Common Stock and potential antitrust regulatory issues, which suggested to the Company that a transaction was less likely to be successfully negotiated. In considering antitrust regulatory issues, Drinker and Mayer discussed the jurisdictions from which the parties would need to seek and receive antitrust clearance and/or approval, specifically, Australia, China, Europe, and the United States. In discussing potential antitrust regulatory issues, Drinker and Mayer also considered (i) the extent of the review that likely would be undertaken by the antitrust or competition authorities in each of those jurisdictions, and (ii) whether and the extent to which a remedy would be necessary in any of the jurisdictions prior to receiving antitrust clearance and/or approval, as well as the effect that such remedies might have on the ability to consummate the proposed transaction. Nevertheless, having tentatively resolved some of these issues, on August 24, 2016, Mr. Barry sent a draft Letter of Intent to Mr. Hinduja describing Quaker’s nonbinding proposal for the transaction and which also addressed certain governance and liquidity issues related to the Sellers’ proposed ownership of a significant number of shares of Quaker Common Stock, as well as non-compete provisions applicable to certain Sellers. On September 2, 2016, Mayer provided initial comments on the Letter of Intent to Drinker. The status of the negotiations over the Letter of Intent, and the results to that date of the preliminary due diligence, regulatory and synergies analyses were reviewed and discussed by Quaker’s Board at its regular meeting held on September 21, 2016. At this meeting, the Board also provided guidance to Quaker management regarding the parameters of the terms still subject to negotiation, including the preconditions to initiating additional due diligence, governance issues, and how to address certain transaction costs. Negotiations concerning non-compete and governance issues, including standstill provisions and liquidity options for the Sellers, continued through the Fall of 2016. In particular, these negotiations centered around the scope and duration of the proposed non-compete provisions, including the entities to be bound by such provisions, whether they should extend for a period of two or five years following the Closing (or another period within that range), and whether India should be included within the covered territory. In addition, there were extensive negotiations regarding (i) the ownership thresholds at which certain Sellers would be entitled to designate nominees to Quaker’s Board, (ii) the timing of certain transfer and other restrictions relating to the Quaker Common Stock acquired by certain Sellers in the transaction, including the periods during which such Sellers would be prohibited from selling such shares and from acquiring any more shares of Quaker Common Stock, (iii) whether the individual management Sellers would receive only cash or a mix of cash and Quaker Common Stock in the transaction, and (iv) whether Quaker would register such management shares under the Securities Act of 1933 effective as of the Closing. Quaker’s Board again reviewed the status of the negotiations at its regular meeting held on November 16, 2016.

Back and forth discussion on the draft nonbinding Letter of Intent continued into mid-December 2016, including (i) the exchange of numerous drafts of the proposed Letter of Intent, (ii) an in-person meeting of Drinker, Mayer, Deutsche and RBC on September 15, 2016, and (iii) periodic discussions with representatives of the Company and Houghton.

On December 16, 2016, the nonbinding Letter of Intent was executed by the parties. It included a one-year standstill agreement restricting acquisitions of Quaker’s stock if the transaction was not consummated and an exclusivity agreement which subsequently was extended as the parties worked toward drafting definitive documents.

Due Diligence and Negotiation of Definitive Documents

After the Letter of Intent had been executed, the parties began to exchange more substantive due diligence information. A data room was opened on December 19, 2016 to facilitate this next level of review. In addition, the parties arranged for Quaker personnel to visit ten Houghton plants during January and early February 2017. The companies also took steps to introduce their respective management teams to each other, with joint management presentations being held in Valley Forge, Pennsylvania on January 18 and 19, 2017. In connection with the ongoing diligence and the drafting of the transaction documentation, meetings were held during January and February 2017 involving, at times, management of both parties, as well as representatives from the companies’ legal and financial advisors.

Drinker began working on an initial draft of the Share Purchase Agreement based on the Letter of Intent, as well as ancillary documentation including a Shareholder Agreement and Non-Compete and Non- Solicitation Agreement. After review by the Company, Drinker provided a draft of the Share Purchase Agreement to Mayer on January 11, 2017.

During the period between January 11, 2017 and April 4, 2017, there were extensive telephone discussions and several in-person meetings among management and counsel to the parties to negotiate the terms of the proposed transaction. Certain of the material terms negotiated during this period include the scope of the representations and warranties to be made by the parties to the transaction, the amount and composition of the consideration to be placed into escrow, the obligations of the current and former management shareholders under the transaction documents, the integration of Houghton’s employee benefit plans and policies in the combined entity, termination rights and remedies (including the extent to which the Company would reimburse certain of the Sellers’ transaction expenses in the event that the Company’s shareholders did not approve the issuance of the Consideration Shares to the Sellers in connection with the transaction), the scope of the non-compete agreements, the liquidity of the Consideration Shares to be issued to the Sellers in connection with the transaction, certain Sellers’ rights to nominate representatives to the Board, restrictions on such Sellers’ ability to engage in particular actions not supported by the Board and other governance rights and restrictions relating to certain Sellers’ interests in Quaker following the Closing. The parties also negotiated limitations on the Sellers’ post-Closing indemnification liability, particularly whether certain fundamental representations and warranties would survive indefinitely or for a shorter period following Closing, the size of the deductible to which post-Closing indemnification obligations would be subject, and whether the parties’ respective post-Closing indemnification obligations would be limited, subject to certain exceptions, to $210 million or $70 million (or another amount within that range). During this period, Drinker and Mayer continued to analyze potential antitrust regulatory issues related to the proposed transactions, and, together with the parties and their other advisors, investigated tax and other implications of various approaches to structuring the proposed transaction. The components of the transaction consideration were also discussed during this time period, with the Sellers strongly preferring a greater proportion of cash. The relative amounts of the proposed consideration were largely influenced by the Company’s consideration of cash on hand, expected cash flow and long term leverage goals. Once the Company determined the amount of cash it expected to be available, and the amount that it expected to be able to borrow without negatively affecting its long term leverage objectives, the remaining amount necessary to produce the aggregate purchase price was calculated as stock consideration.

The Company’s Board considered the status of the proposed transaction at a special session of the Board held on February 26, 2017. In addition, on February 27, 2017, the Board met with Deutsche and Drinker and considered the proposed transaction and the results to date of the Company’s due diligence investigation into the business and operations of Houghton, as well as regulatory and other legal issues related to the proposed transaction, and the potential for cost and other synergies. At this meeting the Board authorized Quaker management to seek to complete negotiations. Following this Board meeting, Mr. Barry, in a telephone conversation with Mr. Hinduja, advised him that, based on the results of Quaker’s due diligence analysis, Quaker intended to reduce the number of shares being issued to the Sellers. Houghton did not agree with the valuation change and also disagreed with Quaker’s proposal regarding Sellers’ post-closing indemnification obligations. During most of March 2017, little progress was made in resolving the remaining issues, although counsel to both parties continued to work cooperatively to complete due diligence and the regulatory analysis of the proposed transaction. On March 18, 2017, Drinker circulated a revised draft of the Stock Purchase Agreement to Mayer, which included a number of compromises particularly relating to the indemnification obligations of the Sellers after the Closing. The companies and their respective counsel continued to negotiate the remaining issues, and in those negotiations it was agreed that the percentage of Quaker shares to be issued to the Sellers at the closing would equal 24.5% of the then outstanding Quaker shares. Following resolution of the remaining items, and completion of due diligence, the Company’s Board unanimously approved the Combination and Issuance at a special meeting held on April 4, 2017. The Company’s financial advisors, the Valence Group, made a presentation to the Board at that meeting and provided their fairness opinion, which is summarized in the following section and is attached as Annex B to this proxy statement.

Opinion of the Company’s Financial Advisor

By letter agreement dated September 29, 2016, as amended on March 2, 2017 (as so amended, the “Engagement Agreement”), the Company retained The Valence Group to provide a fairness opinion in connection with the Combination. In connection with this engagement, The Valence Group rendered its opinion to the Board that, as of April 3, 2017 and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid by the Company in the Combination pursuant to the Share Purchase Agreement was fair, from a financial point of view, to the Company.

Pursuant to the terms of the Engagement Letter, the full text of the written opinion of The Valence Group, dated April 3, 2017, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection therewith, is attached as Annex B to this proxy statement. The summary of the opinion of The Valence Group set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Valence Group’s opinion was provided for the information and assistance of the Board (in its capacity as such) for the purposes of its evaluation of the Combination. The Valence Group’s opinion was not intended to be and does not constitute a recommendation to any member of the Board, any security holder of the Company, or any other person as to how they should vote or act with respect to any matter related to the Combination or otherwise.

The Valence Group is a global chemicals investment bank that is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. The Board selected The Valence Group to provide a fairness opinion with respect to the Combination on the basis of, among other things, such experience, The Valence Group’s familiarity with the Company and Houghton, and its internationally recognized qualifications and reputation in the chemicals, materials and related sectors.

The issuance of The Valence Group’s opinion was approved by a committee of its partners and senior professionals, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

In arriving at its opinion, The Valence Group, among other things:

•	reviewed the then most recent draft, dated April 1, 2017, of the Share Purchase Agreement (the final form of which is attached as Annex D to this proxy statement) and certain related documents;

•	reviewed the then most recent draft, dated February 17, 2017, of the Shareholder Agreement, by and between the Company, Gulf, Gulf Oil International, Ltd., an exempted company incorporated under the laws of the Cayman Islands, and GOCL Corporation Limited, a public limited company incorporated in India (together with Gulf Oil International, Ltd., the “Beneficial Shareholders”) (the final form of which is attached as Annex E to this proxy statement);

•	reviewed the then most recent draft, dated April 2, 2017, of the Non-Competition and Non-Solicitation Agreement by and among the Company, Gulf, the Beneficial Shareholders and, for limited purposes, Gulf Oil Lubricants India, Ltd. (the final form of which is attached as Annex F to this proxy statement);

•	reviewed the audited consolidated financial statements of Houghton and its subsidiaries for each of the two fiscal years ended December 31, 2015, and December 31, 2016;

•	reviewed certain internal financial, operational, corporate and other information relating to Houghton prepared or provided by representatives of the Company, including internal financial forecasts;

•	had discussions with senior management of the Company relating to the past and current operations, and financial condition and prospects, of the Company and Houghton;

•	reviewed public information relating to the business, operations, financial performance and stock trading history of the Company and other selected public companies considered by The Valence Group to be relevant;

•	reviewed public information with respect to other transactions of a comparable nature considered by The Valence Group to be relevant;

•	reviewed select reports published by equity research analysts and industry sources regarding the Company and other comparable public entities; and

•	reviewed such other information, analyses, investigations, and discussions as The Valence Group considered necessary or appropriate in the circumstances.

In connection with rendering its opinion, The Valence Group also reviewed (without relying upon) certain materials related to the Company’s due diligence investigation of Houghton and the analysis of potential synergies associated with the Combination.

For purposes of rendering its opinion, The Valence Group relied upon and assumed (without any independent verification) the completeness, accuracy and fair presentation of all financial, legal, regulatory, tax, accounting and other information, data, advice, opinions and representations (including, without limitation, any historical financial statements of, and forecasts relating to, Houghton) that were (i) obtained by The Valence Group from public sources, (ii) provided to The Valence Group by representatives of the Company, or (iii) otherwise obtained by The Valence Group pursuant to The Valence Group’s engagement; and The Valence Group did not assume any responsibility or liability for any such information, data, advice, opinions or representations. With respect to the financial forecasts, budgets and other financial and operating data concerning Houghton or the Company that were prepared by any of Houghton’s or the Company’s representatives, The Valence Group assumed, with the Board’s permission, that they had been reasonably prepared on bases reflecting the best currently available assumptions, estimates and judgments of management of Houghton and of the representatives of the Company, as the case may be, with respect to Houghton’s business, plans, financial condition and prospects. The Valence Group expressed no opinion with respect to any such forecasts or other prospective financial information or the assumptions, estimates or judgments on which they were based.

In addition, in rendering its opinion, The Valence Group assumed, with the Board’s permission, that: (i) the final executed form of the Share Purchase Agreement would not differ in any material respect from the latest draft that The Valence Group reviewed; (ii) the representations and warranties of each party contained in the Share Purchase Agreement were true and correct; (iii) the parties to the Share Purchase Agreement would comply in all material respects with the terms and conditions thereof; (iv) the Combination would be consummated in accordance with the terms set forth in the Share Purchase Agreement without any waiver, amendment or delay of any terms or conditions in any way significant to The Valence Group’s analysis; (v) the Charter Amendment would be approved by the Company’s shareholders as contemplated by the terms of the Share Purchase Agreement; (vi) any adjustments to the consideration in accordance with the Share Purchase Agreement, whether to be made prior to, at or after the Closing, would not be material to The Valence Group’s analysis or its opinion; (vii) the Company had been advised by counsel as to all legal matters with respect to the Combination, including whether all procedures required by law to be taken in connection with the Combination had been duly, validly and timely taken; (viii) the value of the Company Common Stock, when issued in connection with the Combination, would be the same as the 10-day volume weighted average price of the Company Common Stock as of March 30, 2017; (ix) any changes to the amount of indebtedness of Houghton and its subsidiaries to be refinanced or assumed by the Company at Closing would not be material to The Valence Group’s analysis or its opinion; (x) the financial forecasts and estimates referred to above would be achieved at the times and in the amounts projected; (xi) all material transactions with related parties (including Gulf) to which Houghton was a party were on an arm’s-length basis, and all material employment relationships with Houghton would continue after the Closing to the satisfaction of the Company; and (xii) all governmental, regulatory or other consents and approvals necessary for the consummation of the Combination would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or Houghton or on the expected benefits of the Combination in any way meaningful to The Valence Group’s analysis. The Valence Group are not legal, tax, regulatory, or accounting experts and expressed no opinion concerning any legal, tax, regulatory, or accounting matters concerning the Combination or the sufficiency of its opinion for the Board’s purposes. In its analyses and in connection with the preparation of its opinion, The Valence Group made numerous assumptions with respect to industry performance, general business, markets and economic conditions and other matters, many of which are beyond the control of any party involved in the Combination. To the extent that any of the foregoing assumptions or any of the facts on which The Valence Group’s opinion was based proves to be untrue in any material respect, The Valence Group’s opinion states that it cannot and should not be relied upon.

The Valence Group was not asked to prepare and did not assume any responsibility for making an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Houghton or any other party to the Combination, and The Valence Group was not furnished with any such evaluation or appraisal.

The Valence Group’s opinion did not address the underlying business decision of the Company to engage in the Combination, nor did it address the relative merits of the Combination as compared to any other business or financial strategies or opportunities that may be available to the Company. The Valence Group’s opinion addressed only the fairness, from a financial point of view, to the Company, as of the date thereof, of the consideration to be paid in the Combination pursuant to the Share Purchase Agreement. The Valence Group did not express any view on, and its opinion did not address, any other term or aspect of the Share Purchase Agreement or Combination or any term or aspect of any other agreement or instrument contemplated by the Share Purchase Agreement or entered into or amended in connection with the Combination (including, without limitation, the Shareholder Agreement and the Non-Competition and Non-Solicitation Agreement), including, without limitation, as to the fairness of the consideration or the Combination to any of the Sellers, or any creditors or other constituencies of Houghton; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Houghton, or class of such persons, in connection with the Combination, whether relative to the consideration to be paid by the Company pursuant to the Share Purchase Agreement or otherwise. The Valence Group did not express any opinion as to the price at which any capital stock of the Company would trade at any time, including as to what the actual value of the Company Common Stock or any other shares comprising the Consideration Shares would be when issued in connection with the Combination. The Valence Group also did not express any opinion as to the impact of the Combination on the solvency or viability of the Company or Houghton or the ability of the Company or Houghton to pay their respective obligations as and when they became due and payable. The Valence Group’s opinion should not be construed as creating, and did not create, any fiduciary or agency relationship between The Valence Group and any other party.

The terms of the Share Purchase Agreement, including the consideration to be paid by the Company pursuant thereto, were determined through arm’s length negotiations between the Company and Gulf, and the Company’s decision to enter into the Share Purchase Agreement was solely that of the Board. The Valence Group’s opinion and financial analyses constituted only one of the many factors considered by the Board in its evaluation of the Combination and should not be viewed as determinative of the views of the Board or Company management with respect to the Combination or the consideration to be paid by the Company pursuant to the Share Purchase Agreement.

In accordance with customary investment banking practice, The Valence Group employed generally accepted valuation methodologies in rendering its opinion to the Board and contained in the presentation delivered to the Board in connection with the rendering of such opinion, and the summaries set forth below do not purport to be a complete description of the analyses or data presented by The Valence Group. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by The Valence Group, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of The Valence Group’s analyses.

Financial Analyses

Financial Projections

Each of the various valuation methodologies employed by The Valence Group in rendering its opinion to the Board relied on financial projections for Houghton that were provided to The Valence Group by the Company. The Valence Group provided analysis of both a “Management Case” using the Company’s forecasts for Houghton, in light of its due diligence review and an “Illustrative Upside Case” based on a model with lower labor and overhead costs and selling, general and administrative costs post-Closing, that management believed was possible, but less likely.

Selected Companies Analysis

Using publicly available information, The Valence Group compared selected financial data of Houghton with similar data for selected publicly traded companies that The Valence Group deemed relevant for purposes of analysis. The companies selected by The Valence Group were as follows:

•	NewMarket Corporation;

•	Quaker Chemical Corporation (i.e., the Company itself);

•	Fuchs Petrolub SE;

•	Elementis plc; and

•	Innospec Inc.

These companies were selected, among other reasons, because they are publicly traded chemical companies with similarities to Houghton including product overlap, geographic focus or end-market exposure. Using publicly available information, The Valence Group calculated for each selected company the multiple of enterprise value (calculated using the closing price of shares of the applicable company’s stock as of March 30, 2017) to estimated EBITDA (which means earnings before interest, tax, depreciation and amortization) for calendar year 2017, which we refer to as EV/EBITDA 2017E, and for calendar year 2018, which we refer to as EV/EBITDA 2018E, based on research analyst estimates sourced from FactSet and Thomson Reuters. This analysis indicated the following EV/EBITDA 2017E and EV/EBITDA 2018E:

	EV/EBITDA 2017E	EV/EBITDA 2018E
NewMarket Corporation	16.6x	15.1x
Quaker Chemical Corporation	15.9x	14.9x
Fuchs Petrolub SE	14.4x	13.7x
Elementis plc (1)	12.8x	10.9x
Innospec Inc.	10.9x	10.2x
Mean	14.1x	13.0x
Median	14.4x	13.7x

(1)	Elementis plc calculated pro forma for its acquisition of SummitReheis

Based on the results of this analysis and other factors that The Valence Group considered relevant, The Valence Group selected a multiple reference range for EV/EBITDA 2017E of 13.0x – 15.0x and a multiple reference range for EV/EBITDA 2018E of 12.0x – 14.0x.

After applying these ranges to the Company management’s estimate of the EBITDA for Houghton for calendar years 2017 and 2018 in the Management Case, the analysis indicated the following implied enterprise value ranges for Houghton:

Implied Enterprise Value of Houghton
	Low	High
EV/EBITDA 2017E	$1,505 million	$1,735 million
EV/EBITDA 2018E	$1,415 million	$1,650 million

The ranges of the implied enterprise value of Houghton were compared to the estimated consideration to be paid by the Company in the Combination of $1,433.1 million, which is comprised of: (a) $172.5 million in cash plus (b) the Company’s issuance of such number of shares of Company Common Stock, equal to 24.5% of the Company Common Stock outstanding immediately after the Closing plus (c) the Company’s refinancing or assumption of approximately $691.3 million of Indebtedness of Houghton and its Subsidiaries, subject to adjustment as described in detail in “Principal Terms of the Combination – The Combination and the Issuance” beginning on page 33 of this proxy statement.

Selected Transactions Analysis

Using publicly available information, The Valence Group examined selected transactions involving businesses that The Valence Group considered to be analogous to Houghton’s business or aspects thereof for purposes of analysis. These transactions were selected, among other reasons, because they were acquisitions of chemical businesses that were similar in one or more meaningful respects to Houghton, including by virtue of product overlap, geographic focus or end-market exposure. Specifically, The Valence Group reviewed the following transactions:

Year	Acquiror	Target/Seller	Enterprise Value (1)	EV / LTM EBITDA Transaction Multiple
2016	BASF	Chemetall	$3,200 million	15.8x
2016	The Carlyle Group	Atotech B.V.	$3,200 million	11.9x
2012	Calumet Specialty Products Partners LP	Royal Purple Inc.	$333 million	11.7x
2015	New Mountain Capital	Zep Inc.	$685 million	11.7x
2000	BP Amoco PLC	Burmah Castrol PLC	$6,570 million	10.9x
2002	Shell Oil Company	Penzoil-Quaker State Company	$2,876 million	10.3x
2006	Court Square Capital Partners	MacDermid Inc.	$1,279 million	10.3x
2013	Platform Specialty Products Corporation	MacDermid Inc.	$1,800 million	10.0x
2012	Kennametal Inc.	Deloro Stellite Group	$353 million	8.0x
2012	Gulf Oil Corp. Ltd	Houghton International Inc.	$1,045 million	7.9x
Mean				10.9x
Median				10.6x
Mean (Since January 2013				12.4x
Median (Since January 2013)				11.8x

(1)	Transactions denominated in foreign currencies have been converted into USD at the rate prevailing on the transaction announcement date.

The Valence Group reviewed, for each selected transaction, the multiple of the enterprise value at which the transaction was consummated to the target company’s EBITDA for the 12-month period prior to the announcement of the applicable transaction, which we refer to as EV / LTM EBITDA. The Valence Group’s analysis relied on publicly available EV / LTM EBITDA transaction multiples, as well as other publicly available qualitative and quantitative measures.

Based on the results of this analysis and other factors that The Valence Group considered relevant, The Valence Group selected a multiple reference range of 10.5x – 12.5x for EV / LTM EBITDA.

After applying these ranges to figures provided by the Company for Houghton’s EBITDA for the 12-month period ended December 31, 2016, the analysis indicated the following implied enterprise value range for Houghton:

Implied Enterprise Value of Houghton
	Low	High
EV / LTM EBITDA	$1,260 million	$1,500 million

Discounted Cash Flow Analysis

The Valence Group conducted a discounted cash flow analysis for the purpose of determining an implied enterprise value range for Houghton. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those cash flows by calculating their “present value”. The “unlevered free cash flows” refer to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow for this purpose represents EBITDA, adjusted for depreciation and amortization, tax, capital expenditures and changes in net working capital. “Present value” refers to the current value of the unlevered free cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors; in many cases, the discount rate is the asset’s estimated weighted average cost of capital. “Terminal value” refers to the value of all future cash flows generated by the asset for periods beyond the projections period.

In performing its discounted cash flow analysis of Houghton, The Valence Group considered the stand-alone value of Houghton based on the Management Case and the Illustrative Upside Case, in each case without regard to the estimated synergies projected to result from the Combination, which we refer to as the “Synergies,” as well as the value of Houghton based on the Management Case and the Illustrative Upside Case, with the Synergies.

With respect to the Management Case, The Valence Group calculated the unlevered free cash flows that Houghton was projected to generate (i) during calendar year 2017 through calendar year 2021, based upon the financial projections for Houghton constructed by Company management and (ii) during calendar year 2022 through calendar year 2026, based upon Company management’s guidance with respect to EBITDA and unlevered free cash flow growth for Houghton, in each case without taking into account any projected Synergies. The Valence Group calculated a range of terminal values for Houghton at the end of the projection period by applying terminal growth rates, based on The Valence Group’s professional judgment given the nature of Houghton, its business and its industry, ranging from 2.5% to 3.5%. The unlevered free cash flows and the range of terminal values were then discounted to present values using discount rates ranging from 8.5% to 9.0%, which were chosen by The Valence Group based upon an analysis of the weighted average cost of capital of Houghton.

With respect to the Illustrative Upside Case, The Valence Group calculated the unlevered free cash flows that Houghton was projected to generate during calendar year 2017 through calendar year 2021, based upon the financial projections for Houghton constructed by Houghton management without taking into account any projected Synergies. As with the Management Case, The Valence Group calculated a range of terminal values for Houghton at the end of the projection period by applying terminal growth rates ranging from 2.5% to 3.5%. The unlevered free cash flows and the range of terminal values were then discounted to present values using discount rates ranging from 8.5% to 9.0%.

The discounted cash flow analysis indicated implied enterprise value ranges for Houghton of $1.20 billion to $1.47 billion under the Management Case, and $1.24 billion to $1.57 billion under the Illustrative Upside Case.

The Valence Group also evaluated the unlevered free cash flows that the Company was projected to generate as a result of the Synergies during calendar year 2017 through calendar year 2021, including the cost to achieve such Synergies. The Valence Group applied a terminal growth rate, based on The Valence Group’s professional judgment given the nature of Houghton, its business and its industry, of 0.0%. The unlevered free cash flows projected to be generated as a result of the Synergies were then discounted to present values using discount rates ranging from 8.5% to 9.0%, which are the same discount rates employed in the discounted cash flow analyses described above. The discounted cash flow analysis of the Synergies indicated an implied additional enterprise value range for Houghton of $305 million to $325 million as a result of such Synergies. The discounted cash flow analysis indicated implied enterprise value (including Synergies) ranges for Houghton of $1.51 billion to $1.79 billion under the Management Case, and $1.55 billion to $1.89 billion under the Illustrative Upside Case.

Pro Forma Transaction Analysis

The Valence Group also reviewed an analysis prepared by Company management of certain potential pro forma effects of the Combination, which incorporated the management case discussed below. This analysis indicated that:

•	the Combination is expected to be accretive to the Company’s earnings per share by the first full year after the Closing, as calculated on both a cash and a GAAP basis, including Synergies and excluding any non-recurring cost of Synergies; and

•	on a pro forma basis, the Company management’s financial model projected substantial deleveraging from the Closing Date through calendar year 2021 and, as a result, a reversion toward the pre-Combination capital structure.

The Valence Group also prepared an analysis that calculated a range of pro forma Company share prices both on the basis of multiples of projected pro forma 2017 EBITDA and on the basis of multiples of projected pro forma 2018 cash earnings per share. Based on such analysis, the Combination is expected to be accretive to the Company’s share price as compared to the price of the Company Common Stock as of March 30, 2017.

Miscellaneous

The foregoing summary of financial analyses does not purport to be a complete description of the analyses or data presented by The Valence Group. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The Valence Group has advised the Company that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of The Valence Group with respect to the actual value of Houghton or the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by The Valence Group. In arriving at its opinion, The Valence Group did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, The Valence Group considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by The Valence Group are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, The Valence Group’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, The Valence Group or any other person assumes responsibility if future results are materially different from those forecast. No company or transaction used in the above analyses as a comparison is directly comparable to Houghton or the Combination. These analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Houghton and the transactions compared to the Combination.

The Valence Group was paid a fixed fee of $1,500,000 for rendering its written opinion, $250,000 of which was paid as a non-refundable retainer, $100,000 of which was paid as a creditable retainer and the remainder of which was paid upon the delivery of its opinion to the Company. No portion of such fee was contingent upon the conclusions reached by The Valence Group or upon the completion of the Combination or any alternate transaction. The Company also agreed to reimburse The Valence Group for its reasonable travel and other expenses and to indemnify The Valence Group in respect of certain liabilities that might arise out of its engagement. In the past two years, in addition to rendering its opinion in connection with the Combination and receiving fees therefor, The Valence Group has served as the Company’s financial advisor in connection with a separate possible transaction involving the Company. To date, The Valence Group has not received any compensation in connection with such engagement, but in the future The Valence Group may become entitled to receive fees of up to $1,250,000. Except for the foregoing matters, none of The Valence Group or any of its affiliates has, in the past two years, been engaged to provide any financial advisory or investment banking services to, participated in any financings involving, or otherwise had any material relationship with, the Company, the Sellers, Houghton or any of the Company’s sources of financing in connection with the Combination, and no such material relationship is mutually understood to be contemplated. The Valence Group may seek to provide such persons or their respective affiliates with certain financial advisory, investment banking, or other financial services unrelated to the Combination in the future and, in connection with such services, may receive compensation.

Certain Projected Financial Information

Houghton and the Company do not as a practice make public projections as to future revenues, earnings or other results. However, in connection with our Board’s consideration of the Combination and The Valence Group’s financial analysis of Houghton described under “– Opinion of the Company’s Financial Advisor,” Houghton management provided to the Company its non-public, five-year internal financial forecast regarding Houghton’s anticipated future operations for the years ending December 31, 2017 through December 31, 2021, which the Company subsequently provided to The Valence Group with certain adjustments made by Company management, which were based on the Company’s due diligence of Houghton and extrapolations from Houghton’s financial forecasts for the year ending December 31, 2017 (and as adjusted by Company management to include estimated interest expense from the anticipated financing in connection with the Combination). The Company has included the below summary information from such financial forecasts to give its shareholders access to certain previously non-public information because such information was considered by the Board of the Company for purposes of evaluating the Combination and by our financial advisor, The Valence Group, for purposes of rendering its fairness opinion. Inclusion of summary information regarding the financial forecasts in this proxy statement is not intended to influence your decision whether to vote for the Issuance.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward complying with the published guidelines of the Securities and Exchange Commission and the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, and presents, as of the date prepared, a reasonable expectation of Houghton’s estimated future financial performance for the periods indicated. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. The prospective financial information was prepared treating Houghton on a stand-alone basis, without giving effect to the Combination or any other potential acquisitions, except for the anticipated financing in connection with the Combination and the repayment of Houghton’s existing indebtedness. None of the prospective financial information provided herein should be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to rely on the prospective financial information.

The accompanying prospective financial information includes financial measures that were not calculated in accordance with GAAP, namely EBITDA. EBITDA is defined as net income prior to interest income, interest expense and other expense, net and income taxes, and depreciation and amortization. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as measures of operating performance or cash flows or as measures of liquidity. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Forward-Looking Statements” contained elsewhere in this proxy statement. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of the Company or Houghton, or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Considering that the our special meeting will be held several months after the date the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, shareholders are cautioned not to rely on the unaudited prospective financial information. This information constitutes “forward-looking statements” and actual results likely will differ from it and the differences may be material. See “Forward-Looking Statements.”

The Company and Houghton have not updated, and do not intend to update or otherwise revise, the prospective financial information to reflect circumstances existing since its preparation, including any changes in general economic or industry conditions, or to reflect the occurrence of subsequent events. None of the Company, Houghton or any of their respective representatives or advisers makes any representation to any person with regard to the ultimate performance of the Company or Houghton.

A summary of the five-year consolidated financial forecast information regarding Houghton’s anticipated future operations for the years ending December 31, 2017 through December 31, 2021, which were based on the Company’s due diligence of Houghton and extrapolations from Houghton financial forecasts for the year ending December 31, 2016 (as adjusted by Company management to include estimated interest expense from the financing) and provided by the Company to The Valence Group in connection with The Valence Group’s opinion and related financial analyses, is presented below. The prospective financial information included in this preliminary proxy statement has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports included in and incorporated in this preliminary proxy statement relate to the Company’s and Houghton’s historical financial information. They do not extend to the prospective financial information and should not be read to do so.

	Year Ending December 31,
(dollars in millions; all amounts are approximate) (unaudited)	2017E	2018E	2019E	2020E	2021E
Management Case
Revenue	$786.2	$808.3	$834.6	$863.3	$893.4
EBITDA (as adjusted) (2)	115.8	117.8	121.5	126.0	130.7
Capital expenditures (1)	15.0	12.1	12.5	12.9	13.4

(1)	Capital expenditures consist of cash used for the purchase of property and equipment.
(2)	The Illustrative Upside Case, which assumed lower costs associated with labor and overhead, and selling, general and administrative than the Company’s management anticipated post-Closing, projected EBITDA growing to $125.3 million, $132.8 million, $139.7 million, and $147.0 million in the years from 2018 through 2021, respectively, with the same revenue and capital expenditures in those years.

Share Purchase Agreement

The following is a summary of selected provisions of the Share Purchase Agreement, pursuant to which the Company has agreed to acquire the Shares. While the Company believes this description covers the material terms of the Share Purchase Agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Share Purchase Agreement, which was filed as an exhibit to our current report on Form 8-K filed on April 5, 2017 and as Annex D to this proxy statement, and is incorporated by reference into this proxy statement. We urge you to read the entire Share Purchase Agreement carefully.

Consideration

The Company agreed to purchase the Shares from the Sellers for an aggregate purchase price (subject to adjustment as provided in the Share Purchase Agreement) of: (1) $172,500,000 in cash; and (2) a number of shares (the “Consideration Shares”) of Common Stock, comprising 24.5% of the Common Stock outstanding immediately after the Closing, which based on the closing stock price of shares of our Common Stock on the New York Stock Exchange on the Record Date, had a value of approximately $626,344,715. There can be no assurance as to what the market value will be of the shares to be issued to the Sellers at Closing. In addition, effective as of the Closing, the Company anticipates refinancing substantially all of Houghton’s consolidated indebtedness, which as of March 31, 2017 was approximately $700 million in the aggregate, net of cash. If the proposed Charter Amendment, as described elsewhere in this proxy statement, is not approved by the Company’s shareholders at the Meeting, the Company will instead issue, as the Consideration Shares, a number of shares of a new series of voting preferred stock of the Company (the “Preferred Stock”) having in the aggregate 24.5% of the voting rights applicable to the Company’s outstanding voting securities and economic, and other rights equivalent to the Common Stock. A portion of the cash consideration and the Consideration Shares, initially totaling in the aggregate $100,000,000 will at the Closing be placed in escrow to secure against breaches of the Sellers’ representations, warranties and covenants in the Share Purchase Agreement.

The cash and shares to be held in escrow will be held in escrow for a period of 12 months following the Closing Date to secure the indemnity obligations of the Sellers, at which time half of the escrow amount, less any amounts paid with respect to any indemnification obligations or subject to ongoing claims, would be released to the Sellers. The remaining portion of the cash and shares held in escrow would be released to the Sellers 18 months following the Closing Date, less any amounts paid with respect to any indemnification obligations or subject to ongoing claims.

Preferred Stock

As noted above, if the Charter Amendment is not adopted, the Company intends instead to issue a new series of Preferred Stock as Consideration Shares. The Preferred Stock, par value $1.00 per share, will, in the aggregate, have the same voting power as the Common Stock that would have been issued if the Charter Amendment had been approved, that is, as of the Closing Date, the Preferred Stock will have 24.5% of the combined voting power of the Preferred Stock and the Common Stock voting together as a single class (after giving effect to votes cast by holders of shares of Common Stock having ten-vote voting rights). Except as otherwise required by applicable law, the Preferred Stock will vote as a single class with the Common Stock on all matters that come before the Common Stock. The Preferred Stock will automatically convert into the number of shares of Common Stock as would have the same dividend and other economic rights of the Preferred Stock being converted (i) upon the sale, transfer or other disposition of such Preferred Stock to a person that is not an affiliate of the holder of such Preferred Stock, provided that no person that was a beneficial owner (or affiliate thereof) of the Preferred Stock immediately before such sale, transfer or disposition is a beneficial owner (or affiliate thereof) of the shares of Common Stock being issued in such conversion, or (ii) at any time the Company’s Charter is amended to provide that holders of Common Stock are entitled to one vote per share of Common Stock, regardless of how long such shares have been held.

The conversion rate of the Preferred Shares will be adjusted to account for stock splits, combinations, mergers and reorganizations; however, no other modifications to the conversion rate, or otherwise to the terms of the

Preferred Stock, will be taken to preserve its 24.5% voting power. Whether the Consideration Shares consist of Preferred Stock or Common Stock, if the Company issues shares or repurchases outstanding shares after the Closing, the aggregate voting power of the Consideration Shares, as a percentage of the Company’s total outstanding voting power, will fluctuate in the same way. The Preferred Stock will not have any preferred dividend, liquidation or other special rights, and will be the functional equivalent of Common Stock, without the escalation in voting power that currently inures to the Common Stock if held by the same shareholder for three years.

Assumption of Houghton Indebtedness

The Combination will include the assumption of Houghton’s debt, which as of March 31, 2017 was approximately $700 million in the aggregate, net of cash. In connection with the Combination, the Company has entered into a Commitment Letter, described elsewhere in this proxy statement, that relates to proposed financing that would be used for (i) the payment of the consideration in respect of the Combination, (ii) the repayment of existing indebtedness of the Company and its subsidiaries, (iii) the repayment of indebtedness of Houghton and its subsidiaries at the Closing, and (iv) the payment of fees and expenses incurred in connection with the foregoing.

Representations and Warranties

The Share Purchase Agreement contains representations and warranties made by the Company and Sellers as of specific dates. The representations and warranties contained in the Share Purchase Agreement were negotiated with the principal purpose of establishing the circumstances in which the Company (or Sellers) may have an action for breach of warranty (and potentially the ability to recover damages), or in which the Company (or Sellers) may have the right to terminate the Share Purchase Agreement, rather than establishing matters as facts. Some of these representations and warranties are subject to specified exceptions and qualifications, including exceptions and other information contained in the confidential Disclosure Letter that the parties exchanged in connection with signing the Share Purchase Agreement, which are not included in this proxy statement. In addition, some of these representations and warranties are qualified as to materiality or by knowledge. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Share Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Company will provide additional disclosure in its public reports to the extent it becomes aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the representations and warranties contained in the merger agreement and will update such disclosure as required by federal securities laws.

The representations and warranties by the Sellers and by the Sellers and Houghton (each a “Sellers Warranty” and collectively, “Sellers Warranties”) relate to a number of matters, including the following:

Warranties of Sellers

•	Organization and good standing of certain of the Sellers;

•	The right, requisite power and authority of each Seller to sell the Shares and enter into the Share Purchase Agreement and the documents related thereto and the enforceability of the Share Purchase Agreement and the documents related thereto against such Seller;

•	That the Combination will not conflict with the organizational documents of certain of the Sellers or Houghton, result in a violation of Law, require a consent (except as specified), or create an encumbrance (as defined in the Share Purchase Agreement);

•	Each Seller’s ownership of the Shares;

•	Absence of legal proceedings that might prevent or delay the Combination;

Warranties of Sellers and Houghton

•	The capitalization of Houghton and its subsidiaries;

•	The disclosure and accuracy of Houghton’s constituent and corporate documents;

•	Compliance with laws and regulations;

•	Financial statements of Houghton and its subsidiaries;

•	Absence of certain undisclosed liabilities;

•	Absence of certain changes and events since December 31, 2016;

•	Material contracts of Houghton and its subsidiaries;

•	Title of Houghton and its subsidiaries to their assets and real property;

•	The condition and sufficiency of the assets of Houghton and its subsidiaries;

•	The intellectual property and information technology of Houghton and its subsidiaries;

•	The accounts receivable of Houghton and its subsidiaries;

•	The customers and suppliers of Houghton and its subsidiaries;

•	The insurance policies of Houghton and its subsidiaries;

•	Disputes or investigations involving Houghton and its subsidiaries;

•	Compliance with environmental laws;

•	Employment and employee benefits matters;

•	Tax matters;

•	Transactions between Houghton and its affiliates; and

•	Books and Records of Houghton and its subsidiaries.

The representations and warranties by the Company relate to a number of matters, including the following:

•	Organization and good standing of the Company;

•	Corporate power and, subject to receiving Company Shareholder Approval, authority to enter into the Share Purchase Agreement and the documents related thereto and the enforceability of the Share Purchase Agreement and the documents related thereto against the Company;

•	The authorization and issuance of the Consideration Shares upon receiving Company Shareholder Approval;

•	That the Combination will not conflict with the organizational documents of Company, result in a violation of Law, require a consent (except as specified), or create an Encumbrance (as defined in the Share Purchase Agreement);

•	Compliance with laws and SEC filing requirements;

•	Financial statements of the Company and its Subsidiaries;

•	The capitalization of the Company and its subsidiaries;

•	The Company’s financing with respect to the Combination;

•	Compliance with laws and regulations;

•	Absence of certain changes and events since December 31, 2016; and

•	Books and Records of the Company and its subsidiaries.

Covenants

The Sellers agreed that, unless the Share Purchase Agreement is terminated, from the date of the Share Purchase Agreement until the Closing Date, Houghton’s business will be conducted in the ordinary course of business consistent with past practice before the date of the Share Purchase Agreement. The Sellers also agreed that, unless the Share Purchase Agreement is terminated, from the date of the Share Purchase Agreement until the Closing Date, except as specifically allowed under the Share Purchase Agreement, Houghton and its subsidiaries will, among other things:

•	Preserve and maintain their material permits;

•	Pay their indebtedness, taxes and similar obligations when due;

•	Maintain their properties and assets in substantially the same condition as they were on the date of the Share Purchase Agreement, subject to reasonable wear and tear;

•	Continue in full force and effect without modification all insurance policies;

•	Defend and protect their material properties and assets from infringement and usurpation;

•	Perform in all material respects their obligations under all material contracts relating to or affecting their material properties, assets or business;

•	Maintain their books and records in accordance with all laws and past practice;

•	Comply in all material respects with all applicable laws;

•	Obtain certain consents and make certain notifications;

•	Not, except (i) as required by any written agreements existing as of the date of the Share Purchase Agreement or as required by Law or (ii) as done in the ordinary course of business consistent with past practice (to the extent that such action does not increase Houghton’s consolidated compensation expense over a certain threshold), (A) grant any bonuses, whether monetary or otherwise, or increase any wages, salary or other compensation or benefits (except as permitted in the Share Purchase Agreement) in respect of its current or former manager-level employees, officers, directors or members, (B) take any action to accelerate the vesting or payment of any compensation or benefit (except as permitted in the Share Purchase Agreement) for any current or former employee, officer, director, member or manager or (C) adopt, modify or terminate any employment agreement with any current or former employee, officer or director (other than terminations of the employment of at-will employees);

•	Not, except as required by any written agreements existing as of the date of the Share Purchase Agreement or as required by Law, increase any severance, pension or similar benefits in respect of its current or former manager-level employees, officers, directors or members;

•	Not, except as required by any written agreements existing as of the date hereof or as required by Law, adopt, modify or terminate any: (i) severance, change in control, retention or other similar agreement with any current or former employee, officer, director or member, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case, whether written or oral;

•	Not adopt, sponsor or maintain any new employee benefit plan or agreement, subject to certain exceptions, which would require payment of benefits or compensation after the 12-month anniversary of the Closing; and

•	Not take any action or make any payments, or permit any Company Subsidiary to take any action or make any payments, that, if made immediately before the date of the Share Purchase Agreement, would require disclosure as an affiliate transaction under the Share Purchase Agreement.

The Sellers also agreed that they will not take certain actions regarding Houghton’s and its subsidiaries’ employees and Houghton’s and its subsidiaries’ liabilities. The Sellers have also agreed to notify the Company of certain pertinent occurrences or information relating to Houghton’s and its subsidiaries’ business.

The Company agreed that from the date of the Share Purchase Agreement until the Closing Date, the Company’s business will be conducted in the ordinary course of business consistent with past practice before the date of the Share Purchase Agreement. The Company has also agreed that from the date of the Share Purchase Agreement until the Closing Date, except as specifically allowed under the Share Purchase Agreement, the Company will:

•	Preserve and maintain all of its material permits;

•	Pay its indebtedness, taxes and similar obligations when due;

•	Defend and protect its material properties and assets from infringement and usurpation;

•	Perform in all material respects its obligations under all material contracts relating to or affecting its material properties, assets or business;

•	Maintain its books and records in accordance with all laws and past practice;

•	Not, except as required by law or the rules of the NYSE (or as contemplated by the Share Purchase Agreement), amend its articles of incorporation; and

•	Comply in all material respects with all applicable laws.

The Company and the Sellers agreed to use their respective reasonable best efforts to take all reasonable actions to consummate the Combination, including obtaining regulatory approvals. In furtherance thereof, the Company and the Sellers have agreed to work cooperatively in connection with obtaining required regulatory approvals, including by consulting with each other regarding written submissions to governmental authorities. The Company also agreed that, for six years following the Closing, the Company will cause the organizational documents of Houghton and its subsidiaries to contain provisions no less favorable, subject to certain qualifications, with respect to indemnification, advancement of expenses and exculpation of directors and officers than such documents contain as of the date of the Share Purchase Agreement. In addition, the Share Purchase Agreement allows Houghton to purchase a directors’ and officers’ liability insurance policy covering actions or omissions that occur prior to the Closing Date, provided that such policy provides equivalent coverage to the coverage maintained by Houghton on December 31, 2016.

The Company agreed that, for the one-year period following the Closing, it will cause the individuals employed by Houghton or one of its subsidiaries immediately before the Closing Date, and who continue to be so employed during such period, to be provided (i) certain annual compensation no less than that provided to such employees immediately prior to the Closing Date, (ii) certain specified severance benefits and (iii) other retirement, welfare and fringe benefits substantially comparable in the aggregate to the benefits provided to such employees immediately prior to the Closing Date. The Company has also agreed to assume and honor, during such one-year period, certain of Houghton’s employment, retention, termination and change in controls plans and agreements that are in effect as of the Closing Date and to provide Houghton employees with service credit, for eligibility and vesting purposes, under certain benefits plans.

Indemnification and Limitations on Seller’s Liability

Subject to certain limitations, from and including the Closing Date, the Company and Sellers each undertake to indemnify the other, against certain losses that arise directly or indirectly in connection with breaches of representations, warranties or covenants.

The Company may not make a claim against the Sellers unless the Company provides notice of such claim to the Sellers before (i) the expiration of the applicable statute of limitations in the case of claims for breach of certain fundamental representations and warranties, (ii) the third anniversary of the Closing Date in the case of claims for breach of tax or environmental representations and warranties, and (ii) 18 months after the Closing Date in the case of claims for breach of any other representations and warranties of the Sellers. In general, the Company may not make a claim against the Sellers for a breach of a covenant unless the Company provides notice of such claim within one year of the date on which such covenant was to be performed. Subject to certain exceptions, both the Company’s and the Sellers’ liability under the Share Purchase Agreement are subject to an aggregate cap equal to the purchase price, and the Company’s and the Sellers’ liability with respect to breaches of representations and warranties is limited to the amount held in escrow at the Closing, other than fundamental representation and warranties, the liability for which is limited to the purchase price, and representations and warranties related to tax matters, the liability for which is limited to an aggregate of $100 million. The Sellers’ liability in respect of claims arising from the breach of the Sellers’ representations and warranties (other than certain fundamental representations and warranties) is also subject to a threshold of $5 million.

Shareholders Meeting

The Share Purchase Agreement requires the Company to take all action necessary to cause a meeting of its shareholders to be duly called and held for the purpose of approving of the Issuance. The Company is required to deliver the Board’s recommendation of the Issuance and the Charter Amendment to the Company’s shareholders and to use reasonable best efforts endeavors to obtain such approval.

Conditions to Closing of the Combination

The Closing is conditioned on the following conditions, among others, having been satisfied or waived in accordance with the Share Purchase Agreement:

•	All necessary and material filings and notices required to be made before Closing under the applicable antitrust and competition laws (the “Antitrust Laws”) shall have been made and any applicable and mandatory waiting period or other time periods (including any extensions thereof) under such legislation or regulation in any such jurisdiction shall have expired or been terminated, all other material obligations under the Antitrust Laws having been complied with in each case in connection with the transactions contemplated by the Share Purchase Agreement, and all material authorizations, consents or approvals necessary under the Antitrust Laws in any jurisdiction for or in respect of the transactions contemplated by the Share Purchase Agreement shall have been obtained from all appropriate governmental authorities in each such jurisdiction and all such authorizations, consents or approvals shall remain in full force and effect and there shall be no notice of any intention to revoke, suspend, or adversely restrict or modify any of the same;

•	No governmental authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by the Share Purchase Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof;

•	The representations and warranties of each Seller and the Company contained in the Share Purchase Agreement, the other transaction documents and any certificate or other writing delivered pursuant to such agreement must have been true and correct in all material respects as of the date of the Share Purchase Agreement and in all material respects as of the Closing Date (except for representations and warranties made as of a specified date, which must have been true and correct as of the specified date); provided, that certain fundamental representations and warranties must be true and correct as of the Closing Date in all respects;

•	Each Seller and the Company must have duly performed and complied in all material respects with all agreements, covenants and conditions required by the Share Purchase Agreement and each of the other transaction documents to be performed or complied with by them before or on the Closing Date;

•	No Action shall have been commenced by any Governmental Authority against the Company, or against any Seller or Houghton or any subsidiary and be pending, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby;

•	All other required consents shall have been received;

•	From the date of the Share Purchase Agreement, there shall not have occurred any material adverse effect (as defined therein), nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a material adverse effect; and

•	The ancillary agreements, including the Escrow Agreement, the Shareholder Agreement, the Non-Competition and Non-Solicitation Agreement, the Option Termination Agreements and the SAR Termination Agreements, shall have been fully executed.

Termination of the Share Purchase Agreement

The Share Purchase Agreement may be terminated at any time before Closing of the sale and purchase of the Shares in accordance with the Share Purchase Agreement if any of the following occurs:

•	a Seller has (subject to certain cure rights) breached a representation, warranty or covenant that would give rise to the failure of a closing condition and the Company gives notice to the Seller to terminate the Share Purchase Agreement;

•	the Company has (subject to certain cure rights) breached a representation, warranty or covenant that would give rise to the failure of a closing condition and the Sellers give notice to the Company to terminate the Share Purchase Agreement;

•	any of the Conditions has not been satisfied or waived in accordance with the Share Purchase agreement by April 4, 2018; or

•	in order to comply with the conditions to Closing, the Company is required to divest assets with greater than $80 million, in the aggregate, of pro forma combined 2016 net sales, unless the Company agrees to proceed with such divestiture.

Non-Competition and Non-Solicitation Agreement

The Company, Houghton, Gulf Oil International Limited, a company incorporated in the Cayman Islands (“Gulf International”), and GOCL Corporation Limited, a public limited company incorporated in India (“Gulf Oil”) have each agreed to enter into a Non-Competition and Non-Solicitation Agreement in connection with the Closing. The following is a summary of selected provisions of the Non-Competition and Non-Solicitation Agreement. The description of the Non-Competition and Non-Solicitation Agreement in this proxy statement has been included to provide you with information regarding its terms. While the Company believes this description covers the material terms of the Non-Competition and Non-Solicitation Agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Non-Competition and Non-Solicitation Agreement, the form of which is an exhibit to the Share Purchase Agreement, which in turn is filed as Exhibit 10.1 to our current report on Form 8-K filed on April 5, 2017 and as Annex E to this proxy statement, and incorporated by reference into this proxy statement. We urge you to read the entire Non-Competition and Non-Solicitation Agreement carefully.

Under the Non-Competition and Non-Solicitation Agreement Houghton, Gulf International and Gulf Oil each agree that it will not, for a period of two years from the Closing Date, other than solely through its direct or indirect ownership of the Company’s capital stock or any other interests in the Company, directly, or indirectly, including through or on behalf of a subsidiary, anywhere in the world, excluding India: (i) own, manage, operate or control any business which competes with the Company (as combined with Global Houghton) or (ii) be or become a shareholder, partner, member or owner of any Person who is engaged in any such business; provided, however that nothing in the agreement will:

(i)	prohibit or restrict such party, directly or indirectly, from owning, as a passive investor, not more than five percent (5%) collectively and in the aggregate of any class of outstanding publicly traded securities of any person so engaged in such business;

(ii)	prohibit or restrict such party, directly or indirectly, from engaging in such party’s business as conducted on the Effective Date (as defined in the Share Purchase Agreement) and reasonable extensions thereof, which may include routine, day-to-day transactions with any entity; or

(iii)	apply to or restrict any business of which such party acquires control after the Closing Date provided that the acquired business did not receive more than $25,000,000 of its aggregate net sales (as measured during the 12 full calendar months prior to such acquisition) from product lines included within the definition of Company Business (as defined in the Non-Competition and Non-Solicitation Agreement).

As provided in the agreement, neither Gulf Oil nor Gulf Oil Lubricants India, Ltd. may, during such two-year period, acquire businesses that compete with the business of the Company (as combined with Houghton) from a certain company.

In addition, the agreement provides that, for a three-year period after the Closing Date, none of Houghton, Gulf International or Gulf Oil will directly or indirectly: (i) induce, solicit, recruit or attempt to persuade any employee of the Company (as combined with Houghton) to terminate his or her employment with the Company or any of its subsidiaries, or (ii) solicit the employment of any of the employees of the Company or any of its subsidiaries (as combined with Houghton). Notwithstanding the above, such parties shall not be restricted from (1) soliciting for employment or hiring former employees of the Company or Houghton (including their respective subsidiaries) whose employment was terminated by the Company or Houghton (including their respective subsidiaries) at least six months prior to such initial solicitation by such party, or (2) soliciting employees of the Company or Houghton (including their respective subsidiaries) by means of a general solicitation through a public medium or general or mass mailing that is not specifically targeted at employees or former employees of the Combined Business; provided, however, that no such party (notwithstanding clause (2)) shall be permitted to hire any such employees during such three-year period.

Shareholder Agreement

In connection with the Share Purchase Agreement, the Company will, at or before the Closing, enter into the Shareholder Agreement with the Seller, Gulf, Gulf International and Gulf Oil (each of Gulf International and Gulf Oil, a “Beneficial Shareholder” and together with Gulf, each a “Shareholder” and together, the “Shareholders”). The following is a summary of selected provisions of the Shareholder Agreement. The description of the Shareholder Agreement in this proxy statement has been included to provide you with information regarding its terms. While the Company believes this description covers the material terms of the Shareholder Agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Shareholder Agreement, the form of which is an exhibit to the Share Purchase Agreement, which in turn is filed as Exhibit 10.1 to our current report on Form 8-K filed on April 5, 2017 and as Annex E to this proxy statement, and incorporated by reference into this proxy statement. We urge you to read the entire Shareholder Agreement carefully.

Board Composition

Under the terms and subject to the conditions of the Shareholder Agreement, including the satisfaction of the eligibility standards established by the New York Stock Exchange and the Company’s Nominating and Corporate Governance Committee, following the Closing the Shareholders will have the right to nominate three directors to the Board consisting of 12 members, each to serve in a different class of the Board. None of the Shareholders’ nominees have yet been identified, and are not required to be identified before the Closing. The Shareholders will: (i) retain the right to nominate three directors so long as their beneficial ownership of the Common Stock exceeds 19%, (ii) have the right to nominate two directors so long as their beneficial ownership of the Common Stock exceeds 14% and (iii) have the right to nominate one director so long as their beneficial ownership of the Common Stock exceeds 10%. As long as any nominee of the Shareholders serves on the Board, a nominee of the

Shareholders will also have right to serve on each committee of the Board, subject to eligibility qualifications. Upon the mutual agreement of the Company and the Sellers, Gulf may instead be provided with the right to nominate two persons to a nine-member board, in which case the parties will agree to alternative percentages.

Each of the Shareholders agrees to vote all of the Consideration Shares held by it for all of the nominees on the slate of directors recommended for election by the Board until such time that is six months after the first day on which no individuals nominated or designated by Gulf to serve as members of the Board are serving as members of the Board.

Participation Rights

During the period from the Closing Date until six months after the first day on which no individuals nominated or designated by Gulf serve as members of the Board, on the terms and subject to the conditions specified in the Shareholder Agreement, if the Company proposes to offer or sell any new securities, the Company will, subject to certain exceptions, first make an offering of such new securities to Gulf and Gulf will have the right to subscribe for a portion of such new securities equal to its percentage beneficial ownership of the Common Stock. The Company may sell any new securities not subscribed for by Gulf, on terms no more favorable than those offered to Gulf, within 90 days of the offer to Gulf.

Restrictions on Purchases and Sales

Purchases. From the Closing Date until the date that is two years after the Closing Date, except as otherwise permitted in the Shareholder Agreement, no Shareholder may acquire, directly or indirectly (including by acquiring beneficial ownership thereof), any equity securities of the Company.

Six-Month Lockup. From the Closing Date until the date that is six months after the Closing Date, no Shareholder may offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Consideration Shares; provided, however, that any Shareholder may offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any such Consideration Shares: (i) in a transaction approved by a majority of the independent directors serving on the Board, (ii) in connection with a transaction approved by a majority of the Board and/or (iii) to an Affiliate of a Shareholder, provided that such Affiliate agrees in writing to be bound by all of the obligations of such Shareholder under the Shareholder Agreement and such Shareholder continues to be bound by its obligations under the Shareholder Agreement.

Two-Year Limitation on Private Block Trades. From the Closing Date until the date that is two years after the Closing Date, the Shareholders may not directly or indirectly sell or transfer any Consideration Shares representing more than 7% of the then outstanding Common Stock in a private transaction or series of related transactions to the same person or group; provided, however, that, subject to the restrictions set forth in the prior paragraph, any Shareholder may sell or transfer any Consideration Shares: (i) in a transaction that has been approved by a majority of the independent directors serving on the Board; (ii) if the Shareholders collectively own less than 10% of the outstanding Common Shares and do not have the right to appoint directors to the Board immediately prior to such Sale, (iii) in a transaction that is approved by a majority of the Board, (iv) that is registered for sale in an offering pursuant to the Shareholder Agreement and/or (v) to an Affiliate of a Shareholder, provided that such Affiliates agrees in writing to be bound by all of the obligations of such Shareholder hereunder and such Shareholder continues to be bound by its obligations under the Shareholder Agreement. Any Shareholder may also pledge any Consideration Shares so long as the pledgee agrees that such Consideration Shares remain subject to the restrictions in the Shareholder Agreement.

Negative Covenant Regarding Hostile Activity

From the Closing Date until such time that is six months after the first day on which no individuals nominated or designated by Gulf serve as members of the Board, each Shareholder may not, without the prior written consent of the Board and then only to the extent written consent has been obtained: directly or indirectly, solicit proxies, become a “participant” in a “solicitation” (as such terms are defined under Regulation 14A under the Exchange Act), publicly support, knowingly facilitate, initiate, vote in favor of or sell or tender into any change in control transaction or proposal that has not been approved by a majority of the Board or by a majority of the independent directors serving on the Board.

Registration Rights

Demand Registration Rights. After the six-month anniversary of the Closing Date, Gulf may request (a “Demand Registration Request”) that the Company register under the Act at least 8% of the registrable securities then owned (or beneficially owned) by Gulf (or a lesser percent if the anticipated aggregate offering price, net of any underwriting discounts and selling commissions, would exceed $50 million). Upon such a request, the Company has agreed to use reasonable efforts to cause the offering and sale to be registered pursuant to the Securities Act, subject to customary limitations. The Company will not be obligated to effect, or to take any action to effect, any Demand Registration: (i) after the Company has effected two underwritten offerings pursuant to Demand Registrations or (ii) more than once in any 12-month period.

Piggyback Registration. Gulf also will have “piggyback” registration rights, if the Company proposes registration under the Act of a public offering of Common Stock, subject to customary limitations.

Each of the Company and the Shareholders has agreed to certain indemnification provisions as set forth in the Shareholder Agreement with respect to actions regarding untrue statement of material fact or material omissions if such party provided that information (or omission) in materials to be used in preparing any registration statements.

Regulatory Approvals and Regulatory Notifications To Be Obtained in Connection with the Combination

Closing of the Combination is subject to the following principal regulatory approvals and regulatory notifications:

•	Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain transactions, including the Combination and the issuance of the Consideration Shares, may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trust Commission (the “FTC”) and all statutory waiting period requirements have been satisfied. Completion of the Combination is subject to the expiration or termination of the applicable waiting period under the HSR Act. Both the Company and Houghton filed their respective Notification and Report Forms with the Antitrust Division and the FTC. On July 3, 2017, the Company and Houghton each received a formal request for additional information pursuant to 16 C.F.R. § 803.20 (a “Second Request”). The effect of a Second Request is to extend the waiting period until 30 calendar days following the date both companies have substantially complied with the Second Request, unless the waiting period is terminated earlier by the FTC, or extended by agreement of the companies or court order. The parties intend to respond to the Second Request as quickly as practicable, and to continue to work cooperatively with the FTC in connection with its review. Completion of the Combination and issuance of the Consideration Shares is further subject to notification or receipt of certain required or recommended regulatory approvals, including notification, clearance and/or approval in the European Union, China and Australia. The parties intend to continue to work cooperatively with regulators in each of these jurisdictions to facilitate the resolution of their respective reviews.

•	The Company’s compliance with applicable United States federal and state securities laws and the New York Stock Exchange (“NYSE”) Listing Rules in connection with the Issuance. The rules of the NYSE require shareholder approval before the issuance of securities in connection with the acquisition of the stock or assets of another company if the issuance would constitute more than 20% of the total number of shares of common stock outstanding before the issuance. We are seeking shareholder approval of the Issuance to satisfy these rules.

Financing Associated with the Combination

In connection with entering into the Share Purchase Agreement and the transactions contemplated thereby, the Company on April 4, 2017 also entered into a Senior Secured Credit Facilities Commitment Letter (together with all exhibits thereto, the “Commitment Letter”) with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc. (collectively, the “Commitment Parties”). Pursuant to the Commitment Letter and subject to the terms and conditions set forth therein, the Commitment Parties have committed to provide senior secured credit facilities of up to $1.15 billion consisting of (i) a $575 million senior secured term loan to the Company on the Closing Date, (ii) a senior secured term loan in Euros in an amount equal to $175 million to certain European subsidiaries of the Company (collectively, the “Foreign Borrowers”) on the Closing Date, and (iii) a $400 million revolving facility available to the Foreign Borrowers or the Company (collectively, the “Financing”). The proceeds of the term loans and a portion of the revolving credit loans are expected to be used at the Closing for the purpose of funding (i) the payment of $172.5 million of the consideration to be paid in cash in respect of the Combination, (ii) the repayment of an estimated amount of approximately $66 million of existing indebtedness of the Company and its subsidiaries, (iii) the repayment of an estimated amount of approximately $752 million of indebtedness of Houghton and its subsidiaries, and (iv) the payment of an estimated amount of approximately $50 million of fees and expenses incurred in connection with the foregoing. It is also expected that the remainder of the revolving facility would remain available to provide liquidity for the Company after the Closing for general corporate purposes. The commitment to provide the Financing is subject to certain terms and conditions, including the negotiation of definitive documentation and other customary closing conditions consistent with the Share Purchase Agreement and Commitment Letter. We have negotiated the terms of the credit agreement and the form of the guaranty agreement (neither of which have yet become effective and both of which need some additional information and/or schedules before they are complete) and expect to complete the negotiation of the remainder of the definitive agreements governing the Financing and finalize the documentation before the Closing.

Impact of the Issuance on Existing Shareholders

The Issuance will significantly dilute the Common Stock ownership percentages of our existing shareholders. As of the Record Date, there were [●] shares of Common Stock issued and outstanding. When the Combination is completed, the Common Stock owned by the Sellers will represent, in the aggregate, 24.5% of the issued and outstanding shares of Quaker’s Common Stock immediately after the Closing, or a number of shares of voting Preferred Stock having in the aggregate 24.5% of the voting rights applicable to the Company’s outstanding voting securities and economic, and other rights equivalent to the Common Stock. Each Seller will be entitled to that portion of the Consideration Shares represented by its ownership interest in Houghton as of the Closing. The issuance of the Consideration Shares will have a dilutive effect on the holdings of existing shareholders, with shareholders having, as a practical matter, 75.5% of the voting power that they had immediately prior to the Issuance as compared to the total votes outstanding (subject to the effects of the Charter Amendment, if adopted).

As a result of the Issuance, Gulf will become our largest shareholder with substantial influence over matters submitted to a vote of our shareholders, including the election of directors, amendment of our organizational documents, acquisitions or other business combinations involving Quaker, and potentially the ability to prevent extraordinary transactions such as a takeover attempt.

Quaker Board of Directors following the Combination

As a result of the Combination, Gulf will initially be entitled to representation on our Board, the size of which we expect to be increased from nine to twelve members at or before the Closing, resulting in three vacancies in the Board. Under the terms and subject to the conditions of the Shareholder Agreement, three individuals designated by Gulf, who have not yet been identified, will be appointed to the Board at the Closing to fill those vacancies, each to serve on one of our Board’s three separate director classes; provided that such individuals satisfy the eligibility standards established by the New York Stock Exchange and the Company’s Nominating and Corporate

Governance Committee. Gulf will thereafter have the right, at the annual meetings of our shareholders, to nominate to our Board (i) three directors so long as its beneficial ownership of the Common Stock (or Common and Preferred Stock, considered as a single class, if Preferred Stock is issued as Consideration Shares) exceeds 19%, (ii) two directors so long as its beneficial ownership of the Common Stock (or Common and Preferred Stock, considered as a single class, if Preferred Stock is issued as Consideration Shares) exceeds 14% and (iii) have the right to nominate one director so long as its beneficial ownership of the Common Stock (or Common and Preferred Stock, considered as a single class, if Preferred Stock is issued as Consideration Shares) exceeds 10%. Upon the mutual agreement of the Company and the Sellers, Gulf may be entitled to two of nine directors, instead of three of twelve directors.

Dissenters’ or Appraisal Rights of Existing Shareholders

Under applicable Pennsylvania law, the Company’s shareholders do not have dissenters’ or appraisal rights in connection with the Issuance, and we do not plan to independently provide shareholders with any such rights.

Registration of Certain Shares of Quaker Common Stock issued in the Combination

The shares of Quaker Common Stock issued to Sellers in the Combination will not be registered under the Securities Act of 1933, (as amended, the “Securities Act”), and will be subject to various restrictions and limitations on transfer under U.S. securities laws. The Company has agreed to register the shares of Gulf upon certain term and conditions as set forth in the Shareholder Agreement, described above. The Company has also agreed upon certain terms and conditions to register the Consideration Shares issued to the individual stockholders of Houghton, within thirty days of the Closing.

Anticipated Accounting Treatment of the Combination

Quaker prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (referred to as GAAP). The Combination will be accounted for by Quaker using GAAP. Quaker expects to allocate the purchase price being paid by it to the fair value of Houghton’s tangible and intangible assets as of the Closing Date, with the excess purchase price, if any, being recorded as goodwill.

Material U.S. Federal Income Tax Consequences of the Combination

The Combination will not result in any taxable gain or loss for U.S. federal income tax purposes to Quaker or to any Quaker shareholder in his, her or its capacity as a Quaker shareholder. Quaker shareholders who are also Sellers, if any, should consult their own tax advisors as to the tax consequences of participating in the Combination with respect to their Houghton stock, or the shares of Quaker Common Stock (or Preferred Stock) they may be entitled to receive in the Combination.

Vote Required and Recommendation of the Board

With respect to the proposal for the approval of the Issuance, you may vote in favor of the proposal, against the proposal or abstain from voting on the proposal. Approval of the proposal requires the affirmative vote of the holders of a majority in voting power of the shares of stock present or represented and voting on the proposal (so long as a quorum is present at the Meeting). Abstentions, failures to vote and broker non-votes, if any, are not considered votes cast and will therefore have no effect on the outcome of the vote on this proposal.

The Board evaluated the Combination and consulted with our management and financial and legal advisors. The Board:

•	Determined that the Combination, including the Issuance, is advisable and in the best interests of the Company and unanimously approved the Combination; and

•	Determined to recommend that our shareholders approve the Issuance.

•	In reaching these decisions, the Board consulted with its financial advisors and legal counsel and with management, and considered many factors, including without limitation the following, each of which the Board believed supported its decision:

•	The Issuance is required to complete the Combination;

•	The Combination will increase scale in the Company’s operations;

•	The Combination will diversify the Company’s global footprint and position the combined company as a top provider in several key global markets;

•	The Combination is expected to lead to further diversification of the Company’s product portfolio;

•	The Combination is expected to provide a number of financial benefits, including cost synergies, a positive impact on the Company’s earnings, and the potential for further revenue growth through cross-selling of complementary products and services;

•	Our ability to use our Common Stock as currency, compared to the cost of capital that would be required for us to achieve the same expansion of our business through additional indebtedness or internal growth;

•	Historical and current information concerning the Company’s and Houghton’s respective businesses, including trends in financial performance, financial condition, operations and competitive position. The Board also considered the historic financial performance and condition of Houghton, as well as certain projections for Houghton, in light of the Company’s due diligence review of Houghton.

•	The terms and conditions of the Share Purchase Agreement, including the purchase price;

•	Our prospects if the Combination is not completed;

•	The opinion of the Valence Group provided to the Board; and

•	The Company’s historical stock price and the price at which the Common Stock may be issued to the Sellers in connection with the Combination.

In the course of its deliberations, the Board also considered a variety of risks and other potentially negative factors concerning the Combination, including the following:

•	The substantial dilution to the Company’s shareholders as a result of the Issuance;

•	The risk that regulatory authorities might require divestitures in order to grant approval of the Combination, though these risks are partially mitigated by (i) the potential adjustment to purchase price that may be triggered by such divestitures, and (ii) the ability of the Company to abandon the Combination if the divestitures required exceed a certain threshold.

•	The risk that the Combination is not conditioned on the Company’s ability to obtain financing and the risk that the financing expected pursuant to the Commitment Letter will not be concluded on favorable terms, or at all.

•	The risk that the Combination might not be completed in a timely manner or at all due to failure to satisfy the closing conditions, a number of which are outside of the Company’s control;

•	If the Combination is not completed, the potential adverse effect of the public announcement of the termination of the Combination on our business;

•	The possible volatility, at least in the short term, of the trading price of the Common Stock resulting from the announcement and pendency of the Combination and the Issuance;

•	The fact that under the Shareholder Agreement, a previously unrelated party will become our most significant shareholder with the right to nominate up to three directors to the Board of the Company, one in each class, and that the Company will increase the size of the Board by three members to add Gulf’s director designees to the Board (although in some cases, Gulf would instead nominate two directors out of nine);

•	The fact that the Sellers’ large ownership stake may make it more difficult and expensive for a third party to pursue a strategic transaction with the Company in the future, including a change of control of the Company, even if such a transaction would generally benefit the Company’s shareholders;

•	The possibility that the financial and strategic benefits expected to be achieved by the Combination might not be obtained on a timely basis or at all, which would have a detrimental effect on our results of operations; and

•	The risks and costs that could be borne by us if the Combination is not completed, including the diversion of management and employee attention supporting the Combination, the potential adverse effect on our business and the requirement that the Company reimburse Houghton and the Sellers for their documented out-of-pocket transaction expenses, up to $10 million, if the Sellers terminate the Share Purchase Agreement due to the Company’s failure to obtain our shareholders’ approval of the Issuance.

The Board also considered a number of risks involved with the Combination which are described under the section entitled “Risk Factors” in this proxy statement.

The foregoing discussion of the information considered by the Board is not exhaustive, but includes the material factors that the Board considered in approving the Combination and related agreements, and recommending approval of the Issuance by the Company’s shareholders. In view of the wide variety of factors considered by the Board in connection with its evaluation of the Combination and the complexity of these factors, the Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign any specific or relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual directors may have assigned different weights to different factors. The Board did not reach any specific conclusion on each factor considered, but instead conducted an overall analysis of the totality of the benefits and risks relating to the Combination. The Board discussed the factors described above, including asking questions of senior management and legal and financial advisors, and determined that the Combination was advisable and in the best interests of the Company and its shareholders.

After careful consideration, the Board unanimously recommends that the Company’s shareholders vote “FOR” Proposal 2 to approve the Issuance.

PROPOSAL 3 – APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT OF THE MEETING

Adjournment or Postponement

If there are insufficient votes at the time of the Meeting to approve Proposals 1 and 2, we may propose to adjourn the Meeting for the purpose of soliciting additional proxies to approve Proposals 1 and 2. We currently do not intend to propose adjournment at the Meeting if there are sufficient votes to approve Proposals 1 and 2. The Board believes this proposal to be advisable and in the best interests of the Company’s shareholders because it gives the Company the flexibility to solicit the vote of additional holders of the Company’s voting securities to vote on matters the Board deems important to the Company.

Vote Required and Board Recommendation

The affirmative vote of a majority of votes cast by the Company’s shareholders at the meeting is required for approval of this Proposal 3. Abstentions, failures to vote and broker non-votes, if any, will have no effect.

The Board unanimously recommends that you vote “FOR” approval of the proposal to adjourn or postpone the Meeting if there are insufficient votes at the time of the Meeting, represented in person or by proxy, to approve Proposals 1 and 2.

SELECTED FINANCIAL DATA OF QUAKER

The following tables set forth selected historical financial information derived from Quaker’s (i) audited financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 incorporated by reference elsewhere in this proxy statement, (ii) audited financial statements as of December 31, 2014, 2013 and 2012 and for the years ended December 31, 2013 and 2012 not included in this proxy statement and (iii) unaudited financial statements incorporated by reference elsewhere in this proxy statement as of March 31, 2017 and for the three months ended March 31, 2017 and 2016. You should read the following selected financial information in conjunction with the section entitled ‘‘Quaker Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and Quaker’s financial statements and the related notes appearing elsewhere in this proxy statement, or incorporated herein by reference.

	Year Ended December 31,
(in thousands, except dividends and per share data):	2016 pro forma (combined) (2)(9)	2016 (2) actual	2015 (3)(7) (re-cast) actual	2014 (4)(7) (re-cast) actual	2013 (5)(7) (re-cast) actual	2012 (6)(7) (re-cast) actual
Summary of Operations:
Net sales	$1,513,471	$746,665	$737,555	$765,860	$729,395	$708,226
Income before taxes and equity in net income of associated companies	52,473	84,009	70,230	78,293	72,826	62,948
Net income attributable to Quaker Chemical Corporation	39,238	61,403	51,180	56,492	56,339	47,405
Per share:
Net income attributable to Quaker Chemical Corporation Common Shareholders – basic	$2.26	$4.64	$3.84	$4.27	$4.28	$3.64
Net income attributable to Quaker Chemical Corporation Common Shareholders – diluted	$2.25	$4.63	$3.84	$4.26	$4.27	$3.63
Dividends declared	1.355	1.355	1.260	1.150	0.995	0.975
Dividends paid	1.33	1.33	1.24	1.10	0.99	0.97
Financial Position
Working capital (7)		$249,057	$233,517	$218,982	$191,222	$163,870
Total assets (7)		692,028	680,727	664,376	583,642	535,790
Long-term debt		65,769	81,439	75,328	17,321	30,000
Total equity		412,606	381,243	365,135	344,696	289,676

	Three Months ended March 31		Three Months ended March 31, 2016 (actual)
(in thousands, except dividends and per share data):	Pro forma 2017 (combined) (1)(8)	2017 (actual) (1)
Summary of Operations:
Net sales	$391,531	$194,909	$178,077
Income before taxes and equity in net income of associated companies	22,224	13,520	19,547
Net income attributable to Quaker Chemical Corporation	16,833	6,992	12,946
Per share:
Net income attributable to Quaker Chemical Corporation Common Shareholders – basic	$0.96	$0.53	$0.98
Net income attributable to Quaker Chemical Corporation Common Shareholders – diluted	$0.96	$0.52	$0.98
Dividends declared	0.345	0.345	0.320
Dividends paid	0.345	0.345	0.320
Financial Position
Working capital (7)	$352,218	$255,688
Total assets (7)	2,711,246	709,006
Long-term debt	930,417	65,649
Total equity	1,015,232	421,975

Notes to the above tables:

(1)	Net income attributable to Quaker Chemical Corporation in the three months ended March 31, 2017 includes equity income from a captive insurance company of $0.6 million after tax; offset by $9.1 million of Houghton combination-related expenses including certain legal, regulatory, environmental, financial and other advisory and consultant costs incurred with the strategic evaluation of, diligence on, and execution of the definitive agreement to combine with Houghton; and $0.3 million of charges related to a cost streamlining initiative associated with the Company’s corporate staff.
(2)	Net income attributable to Quaker Chemical Corporation in 2016 includes equity income from a captive insurance company of $1.7 million after tax; and $0.4 million of a credit related to the Company’s 2015 global restructuring program; offset by $1.5 million of Houghton combination-related expenses; and an after-tax charge of $0.1 million related to a currency conversion charge at the Company’s 50% owned equity affiliate in Venezuela.
(3)	Net income attributable to Quaker Chemical Corporation in 2015 includes equity income from a captive insurance company of $2.1 million after tax; offset by an after-tax charge of $2.8 million related to a currency conversion charge at the Company’s 50% owned equity affiliate in Venezuela; $2.8 million of Verkol’s transaction-related expenses; $0.2 million of charges related to cost streamlining initiatives in the Company’s South American segment; $0.3 million of charges related to certain U.S. customer bankruptcies; and $6.8 million of charges related to the Company’s 2015 global restructuring program.
(4)	Net income attributable to Quaker Chemical Corporation in 2014 includes equity income from a captive insurance company of $2.4 million after tax; offset by an after-tax charge of $0.3 million related to a currency conversion charge at the Company’s 50% owned equity affiliate in Venezuela; $1.2 million of charges related to cost streamlining initiatives in the Company’s EMEA and South American segments; a $0.9 million charge related to a U.K. pension plan amendment; and $0.8 million of charges related to certain customer bankruptcies.
(5)

Net income attributable to Quaker Chemical Corporation in 2013 includes equity income from a captive insurance company of $5.5 million after tax; an increase to other income of $2.5 million related to a mineral oil excise tax refund; and an increase to other income of $0.5 million related to a change in an acquisition-related earnout liability; partially offset by an after-tax charge of $0.4 million related to a currency conversion charge at the Company’s 50% owned equity affiliate in Venezuela; $1.4 million of charges related to cost streamlining initiatives in the Company’s EMEA and South American segments; and a $0.8 million net charge related to a non-income tax contingency.
(6)	Net income attributable to Quaker Chemical Corporation in 2012 includes equity income from a captive insurance company of $1.8 million after tax; and an increase to other income of $1.7 million related to a change in an acquisition-related earnout liability; partially offset by a charge of $1.3 million related to the bankruptcy of certain customers in the U.S.; and a charge of $0.6 million related to CFO transition costs.
(7)	The working capital and total assets for the years ended December 31, 2015, 2014, 2013 and 2012, respectively, have been re-cast to reflect the Company’s early adoption in 2016 of an accounting standard update regarding the classification of deferred taxes on the balance sheet. The update requires that all deferred tax assets and liabilities, along with any related valuation allowances, be classified as noncurrent on the balance sheet.
(8)	Net income attributable to Houghton in the three months ended March 31, 2017 includes approximately $0.9 million of transaction-related fees associated with this Combination, $0.3 million of costs related to past streamlining initiatives, a $0.2 million non-income related tax charge and $0.3 million of management fees paid to its owners.
(9)	Net income attributable to Houghton in the twelve months ended December 31, 2016 includes approximately $1.8 million of restructuring expenses, a $40.9 million goodwill and intangible asset impairment loss, $3.4 million of transaction-related fees, largely associated with this Combination, $2.2 million of costs related to past streamlining initiatives, a $1.0 million expense related to the settlement of a past legal case, a $2.0 million non-income related tax charge and $3.0 million of management fees paid to its owners.

SELECTED FINANCIAL DATA OF HOUGHTON

The following table sets forth selected historical financial information derived from Houghton’s (i) audited financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 included elsewhere in this proxy statement, (ii) audited financial statements as of December 31, 2014, 2013 and 2012 and for the years ended December 31, 2013 and 2012 not included in this proxy statement and (iii) unaudited financial statements included elsewhere in this proxy statement as of March 31, 2017 and for the three months ended March 31, 2017 and 2016. You should read the following selected financial information in conjunction with the section entitled ‘‘Houghton Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and Houghtons’s financial statements and the related notes appearing elsewhere in this proxy statement.

(in thousands, except dividends and per share data):	Three Months Ended March 31,		Year ended December 31,				(unaudited) Pro Forma Year ended December 31, 2012	December 20 to December 31, 2012	January 1 to December 19, 2012
	2017	2016	2016	2015	2014	2013
Statement of Operations Data
Net sales	$196,622	$186,376	$766,806	$781,792	$840,787	$829,678	$837,780	$14,860	$822,920
(Loss) income before income taxes and equity in net income of investee	(4,335)	(699)	(51,054)	(14,047)	(8,793)	(22,569)	(1,961)	(20,602)	20,253
Net (loss) income attributable to Global Houghton Ltd.	(2,135)	1,423	(36,563)	(35)	(5,367)	(16,641)	(4,693)	(15,624)	14,456
(Loss) earnings per share, basic	(0.69)	0.46	(11.74)	(0.01)	(1.72)	(5.33)	N/A	(5.08)	7.15
(Loss) earnings per share, diluted	(0.69)	0.46	(11.74)	(0.01)	(1.72)	(5.33)	N/A	(5.08)	7.15
Dividends declared	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Dividends paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Weighted Average Shares Outstanding	3,114	3,114	3,114	3,095	3,074	3,074	N/A	3,074	2,023

Balance Sheet Data
Working capital	134,570		127,758	143,304	153,555	45,209		153,189
Total Assets	1,091,655		1,057,242	1,121,456	1,260,022	1,368,724		1,406,335
Long term debt	705,487		703,035	706,114	737,047	960,733		1,085,066
Total shareholders’ equity	103,212		102,211	165,031	216,878	(33,898)		(14,826)

On December 19, 2012, Gulf Oil International acquired Houghton International. As a result of the Gulf Transaction and in accordance with U.S. GAAP, the statements of operations and cash flows for 2012 are presented as two periods: the Predecessor Period from January 1, 2012 through December 19, 2012, which relates to the 353-day period immediately preceding the Gulf Transaction, and the twelve-day Successor Period from December 20, 2012 through December 31, 2012. In order to provide readers with data regarding results of operations for the full year 2012 for purposes of comparison with other full year periods, there have been included in the tables a comparison of results of operations for years 2013 through 2016 in accordance with U.S. GAAP against results of operations for the full year 2012 on a pro forma basis after giving effect to the Gulf Transaction and related financing as if such transactions had occurred on January 1, 2012. The 2012 pro forma data are provided for illustrative and comparison purposes only, do not necessarily reflect what actual results of operations would have been if the Gulf Transaction and related financings had occurred on January 1, 2012 and may not be indicative of results of operations in the future.

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

On April 4, 2017, Quaker Chemical Corporation (the “Company”) entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with Global Houghton Ltd., an exempted company incorporated under the laws of the Cayman Islands (“Houghton”), Gulf Houghton Lubricants, Ltd., an exempted company incorporated under the laws of the Cayman Islands (“Gulf”), certain current and former members of the management of Houghton (collectively with Gulf, the “Sellers”) and Gulf as representative for the Sellers (in this capacity, the “Sellers’ Representative”).

The following unaudited pro forma condensed combined balance sheet as of March 31, 2017 is based on the historical consolidated financial statements of the Company, the historical financial statements of Houghton and the impact of the Combination on the Company’s financial position. The unaudited pro forma condensed combined statements of operations present the combined results of the Company’s operations with Houghton as if the Combination had occurred for the three months ended March 31, 2017 and for the twelve months ended December 31, 2016, respectively and include adjustments that are directly attributable to the Combination which are expected to have a continuing impact on the combined results, and are factually supportable. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what our financial position or results of operations actually would have been had we completed the Combination at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Company after the Closing.

These Unaudited Pro Forma Condensed Financial Statements should be read in conjunction with the:

•	Separate historical financial statements of the Company as of and for the year ended December 31, 2016, which is incorporated by reference to its Annual Report on Form 10-K for the year ended December 31, 2016;

•	Separate historical financial statements of Houghton as of and for the year ended December 31, 2016 included elsewhere in this proxy statement beginning on page F-1;

•	Separate historical financial statements of the Company as of and for the three months ended March 31, 2017, which is incorporated by reference to its Quarterly Report on Form 10-Q for the three months ended March 31, 2017; and

•	Separate historical financial statements of Houghton as of and for the three months ended March 31, 2017 included elsewhere in this proxy statement beginning on page F-51.

Quaker Chemical Corporation

Unaudited Pro-Forma Condensed Combined Balance Sheet

As of March 31, 2017

(In Thousands)

	Quaker Chemical Corporation	Houghton	Pro Forma Adjustments	Pro Forma Footnotes	Pro Forma Condensed Combined
Assets
Current Assets
Cash and cash equivalents	$90,593	$50,988	$—		$141,581
Accounts receivable, net	201,929	144,212	7,470	A	353,611
Inventories, net	87,117	81,723	10,498	B	179,338
Prepaid expenses and other assets	15,237	21,110	(7,870)	A	28,477

Total Current Assets	394,876	298,033	10,098		703,007

Property, plant, and equipment, net	85,233	75,543	47,239	C	208,015
Goodwill	81,683	259,164	283,107	D	623,954
Other intangible assets, net	71,850	396,672	570,141	E	1,038,663
Investment in associated companies	24,063	48,510	—		72,573
Non-current deferred tax asset	22,460	13,483	—		35,943
Other assets	28,841	250	—		29,091

Total Assets	$709,006	$1,091,655	$910,585		$2,711,246

Liabilities and Equity
Current liabilities
Current portion of long term debt	$—	$22,593	$14,907	F	$37,500
Short term borrowing	726	6,965	(7,691)	F	—
Accounts and other payable	90,215	89,242	—		179,457
Accrued compensation	13,754	14,655	—		28,409
Accrued restructuring	530	—	—		530
Other current liabilities	33,963	30,008	40,922	G	104,893

Total Current Liabilities	139,188	163,463	48,138		350,789

Long-Term Debt	65,649	705,487	159,281	F	930,417
Non-current deferred tax liabilities	12,101	48,895	219,758	I	280,754
Other non-current liabilities	70,093	63,961			134,054

Total Liabilities	287,031	981,806	427,177		1,696,014

Mezzanine Equity
Redeemable Stock Purchase Shares	—	6,637	(6,637)	H	—

Equity
Common Stock	13,291	31	4,282	H	17,604
Capital in excess of par value	112,838	305,414	302,715	H	720,967
Retained Earnings (accumulated deficit)	366,819	(76,830)	57,645	H	347,634
Treasury Stock	—	(796)	796	H	—
Accumulated other comprehensive loss	(81,961)	(124,607)	124,607	H	(81,961)

Total Shareholder Equity	410,987	103,212	490,045		1,004,244

Non-controlling interest	10,988	—	—		10,988

Total Equity	421,975	103,212	490,045		1,015,232

Total Liabilities and Equity	$709,006	$1,091,655	$878,908		$2,679,569

The accompanying notes are an integral part of the unaudited pro-forma condensed combined financial statements.

Quaker Chemical Corporation

Unaudited Pro-Forma Condensed Combined Statement of Operations

Twelve months ended – December 31, 2016

(In Thousands, except per share data)

	Quaker Chemical Corporation	Houghton	Pro Forma Adjustments	Pro Forma Footnotes	Pro Forma Condensed Combined
Net Sales	$746,665	$766,806	$—		$1,513,471
Cost of goods sold	467,072	499,934	1,256	C/K	968,262

Gross Profit	$279,593	$266,872	$(1,256)		$545,209
Selling, general, and administrative expenses	196,981	218,246	(2,483)	C/K/G/E	412,744
Restructuring	(439)	1,797	—		1,358
Goodwill and intangibles impairment loss	—	40,922	—		40,922
Other operating expense	—	1,780	—		1,780

Operating income	$83,051	$4,127	$1,227		$88,405

Other income (expense), net	1,810	(4,869)	—		(3,059)
Interest income	2,037	176	—		2,213
Interest expense	(2,889)	(50,488)	18,291	F	(35,086)

Income (loss) before taxes and equity	$84,009	$(51,054)	$19,518		$52,473
Taxes	23,226	(5,188)	5,120	I	23,158

Income (loss) before equity	$60,783	$(45,866)	$14,398		$29,315
Equity in net income of associated companies	2,256	9,255	—		11,511

Net Income (loss)	$63,039	$(36,611)	$14,398		$40,826
Net Income (loss) attributable to non-controlling interest	1,636	(48)	—		1,588

Net Income (loss) attributable to Quaker-Houghton	$61,403	$(36,563)	$14,398		$39,238

Weighted average common shares:
Basic	13,136		4,263		17,399
Diluted	13,160		4,263		17,423

Earnings per share:
Basic	$4.64				$2.26
Diluted	$4.63				$2.25

The accompanying notes are an integral part of the unaudited pro-forma condensed combined financial statements.

Quaker Chemical Corporation

Unaudited Pro-Forma Condensed Combined Statement of Operations

Three months ended – March 31, 2017

(In Thousands, except per share data)

	Quaker Chemical Corporation	Houghton	Pro Forma Adjustments	Pro Forma Footnotes	Pro Forma Condensed Combined
Net Sales	$194,909	$196,622	$—		$391,531
Cost of goods sold	124,022	129,190	78	C/K	253,290

Gross Profit	$70,887	$67,432	$(78)		$138,241
Selling, general, and administrative expenses	48,054	58,627	473	C/K/G/E/J	107,154
Combination-related costs	9,075	—	(9,075)	G	—
Restructuring	—	103	—		103
Other operating expense	—	199	—		199

Operating income	$13,758	$8,503	$8,524		$30,785

Other (expense) income, net	(105)	(397)	168	J	(334)
Interest income	523	22	—		545
Interest expense	(656)	(12,463)	4,347	F	(8,772)

Income (loss) before taxes and equity	$13,520	$(4,335)	$13,039		$22,224
Taxes	6,865	36	1,063	I	7,964

Income (loss) before equity	$6,655	$(4,371)	$11,976		$14,260
Equity in net income of associated companies	959	2,236	—		3,195

Net Income (loss)	$7,614	$(2,135)	$11,976		$17,455
Net income (loss) attributable to non-controlling interest	622	—	—		622

Net Income (loss) attributable to Quaker-Houghton	$6,992	$(2,135)	$11,976		$16,833

Weighted average common shares:
Basic	13,176		4,276		17,452
Diluted	13,221		4,276		17,497

Earnings per share:
Basic	$0.53				$0.96
Diluted	$0.52				$0.96

The accompanying notes are an integral part of the unaudited pro-forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

Note 1: Description of transaction and basis of presentation

On April 4, 2017, the Company entered into the Share Purchase Agreement with Houghton, Gulf, certain members of the management of Houghton and Gulf as the Sellers’ Representative.

The Company anticipates completing the Combination during the fourth quarter of 2017 or the first quarter of 2018. At the Closing, the shares of Houghton will be sold for an aggregate purchase price (subject to adjustment as provided in the Share Purchase Agreement) of: (1) $172,500,000 in cash; and (2) Consideration Shares of Common Stock, comprising 24.5% of the Common Stock outstanding immediately after the Closing, which based on an estimated $142 closing stock price of shares of our Common Stock on the New York Stock Exchange, would have a value of approximately $612.5 million. There can be no assurance as to what the value of the Consideration Shares will be at the Closing. If the proposed Charter Amendment is not approved by the Company’s shareholders at the Meeting, the Company will instead issue, as the Consideration Shares, shares of a new series of voting Preferred Stock of the Company having in the aggregate 24.5% of the voting rights applicable to the Company’s outstanding voting securities and economic, and other rights equivalent to the Common Stock. The terms of the Share Purchase Agreement and other aspects of the Combination are more fully described elsewhere in this proxy statement.

Note 2: Purchase price

The Combination will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill. In addition, ASC 805 establishes that the Common Stock issued to effect the Combination be measured at the date the Combination is completed at the then-current market price for such shares.

Given the above considerations for the Combination, the following is a preliminary estimate of the consideration to be paid by Quaker (in millions):

Cash transferred	$172.5
Estimated value of Quaker shares to be issued to Houghton	612.5

Total value of consideration transferred	$785.0

The estimated value of the consideration does not purport to represent the actual value of the total consideration that will be received by Houghton’s shareholders when the Combination is completed. In accordance with GAAP, the fair value of the equity securities issued as part of the consideration will be measured at the Closing at the then-current market price. This requirement will likely result in a per share value component different from the $142 per share assumed in this calculation, and that difference may be material. For example, an increase or decrease of 10% in the price of Company’s Common Stock prior to the Closing of the Combination from the price of the Company’s Common Stock assumed in these unaudited pro forma condensed combined financial statements would change the value of the consideration by approximately $61.2 million, which we expect would be reflected as an equivalent increase or decrease to goodwill.

The following is a summary of the preliminary estimated fair values of the net assets acquired (in millions):

Total estimated consideration transferred	$785.0

Cash and cash equivalents	50.9
Accounts receivable	151.7
Inventories	92.2
Prepaid expenses and other assets	13.7
Deferred tax assets	13.6
Property, plant and equipment	122.8
Investments in associated companies	48.5
Other assets	0.3
Other intangible assets	966.8

Total Assets	$1,460.5

Accounts payable, accrued expenses and other current liabilities	$133.9
Deferred tax liabilities	268.7
Long term debt	751.2
Other non-current liabilities	64.0

Net Assets	$242.7

Goodwill	$542.3

The Company has made preliminary allocation estimates based on limited information and will not have sufficient information to make final allocations until after the completion of the Combination. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after the Closing. The Company anticipates that the valuations of the acquired assets and liabilities will include, but not be limited to, inventory, property, plant and equipment, customer relationships, formulation, tradenames, trademarks and brand names, other intellectual property, and potentially other intangible assets. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

The final Combination consideration, and amounts allocated to assets acquired and liabilities assumed in the Combination, could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the Combination from those preliminary valuations presented in these unaudited pro forma condensed combined financial statements would likely result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the Combination. In addition, if the value of the acquired assets is higher than the preliminary indication, it may result in higher amortization and depreciation expense than is presented in these unaudited pro forma condensed combined financial statements.

Note 3: Pro forma adjustments

Pro forma adjustments are necessary to reflect the financial statements of the Company and Houghton on a combined basis. The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet and statements of operation are as follows:

(a) Includes a $7.5 million reclassification from prepaid expenses and other assets to accounts receivable, net to adjust Houghton’s accounting policy as it relates to the classification of certain foreign financial instruments to Quaker’s accounting policy and also includes a decrease to other current assets of $0.4 million to reflect the write-off of Quaker’s previously capitalized financing fees as a result of entering into Senior Secured Credit Facilities to finance the Combination.

(b) Reflects the preliminary estimated fair value adjustment to inventory to be acquired in the Combination. As raw materials inventory was assumed to be at market value, the adjustment is primarily related to finished goods inventory. The preliminary fair value of finished goods inventory to be acquired in the Combination was determined based on an analysis of estimated future selling prices, costs of disposal, and gross profit on disposal costs. The audited historical condensed statements of operations and unaudited pro forma condensed combined statements of operations do not reflect the impacts on cost of sales of an increase of $10.5 million due to this estimated purchase accounting adjustment; this amount is directly related to the Combination and is not expected to have a continuing impact on the Company’s operations after the acquired inventory is sold. The Company expects that the fair value adjustment to its acquired inventory will be fully reflected in its costs of goods sold within three months after the Closing.

(c) Represents the adjustment to property, plant and equipment to reflect the preliminary fair market value and the depreciation expense related to the change in fair value of property, plant and equipment recorded in relation to the Combination. The amounts assigned to property, plant and equipment, the estimated useful lives, and the estimated depreciation expense related to the property, plant and equipment acquired are as follows (in millions):

	Preliminary fair value	Estimated weighted average life (years)	Depreciation expense for the year ended December 31, 2016	Depreciation expense for the three months ended March 31, 2017
Land	$11.7	—	$—	$—
Buildings and improvements	37.7	25	1.5	0.4
Machinery and equipment	60.9	10	6.1	1.5
Furniture and fixtures	2.9	8	0.4	0.1
Information technology	7.0	4	1.8	0.5
Construction in progress	2.6	10	0.3	0.1

Total	$122.8		$10.1	$2.6
Less: Houghton historical net property, plant and equipment and depreciation expense	75.6		$11.2	$2.9

Pro forma adjustments	$47.2		$(1.1)	$(0.3)

Depreciation expense has been estimated based upon the nature of activities associated with the property, plant and equipment to be acquired. Therefore, for purposes of these unaudited pro forma condensed combined financial statements, the Company has $0.7 million and $0.4 million of estimated decreases in depreciation expense in cost of goods sold and selling, general and administrative expenses, respectively, for the year ended December 31, 2016; and $0.2 million and $0.1 million, respectively, for the three months ended March 31, 2017. With other assumptions held constant, a 10% change in the fair value for property, plant and equipment would increase or decrease annual pro forma depreciation expense by approximately $1.0 million.

(d) Reflects the preliminary estimated adjustment to goodwill as a result of the Combination. Goodwill represents the excess of the consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed as described in Note 2. The goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment exists. In the event management determines that the value of goodwill has become impaired, the Company will incur an accounting charge for the amount of the impairment during the period in which the determination is made. The goodwill is attributable to the expected synergies of the combined business operations, new growth opportunities, and the acquired assembled and trained workforce of Houghton. The goodwill is not expected to be deductible for tax purposes.

The preliminary pro forma adjustment to goodwill is calculated as follows (in millions):

Preliminary purchase price	$785.0
Less: Fair value of net assets to be acquired	242.7

Total estimated goodwill	542.3
Less: Houghton historical goodwill	259.2

Pro forma adjustment	$283.1

(e) Reflects the pro forma impact of the recognized identifiable intangible assets that are being acquired and the related amortization expense related to the change in fair value of identifiable intangible assets to be acquired. The preliminary amounts assigned to the identifiable intangible assets, the estimated useful lives, and the estimated amortization expense related to these identifiable intangible assets are as follows (in millions):

	Preliminary fair value	Estimated weighted average life (years)	Amortization expense for the year ended December 31, 2016	Amortization expense for the three months ended March 31, 2017
Customer relationships	$683.5	20	$34.2	$8.5
Formulations and technical know-how	193.4	15	12.8	3.2
Trade names and trademarks	67.7	—	—	—
Brand names	19.3	—	—	—
Non-compete agreements	2.9	2	1.5	0.4

Total	$966.8		$48.5	$12.1
Less: Houghton historical intangible assets and amortization expense	396.7		43.9	10.4

Pro forma adjustments	$570.1		$4.6	$1.7

The Company has reflected the estimated additional amortization expense of $4.6 million and $1.7 million in Selling, general and administrative expenses for the year ended December 31, 2016 and three months ended March 31, 2017, respectively. With other assumptions held constant, a 10% change in the fair value for amortizable intangible assets would increase or decrease annual pro forma amortization by approximately $4.9 million.

The estimated fair value of amortizable intangible assets was based on reasonable estimates, however, the fair values assigned should be considered preliminary and these amounts will ultimately be updated after the Closing upon a full valuation being performed on Houghton as of the Closing. The estimated fair value of the amortizable intangible assets is expected to be amortized on a straight-line basis over their estimated useful lives. The amortizable useful lives reflect the periods over which the assets are expected to provide material economic benefit. Specific to the life of the customer relationships and formulations and technical know-how, the lives were determined after consideration of the Company’s historical customer and product attrition patterns. The Company’s preliminary evaluations have indicated that there is relatively low turnover in Houghton’s customers and products and management does not expect that these general patterns will change in the future. The Company estimates that the lives of Houghton’s trade names, trademarks and brand names reflect substantial periods over which they are expected to maintain influence in the market and, therefore, these assets were assigned indefinite lives for amortization purposes. They will not be amortized, but instead will be tested at least annually for impairment. The non-compete agreements will be amortized over the period agreed to in the Share Purchase Agreement.

(f) In connection with entering into the Share Purchase Agreement and the transactions contemplated thereby, the Company also entered into a Senior Secured Credit Facilities Commitment Letter with the Commitment Parties. The Commitment Parties have committed to provide senior secured credit facilities of up to $1.15 billion consisting of (i) a $575 million senior secured term loan to the Company on the Closing Date, (ii) a senior secured term loan in Euros in an amount equal to $175 million to certain European subsidiaries of the Company on the Closing Date, and (iii) a $400 million revolving credit facility. The maturity date of each of these term loans and senior credit facilities will be five years from the date of the Closing, which is when the credit agreement is expected to be executed. The proceeds of the term loans and a portion of the revolving credit loans are expected to be used at the Closing for the purpose of funding (i) the payment of $172.5 million of the consideration to be paid in cash in respect of the Combination, (ii) the repayment of an estimated amount of approximately $66 million of existing indebtedness of the Company and its subsidiaries, (iii) the repayment of an estimated amount of approximately $752 million of indebtedness of Houghton and its subsidiaries, and (iv) the payment of an estimated amount of approximately $50 million of fees and expenses incurred in connection with the foregoing. It is also expected that the remainder of the revolving facility would remain available to provide liquidity for the Company after the Closing for general corporate purposes.

The preliminary adjustment to debt in connection with the Combination is as follows (in millions):

Proceeds from borrowings, net of deferred financing costs	$967.9
Less: Houghton’s historical net debt, including deferred financing costs, debt discounts and $22.6 million of current portion and $7.0 million of short term debt	(735.1)
Less: Quaker’s historical long-term debt	(66.3)

Pro forma adjustment to total debt	$166.5
Less: Incremental current portion of long-term debt	(14.9)
Plus: Pay back of short term debt	7.7

Pro forma adjustment to long-term debt	$159.3

Houghton’s historical net debt of $735.1 million is net of approximately $12.2 million of deferred financing costs and $3.9 million of a discount over its fair value. Excluding these amounts, the carrying value of Houghton’s total borrowings was approximately $751.2 million.

The Senior Credit Facilities have a tiered quarterly amortization. The Company estimates its current portion of long term debt, of the combined entity, will be $37.5 million at Closing. In addition, the Company does not expect to have any material short term borrowings at Closing. The principle amount of the debt at closing is expected to carry a weighted average interest rate of approximately 3%, which was used to estimate the Company’s pro-forma interest expense going forward.

The Company is expected to incur $22.1 million in debt issuance costs in conjunction with the new borrowings; these debt issuance costs will be capitalized as deferred financing costs, netted against long term debt on the pro forma balance sheet, and amortized over the life of the underlying debt instrument. In addition, deferred financing costs of $12.3 million and $0.4 million related to Houghton’s and Quaker’s existing debt, respectively, will be written off in connection with the new acquisition financing.

Given the assumed debt and estimated costs associated with such, the preliminary pro-forma adjustments reflect the estimated interest expense to be incurred by the Company as a result of the new borrowings as follows (in millions):

	Interest expense for the year ended December 31, 2016	Interest expense for the three months ended March 31, 2017
Reversal of amortization of Houghton deferred financing fees written off in pro forma adjustment	$(4.4)	$(1.1)
Reversal of amortization of Quaker deferred financing fees written off in pro forma adjustment	(0.3)	(0.1)
Amortization of estimated capitalized deferred financing costs related to new borrowings	4.4	1.1
Reversal of fair value adjustment related to Houghton’s existing debt	(1.4)	(0.3)
Reversal of Houghton interest expense	(44.7)	(11.1)
Reversal of Quaker interest expense	(2.6)	(0.5)
Estimated interest expense on new borrowings from the Combination (1)	30.7	7.7

Pro forma adjustment	$(18.3)	$(4.3)

(1)	A change of 1⁄8% (12.5 basis points) in the interest rate would result in a $1.2 million change in annual interest expense.

(g) Transaction-related costs that were recorded as either Selling, general and administrative expenses or Combination-related costs during the year ended December 31, 2016 for Quaker and Houghton were $1.5 million and $3.4 million, respectively, and $9.1 million and $0.9 million for the three months ended March 31, 2017, respectively. These costs were eliminated from the unaudited pro forma statement of operations for both periods presented. In addition, the Company had approximately $9.4 million of accruals related to such acquisition costs, yet to be paid, which are reflected in other current liabilities on the March 31, 2017 unaudited pro forma condensed combined balance sheet. Also, the Company has made a pro-forma adjustment to its other current liabilities of $40.9 million, which reflects approximately $22.1 million of estimated debt issuance costs and $18.8 million of estimated additional transaction-related costs that the Company expects to incur to facilitate the Closing.

(h) Represents the elimination of Houghton’s historical equity-related balances. In addition, reflects the issuance of approximately 4.3 million shares of the Company’s common stock at Closing (based upon the number of shares of common stock at March 31, 2017 and an estimated share price of the Company’s Common Stock of $142). Also, Houghton had mezzanine equity related to certain stock purchases considered redeemable, certain treasury shares and existing accumulated other comprehensive income, which will all be eliminated at closing and is adjusted to reflect such in the March 31, 2017 pro forma combined condensed balance sheet.

The unaudited pro forma adjustment to Common Stock is calculated as follows (in millions):

Common stock from Combination (4.3 million shares issued at par value of $1.00)	$4.3
Less: Houghton’s historical common stock	(0.0)

Pro forma adjustment	$4.3

The unaudited pro forma adjustment to Additional Paid-in-Capital is calculated as follows (in millions):

Additional paid-in-capital from Combination (4.3 million shares issued at $142, less common stock)	$608.1
Less: Houghton’s historical additional paid-in-capital	(305.4)

Pro forma adjustment	$302.7

The unaudited pro forma adjustment to Retained Earnings is calculated as follows (in millions):

Non-capitalized Quaker one-time estimated financing related costs, net of tax benefit	$(19.1)
Plus: Houghton historical accumulated deficit	76.8

Pro Forma adjustment	$57.7

Retained earnings was reduced for Quaker’s existing capitalized debt issuance costs and estimated transaction costs to be incurred prior to Closing of $19.1 million related to one-time costs. These estimated transaction costs have been excluded from the unaudited pro forma condensed combined statements of operations as they reflect charges directly attributable to the Combination that will not have an ongoing impact. Quaker expects to incur additional fees related to the Combination after Closing, which will also not have an ongoing impact and will be treated as non-GAAP due to their non-core nature.

(i) Represents the estimated deferred income tax liability to be recorded by the Company as part of the accounting for the Combination, based on the U.S. federal statutory tax rate of 35%. Such rate was multiplied by the preliminary fair value adjustments made to inventory, property, plant and equipment, and other intangible assets acquired, to derive the total incremental deferred tax liabilities. To date, Quaker has not identified any existing deferred tax assets or liabilities currently existing on Houghton’s balance sheet that would need to be eliminated or adjusted to fair value, but may after continued diligence and integration efforts.

For purposes of the unaudited pro forma condensed combined statement of operations and the deferred income tax liability noted above, the U.S. federal statutory tax rate of 35% has been used in the adjustments for all periods presented. This rate does not reflect either Quaker or Houghton’s current or future effective tax rate, which includes other tax items, such as state and foreign taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company. Fair value and other adjustments effective at the closing of the Combination could also be different based on factors including but not limited to tax rates, valuation differences, further information on taxes by jurisdiction, or other factors. In addition, the Combination-related transaction costs are considered to be non deductible for tax purposes, and the Pro-Forma Statements of operations reflect such for the three months ended March 31, 2017 and the twelve months ended December 31, 2016.

(j) The Financial Accounting Standards Board issued an accounting standard update in March 2017, to improve the presentation of net periodic pension and postretirement benefit cost. This accounting standard update required that an employer disaggregate the service cost component from the other components of net benefit cost, provides explicit guidance on how to present the service cost component and the other components of net benefit cost in the statement of operations, and allows only the service cost component of net benefit cost to be eligible for capitalization. During the first quarter of 2017, Quaker elected to early adopt the guidance within this accounting standard update. To adjust for such adoption, Quaker included a pro-forma adjustment to Houghton’s historical financial statements to reflect early adoption of this accounting standard, which resulted in a reclassification to the pro forma condensed combined consolidated statement of operations for the three months ended March 31, 2017, as previously reported selling, general and administrative expense were increased by $0.2 million, with a corresponding increase of $0.2 million to other income.

(k) The twelve months ended December 31, 2016 and three months ended March 31, 2017 pro-forma condensed combined statement of operations include expenses of $1.8 million and $0.3 million that were reclassified from selling, general and administrative costs to cost of goods sold to adjust Houghton’s accounting policy related to environmental, health and safety costs to match Quaker’s existing policies. To date, Quaker has not identified any other material policies, account mappings, or accounting adjustments within Houghton that required other pro-forma adjustments, but may after continued diligence and integration efforts.

HOUGHTON MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

The following discussion and analysis of Houghton’s financial condition and results of operations is intended to help prospective investors understand Houghton’s business, results of operations, liquidity and capital resources and should be read in conjunction with Houghton’s financial statements and related notes. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Houghton’s actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors.

Overview

Houghton is a leading global provider of specialty chemicals and technical services for metalworking and other industrial applications. Its primary products include metalworking fluids and specialty hydraulic fluids. Metalworking fluids are chemical formulations used for a variety of metal processing applications. Houghton’s specialty hydraulic fluids are designed to improve performance in critical hydraulic systems of industrial machinery, offshore drilling rigs and metal rolling applications. Houghton manufactures and markets more than 6,000 specialty chemical formulations developed over Houghton’s 150-year history. Houghton’s products are often customized for a customer’s specific application and can provide cost savings and other benefits to a customer’s manufacturing process, such as increasing machine throughput, extending tool life, reducing corrosion, bacterial growth and waste, and improving surface finishing.

To complement Houghton’s extensive product portfolio, it also offers a broad range of technical services tailored. The scope of technical services Houghton provides depends on each customer’s specific requirements and can range from basic product customization and on-site technical support to comprehensive chemical management service offering, FluidcareTM. Houghton’s approximately 400 sales representatives work in conjunction with its approximately 200 technical specialists to address its customers’ technically challenging problems.

Key Factors Affecting Houghton’s Business

End-Markets

Houghton’s revenues are predominantly derived from the business-to-business sale of products and technical services to the industrial sector. Houghton is particularly dependent on the automotive, fabricated metal goods and machinery, steel, aluminum, offshore drilling, and aerospace end-markets. Houghton therefore believes that demand for its products is highly correlated to growth in Houghton’s customers’ end-markets, which are generally expected to grow in line with industrial production.

Global Exposure

Houghton has a presence in over 30 countries and sells products to more than 11,000 customers across a diverse range of end-market users. It operates 15 manufacturing facilities located in 10 countries across five continents. Houghton operates in the key primary markets of: (i) Europe, the Middle East and Africa (together, “EMEA”), (ii) North and South America (the “Americas”), (iii) North Asia and (iv) South Asia, including Australia and India. Its top five countries by net sales for 2016 were the United States, China, Germany, the United Kingdom and France.

Houghton generates a portion of its net sales and incurs a portion of its expenses in currencies other than the U.S. dollar, including, but not limited to, the euro, Chinese renminbi, and the British pound. Currently, Houghton does not engage in any hedging transactions to reduce its currency exposure and fluctuations if these currencies have a significant impact on its results of operations.

Raw Materials and Commodity Prices

Houghton’s performance is impacted by market price fluctuations of the raw materials and commodities it relies on, including various oils, water glycols, thickeners and additives (such as surfactants, acids, bases, caustics and defoamers). For 2016, raw materials represented 78% of Houghton’s total cost of goods sold. Most of its purchased raw materials are petroleum-based and natural gas is a significant feed-stock for the processing of its raw materials. The cost of petroleum-based and other raw materials fluctuates as a result of changes in crude oil and natural gas prices, which are generally pegged to the U.S. dollar, as well as the fluctuations typical of each raw material’s supply and demand characteristics, including worldwide crude oil and natural gas production and inventories, the level of drilling activity, worldwide refinery capacity, global economic activity and global weather conditions.

Pricing

Houghton’s products are customarily purchased through purchase orders rather than under fixed price contracts. This approach provides Houghton the ability to maintain margins during volatile raw material environments and changing market conditions.

Historically, when Houghton has experienced increases in the cost of raw materials, it has generally been able to pass these increases onto its customers. However, changes to selling prices generally lag behind changes in the costs of key raw materials. This means that in an environment of rising costs for key raw materials, Houghton will not immediately recover its increased costs for key raw materials. Conversely, in an environment of falling prices for raw materials, the prices Houghton charges may generate higher gross margins for a period of time.

For Houghton’s Fluidcare™ service offering, its services are generally priced to offset expenses incurred in providing these services with modest margins as it generally views these services as a distribution channel for its products. The revenue generated from these services is immaterial to Houghton’s results of operations.

Sales Mix

Sales mix also significantly impacts Houghton’s results of operations as the average selling prices and gross margins associated with its products varies significantly. For instance, due to the different cost structures and market prices, the selling prices and gross margins in certain of Houghton’s product lines are significantly lower than selling prices and gross margins in certain other of its product lines. As a result, although Houghton may experience growth, the profitability of its operations will be dependent upon the gross margins associated with the increased sales volumes.

Acquisitions and Divestitures

On December 20, 2012, Gulf Oil International acquired Houghton from AEA Investors LP for approximately $1.0 billion (the “Gulf Transaction”). The allocation of the purchase price of the Gulf Transaction resulted in Houghton recording, as of the purchase date, $299.7 million of goodwill and $662.5 million in other intangible assets, including $589.3 million of customer-based intangibles with an estimated useful life of 13 years, marketing-based intangibles of $21.1 million and $1.4 million with indefinite and 20-year useful lives, respectively and technology-based intangible assets of $50.7 million with an estimated useful life of 15 years. The related amortization is included in Selling, general and administrative expense. Houghton also recorded an $11.4 million tax indemnification asset related to uncertain tax matters existing as of the date of the Gulf Transaction. This tax indemnification asset reflected the full indemnification for all uncertain tax matters occurring prior to the Gulf Transaction. The indemnification period terminated in December 2015 and the remaining tax indemnification asset was charged to Other operating expense.

In February 2014, Houghton divested a non-core professional sanitation and water treatment product business in Brazil (the “Brazilian Divestiture”) for $1.3 million, resulting in a loss on the sale of $0.3 million.

In March 2014, Houghton acquired Henkel AG & Co.’s North American steel mill metalworking fluids business (the “Henkel Acquisition”) for $14.6 million, consisting of cash consideration of $10.9 million and an earn out estimate of $3.7 million. The allocation of the purchase price resulted in $1.4 million of goodwill, $10.0 million of other intangibles and $2.2 million related to the transition services agreement. Under the transition services agreement, Henkel continued to manufacture certain products for one year, and the intangible established was recognized to cost of goods sold over the contract term of one year. In 2014, the earn-out estimate was reduced by $0.8 million and in 2015 was further reduced by $0.5 million to Other income/expense. The earn-out of $2.4 million was paid during 2015.

On December 1, 2014, Houghton completed the acquisition of Envirotek Management Services, Inc. (“Envirotek”) in the United States (“Envirotek Acquisition”). Under the terms of the Envirotek Acquisition, Houghton acquired certain assets, including trade receivables, equipment and customer lists and also assumed certain liabilities for consideration of $1.7 million, net of cash acquired. The allocation of the purchase price resulted in $0.5 million of goodwill and $1.2 million of customer lists.

In March 2015, Houghton acquired Braemar UK Ltd. in the United Kingdom for $6.7 million. The allocation of the purchase price resulted in $4.0 million of goodwill and $2.1 million of other intangibles.

In July 2016, Houghton completed the acquisition of Wallover Enterprises, Inc. (“Wallover Acquisition”) for consideration of $39.4 million, net of cash received. The preliminary purchase price allocation resulted in $15.3 million of goodwill and $19.2 million of other intangibles.

Components of Results of Operations

Net sales include revenue derived from sales of Houghton’s products and from chemical management services, including the sale of third-party products used in providing such services. Sales are reported net of discounts and other allowances.

Cost of goods sold consists of the costs of raw materials, labor, depreciation, energy and other manufacturing overhead costs related to the production and distribution of Houghton’s products and the provision of chemical management services. This account includes the recognition for inventory step-up recorded in connection with purchase accounting for acquisitions. The step-up is recognized ratably over the expected turn of the inventory on hand at the time of the acquisition.

Selling, general and administrative expense (“SG&A”) is comprised of expenses associated with overhead and employee costs related to research and development, sales and marketing, and other corporate and administrative functions, including management fees paid to affiliated companies. SG&A expense also includes depreciation of fixed assets related to these functions, including Houghton’s corporate headquarters in Valley Forge, and the amortization of intangible assets.

Restructuring expense includes termination benefits, facility closure costs and other restructuring costs that are planned and controlled by management, and materially change either the scope of the applicable business or the manner in which the business is conducted. During 2016, Houghton incurred restructuring expenses related to its Wallover Acquisition, the sale of a plant facility in EMEA, and other continuous programs initiated in EMEA in 2015. During 2015, Houghton incurred restructuring expenses in connection with programs initiated in EMEA and Americas.

Goodwill and other intangible asset impairment loss includes impairment charges recorded in consideration of the results of the annual impairment test prepared as of October 1, 2016 and the subsequent Step 2 analysis. The assets are formally reviewed for impairment annually as of October 1 or when events or circumstances indicate that the carrying amount exceeds the fair value, including potential triggering events such as decline in actual or projected operating profits. During 2016, Houghton recognized a goodwill and intangible asset impairment loss that did not occur in 2015 or 2014.

Other operating expense includes costs, expenses and charges not related to the manufacture or sale of Houghton’s products or providing services, including costs such as transaction and integration costs.

Other expense, net includes foreign currency exchange gains and losses, gains and losses on the disposal of fixed assets, and other costs, such as litigation settlements, as well as an adjustment to the estimated earn out related to the 2014 acquisition of Henkel and to the AEA indemnification asset, both of which were finalized at year end 2015. Therefore, 2016 expense does not include these adjustments.

Interest expense represents interest incurred on Houghton’s outstanding indebtedness (other than indebtedness owed to affiliates) at the applicable interest rates, the amortization of loan fees and debt discounts and the mark-to-market adjustments on Houghton’s interest rate cap agreements. The interest rate cap agreements matured at year end 2015. Therefore, 2016 expense does not include these adjustments.

Affiliate interest expense represents amounts incurred on Houghton’s outstanding indebtedness with affiliated subsidiaries of Gulf Oil International, which was incurred by its subsidiaries GHGL London Ltd and GHG Lubricants Holdings Ltd and infused as a capital contribution to GH Holdings (“GH”), Houghton’s consolidated intermediate holding company, to fund a portion of the purchase price of the Gulf Transaction. This indebtedness was repaid in full in August 2014 in connection with Houghton’s corporate reorganization.

Income tax expense (benefit) expense represents U.S. federal, state and local income tax expenses as well as income tax expenses in the foreign jurisdictions in which Houghton operates. Houghton’s effective tax rate fluctuates from period to period due to changes in the mix of income or losses in jurisdictions with a wide range of tax rates, permanent differences between U.S. GAAP and local tax laws, certain one-time items including tax rate changes, goodwill impairments, benefit of foreign taxes, cost of repatriation of foreign earnings, net of U.S. foreign tax credit and adjustments related to the repatriation of unremitted earnings of foreign subsidiaries.

Equity in net income of investee represents Houghton’s percentage share of net income of its non-consolidated South Korean joint venture in which it owns a 50% non-controlling equity interest.

Net loss attributable to non-controlling interest represents net income (loss) attributable to the minority owner of Houghton’s 60% owned consolidated Japanese joint venture. In March 2016, Houghton purchased the remaining 40%. Therefore, future periods will not include additional minority interest activity for this joint venture.

Results of Operations

Year ended December 31, 2016 versus the year ended December 31, 2015

(in millions)	Year Ended December 31, 2016	Year Ended, December 31, 2015	Change 2016 vs. 2015
			$	%
Net sales	$766.8	$781.8	$(15.0)	(1.9)%
Cost of goods sold	499.9	516.2	16.3	3.2%

Gross profit	266.9	265.6	1.3	0.5%

Selling, general and administrative expense	218.3	211.2	(7.1)	(3.3)%
Restructuring	1.8	5.1	3.3	64.7%
Goodwill and intangibles impairment loss	40.9	—	(40.9)	(100.0)%
Other operating expense	1.8	5.4	3.6	66.7%

Operating income	4.1	43.9	(39.8)	(90.7)%

Other expense, net	(4.9)	(7.6)	2.7	35.5%
Interest expense	(50.3)	(50.3)	—	0.0%

Loss before income taxes and equity in net income of Investee	(51.1)	(14.0)	(37.1)	(265.0)%
Income tax (benefit) expense	(5.2)	(6.0)	(0.8)	(13.3)%

Net loss before equity in net income of Investee	(45.9)	(8.0)	(37.9)	(473.7)%
Equity in net income of investee	9.3	7.8	1.5	19.2%

Net loss	(36.6)	(0.2)	(36.4)	(18,200.0)%
Net loss attributable to non-controlling interest	(0.1)	(0.2)	0.1	50.0%

Net loss attributable to Global Houghton Ltd.	$(36.5)	$0.0	$(36.5)	(100.0)%

Net sales

Net sales for the year ending December 31, 2016 were $766.8 million compared to $781.8 million for the year ending December 31, 2015. Net sales for 2016 decreased $15.0 million, or 1.9%, from 2015.

The decrease in sales was primarily due to a $28.0 million unfavorable impact on foreign exchange rates, coupled with a $6.6 million decrease due to sales mix, including service revenue, and the impact within the offshore drilling and steel industries. These decreases were partially offset by additional sales from acquisitions of $15.2 million and a $4.4 million increase in volumes. Foreign currency exchange changes reflected the continued weakening of many currencies against the U.S. dollar, including the Chinese renminbi, British pound, Mexican peso, Argentine peso, and the Brazilian real.

Cost of goods sold

Cost of goods sold was $499.9 million for the year ending December 31, 2016, compared to $516.2 million for the year ending December 31, 2015. Cost of goods sold for 2016 decreased $16.3 million or 3.2% from 2015.

Cost of goods sold decreased, primarily due to favorable material costs variances of $9.9 million and foreign exchange, partially offset by a $2.8 million impact from the increase in volumes, $0.6 million in depreciation and added costs from acquisitions.

Gross profit

Gross profit was $266.9 million for the year ending December 31, 2016, compared to $265.6 million for the year ending December 31, 2015. Gross profit for 2016 increased $1.3 million, or 0.5%, from 2015, with gross margin increasing to 34.8% from 34.0% for the years ending December 31, 2016 and 2015, respectively, primarily due to the reduction in material costs from 2015 to 2016.

Selling, general and administrative expense

SG&A expense was $218.3 million for the year ending December 31, 2016, compared to $211.2 million for the year ending December 31, 2015. This 2016 increase of $7.1 million, or 3.3%, was primarily due to $4.1 million in compensation-related expenses, including a $3.6 million increase in bonus and incentive programs as results exceeded targets, $3.3 million increase in salaries and benefits related to headcount investments to support strategic growth initiatives, $2.6 million increase due to normal annual wage inflation and $0.2 million increase in stock compensation expense offset by $5.7 million of savings from cost reduction initiatives that began in 2015. The Wallover Acquisition in July 2016, resulted in $3.6 million of SG&A costs, including $1.1 million in depreciation and amortization. Other increases included $2.9 million of transaction costs, comprised of consulting costs related to the Wallover Acquisition and other potential transactions compared to minimal activity in 2015, a $0.7 million rise in consultant fees, $0.5 million in bad debt expense related to customers within the steel industry, and $0.4 million in property taxes. All were offset by a $5.0 million loss in foreign exchange impacts driven by the same general trends that impacted sales.

Restructuring expense

Restructuring expense was $1.8 million and $5.1 million for the years ended December 31, 2016 and 2015, respectively. The $5.1 million of restructuring programs initiated in the United States and Europe in 2015 continued into the first quarter of 2016 with restructuring activities of $0.7 million from continued implementation of the 2015 plan. The integration of the Wallover Acquisition resulted in $1.1 million of restructuring expense in 2016 related to facility closures and severance accruals.

Goodwill and intangible asset impairment loss

As of October 1, 2016, Houghton performed a valuation of goodwill and indefinite-lived intangible assets to test for impairment. For 2016, fair value exceeded carrying value by 1.2% (Americas), 7.4% (EMEA), and 67.4% (North Asia). However, the South Asia reporting unit recognized a goodwill impairment loss of $15.1 million and then assessed a $25.8 million impairment related to intangible assets for South Asia customer relationships.

Other operating expense

Other operating expense was $1.8 million and $5.4 million for the years ended December 31, 2016 and 2015, respectively. The decrease of $3.6 million was primarily due to the expensing of costs associated with a potential initial public offering in 2015, which did not recur in 2016.

Other expense, net

Other expense, net was $4.9 million and $7.6 million for the years ending December 31, 2016 and 2015, respectively. This favorable variance of $2.7 million resulted from $2.7 million of lower foreign currency transaction losses, $2.6 million of tax indemnification expense in 2015, which did not recur in 2016 and a $0.5 million gain on sale of land in Bedford, Illinois. This was partially offset by a $2.1 million Brazilian VAT charge in 2016, $0.6 million recovery for the Romania indemnification in 2015, and $0.5 million favorable adjustment for the Henkel acquisition earn out in 2015, both of which did not recur in 2016.

Interest expense

Interest expense was $50.3 million for each of the years ending December 31, 2016 and 2015, respectively.

Income tax expense (benefit)

Houghton’s effective income tax rates for the year ended December 31, 2016 was 10.2% compared to 42.5% for the year ended December 31, 2015, respectively. The effective tax rate fluctuates from period to period due to changes in the mix of income or losses in jurisdictions with a wide range of tax rates, permanent differences between GAAP and local tax laws, and certain one-time items including goodwill impairments, tax rate changes, benefit of non-U.S. taxes, net of a U.S. foreign tax credit, and adjustments related to the repatriation of unremitted earnings of non-U.S. subsidiaries. The amortization and increased interest expense related to the Gulf Transaction reduces Houghton’s profit before tax to a level where the effective tax rate is highly sensitive.

The 2016 effective tax rate was negatively impacted by the non-deductible goodwill impairment charge, the mix of income among tax jurisdictions, and the US tax cost of foreign earnings. These were partially offset by a favorable result in a tax audit and the generation of U.S. research and development tax credits.

The 2015 effective tax rate was positively impacted by tax benefit attributable to abandoned transaction costs previously treated as non-deductible. The 2015 effective tax rate was further positively impacted by decrease in unrecognized tax benefits due to tolling of statute of limitations and closure of income tax audits and impact of tax rate decreases partially offset by negative impact of reduction to indemnification asset.

Equity in net income of investee

Income from investee was $9.3 million and $7.8 million for the years ended December 31, 2016 and 2015, respectively.

Other comprehensive income

(in millions)	2016	2015
Net loss	$(36.6)	$(0.2)
Other comprehensive loss:
Foreign currency translation adjustment	(23.4)	(49.3)
Pension adjustments, net of tax	(4.1)	(0.7)

Total other comprehensive loss	(27.5)	(50.0)

Comprehensive loss	$(64.1)	$(50.2)
Comprehensive loss attributable to non-controlling interest	2.2	(0.2)

Comprehensive loss attributable to Global Houghton Ltd.	$(66.3)	$(50.0)

Foreign currency translation adjustment relates to the assets and liabilities held in the functional currency of Houghton’s subsidiaries and is impacted by fluctuations in those currencies against the U.S. dollar during the period compared to the corresponding exchange rates at the end of the immediately preceding period. In 2016, the $23.4 million loss from foreign currency translation resulted primarily from currency movements in all the major currencies which weakened against the U.S. dollar, most notably the euro, British pound, and Chinese renminbi, which weakened 17.9%, 4.7%, 6.9%, respectively, while the Brazilian real strengthened 19.6%

In 2015, the $49.3 million loss from foreign currency translation resulted from the strengthening of the U.S. dollar against nearly all major currencies, including the Brazilian real, euro and British pound with each weakening 31.5%, 9.7% and 4%, respectively, against the U.S. dollar.

The 2016 pension adjustment loss of $4.1 million resulted from a decrease in the discount rate on plans held in the United Kingdom. The 2015 pension adjustment loss of $0.7 million resulted from a decrease in the discount rate on plans held in the U.S. and United Kingdom.

Year ended December 31, 2015 versus the year ended December 31, 2014

(in millions)	Year Ended December 31, 2015	Year Ended, December 31, 2014	Change 2015 vs. 2014
			$	%
Net sales	$781.8	$840.8	$(59.0)	(7.0)%
Cost of goods sold	516.2	561.1	44.9	8.0%

Gross profit	265.6	279.7	(14.1)	(5.0)%

Selling, general and administrative expense	211.2	212.0	0.8	0.4%
Restructuring	5.1	1.3	(3.8)	(292.3)%
Other operating expense	5.4	5.6	0.2	3.6%

Operating income	43.9	60.8	(16.9)	(27.8)%

Other expense, net	(7.6)	(11.1)	3.5	31.5%
Interest expense	(50.3)	(50.2)	(0.1)	(0.2)%
Affiliate interest expense	—	(8.3)	8.3	100.0%

Loss before income taxes and equity in net income of Investee	(14.0)	(8.8)	(5.2)	(59.1)%
Income tax (benefit) expense	(6.0)	2.4	8.4	350.0%

Net loss before equity in net income of Investee	(8.0)	(11.2)	3.2	28.6%
Equity in net income of investee	7.8	5.7	2.1	36.8%

Net loss	(0.2)	(5.5)	5.3	96.4%
Net loss attributable to non-controlling interest	(0.2)	(0.1)	(0.1)	(100.0)%

Net loss attributable to Global Houghton Ltd.	$(0.0)	$(5.4)	$5.4	100.0%

Net sales

Net sales for the year ending December 31, 2015 were $781.8 million compared to $840.8 million for the year ending December 31, 2014. Net sales for 2015 decreased $59.0 million, or 7.0%, from 2014. This decrease was primarily due to $78.9 million of unfavorable impacts of foreign currency exchange, partially offset by $12.0 million increase due to volume and $7.9 million increase in favorable sales mix and service revenue. Foreign currency exchange changes reflected the continued weakening of many currencies against the U.S. dollar, including the euro, Brazilian real, British pound, Canadian dollar and Mexican peso.

Cost of goods sold

Cost of goods sold was $516.2 million for the year ending December 31, 2015, compared to $561.1 million for the year ending December 31, 2014. Cost of goods sold for 2015 decreased $44.9 million or 8.0% from 2014. Cost of goods sold decreased primarily due to $54.8 million of favorable foreign exchange movements driven by the same general trends that impacted sales. This decrease was partially offset by a $7.9 million increase in volume and by a $2.7 million increase in material costs and production mix variances.

Gross profit

Gross profit was $265.6 million for the year ending December 31, 2015, compared to $279.7 million for the ending December 31, 2014. Gross profit for 2015 decreased $14.1 million, or 5.0%, from 2014, primarily due to unfavorable impacts of foreign currency exchange, with gross margin increasing to 34.0% from 33.3% for the year ending December 31, 2015 and 2014, respectively, due to lower raw material costs.

Selling, general and administrative expense

SG&A expense was $211.2 million for the year ending December 31, 2015, compared to $212.0 million for the year ending December 31, 2014. This 2015 decrease of $0.8 million, or 0.4%, was primarily due to $18.0 million of favorable impacts of foreign currency exchange driven by the same general trends that impacted sales, which offset an increase in compensation expense of $11.3 million due to bonuses of $1.6 million as performance targets were met compared with prior year when lower bonus amounts were paid out and $9.2 million increase in salaries and wages and benefits due to an increase in headcount to meet growth initiatives. Other increases included: a $4.5 million increase in professional service fees and staff augmentation, $1.0 million related to strategic planning, $0.5 million increase in real estate taxes, $0.4 million increase in bad debt expense, $0.8 million increase in depreciation and amortization and $0.8 million attributable to stock based compensation due to new grants made during the period.

Restructuring expense

Restructuring expense was $5.1 million and $1.3 million for the year ended December 31, 2015 and 2014, respectively. The increase in 2015 was primarily associated with initiatives taken in the fourth quarter of 2015 related to new restructuring programs in Americas and EMEA.

Other operating expense

Other operating expense was $5.4 million and $5.6 million for the year ended December 31, 2015 and 2014, respectively. The decrease of $0.2 million was impacted by $0.7 million decrease in strategic headcount reductions. In addition, 2015 includes a $0.8 million fixed asset impairment related to the Genoa, Italy manufacturing facility and 2014 includes $0.4 million of employee related costs.

Other expense, net

Other expense, net was $7.6 million and $11.1 million for the year ending December 31, 2015 and 2014, respectively. This 2015 decrease of $3.5 million included a $1.6 million impact related to amounts due from an indemnification agreement that were recorded as expense during the same period in prior year, $1.4 million lower reduction of tax indemnification asset and $0.5 million reduction to the estimated earn out related to the 2014 Henkel Corporation acquisition. These decreases were offset by an increase of $0.8 million in foreign currency transaction losses.

Interest expense

Interest expense was $50.3 million and $50.2 million for the year ending December 31, 2015 and 2014, respectively. Interest expense for the year 2015 increased due to an amendment to Houghton’s 2012 Senior Credit Facilities. As a result of the amendment there was a 0.25% increase in the interest rate margins on the First Lien and Second Lien Term Loans and an increase of $1.9 million in deferred debt issuance costs.

Affiliate interest expense

Affiliate interest expense was $8.3 million for the year 2014. In August of 2014, the outstanding affiliate loans were repaid, resulting in no affiliate interest expense in 2015.

Income tax expense (benefit)

Houghton’s effective income tax rates for the year ended December 31, 2015 was 42.5% compared to (27.1)% for the year ended December 31, 2014, respectively. The effective tax rate fluctuates from period to period due to changes in the mix of income or losses in jurisdictions with a wide range of tax rates, permanent differences between GAAP and local tax laws, and certain one-time items including tax rate changes, benefit of non-U.S. taxes, net of a U.S. foreign tax credit, and adjustments related to the repatriation of unremitted earnings of non-U.S. subsidiaries. The amortization and increased interest expense related to the Gulf Transaction reduces Houghton’s profit before tax to a level where the effective tax rate is highly sensitive.

The 2015 effective tax rate was positively impacted by tax benefit attributable to abandoned transaction costs previously treated as non-deductible. The 2015 effective tax rate was further positively impacted by decrease in unrecognized tax benefits due to tolling of statute of limitations and closure of income tax audits and impact of tax rate decreases partially offset by negative impact of reduction to indemnification asset.

The 2014 effective tax rate was negatively impacted by non-deductible affiliate interest expense and transaction costs partially offset by positive impact of decrease in Houghton’s cumulative liability for gross unrecognized tax benefits due to the expiration of the applicable statutes of limitations for certain tax years net of accrual of incremental interest.

Equity in net income of investee

Income from investee was $7.8 million and $5.7 million for the years ended December 31, 2015 and 2014, respectively.

Other comprehensive income

(in millions)	2015	2014
Net loss	$(0.2)	$(5.5)
Other comprehensive loss:
Foreign currency translation adjustment	(49.3)	(40.0)
Pension adjustments, net of tax	(0.7)	(12.8)

Total other comprehensive loss	(50.0)	(52.8)

Comprehensive loss	$(50.2)	$(58.2)
Comprehensive loss attributable to non-controlling interest	(0.2)	(0.1)

Comprehensive loss attributable to Global Houghton Ltd.	$(50.0)	$(58.1)

Foreign currency translation adjustment relates to the assets and liabilities held in the functional currency of Houghton’s subsidiaries and is impacted by fluctuations in those currencies against the U.S. dollar during the period compared to the corresponding exchange rates at the end of the immediately preceding period. In 2015, the $49.3 million loss from foreign currency translation resulted from the strengthening of the U.S. dollar against nearly all major currencies, including the Brazilian real, euro and British pound with each weakening 31.5%, 9.7% and 4.0%, respectively, against the U.S. dollar. In 2014, the $40.0 million loss from foreign currency translation resulted primarily from currency movements in all the major currencies which weakened against the U.S. dollar, most notably the euro, British pound and Brazilian real, which weakened 11.2%, 5.1%, 12.2%, respectively.

The 2015 pension adjustment loss of $0.7 million resulted from a decrease in the discount rate on plans held in the U.S. and United Kingdom. The 2014 pension adjustment loss of $12.8 million resulted from a decrease in the discount rate on plans held in the U.S. and United Kingdom.

Liquidity and Capital Resources

Houghton’s primary sources of liquidity currently consist of cash generated from Houghton’s operating activities, existing cash and cash equivalent balances, its $50.0 million Revolving Credit Facility, of which

$45.4 million was available as of December 31, 2016, and other short-term debt facilities. Houghton’s ability to generate sufficient cash flows from its operating activities will continue to be primarily dependent on selling sufficient quantities of its products and services at margins sufficient to cover fixed and variable expenses. Houghton believes that its cash flows from operations and existing cash and cash equivalent balances, together with borrowing availability under its Revolving Credit Facility and short-term debt facilities, as necessary, will be sufficient to satisfy the anticipated cash requirements associated with its existing operations for the foreseeable future. Should operating activities become inadequate to meet the cash flow needs, management would modify spending in strategic areas, such as reduction in capital spending, or initiate discussions on capital contributions. In addition, Houghton’s ability to pursue acquisitions is limited to its ability to generate cash through operations, borrowings or additional capital contributions.

Cash Flows

The following table summarizes Houghton’s cash flows for the years ended December 31, 2016, 2015 and 2014, respectively.

(in millions)	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
Net cash provided by (used in)
Operating activities	$43.1	$38.0	$35.0
Investing activities	(47.0)	(19.3)	(23.1)
Financing activities	3.0	(21.1)	(16.5)

Net decrease increase in cash and cash equivalents	$(0.9)	$(2.4)	$(4.6)

Net cash provided by operating activities

Net cash provided by operating activities for the year ended December 31, 2016 was $43.1 million primarily related to a net loss of $36.6 million offset by $71.7 million in non-cash expenses that include items such as goodwill and intangibles impairment loss, depreciation and amortization, deferred income taxes, and debt issuance cost amortization and a source in working capital of $8.0 million. The positive change in working capital activities resulted from the increase in compensation accruals due to the achievement of results above the established performance targets in 2016, partially offset by the growth in emerging markets. Accounts receivable increased as a result of an increase in the number of days outstanding while inventory days on hand extended which also resulted in an increase in accounts payable as Houghton actively works to manage working capital.

Net cash provided by operating activities for the year ended December 31, 2015 was $38.0 million primarily related to a net loss of $0.2 million, offset by $35.5 million in non-cash expenses that included items such as depreciation and amortization, deferred income taxes, debt issuance cost amortization, and pensions benefits and a source in working capital of $2.8 million. The positive change in working capital in 2015 was due to an increased level of achievement of performance targets in 2015 resulting in an increase in bonus accruals and stock compensation liability, offset by concerted efforts to reduce days payable outstanding.

Net cash provided by operating activities for the year ended December 31, 2014 was $35.0 million primarily related to a net loss of $5.5 million, offset by $50.7 million in non-cash expenses that included items such as depreciation and amortization, deferred income taxes, debt issuance cost amortization, and pension benefits offset by a use in working capital $10.2 million. The negative change in working capital activities was primarily due to a high level of cash payments under restructuring reserves established in 2013 as well as a lesser net impact from acquisitions within the 2014 period. Accounts receivable, inventory and accounts payable increased as a result of a late December acquisition as Houghton actively works to manage the newly acquired working capital.

Net cash provided by (used in) investing activities

Net cash used in investing activities of $47.0 for the year ended December 31, 2016 resulted from the Wallover acquisition for $39.4 million and purchases of property, plant and equipment of $9.2 million partially offset by the proceeds from the sale of certain assets.

Net cash used in investing activities for the year ended December 31, 2015 of $19.3 million related primarily to purchases of property, plant and equipment of $12.6 million and the cost to acquire Braemar UK Ltd. in March 2015, net of cash received, of $6.7 million. During the year, Houghton loaned and was repaid $12.0 million to an affiliate.

Net cash used in investing activities for the year ended December 31, 2014 of $23.1 million related primarily to the cost to acquire Henkel Corporation in March 2014, net of cash received, of $12.6 million and purchases of property, plant and equipment of $11.0 million.

Net cash provided by (used in) financing activities

Net cash provided by financing activities of $3.0 million for the year ended December 31, 2016 resulted from $8.0 million in net borrowings of short-term debt, offset by $4.6 million in repayments on long- term debt.

Net cash used in financing activities for the year ended December 31, 2015 of $21.1 million primarily consisted of $11.0 million of net repayments on the revolver, $4.5 million of repayment on long term debt, the earn out payment of $2.4 million related to the Henkel acquisition, the payment of debt issuance costs of $1.9 million and $0.9 million in repurchases of common stock.

Net cash used in financing activities for the year ended December 31, 2014 of $16.5 million primarily consisted of a $318.9 million repayment of affiliate loans and $24.4 million of repayments of long-term debt, partly offset by capital contributions received of $307.2 million and $11.9 million of net borrowings on the revolver.

Cash Balance and Other Liquidity

The cash balances held in the U.S. and non-U.S. subsidiaries are summarized in the following table:

(in millions)	Year Ended December 31, 2016	Year Ended December 31, 2015
Cash and cash equivalents:
U.S	$4.2	$6.3
Non-U.S	39.8	41.4

Total	$44.0	$47.8
Restricted cash
U.S	$—	$—
Non-U.S	0.1	0.9

Total	$0.1	$0.9

Generally, except if permanently reinvested in foreign subsidiaries, unrestricted cash in non-U.S. entities is available for repatriation into the U.S. The decision to repatriate such cash is based upon the operating cash requirements of the local entities as well as tax and regulatory impacts, including pension negotiations.

Working capital is summarized in the following table:

(in millions)	Year Ended December 31, 2016	Year Ended December 31, 2015
Current assets	$270.2	$271.6
Current liabilities	142.4	128.3

Net working capital (1)	$127.8	$143.3

(1)	Net working capital is calculated by deducting current liabilities from current assets.

Houghton manages working capital through its inventory levels, as well as appropriate customer and vendor payment terms. Houghton sells on credit to its customers, who are pre-approved using customary trade terms that generally provide for payment consistent with local business practices. Houghton monitors the credit risk and financial condition of its customers in an effort to reduce collection risk.

Houghton’s short-term debt facilities and credit facilities are summarized in the following table:

(in millions)	Year Ended December 31, 2016	Year Ended December 31, 2015
Short-term debt facilities
Capacity	$23.7	$13.9
Outstanding borrowed	$7.3	—

Unused capacity	$16.4	$13.9
Credit facilities
Capacity	$50.0	$50.0
Borrowings	—	—
Letters of credit	(4.6)	(6.8)

Unused capacity	$45.4	$43.2

2012 Senior Credit Facilities

On December 20, 2012, in connection with the Gulf Transaction, HII Holding Corporation, Houghton’s subsidiary and intermediate holding company, entered into new credit facilities (“2012 Senior Credit Facilities”), which included first and second lien facilities. The first lien facility consisted of a $455.0 million term loan facility (“First Lien U.S. Term Loan”), a €100.0 million term loan facility (“First Lien Dutch Term Loan”), and a revolving credit facility with a net availability of $50.0 million (“Revolving Credit Facility). The second lien facility consisted of a $200.0 million term loan facility (“Second Lien U.S. Term Loan”). The net proceeds from the 2012 Senior Credit Facilities were used to fund the Gulf Transaction and to repay Houghton’s 2011 Senior Credit Facility.

During July 2015, Houghton amended its 2012 Senior Credit Facilities primarily to make guarantor and certain covenant changes. In conjunction with the amendment, Houghton incurred a 0.25% increase in the interest rate margin on its First Lien and Second Lien Term Loans. Houghton also incurred approximately $1.9 million in amendment fees paid at closing to the lenders and approximately $1.1 million in attorney, arrangement and accounting fees. The other terms and conditions of the credit facilities, discussed herein, were unchanged. Houghton accounted for the amendment in accordance with accounting guidance for debt modifications and extinguishments. Houghton considered the limited changes presented by the amendment and reviewed the old and new lenders on a creditor by creditor basis and determined that the amendment was a modification. Therefore the amendment fees of $1.9 million were capitalized as debt issuance costs within Other assets with all other fees being expensed as Interest income, net. The capitalized fees will be amortized through the First Lien and Second Lien debt maturity in 2019.

As of December 31, 2016 and December 31, 2015, the interest rates on Houghton’s 2012 Senior Credit Facilities were as follows:

	December 31, 2016	December 31, 2015
First Lien U.S. Term Loan	4.25%	4.25%
Revolving Credit Facility	5.00%	4.20%
First Lien Dutch Term Loan	4.75%	4.75%
Second Lien U.S. Term Loan	9.75%	9.75%

In March 2017, Houghton extended the maturity date of the Revolving Credit Facility from December 2017 to September 2019. The extended facility was reduced to capacity of $41.0 million, and will take effect December 2017. No other changes were made to the terms of the agreement. Houghton paid $0.2 million in fees related to the amendment.

Houghton’s First Lien U.S. Term Loan and First Lien Dutch Term Loan mature in December 2019, and are subject to nominal quarterly amortization payments through the maturity date. In addition, Houghton’s first lien credit facility provides for mandatory prepayments, subject to certain exceptions, of the First Lien U.S. Term Loan and First Lien Dutch Term Loan based on certain asset sales and casualty recovery events, the net proceeds of certain debt issuances, and annual excess cash flow. The Second Lien U.S. Term Loan matures in December 2020.

The 2012 Senior Credit Facilities initially permitted HII Holding Corporation to make up to $25.0 million in dividends or distributions to its shareholder. As of December 31, 2014, HII Holding Corporation had made $22.0 million in dividends. Beyond this $25.0 million of flexibility, the 2012 Senior Credit Facilities prevent HII Holding Corporation from paying any dividends or making any distributions except to the extent of HII Holding Corporation’s excess cash flow (as defined per the agreement) that is not required by the terms of the 2012 Senior Credit Facilities to be applied to the mandatory prepayment of outstanding first lien term loans under the 2012 Senior Credit Facilities and only if at such time HII Holding Corporation satisfies a first lien leverage ratio test on a pro forma basis after giving effect to such dividend or distribution.

Houghton’s 2012 Senior Credit Facilities contain other financial and operating covenants. As of December 31, 2016 and December 31, 2015, Houghton was in compliance with all covenants.

Contractual Obligations

In addition to long-term debt, we are required to make payments relating to various types of obligations. The following table summarizes our minimum contractual payment requirements as of December 31, 2016.

	Payments Due by Period
	Total	Year 1	Years 2-3	Years 4-5	More than 5 Years
	($ in thousands)
Long-term debt (1)	$724,921	$4,550	$520,371	$200,000	$—
Interest on long-term debt (2)	144,880	42,220	83,427	19,233	—
Operating and capital leases	15,464	4,693	6,099	3,061	1,611
Expected pension funding (3)	3,529	3,529	—	—	—
Brazilian VAT	2,096	—	2,096	—	—
Long-term incentive plan (4)	7,500	—	7,500	—	—

Total (5)	$898,390	$54,992	$619,493	$222,294	$1,611

(1)

The table does not include additional payments that may be required to be made under the First Lien U.S. Term Loan and the First Lien Euro Term Loan if net proceeds from assets sales exceed $5.0 million individually or $10.0 million cumulatively per annum. Further additional payments per annum may be required, based on an excess cash flow calculation that adjusts net income for working capital and other items, whereby 50% of such calculated amount must be used to make an additional payment on the debt.
(2)	Interest expense on long-term debt included the 2012 Senior Credit Facilities calculated on the assumption that all required principal payments will be made, but with no cash sweep for principal payments assumed. The interest rates used were 4.25%, 4.75%, 9.75% and 5.00% for the First Lien U.S. Term Loan, First Lien Euro Term Loan, Second Lien U.S. Term Loan and Revolving Credit Facility, respectively. Actual interest rates may vary.
(3)	Pension contributions beyond 2017 are not determinable since the amount of any contribution is heavily dependent on the future economic environment and investment returns on pension trust assets.
(4)	The LTIP service period ends December 31, 2017, with a maximum payout of $7.5 million in the first quarter of 2018.
(5)	As of December 31, 2016, our liability for unrecognized tax benefits amounted to $6.4 million and is reflected in Other non-current liabilities in our Statements of Financial Position. Due to the nature and timing of the ultimate outcome of these uncertain tax positions, we cannot make a reasonably reliable estimate of the amount and period of related future payments. Therefore, our liability has been excluded from the above contractual obligations table. The remaining balance within Other non-current liabilities consists primarily of compensation arrangements, for which the timing of payment cannot be reasonably determined due to uncertainty of the extent and timing of the achievement of performance targets. These arrangements have also been omitted from the table.

Capital Spending

Houghton’s capital spending has historically been less than two percent of net sales and is primarily related to information technology, environmental and safety initiatives, manufacturing infrastructure and laboratory equipment. Capital spending as of December 31, 2016 totaled $9.2 million compared to $12.6 million for the year ended December 31, 2015. Houghton continually evaluates its planned capital projects to determine changes that may be required due to unanticipated increases in the cost, scope and completion time of relevant projects.

Critical Accounting Policies

Use of Estimates. The preparation of Houghton’s financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Houghton bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Houghton’s critical accounting policies, which are described below, could materially affect the amounts recorded in its financial statements. Houghton’s accounting policies are described in Note 1 to Houghton’s audited financial statements.

Impairment of Goodwill, Intangible Assets and Other Long-Lived Assets. Goodwill and intangible assets that are not subject to amortization are reviewed for impairment annually as of October 1 or when events or circumstances indicate that the carrying amount exceeds the fair value, including potential triggering events such as decline in actual or projected operating profits. Houghton believes the estimates and assumptions used in its impairment assessments are reasonable and based on available market information, including assumptions regarding foreign currency movement, but variations in any of the assumptions could result in materially different calculations of fair value and determination of the value of impairment and whether or not an impairment is indicated.

Other long-lived assets, such as fixed assets and amortizable intangible assets subject to amortization are reviewed for impairment when events or circumstances indicate carrying value of the asset (or asset group) may not be recoverable. Other long-lived assets are reviewed for impairment when events or circumstances indicate that the carrying amount exceeds their fair value, such as triggers due to the completion of Step 2 analysis in conjunction with the annual goodwill impairment test and when assets are deemed to be held for sale.

Income Taxes. Houghton accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. Houghton records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. The effect upon deferred tax assets and liabilities of a change in tax rate is recognized in the period that includes the enactment date. Significant judgment is required in determining income tax provisions under Accounting Standards Codification (ASC) 740 and in evaluating tax positions. Houghton established additional provisions for income taxes when, despite the belief that tax positions are fully supportable, there remain certain positions that do not meet the minimum probability threshold, defined by the applicable accounting guidance, as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority.

In the normal course of business, Houghton and its subsidiaries are examined by various U.S. federal, U.S. state and non-U.S. tax authorities. Houghton regularly assesses the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of the provision for income taxes. Interest accrued related to unrecognized tax benefits and income tax related penalties are included in the income tax provision, the current tax liability and deferred taxes in the period which the facts that give rise to a revision become known.

Environmental Reserves and Expenditures. Houghton records accruals for environmental and legal matters when it determines that it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. If no amount in the possible range of liability is considered more probable than any other amount, Houghton records the lowest amount in the range in accordance with U.S. GAAP. Estimates for accruals for environmental matters are based on a variety of potential technical solutions, governmental regulations and other factors, and are subject to a large range of potential costs for remediation and other actions. A considerable amount of judgment is required in determining the most likely estimate within the range, and the factors determining this estimate may vary over time. Assumptions utilized as of the period presented include the specific remediation activity currently applied to the site in accordance with current environmental regulations. Should this specific remediation activity fail to deliver anticipated results or become inadequate under revised environmental regulations, alternative remediation activity on a revised timeline may result in materially different environmental expense. Estimates also utilize current period currency exchange rates which can vary from the actual rates as of the date in which the expenses are incurred. Accruals are adjusted in the period that new information, impacting the estimate, becomes available. Houghton participates in certain payments in connection with environmental consent orders related to certain hazardous waste clean-up activities under the U.S. Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) and also have obligations to perform certain cleanup activities related to some of Houghton’s non-U.S. subsidiaries. At December 31, 2016 and December 31, 2015, Houghton had accrued $1.9 million and $3.0 million, respectively, for liabilities associated with environmental liabilities.

Restructuring. Actions associated with restructuring plans include, but are not limited to, workforce reduction, plant or facility closures and sales or disposals. Costs associated with these actions may include, but are not limited to, employee severance, asset impairment and plant closures. Reserves are reviewed annually for adequacy and any necessary adjustments are recorded in the period the adjustment is determinable. Assumptions used to prepare the restructuring estimates include severance amounts and expenses related to third party service. Estimates can vary from actual costs upon subsequent negotiations in the regulatory approval process and with third party service providers. Estimates also utilize current period currency exchange rates which can vary from the actual rates as of the date in which the expenses are incurred. Should the actual amounts differ from estimates, the amount of the restructuring costs could be materially impacted.

Pension Plans. Houghton has defined benefit plans covering certain U.S. employees (“U.S. Plans”), as well as certain current and former employees in the United Kingdom, France and Germany (“Non-U.S. Plans”). Independent actuaries perform the required valuations to determine benefit expense and the funded and unfunded status of the benefit plans. See Note 15 to Houghton’s audited financial statements for a description of Houghton’s employee benefit plans and the key assumptions utilized in those valuations. Critical assumptions used in the actuarial valuation include the weighted average discount rate, expected long-term rates of return on assets and rates of increase in compensation levels. If different assumptions were used, additional pension expense or charges to equity might be required. Houghton believes the current assumptions used to estimate obligations and pension expense are appropriate in the current economic environment. However, as economic conditions change, Houghton may change some of its assumptions, which could have a material impact on Houghton’s financial condition and results of operations.

Stock Option Plans. On October 16, 2013, the Board of Directors of GH approved the Stock Option Plan (“the GH Plan”) that provided for GH, the parent holding company of Houghton international and which has since become Houghton’s subsidiary as a result of its corporate reorganization, to grant stock-based compensation to their employees in the form of stock options based on service and performance vesting over a five year term. On July 16, 2014, GH amended and restated the GH Plan to authorize Houghton to grant stock appreciation rights (“SARs”) to employees. A SAR is the right to receive upon exercise, shares of common stock equal in value to the excess of: (i) the Fair Market Value (as of the time of exercise) of a share of common stock, over (ii) the SAR Base Value (defined as grant date fair value of a share of common stock) per share of common stock. This difference is often referred to as the “spread amount” or the amount by which the SAR is “in the money.” A SAR confers the same economic benefit and provides the same number of shares to a holder of a SAR as the net exercise of a stock option by an optionee. The service based SARs vest at a rate of 20% per year while performance based options vest based on annual and cumulative targets, both awards having a contractual term of ten years.

In July 2015, Houghton conducted an exchange offer which allowed holders of GH stock options and SARs to exchange their options for a like number of share options in Houghton (“Exchange Offer”). In conjunction with the exchange, the Board of Directors approved the Global Houghton Ltd. Share Option and Share Appreciation Rights Plan (“the Houghton Plan”). The awards granted with performance vesting are deemed granted upon approval of the targets, which occurs annually, generally in the first quarter of each plan year. The number of shares of Houghton common stock that were reserved for issuance under the stock option plan at December 31, 2016 was 70,580.

Prior to the Exchange Offer, Houghton applied the accounting guidance for stock-based compensation, which required Houghton to expense the fair value of employee stock options granted. Compensation expense was measured at the grant date based on the fair value of the award on an accelerated basis. If awards contain certain performance conditions in order to vest, Houghton recognized the cost of the award when achievement of the performance condition was probable. Houghton recorded stock-based compensation expense in Selling, general and administrative expense. Stock compensation expense incurred under the GH Plan was reflected as an increase of $141 in Non-controlling interest through the date of the Exchange Offer. Upon the effective date of the Exchange Offer, the stock compensation expense accumulated in non-controlling interest was reclassified into Additional paid-in capital.

Subsequent to the Exchange Offer, Houghton demonstrated the intent for allowing net cash settlements of stock-based awards as well as the removal of the six month holding period for recipients of stock-based awards. This intent triggered liability accounting for stock-based compensation, which requires outstanding options and SARs to be classified as liability-based awards and valued at fair value. The liability is remeasured and adjusted until the options are exercised, expire, or payment is made to the employees. The stock-based compensation liability is included in Other non-current liabilities and was $5,720 and $4,525 at December 31, 2016 and December 31, 2015, respectively. Compensation expense of stock-based awards granted prior to the liability accounting modification (July 2015) is recognized over the applicable vesting period based upon the greater of the awards’ grant date fair value (the “Floor”) or fair value at the reporting period. Corresponding fair value adjustments to the liability balance of awards subject to the Floor are recorded through Additional paid-in capital. Compensation expense of stock-based awards granted subsequent to the liability accounting modification is recognized over the applicable vesting period based upon fair value at the reporting period, and subsequent fair value adjustments to the corresponding liability recorded through compensation expense.

The service based options vest at a rate of 20% per year while performance based options vest based on annual and cumulative targets, both awards having a contractual term of ten years. The awards granted contain a put option, which gives the recipient the ability to sell shares back to Houghton upon certain events. The put option expires at the earliest of nine months from employee termination (15 months from employee termination for death, disability, or retirement); initial public offering; change in control; or 10 years and 9 months from the associated option or SAR grant date. The shares put to Houghton will be valued at fair market value as of the date of the contingent event, except for the trigger related to potential termination. Contingent events triggering the ability to put the shares include the passage of time.

Houghton’s estimate of the fair value of the outstanding common stock, which is an assumption in determining the fair value of options, is dependent on many factors, including its forecasted results of operations, weighted average cost of capital and market multiples. Changes in these factors can have a material impact of the stock-based compensation expense recognized over the service and performance periods.

The stock-based compensation expense is adjusted each quarter to reflect actual forfeitures and any change in the estimated number of awards that are expected to vest in case performance targets are not achieved or service vesting conditions are not met. Future stock-based compensation expense will increase when Houghton grants additional equity awards. Modifications, cancellations or repurchases of awards may require Houghton to accelerate any remaining unearned stock-based compensation expense or incur additional expense.

The awards granted contain a put option, which gives the recipient the ability to sell shares back to Houghton upon certain events. The put option expires at the earliest of nine months from employee termination (15 months from employee termination for death, disability, or retirement); initial public offering; or change in control. The shares put to Houghton will be valued at fair market value as of the date of the contingent event, except for the trigger related to potential termination. Contingent events triggering the ability to put the shares include the passage of time.

The awards granted also contain a call option, which gives Houghton the right to call shares upon employee termination. The call expires at the earliest of nine months from the employment termination date, an initial public offering, or a change in control. The shares called by Houghton will be valued at fair value as of the date of the call for any holder voluntarily terminated other than on account of retirement or the lesser of cost or fair value as of the date of the call for any holder terminated for cause.

Redeemable Stock. During the fourth quarter of 2013, 1.86% of the outstanding shares of GH were purchased from GHG Lubricants by certain members of management. In July 2015, Houghton conducted an exchange offer which allowed shareholders of GH to exchange their shares for a like number of shares in Houghton, with the same terms and conditions as the GH share agreement. As of March 31, 2017 and December 31, 2016, these shares represented 1.24% of the total outstanding shares of Houghton. These shares contain certain call and put option terms which provide Houghton with the right, but not the obligation, to call the shares upon certain events and provides the management shareholder the ability to sell shares back to Houghton upon certain events.

The put option provides each management shareholder the ability to sell shares back to Houghton upon certain events. The put option expires at the earliest of nine months from employee termination (15 months from employee termination for death, disability or retirement); initial public offering; or change in control. The shares put to Houghton will be valued at fair value as of the put date related to a voluntary termination or if no initial public offering or change in control occurs prior to December 20, 2017.

The call option provides Houghton the right to call shares upon employee termination. The call expires at the earliest of six months from the employment termination date, an initial public offering or a change in control. Shares that become callable by Houghton will be valued at fair value as of the date of the call for any holder terminated other than on account of good reason of retirement or the lesser of cost or fair value as of the date of the call for any holder terminated for cause.

The shares put to or called by Houghton will be valued at fair value. Prior to December 20, 2015, the call provision allowed Houghton to repurchase the management shares at the lessor of cost plus deemed interest or fair value. Such provision limited the management shareholder’s ability to share in the risk and rewards of equity ownership, creating a vesting or service period for the management shareholder and resulting in liability classification of such shares in accordance with accounting guidance for stock-based compensation. After June 20, 2016, upon maturity of the management shares (6 months from expiration of Houghton call provision for an amount other than fair value), the management shares are classified as Redeemable stock in mezzanine equity and recorded at fair value (redemption value). As Houghton is in an accumulated deficit position, changes in fair value (redemption value) of the management shares are recognized in Additional paid-in capital at each period end.

Off-Balance Sheet Arrangements

Houghton’s primary off-balance sheet commitments are letters of credit or bank guarantees. The amount of these letters of credit or bank guarantees was $4.6 million and $6.8 million as of December 31, 2016 and December 31, 2015, respectively.

Recently Issued Accounting Standards

In July 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory, which requires inventory to be measured at the lower of cost and net realizable value. For publicly traded companies, the guidance is effective for fiscal years beginning after December 15, 2016. Early adoption is permitted. Houghton does not expect this guidance to have a material impact on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which changes the accounting of lease assets and lease liabilities. For publicly traded companies, the guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. Houghton is currently evaluating ASU 2016-02 and has not determined the impact it may have on Houghton’s consolidated financial statements nor decided upon the method of adoption.

In May 2014, the FASB issued ASU No. 2014-9, Revenue from Contracts with Customers. The objective of ASU 2014-09 is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance. The core principle of ASU 2014-09 is that an entity recognizes revenue at the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the new guidance, Houghton must (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the contract’s performance obligations; and (5) recognize revenue when Houghton satisfies a performance obligation. ASU 2014-09 applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification.

In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers, Deferral of the Effective Date. ASU 2015-14 is effective for interim and annual reporting periods beginning after December 15, 2017 for publicly traded companies and can be adopted by Houghton using either a full retrospective or modified retrospective approach, with early adoption prohibited.

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers, Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies how an entity should identify the unit of accounting for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements.

In April 2016, the FASB amended ASU 2016-10, Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing. This amended FASB’s new recognition guidance on identifying performance obligations to allow entities to disregard items that are immaterial in the context of the contract, clarify when a promised good or service is separately identifiable (i.e., distinct within the context of the contract) and allow an entity to elect to account for the cost of shipping and handling performed after control of a good has been transferred to the customer as a fulfillment cost (i.e., an expense).

In May 2016, the FASB amended ASU 2016-12, Revenue from Contracts with Customers, Narrow-Scope improvements and Practical Expedients which amended its new revenue recognition guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. The amendments clarify that, for a contract to be considered completed, all (or substantially all) of the revenue must have been recognized under legacy GAAP.

In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The amendments allow entities to not make quantitative disclosures about remaining performance obligations in certain cases and require entities that use any of the new or previously existing optional exemptions to expand their qualitative disclosures. This revenue guidance (ASU 2014-9, ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20) is effective for interim and annual reporting periods beginning after December 15, 2017 for publicly traded companies and can be adopted by Houghton using either a full retrospective or modified retrospective approach, with early adoption prohibited. Houghton is currently evaluating this revenue guidance and has not determined the impact it may have on Houghton’s consolidated financial statements nor decided upon the method of adoption.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows, Classification of Certain Cash Receipts and Cash Payments, which clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows. This guidance is effective for publicly traded companies for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Houghton does not expect this guidance to have a material impact on its consolidated Statement of Cash Flows.

In October 2016, the FASB issued ASU 2016-16, Income Taxes, Intra-Entity Transfers of Assets Other than Inventory, which requires companies to account for the income tax effects of intercompany sales and transfers of assets other than inventory (e.g., intangible assets) when the transfer occurs. This guidance is effective for publicly traded companies for fiscal years beginning after December 15, 2017, and interim periods within those years. Houghton is currently evaluating ASU 2016-16 and has not determined the impact it may have on Houghton’s consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows, Restricted Cash, which requires entities to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and cash equivalents in the statement of cash flows. This guidance is effective for interim and annual reporting periods beginning after December 15, 2017 for publicly traded companies and must be adopted using a retrospective approach. Houghton is currently evaluating ASU 2016-18 and has not determined the impact it may have on Houghton’s consolidated Statement of Cash Flows.

In December 2016, the FASB issued ASU 2016-19, Technical Corrections and Improvements, which corrects errors and makes minor improvements affecting a variety of topics in the ASC. Most of the amendments are not expected to have a significant effect on practice. Houghton does not expect this guidance to have a material impact on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Clarifying the Definition of a Business, to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. This guidance is effective for publicly traded companies for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Houghton is currently evaluating ASU 2017-01 and its impact on the accounting for future acquisitions.

In January 2017 the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment, to simplify the subsequent measurement of goodwill and eliminate the Step 2 from the goodwill impairment test. Under the amendments in this update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. A public business entity that is a U.S. Securities and Exchange Commission (SEC) filer should adopt the amendments in this update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. A public business entity that is not an SEC filer should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2020. Houghton is currently evaluating ASU 2017-04 and will assess the impact on future goodwill impairment tests.

HOUGHTON MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016

The following discussion and analysis of Houghton’s financial condition and results of operations is intended to help prospective investors understand Houghton’s business, results of operations, liquidity and capital resources and should be read in conjunction with Houghton’s financial statements and related notes included elsewhere in this proxy statement, as well as Houghton Management’s Discussion and Analysis of its Financial Condition and Results of Operations for the year ended December 31, 2016. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Houghton’s actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors.

Results of Operations

Three months ended March 31, 2017 versus the three months ended March 31, 2016

(in millions)	Three Months Ended March 31, 2017	Three Months Ended March 31 2016	Change 2017 vs. 2016
			$	%
Net sales	$196.6	$186.4	$10.2	5.5%
Cost of goods sold	129.2	121.9	(7.3)	(6.0)%

Gross profit	67.4	64.5	2.9	4.5%

Selling, general and administrative expense	58.6	52.0	(6.6)	(12.7)%
Restructuring	0.1	0.3	0.2	66.7%
Other operating expense	0.2	0.1	(0.1)	(100.0)%

Operating income	8.5	12.1	(3.6)	(29.8)%

Other expense, net	(0.4)	(0.4)	—	—
Interest expense	(12.4)	(12.4)	—	—

Loss before income taxes and equity in net income of investee	(4.3)	(0.7)	(3.6)	505.6%
Income tax expense	—	0.1	0.2	100.0%

Net loss before equity in net income of investee	(4.3)	(0.8)	(3.4)	372.5%
Equity in net income of investee	2.2	2.2	—	—

Net (loss) income	(2.1)	1.4	(3.4)	(262.8)%

Net sales

Net sales for the three months ended March 31, 2017 were $196.6 million compared to $186.4 million for the three months ended March 31, 2016. Net sales for 2017 increased $10.2 million, or 5.5%, from 2016.

The increase in sales was mainly driven by an increase from acquisitions of $7.7 million and an $8.4 million increase in product volumes, offset by a decline in sales mix of $1.5 million. In addition, foreign currency exchange decreased sales by $4.4 million due to the continued weakening of many currencies against the U.S. dollar, including the British pound, euro, Chinese renminbi, Mexican peso, all partially offset by the strengthening Brazilian real.

Cost of goods sold

Cost of goods sold was $129.2 million for the three months ending March 31, 2017, compared to $121.9 million for the three months ending March 31, 2016. Cost of goods sold for the first quarter 2017 increased $7.3 million or 6.0% from first quarter 2016.

Cost of goods sold increased, primarily due to a $6.1 million increase manufactured products volumes, $0.6 million increase in manufactured products material costs and the added costs from acquisitions, partially offset by a $1.7 million decrease in pass through products material costs and product mix and the impacts from foreign exchanges.

Gross profit

Gross profit was $67.4 million for the three months ending March 31, 2017, compared to $64.5 million for the three months ending March 31, 2016. Gross profit for the first quarter 2017 increased $2.9 million, or 4.5%, from first quarter 2016, with gross margin decreasing to 34.3% from 34.6% for the three months ending March 31, 2017 and 2016, respectively. The decrease in gross margin percentage is primarily the result of increased material costs.

Selling, general and administrative expense

SG&A expense was $58.6 million for the three months ending March 31, 2017, compared to $52.0 million for the three months ending March 31, 2016. This first quarter increase of $6.6 million, or 12.7%, was primarily due to a $4.0 million increase in stock-based compensation expense due to an increase in the estimated fair value of stock options and a $1.1 million increase due to the acquisition of Wallover in July 2016, with an additional $0.9 million increase due to normal annual wage inflation. Further increasing SG&A are transaction costs of $0.9 million related to the purchase agreement with Quaker Chemical Corporation and a $0.6 million increase in salaries and benefits related to additional commercial resources.

Restructuring expense

Restructuring expense was $0.1 million and $0.3 million for the three months ended March 31, 2017 and 2016, respectively.

Other operating expense

Other operating expense was $0.2 million and $0.1 million for the three months ended March 31, 2017 and 2016, respectively.

Other (expense), net

Other expense was $0.4 million for the three months ending March 31, 2017 and 2016, respectively.

Interest expense

Interest expense was $12.4 million for the three months ending March 31, 2017 and 2016, respectively.

Income tax expense

Houghton’s effective income tax rate for the three months ended March 31, 2017 was (0.8)% compared to (12.2)%, for the three months ended March 31, 2016. Houghton’s effective tax rate was primarily driven by the mix of income among tax jurisdictions and the U.S. tax consequences of non-U.S. earnings. In addition, the 2017 effective tax rate was favorably impacted by deferred tax rate change in a foreign jurisdiction. The effective income tax rate is impacted by the decreased pre-tax income (loss) which acts to magnify the impact of income tax expense adjustments.

Equity in net income of investee

Equity in net income of investee was $2.2 million for each of the three months ended March 31, 2017 and 2016, respectively.

Other comprehensive income

	Three Months Ended March 31 2017	Three Months Ended March 31, 2016
Net (loss) income	$(2.1)	$1.3
Other comprehensive income (loss):
Foreign currency translation adjustment	13.5	8.2
Pension adjustments, net of tax

Total other comprehensive income	13.5	8.2

Comprehensive income	$11.4	$9.5
Comprehensive (loss) attributable to non-controlling interest	—	2.2

Comprehensive income attributable to Global Houghton Ltd.	$11.4	$7.3

Foreign currency translation adjustment relates to the assets and liabilities held in the functional currency of Houghton’s subsidiaries and is impacted by fluctuations in those currencies against the U.S. dollar during the period compared to the corresponding exchange rates at the end of the immediately preceding period. In the three months ending March 31, 2017, the $13.5 million gain from foreign currency translation resulted from the strengthening of nearly all major currencies, including the euro, British pound, Polish zloty, Australian dollar, and Brazilian real with each strengthening 2.7%, 1.7%, 7.3%, 6.4%, and 4.6% respectively, against the U.S. dollar. In the three months ending March 31, 2016, the $8.2 million gain from foreign currency translation resulted from the strengthening of nearly all major currencies in the first quarter of 2016. The euro, Brazilian real and Australian dollar each strengthening 3.1%, 7.9% and 5.4%, respectively, offset by the British pound which weakened by 3.5%.

Liquidity and Capital Resources

Houghton’s primary sources of liquidity currently consist of cash generated from Houghton’s operating activities, existing cash and cash equivalent balances, its $50.0 million Revolving Credit Facility, of which $27.3 million is available as of March 31, 2017, and other short-term debt facilities. Houghton’s ability to generate sufficient cash flows from its operating activities will continue to be primarily dependent on selling sufficient quantities of its products and services at margins sufficient to cover fixed and variable expenses. Houghton believes that its cash flows from operations and existing cash and cash equivalent balances, together with borrowing availability under its Revolving Credit Facility and short-term debt facilities, as necessary, will be sufficient to satisfy the anticipated cash requirements associated with Houghton’s existing operations for the foreseeable future. Should operating activities become inadequate to meet the cash flow needs, management would modify spending in strategic areas, such as reduction in capital spending, or initiate discussions on capital contributions. In addition, Houghton’s ability to pursue acquisitions is limited to its ability to generate cash through operations, borrowings or additional capital contributions.

Cash Flows

The following table sets forth Houghton’s cash flows for the three months ended March 31, 2017 and 2016, respectively.

	Three Months Ended March 31,
	2017	2016
Net cash (used in) provided by:
Operating activities	$(7.8)	$(6.2)
Investing activities	0.4	(0.4)
Financing activities	13.4	4.3
Net decrease in cash and cash equivalents	6.0	(2.3)

Net cash used in operating activities during the three months ended March 31, 2017 was $7.8 million primarily related to a net loss of $2.1 million offset by $20.0 million in non-cash expenses that include items such as depreciation and amortization, stock compensation expense and deferred income taxes and a use of working capital of $25.5 million. The fluctuation in working capital activities resulted from the payment of compensation accruals and taxes, as well as a prepayment of affiliate management fees and an extension of the prepaid insurance policies from a twelve month period to an eighteen month period.

Net cash used in operating activities of $6.2 million during the three months ended March 31, 2016 consisted of net income of $1.3 million plus $11.0 million in non-cash expenses that include items such as depreciation and amortization, deferred income taxes and pension benefits and a use of working capital of $18.4 million. The change in first quarter 2016 working capital was primarily due to the payment of compensation accruals and taxes.

Net cash provided by investing activities of $0.4 million for the three months ended March 31, 2017 consisted of purchases of property, plant and equipment of $1.3 million, offset by cash proceeds of $1.6 million for the sale of the Genoa, Italy facility. Net cash used in investing activities of $0.4 million for the three months ended March 31, 2016 primarily consisted of $1.5 million of purchases of property, plant and equipment partially offset by $1.1 million in proceeds, primarily from the sale of the Wuppertal, Germany manufacturing plant.

Net cash provided by financing activities of $13.4 million for the three months ended March 31, 2017 primarily consisted of $18.0 million in borrowings on the Revolving Credit Facility, offset by a $2.9 million dividend paid to shareholders and $1.1 million of repayments of long-term debt. Net cash provided by financing activities for the three months ended March 31, 2016 of $4.3 million consisted of borrowings of short-term debt of $7.6 million, offset by repayments of long-term debt of $3.2 million.

Cash Balance and Other Liquidity

The cash balances held in the U.S. and non-U.S. subsidiaries are summarized in the following table:

	March 31, 2017	December 31, 2016
Cash and Cash equivalents:
U.S.	$10.6	$4.2
Non-U.S.	40.4	39.8

Total	$51.0	$44.0

Restricted cash:
U.S.	$—	$—
Non-U.S.	0.2	0.1

Total	$51.0	$0.1

Generally, except if permanently reinvested in foreign subsidiaries, unrestricted cash in non-U.S. entities is available for repatriation into the U.S. The decision to repatriate such cash is based upon the operating cash requirements of the local entities as well as tax and regulatory impacts, including pension negotiations.

Working capital is summarized in the following table:

	March 31, 2017	December 31, 2016
Current assets	$298.1	$270.2
Current liabilities	163.5	142.4

Net working capital (1)	$134.6	$127.8

(1)	Net working capital is calculated by deducting current liabilities from current assets.

Houghton manages working capital through its inventory levels, as well as appropriate customer and vendor payment terms. Houghton sells on credit to its customers, who are pre-approved using customary trade terms that generally provide for payment consistent with local business practices. Houghton monitors the credit risk and financial condition of its customers in an effort to reduce collection risk.

Houghton’s short-term debt facilities and credit facilities are summarized in the following table:

	March 31, 2017	December 31, 2016
Short-term debt facilities
Capacity	$24.0	$23.7
Outstanding borrowed	$7.0	7.3

Unused capacity	$17.0	$16.4
Credit facilities
Capacity	$50.0	$50.0
Borrowings	(18.0)	—
Letters of credit	(4.7)	(4.6)

Unused capacity	$27.3	$45.4

2012 Senior Credit Facilities

On December 20, 2012, in connection with the Gulf Transaction, HII Holding Corporation, Houghton’s subsidiary and intermediate holding company, entered into new credit facilities (“2012 Senior Credit Facilities”), which included first and second lien facilities. The first lien facility consisted of a $455.0 million term loan facility (“First Lien U.S. Term Loan”), a €100.0 million term loan facility (“First Lien Dutch Term Loan”), and a revolving credit facility with a net availability of $50.0 million (“Revolving Credit Facility). The second lien facility consisted of a $200.0 million term loan facility (“Second Lien U.S. Term Loan”). The net proceeds from the 2012 Senior Credit Facilities were used to fund the Gulf Transaction and to repay Houghton’s 2011 Senior Credit Facility.

During July 2015, Houghton amended its 2012 Senior Credit Facilities primarily to make guarantor and certain covenant changes. In conjunction with the amendment, Houghton incurred a 0.25% increase in the interest rate margin on its First Lien and Second Lien Term Loans. Houghton also incurred approximately $1.9 million in amendment fees paid at closing to the lenders and approximately $1.1 million in attorney, arrangement and accounting fees. The other terms and conditions of the credit facilities, discussed herein, were unchanged. Houghton accounted for the amendment in accordance with accounting guidance for debt modifications and extinguishments. Houghton considered the limited changes presented by the amendment and reviewed the old and new lenders on a creditor by creditor basis and determined that the amendment was a modification. Therefore the amendment fees of $1.9 million were capitalized as debt issuance costs with all other fees being expensed as Interest income, net. The capitalized fees will be amortized through the debt maturity in 2019.

In March 2017, Houghton amended its 2012 Revolving Credit Facilities to extend the maturity date from December 2017 to September 2019. The extended facility was reduced to a total capacity of $41.0 million and will take effect December 2017. No other changes were made to the terms of the agreement. In connection with this amendment, Houghton paid fees of $0.2 million. Houghton accounted for the amendment in accordance with accounting guidance for debt modifications and extinguishments. Houghton considered the limited changes presented by the amendment and reviewed the old and new lenders on a creditor by creditor basis and determined that the amendment was a modification. Accordingly, amendment fees of $0.2 million were capitalized as debt issuance costs. Capitalized fees will be amortized through the debt maturity in 2019.

	March 31, 2017	December 31, 2016
First Lien U.S. Term Loan	4.25%	4.25%
Revolving Credit Facility	4.78%	5.00%
First Lien Euro Term Loan	4.75%	4.75%
Second Lien U.S. Term Loan	9.75%	9.75%

As of March 31, 2017 and December 31, 2016, the interest rates on Houghton’s 2012 Senior Credit Facilities were as follows:

Houghton’s 2012 Revolving Credit Facility matures in September 2019. Houghton’s First Lien U.S. Term Loan and First Lien Dutch Term Loan mature in December 2019, and are subject to nominal quarterly amortization payments through the maturity date. The Second Lien U.S. Term Loan matures in December 2020. In addition, Houghton’s first lien credit facility provides for mandatory prepayments, subject to certain exceptions, of the First Lien U.S. Term Loan and First Lien Dutch Term Loan based on certain asset sales and casualty recovery events, the net proceeds of certain debt issuances, and annual excess cash flow.

The 2012 Senior Credit Facilities permitted HII Holding Corporation to make up to $25.0 million in dividends or distributions to its shareholder Houghton. As of March 31, 2017, HII Holding Corporation had paid approximately $25.0 million in dividends to its shareholders. Beyond this flexibility, the 2012 Senior Credit Facilities prevent HII Holding Corporation from paying any dividends or making any distributions except to the extent of HII Holding Corporation’s excess cash flow (as defined per the agreements) that is not required by the terms of the 2012 Senior Credit Facilities to be applied to the mandatory prepayment of outstanding first lien term loans under the 2012 Senior Credit Facilities and only if at such time HII Holding Corporation satisfies a first lien leverage ratio test on a pro forma basis after giving effect to such dividend or distribution.

Houghton’s 2012 Senior Credit Facilities contain other financial and operating covenants. As of March 31, 2017 and December 31, 2016, Houghton was in compliance with its financial covenants. Houghton also pledged as collateral to its lenders substantially all U.S. assets, specific Non-U.S. assets and stock of certain subsidiaries.

Capital Spending

Houghton’s capital spending has historically been less than two percent of net sales and is primarily related to environmental and safety initiatives, information technology, manufacturing infrastructure and laboratory equipment. Capital spending as of March 31, 2017 totaled $1.3 million compared to $1.5 million for the three months ended March 31, 2016. Houghton continually evaluates its planned capital projects to determine changes that may be required due to unanticipated increases in the cost, scope and completion time of relevant projects.

Critical Accounting Policies

Stock-based Compensation On October 16, 2013, the Board of Directors of Houghton’s subsidiary, GH Holdings Inc. (“GH”), approved the Stock Option Plan (“the GH Plan”) that provided for Houghton to grant stock-based compensation to its employees in the form of stock options based on service and performance vesting over a five year term. On July 16, 2014, GH amended and restated the Plan to authorize Houghton to grant stock appreciation rights (“SARs”) to employees. A SAR is the right to receive upon exercise, shares of Houghton common stock equal in value to the excess of: (i) the Fair Market Value (as of the time of exercise) of a share of Houghton common stock, over (ii) the SAR Base Value (defined as grant date fair value of a share of Houghton common stock) per share of common stock. This difference is often referred to as the “spread amount” or the amount by which the SAR is “in the money.” A SAR confers the same economic benefit and provides the same number of shares to a holder of a SAR as the net exercise of a stock option by an optionee. The service based SARs vest at a rate of 20% per year while performance based options vest based on annual and cumulative targets, both awards having a contractual term of ten years.

In July 2015, Houghton conducted an exchange offer which allowed holders of GH stock options and SARS to exchange their options for a like number of share options in Houghton (“Exchange Offer”). In conjunction with the exchange, the Board of Directors approved the Global Houghton Ltd. Share Option and Share Appreciation Rights Plan (“the Houghton Plan”). The awards granted with performance vesting are deemed granted upon approval of the targets, which occurs annually, generally in the first quarter of each plan year. The number of shares of Houghton common stock that were reserved for issuance under the Houghton plan at March 31, 2017 was 85,039.

Prior to the exchange offer, Houghton applied the accounting guidance for stock-based compensation, which required it to expense the fair value of employee stock options granted. Compensation expense was measured at the grant date based on the fair value of the award on an accelerated basis. If awards contain certain performance conditions in order to vest, Houghton recognized the cost of the award when achievement of the performance condition was probable. Houghton recorded stock-based compensation expense in Selling, general and administrative expense. Stock compensation expense incurred under the GH Plan was reflected as an increase in Non-controlling interest through the date of the Exchange Offer. Upon the effective date of the Exchange Offer, the stock compensation expense accumulated in non-controlling interest was reclassified into Additional paid-in capital.

Subsequent to the Exchange Offer, Houghton demonstrated the intent for allowing net cash settlements of stock-based awards as well as the removal of the six month holding period for recipients of stock-based awards. This intent triggered liability accounting for stock-based compensation, which requires outstanding options and SARS to be classified as liability-based awards and valued at fair value. The liability is remeasured and adjusted until the options are exercised, expire, or payment is made to the employees. The stock-based compensation liability is included in Other non-current liabilities and was $14,746 and $5,720 at March 31, 2017 and December 31, 2016, respectively. Compensation expense of stock-based awards granted prior to the liability accounting modification (July 2015) is recognized over the applicable vesting period based upon the greater of the awards’ grant date fair value (the “Floor”) or fair value at the reporting period. Corresponding fair value adjustments to the liability balance of awards subject to the Floor are recorded through Additional paid-in capital. Compensation expense of stock-based awards granted subsequent to the liability accounting modification is recognized over the applicable vesting period based upon fair value at the reporting period, and subsequent fair value adjustments to the corresponding liability recorded through compensation expense.

The service based options vest at a rate of 20% per year while performance based options vest based on annual and cumulative targets, both awards having a contractual term of ten years. The awards granted contain a put option, which gives the recipient the ability to sell shares back to Houghton upon certain events. The put option expires at the earliest of nine months from employee termination (15 months from employee termination for death, disability, or retirement); initial public offering; change in control; or 10 years and 9 months from the association option or SAR grant date. The shares put to Houghton will be valued at fair market value as of the date of the contingent event, except for the trigger related to potential termination. Contingent events triggering the ability to put the shares include the passage of time.

The awards granted also contain a call option, which gives Houghton the right to call shares upon employee termination. The call expires at the earliest of nine months from the employment termination date, an initial public offering, or a change in control. The shares called by Houghton will be valued at fair value as of the date of the call for any holder voluntarily terminated other than on account of good reason or retirement, or the lesser of cost or fair value as of the date of the call for any holder terminated for cause.

Redeemable Stock. During the fourth quarter of 2013, 1.86% of the outstanding shares of GH were purchased from GHG Lubricants by certain members of management. In July 2015, Houghton conducted an exchange offer which allowed shareholders of GH to exchange their shares for a like number of shares in Houghton, with the same terms and conditions as the GH share agreement. As of March 31, 2017 and December 31, 2016, these shares represented 1.24% of the total outstanding shares of Houghton. These shares contain certain call and put option terms which provide Houghton with the right, but not the obligation, to call the shares upon certain events and provides the management shareholder the ability to sell shares back to Houghton upon certain events.

The put option provides each management shareholder the ability to sell shares back to Houghton upon certain events. The put option expires at the earliest of nine months from employee termination (15 months from employee termination for death, disability or retirement); initial public offering; or change in control. The shares put to Houghton will be valued at fair value as of the put date related to a voluntary termination or if no initial public offering or change in control occurs prior to December 20, 2017.

The call option provides Houghton the right to call shares upon employee termination. The call expires at the earliest of six months from the employment termination date, an initial public offering or a change in control. Shares that become callable by Houghton will be valued at fair value as of the date of the call for any holder terminated other than on account of good reason of retirement or the lesser of cost or fair value as of the date of the call for any holder terminated for cause.

The shares put to or called by Houghton will be valued at fair value. Prior to December 20, 2015, the call provision allowed Houghton to repurchase the management shares at the lessor of cost plus deemed interest or fair value. Such provision limited the management shareholder’s ability to share in the risk and rewards of equity ownership, creating a vesting or service period for the management shareholder and resulting in liability classification of such shares in accordance with accounting guidance for stock-based compensation. After June 20, 2016, upon maturity of the management shares (6 months from expiration of Houghton call provision for an amount other than fair value), the management shares are classified as Redeemable stock in mezzanine equity and recorded at fair value (redemption value). As Houghton is in an accumulated deficit position, changes in fair value (redemption value) of the management shares are recognized in Additional paid-in capital at each period end.

Off-Balance Sheet Arrangements

Houghton’s primary off-balance sheet commitments are letters of credit or bank guarantees. The amount of these letters of credit or bank guarantees was $4.7 million and $4.6 million as of March 31, 2017 and December 31, 2016, respectively.

Recently Issued Accounting Standards

In February 2017, the FASB issued ASU 2017-05, Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20). This guidance clarifies the scope and application of ASC 610-20, which was issued with the new revenue recognition standard, on the sale or transfer of nonfinancial assets to noncustomers. This guidance applies to nonfinancial assets, including real estate, ships and intellectual property. The new guidance, like the new revenue standard, is effective for public entities for annual reporting periods beginning after December 15, 2017, and interim periods, therein. The new revenue standard and ASC 610-20 must be adopted concurrently. Houghton is currently evaluating ASU 2017-05 and has not determined the impact it may have on its condensed consolidated financial statements.

In March 2017, the FASB issued ASU 2017-06, Compensation – Retirement Benefits, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This guidance requires that employers that sponsor defined benefit pension and/or other postretirement benefit plans will present the service cost component of net periodic benefit cost in the same income statement line item(s) as other employee compensation costs arising for services rendered during the period. Only the service cost component will be eligible for capitalization in assets. Other components of net periodic benefit cost will be presented separately from the line item(s) that include service cost and outside of any subtotal of operating income, if one is presented. This guidance is effective for public companies for annual periods beginning after December 15, 2017 and interim periods therein. Early adoption is permitted. Houghton is currently evaluating ASU 2017-06 and has not determined the impact it may have on its condensed consolidated financial statements.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

The following table shows how much of the Company’s common stock is beneficially owned by each person known to us to be the beneficial owner of more than 5% of the Company’s common stock as of December 31, 2016. Each beneficial owner has sole voting and sole dispositive power for the shares listed, except as noted.

Name and Address	Number of Shares Beneficially Owned	Approximate Percent of Class	Number of Votes (5)
BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10055	1,459,067	11.0	1,459,067

Eagle Asset Management, Inc. (2) 880 Carillon Parkway St. Petersburg, FL 33716	1,137,312	8.58	1,137,312

Royce & Associates, LLC (3) 745 Fifth Avenue New York, NY 10151	955,336	7.21	955,336

The Vanguard Group (4) 100 Vanguard Boulevard Malvern, PA 19355	1,094,493	8.25	1,094,493

(1)	As reported in Schedule 13G/A filed on January 17, 2017 by BlackRock, Inc. with the SEC. BlackRock, Inc. has the sole power to vote or to direct to vote 1,428,296 shares and the sole power to dispose of or to direct the disposition of 1,459,067 shares.
(2)	As reported in Schedule 13G/A filed on March 3, 2017 by Eagle Asset Management, Inc. with the SEC.
(3)	As reported in Schedule 13G/A filed on January 18, 2017 by Royce & Associates, LP with the SEC.
(4)	As reported in Schedule 13G/A filed on February 13, 2017 by The Vanguard Group with the SEC. The Vanguard Group has the sole power to vote or direct to vote 23,228 shares, shared voting power to vote or direct to vote 2,000 shares, the sole power to dispose of or to direct the disposition of 1,069,965 shares and shared power to dispose or to direct the disposition of 24,528 shares.
(5)	These shares, which are held in street name, are presumed under Article 5 of the Company’s Articles of Incorporation to be entitled to one vote per share.

Management

The following table shows the number of shares of Quaker’s common stock beneficially owned by each of our directors and the Named Executive Officers named in the Summary Compensation Table in the proxy statement related to our 2017 Annual Meeting and by all of our directors and executive officers as a group. The information in the table is as of June 15, 2017. Each director and executive officer has sole voting and sole dispositive power over the common stock listed opposite his or her name, unless we have indicated otherwise.

Name	Aggregate Number of Shares Beneficially Owned		Approximate Percent of Class (1)	Number of Votes
Michael F. Barry	171,016	(2)	1.4	1,026,232
Donald R. Caldwell	9,631		*	9,631
Robert E. Chappell	28,467		*	241,344
William R. Cook	8,006		*	8,006
Mark A. Douglas	5,018		*	24,584
Jeffry D. Frisby	8,995		*	8,995
William H. Osborne	2,634		*	2,634
Robert H. Rock	13,244		*	13,244
Fay West	1,834		*	1,834
Mary Dean Hall	5,426		*	4,146
D. Jeffry Benoliel	97,264	(2)(3)	*	679,636
Jan F. Nieman	18,839	(2)	*	16,146
Joseph A. Berquist	17,055	(2)	*	69,390
All directors and officers as a group (19 persons)	439,171	(2)	3.3	2,157,627	(4)

*	Less than 1%.
(1)	Based upon 13,331,711 shares outstanding, and includes in the individual’s total all options currently exercisable or exercisable within 60 days of the record date by the named person or the group, as applicable.
(2)	Includes the following respective numbers of shares subject to options that are currently exercisable or exercisable within 60 days of the Record Date: 0 shares in the case of Mr. Barry; 1,280 shares in the case of Ms. Hall; 3,429 shares in the case of Mr. Benoliel; 2,693 shares in the case of Mr. Nieman; 0 shares in the case of Mr. Berquist; and 22,068 shares in the case of all directors and officers as a group.
(3)	Includes 9,732 shares in an irrevocable trust of which Mr. Benoliel shares voting and dispositive power with an independent trustee and 10,000 shares held in an irrevocable trust of which his spouse has shared voting and dispositive power with an independent trustee.
(4)	Represents 11.6% of all votes entitled to be cast at the meeting, based on information available on June 15, 2017.

SHAREHOLDER PROPOSALS

Shareholders interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting must do so in compliance with applicable Securities and Exchange Commission rules and regulations. Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, adopted by the SEC, to be considered for inclusion in our proxy materials for our 2018 annual meeting, a shareholder proposal must be received in writing by our Corporate Secretary at our principal office at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428 no later than December 1, 2017. If the date of our 2018 annual meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Any such proposals will also need to comply with the various provisions of Rule 14a-8, which governs the basis on which such shareholder proposals can be included or excluded from company-sponsored proxy materials.

If a shareholder desires to submit a proposal for consideration at the 2018 annual meeting, but not have the proposal included with our proxy solicitation materials relating to the 2018 annual meeting, the shareholder must comply with the procedures set forth in Section 2.12 of our By-Laws. This means that the written proposal must be received by our Corporate Secretary at our principal office on or before February 9, 2018 but no earlier than January 10, 2018 (except that if the date of the 2018 annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary date of the 2017 annual meeting, this notice must be received no earlier than the close of business on the 120th day before the date of the 2018 annual meeting and not later than the close of business on the later of the 90th day before the date of the 2018 annual meeting or, if the first public announcement of the date of the 2018 annual meeting is less than 100 days before the date of the meeting, by the 10th day after the public announcement). The notice to our Corporate Secretary must contain or be accompanied by the information required by Sections 2.12 and 2.13 of our By-Laws including, among other things: (i) the name and record address of the shareholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made; (ii) the class and number of shares of our stock which are directly or indirectly owned beneficially and/or of record by the shareholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made; (iii) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the shareholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made, in such business; (iv) a description of any agreements, arrangements, proxies and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) related to the proposal; and (v) a description of any hedging or other transaction that has been entered into by or on behalf of, or any other agreement or understanding (including, without limitation, any put, short position or any borrowing or lending of shares) that has been made, the effect or intent of which is to mitigate loss to or manage risk of share price changes for, or to increase or decrease the voting power of, the shareholder or any shareholder associated person (as defined in the By-Laws) with respect to any share of our stock, as well as certain other information. This list of required information is not exhaustive. A copy of the full text of the relevant By-Law provisions, which includes the complete list of all information that must be submitted to us before a shareholder may submit a proposal at the 2018 annual meeting, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Investors/Corporate Governance section of our website at https://www.quakerchem.com. The procedures for shareholders to follow to nominate candidates for election to our Board of Directors are described in the discussion under the heading “Governance Committee Procedures for Selecting Director Nominees” below.

All proposals should be submitted in writing to: Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Corporate Secretary.

Shareholder Nominations

The Company’s Restated By-Laws (“By-Laws”) describe how shareholders may nominate candidates for election to our Board of Directors. For our 2018 annual meeting of shareholders, shareholders may nominate a candidate for election to our Board only by sending written notice to our Corporate Secretary at our principal office at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428. This notice must be received on or before February 9, 2018, but no earlier than January 10, 2018 (except that if the date of the 2018 annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary date of the 2017 annual meeting, this notice must be received no earlier than the close of business on the 120th day before the date of the 2018 annual meeting and not later than the close of business on the later of the 90th day before the date of the 2018 annual meeting or, if the first public announcement of the date of the 2018 annual meeting is less than 100 days before the date of the meeting, by the 10th day after the public announcement).

The notice to our Corporate Secretary must contain or be accompanied by the information required by Sections 3.15 and 2.13 of our By-Laws, including, among other things: (i) the name, age, principal occupation and business and residence address of each person nominated; (ii) the class and number of shares of our stock which are directly or indirectly owned beneficially and/or of record by each person nominated; (iii) the name and record address of the shareholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made; (iv) the class and number of shares of our stock which are directly or indirectly owned beneficially and/or of record by the shareholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made; (v) a description of any direct and indirect compensation and other monetary agreements, arrangements and understandings, and any other material relationships (including any familial relationships) between the shareholder giving notice (and the beneficial owner) and the nominee and any respective affiliates, associates or others with whom any of them are acting; and (vi) a description of any hedging or other transaction that has been entered into by or on behalf of, or any other agreement or understanding (including, without limitation, any put, short position or any borrowing or lending of shares) that has been made, the effect or intent of which is to mitigate loss to or manage risk of share price changes for, or to increase or decrease the voting power of, the shareholder or any shareholder associated person (as defined in the By-Laws) with respect to any share of our stock, as well as certain other information. This list of required information is not exhaustive. A copy of the full text of the relevant By-Law provisions, which includes the complete list of all information that must be submitted to nominate a director, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Investors/Corporate Governance section of our website at https://www.quakerchem.com.

In addition to a shareholder’s ability to nominate candidates to serve on our Board as described above, shareholders also may recommend to the Governance Committee a prospective nominee for its consideration. The Governance Committee will consider timely recommendations received from shareholders regarding director nominee candidates and accompanied by sufficient information to enable the Governance Committee to assess the candidate’s qualifications, along with confirmation of the candidate’s consent to serve as a director if elected. Such recommendations should be sent to our Corporate Secretary at our principal office. Any recommendation received from a shareholder after January 1 of any year is not assured of being considered for nomination in that year. The Governance Committee applies the same criteria in evaluating candidates nominated by shareholders as it does in evaluating candidates identified by Company sources. No shareholder or group of shareholders recommended a director nominee for election at Quaker’s 2017 annual meeting of shareholders.

COMMUNICATIONS WITH THE BOARD

Shareholders or other interested parties may communicate with any of our directors, including non-management directors, by writing to them c/o Mr. Traub at the address set forth above. All communications received will be forwarded to the Governance Committee and the addressee. The Board believes it is management’s role to speak for the Company and, accordingly, any such communication received will be shared with the Chief Executive

Officer and other executive officers, as appropriate. The Company has adopted Corporate Governance Guidelines and other governance materials. Our Code of Conduct, Financial Code of Ethics for Senior Financial Officers, Corporate Governance Guidelines and Audit, Compensation/Management Development and Governance Committee Charters have been posted on and are available free of charge by accessing the Investors/Corporate Governance section of our website at http://www.quakerchem.com or by written request addressed to Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Victoria Gehris, Assistant Secretary. The references to our website contained in this proxy statement are for informational purposes, and the content of our website is not incorporated by such references in this proxy statement.

SOLICITATION OF PROXIES

We will pay the expenses of soliciting proxies in the form included with this proxy statement, including the cost of preparing, assembling and mailing material in connection with the solicitation. Quaker has retained Alliance Advisors to aid in the solicitation of proxies. It is estimated that the cost of their services will be approximately $10,000 plus expenses. In addition to the use of the mail, our directors, executive officers and employees of Quaker (without additional compensation) and employees of Alliance Advisors may solicit proxies by telephone, facsimile, electronic mail and personal contact. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to any beneficial holder of Quaker common stock.

OTHER MATTERS

The Board currently knows of no other business to be presented for consideration at the Meeting. If any other matters properly come before the Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the Meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy such material at the SEC’s Public Reference Room located at 100 F Street, NE, Washington, D.C. 20549 from 10:00 a.m. to 3:00 p.m. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Room of the SEC, 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also find the Company’s SEC filings at the SEC’s website at http://www.sec.gov. You may also obtain copies of this proxy statement and any other reports or information that we file with the SEC, free of charge, by contacting Victoria Gehris, Assistant Secretary, toll-free at 1-800-523-7010, ext. 4246, or by writing to her at Quaker Chemical Corporation, Shareholder Services, One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428.

Our website is https://www.quakerchem.com. The references to our website contained in this proxy statement are for informational purposes, and the content of our website is not incorporated by such references in this proxy statement. The following documents are posted on the Investors/Corporate Governance section of our website, and can also be obtained from us by contacting Ms. Gehris at the toll-free number noted above or by writing to her at the address set forth above:

•	Our Articles of Incorporation, as amended;

•	Our Restated By-Laws;

•	Our Corporate Governance Guidelines;

•	Our Code of Conduct and Guidelines;

•	Our Financial Code of Ethics for Senior Financial Officers;

•	Our Audit, Compensation/Management Development and Governance Committee Charters;

•	Our Policy Relating to Confidentiality of Information and Insider Trading in Securities; and

•	Our Statement of Policy with Respect to Related Party Transactions.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports. This proxy statement incorporates by reference the documents set forth below that have been previously filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2016;

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2017;

•	Current Reports on Form 8-K filed with the SEC on April 5, 2017 (two Current Reports filed), April 7 2017, May 5, 2017, May 11, 2017, May 15 2017 and May 25, 2017;

•	Annual Report on Form 11-K for the year ended December 31, 2016, filed with the SEC on June 22, 2017;

•	Proxy Statement on Schedule 14A dated March 31, 2017 (with respect only to information contained in such proxy statement that is incorporated into Part III of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016); and

•	The description of the Company’s Common Stock set forth in its Registration Statement on Form 8-A filed with the SEC on August 2, 1996, and any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC from the date of this proxy statement to the date of the Meeting. These include reports such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

A copy of all documents incorporated into this proxy statement by reference will be provided, without charge, upon written or oral request, by first-class mail. Requests for such documents should be directed to Victoria Gehris, Assistant Secretary, toll-free at 1-800-523-7010, ext. 4246, or by writing to her at Quaker Chemical Corporation, Shareholder Services, One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF QUAKER CHEMICAL CORPORATION.

Report of Independent Auditors

To the Board of Directors of Global Houghton Ltd.

We have audited the accompanying consolidated financial statements of Global Houghton Ltd. and its subsidiaries, which comprise the consolidated statement of financial position as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, changes in equity (deficit) and cash flows for each of the three years in the period ended December 31, 2016.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Houghton Ltd. and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation and the manner in which it presents debt issuance costs in 2016. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 21, 2017, except for the effects of the revision discussed in Note 1 to the consolidated financial statements, as to which the date is June 5, 2017

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of U.S. Dollars)

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
Net sales	$766,806	$781,792	$840,787
Cost of goods sold	499,934	516,166	561,061

Gross profit	266,872	265,626	279,726

Selling, general and administrative expense	218,246	211,206	212,037
Restructuring	1,797	5,161	1,285
Goodwill and intangibles impairment loss	40,922	—	—
Other operating expense	1,780	5,425	5,623

Operating income	4,127	43,834	60,781

Other expense, net	(4,869)	(7,613)	(11,112)
Interest expense	(50,312)	(50,268)	(50,179)
Affiliate interest expense	—	—	(8,283)

Loss before income taxes and equity in net income of investee	(51,054)	(14,047)	(8,793)
Income tax (benefit) expense	(5,188)	(5,966)	2,375

Net loss before equity in net income of investee	(45,866)	(8,081)	(11,168)
Equity in net income of investee	9,255	7,815	5,700

Net loss	(36,611)	(266)	(5,468)
Net loss attributable to non-controlling interest	(48)	(231)	(101)

Net loss attributable to Global Houghton Ltd.	$(36,563)	$(35)	$(5,367)

The accompanying Notes are an integral part of these Financial Statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Thousands of U.S. Dollars)

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
Net loss	$(36,611)	$(266)	$(5,468)
Other comprehensive income (loss):
Foreign currency translation adjustment, net of tax benefit of $958, $2,088 and $1,476	(23,380)	(49,267)	(39,995)
Pension adjustments, net of tax benefit of $1,151, $627 and $6,063	(4,067)	(720)	(12,758)

Total other comprehensive loss	(27,447)	(49,987)	(52,753)

Comprehensive loss	$(64,058)	$(50,253)	$(58,221)
Comprehensive income (loss) attributable to non-controlling interest	2,192	(272)	(101)

Comprehensive loss attributable to Global Houghton Ltd.	$(66,250)	$(49,981)	$(58,120)

The accompanying Notes are an integral part of these Financial Statements.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Thousands of U.S. Dollars except share and per share amounts)

	December 31, 2016	December 31, 2015
ASSETS

Current Assets:
Cash and cash equivalents	$44,001	$47,766
Restricted cash	61	936
Accounts receivable, net	130,731	127,870
Inventories	76,253	73,695
Prepaid expense and other assets	17,495	18,556
Assets held for sale	1,620	2,744

Total current assets	270,161	271,567

Property, plant and equipment, net	76,080	73,766

Goodwill	254,118	263,320
Customer relationships and other intangible assets, net	402,039	463,382
Investment in equity investee	42,783	39,457
Non-current deferred tax asset	11,843	9,485
Other non-current assets	218	479

TOTAL ASSETS	$1,057,242	$1,121,456

The accompanying Notes are an integral part of these Financial Statements.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Thousands of U.S. Dollars except share and per share amounts)

	December 31, 2016	December 31, 2015
LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$4,610	$4,737
Short-term debt	7,318
Accounts payable	79,758	71,251
Accrued employee related costs	25,843	22,198
Affiliate accounts payable	23	773
Other current liabilities	24,851	29,304

Total current liabilities	142,403	128,263

Long-term debt	703,035	706,114

Other non-current liabilities:
Liability for pension benefits	35,316	35,273
Noncurrent deferred income tax liabilities	48,966	66,367
Other non-current liabilities	21,645	20,408

Total other non-current liabilities	105,927	122,048

TOTAL LIABILITIES	951,365	956,425

Commitments and Contingencies (Note 21)

Redeemable Stock	3,666	—

Equity:
Global Houghton Ltd. shareholders’ equity
Common Stock – par value $0.01 per share; 5,000,000 authorized; 3,136,937 issued and 3,113,020 outstanding at December 31, 2016 and 3,125,566 issued and 3,115,420 outstanding at December 31, 2015	31	31
Additional paid-in capital	315,753	313,663
Accumulated deficit	(74,695)	(37,667)
Accumulated other comprehensive (loss)	(138,085)	(108,398)
Treasury stock – at cost; 24,502 shares at December 31, 2016 and 10,146 at December 31, 2015	(793)	(522)

Total Global Houghton Ltd. shareholders’ equity	102,211	167,107
Non-controlling interest	—	(2,076)

TOTAL SHAREHOLDERS’ EQUITY	102,211	165,031

TOTAL LIABILITIES AND EQUITY	$1,057,242	$1,121,456

The accompanying Notes are an integral part of these Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of U.S. Dollars)

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(36,611)	$(266)	$(5,468)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	55,032	56,469	61,140
Non-cash debt discount/issuance cost amortization	5,829	5,576	5,707
Non-cash affiliate debt issuance cost amortization			1,224
Non-cash tax indemnification asset		3,073	4,467
(Gain) loss on disposal of property, plant, and equipment	(423)	89	470
Goodwill and intangibles impairment loss	40,922
Asset impairments		951	967
Non-cash foreign exchange gains on debt			(876)
Equity in net income of investee, net of dividends received	(5,212)	(4,745)	(3,419)
Pension benefits	(3,379)	(7,015)	(8,214)
Stock compensation expense	2,848	2,638	1,762
Deferred income taxes	(23,916)	(21,059)	(12,558)
Adjustment to earn-out		(490)
Changes in operating assets and liabilities, net:
(Increase) decrease in due to/from affiliate	(672)	1,300	2,818
(Increase) in receivables	(4,548)	(2,236)	(5,780)
(Increase) in inventories	(2,448)	(2,333)	(7,394)
(Increase) decrease in other assets	(1,737)	3,086	(160)
Increase (decrease) in accounts payable	10,088	(9,302)	9,135
Increase (decrease) in other liabilities	7,341	12,277	(8,785)

Net cash provided by operating activities	43,114	38,013	35,036

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(9,201)	(12,633)	(10,991)
Cost of companies acquired, net of cash acquired	(39,363)	(6,737)	(12,637)
Lending to affiliate		(12,000)
Repayments of affiliate short-term debt		12,000
Proceeds from disposal of property, plant and equipment	1,517	36	533

Net cash used in investing activities	(47,047)	(19,334)	(23,095)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings of short-term debt	7,990
Net borrowings (repayments) on revolver	56	(11,000)	11,877
Repayments on capital lease obligations	(212)	(296)	(186)
Repayments of long-term debt	(4,551)	(4,550)	(24,358)
Borrowings of affiliate loans			7,730
Repayments of affiliate long-term debt			(318,885)
Payment of contingent consideration		(2,433)
Debt issuance costs		(1,921)
Proceeds from sale of common stock	11
Net cash settlement of stock options	(7)	(56)
Repurchase of common stock	(264)	(466)
Repurchase of subsidiary common stock		(403)
Capital contributions received			307,235

Net cash used in financing activities	3,023	(21,125)	(16,587)

Net decrease in cash and cash equivalents	$(910)	$(2,446)	$(4,646)
Effect of exchange rate changes on cash and cash equivalents	(2,855)	(4,148)	(3,335)
BEGINNING CASH AND CASH EQUIVALENTS	47,766	54,360	62,341

ENDING CASH AND CASH EQUIVALENTS	$44,001	$47,766	$54,360

Supplemental Cash Flow Information:
Cash paid for taxes, net of refunds	$23,487	$15,319	$15,675
Cash paid for interest	$44,624	$44,923	$51,707
Purchased property, plant and equipment not yet paid for in cash	$1,215	$958	$—

The accompanying Notes are an integral part of these Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

(Thousands of U.S. Dollars except share and per share amounts)

	Common Stock		Additional Paid-in Capital	Accumulated Income (Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Shares	Treasury Stock	Non-controlling interests	Total
	Shares	Par Value
Balance at December 31, 2013	3,074,270	$31	3,336	(32,265)	(7,897)	—	—	2,897	$(33,898)
Capitalization of Global Houghton Ltd	—	—	307,235	—	—	—	—	—	307,235
Net loss	—	—	—	(5,367)	—	—	—	(101)	(5,468)
Stock compensation	—	—	—	—	—	—	—	1,762	1,762
Other comprehensive loss	—	—	—	—	(52,753)	—	—	—	(52,753)

Balance at December 31, 2014	3,074,270	$31	$310,571	$(37,632)	$(60,650)	—	$—	$4,558	$216,878

Net loss	—	—	—	(35)	—	—	—	(231)	(266)
Stock exchange	45,230	—	4,390	—	—	—	—	(4,390)	—
Stock compensation	—	—	2,497	—	—	—	—	141	2,638
Management share market adjustment	—	—	667	—	—	—	—	85	752
Modification to stock-compensation liability	—	—	(4,876)	—	—	—	—	—	(4,876)
Stock-compensation liability market adjustment	—	—	351	—	—	—	—	—	351
Repurchase of subsidiary shares	—	—	(403)	—	—	—	—	—	(403)
Net cash settlement of stock options	—	—	—	—	—	6,066	(56)	—	(56)
Repurchase of management shares	(4,080)	—	466	—	—	4,080	(466)	—	—
Reclassify accumulated foreign currency translation associated with NCI	—	—	—	—	2,198	—	—	(2,198)	—
Other comprehensive loss	—	—	—	—	(49,946)	—	—	(41)	(49,987)

Balance at December 31, 2015	3,115,420	$31	$313,663	$(37,667)	$(108,398)	10,146	$(522)	$(2,076)	$165,031

Net loss	—	—		(36,563)	—	—	—	(48)	(36,611)
Stock compensation	—	—	626	—	—	—	—	—	626
Stock compensation adjustment for forfeitures	—	—	715	(465)	—	—	—	—	250
Stock compensation liability market adjustment	—	—	1,027		—	—	—	—	1,027
Redeemable stock market adjustment	—	—	(669)	—	—	—	—	—	(669)
Net cash settlement of stock options	—	—		—	—	11,856	(7)	—	(7)
Exercise of stock options	100	—	11	—	—	—	—	—	11
Repurchase of management shares	(2,500)	—	264	—	—	2,500	(264)	—	—
Purchase non-controlling interest	—	—	116	—	(1,912)	—	—	1,796	—
Other comprehensive (loss) income	—	—		—	(27,775)	—	—	328	(27,447)

Balance at December 31, 2016	3,113,020	$31	$315,753	$(74,695)	$(138,085)	24,502	$(793)	$—	$102,211

The accompanying Notes are an integral part of these Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Thousands of U.S. Dollars, except share and per share amounts)

1. Summary of Significant Accounting Policies

Background and Basis of Presentation

Global Houghton Ltd (the “Company,” “Houghton,” “we,” “us’” or “our”) is a global supplier of industrial fluids and chemical management services, primarily for the metalworking industry through its wholly-owned subsidiaries. The principal markets for the Company’s products and services are the Americas, Europe, the Middle East and Africa (together, “EMEA”), North Asia and South Asia.

The Company is a Cayman Island corporation that was formed in February 2014 and is a member of the Hinduja group of companies. In August 2014, GHG London Limited (“GHG”), a private limited company organized under the laws of England and Wales and parent company to GHG Lubricants Ltd Holdings (“GHG Lubricants”), GH Holdings Inc. (“GH”) and Houghton International, Inc. and subsidiaries (“HII”), was contributed to the Company through a series of transactions. The series of transactions were deemed to be a reorganization of entities under common control. As a result, the financial statements are retroactively adjusted in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) as if the Company had acquired GHG and its wholly-owned subsidiaries for the entire period that the entities have been under common control (February 2014). For periods prior to February 2014 these financial statements reflect the activity of GHG and its wholly-owned subsidiaries.

On December 20, 2012, GHG, the wholly-owned subsidiary of the Company, acquired the outstanding equity interests of HII (“Gulf Transaction”). As a result of the Gulf Transaction, the assets and liabilities were adjusted to their estimated fair values as of December 20, 2012. This resulted in a significant increase in the carrying value of our identifiable intangible assets and goodwill. In addition, we revalued our pension obligations, recorded significant deferred tax liabilities and certain deferred tax assets and we incurred substantial additional indebtedness.

During the fourth quarter of 2013, certain members of Management purchased from GHG Lubricants outstanding shares of GH. These shares contain certain call and put option terms (see Note 1, Management Shareholders).

Effective June 15, 2015, the Board of Directors and stockholders of the Company approved an amendment to the Company’s certificate of incorporation to effectuate a stock split of the Company’s common stock. As a result of the stock split, common shares issued and outstanding was reduced from 308,839,803 at December 31, 2014 to 3,074,270 at June 30, 2015 and par value was reduced from $1.00 to $0.01 per share.

In July 2015, the Company conducted an exchange offer which allowed holders of GH common stock, stock options and stock appreciation rights to exchange their shares and options for a like number of common stock, stock options and stock appreciation rights in Houghton. As of December 31, 2016 and December 31, 2015, these shares represented 1.24% and 1.32% of the total outstanding shares of Houghton, respectively.

During July 2015, the Company amended its 2012 Senior Credit Facilities primarily to make guarantor, covenant and other verbiage changes as disclosed in Note 15. In connection with the amendment, GHG acquired the remaining 0.1% of outstanding equity interests of GHG Lubricants not already owned by GHG for $403.

Investments in entities over which the Company has the ability to exercise significant influence, but not control, are accounted for using the equity method of accounting. All significant intercompany transactions and balances have been eliminated. Prior to acquiring the remaining 40% of its Japan joint venture in March 2016, the Company had non-controlling interests which were included in the financial statements.

The Financial Accounting Standards Board’s (“FASB’s”) guidance regarding the consolidation of certain Variable Interest Entities (“VIEs”) generally requires that assets, liabilities and results of the activities of a VIE be included in the financial statements of the enterprise that is considered the primary beneficiary. The financial statements include the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained and would include any VIEs if the Company was the primary beneficiary pursuant to the provisions of the applicable guidance. The Company is not the primary beneficiary of any VIEs.

The accompanying financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all adjustments necessary, which are of a normal recurring nature, have been made to present fairly the financial position, the results of operations and cash flows.

Investments in Unconsolidated Joint Ventures

Investments in unconsolidated joint ventures are included at cost plus its equity in undistributed earnings in accordance with the equity method of accounting and reflected as investment in equity investee in the balance sheets. The Company received dividends of $4,043 and $3,070 from the equity investee in 2016 and 2015, respectively.

Non-controlling interest

In March 2016, the Company acquired the remaining 40% of its Japan joint venture for a de minimis amount. This resulted in a reduction of Non-controlling interest and an increase in Additional paid-in capital and Accumulated other comprehensive loss.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make extensive estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates and assumptions.

Changes in Classifications

Certain reclassifications of prior period amounts have been made to conform to current period presentation.

Revisions

During 2017, management determined that certain management shareholdings should be classified as mezzanine equity (Redeemable stock) effective June 2016 and recorded a corresponding reclassification of the balance (previously presented in Other long-term liabilities) as of December 31, 2016. Such change in classification was determined to be immaterial to any period impacted, and the prior period presented has been revised to reflect this change in classification of the management shareholdings.

Revenue Recognition

Sales of products and services are recorded (i) upon shipment if title passes to the customer upon shipment, or upon delivery if title passes to the customer upon delivery or when services are rendered, (ii) when persuasive evidence of an arrangement exists with the customer, (iii) when the sales price is fixed and determinable, and (iv) when the collectability of the sales price is reasonably assured. Revenue is recognized net of discounts and allowances, which are comprised of trade allowances, cash discounts and sales returns and value added tax. Freight costs and any directly related costs of shipping finished product to customers are recorded in Cost of goods sold. Billings to customers for shipping fees are included in net sales in accordance with ASC 605-45. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper. Handling costs are recorded in Cost of goods sold. For consigned inventory, revenue is recognized after the customer has consumed consignment inventory in their manufacturing process. Consigned inventory mainly relates to our Fluidcare and Metal Finishing businesses, in which our inventory is maintained at customer locations for use as needed in their manufacturing processes.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents represent cash in banks and cash equivalents, which includes highly liquid short-term investments and bank drafts with original maturities of three months or less. Bank deposits and other cash equivalents that are restricted by agreement or that have been clearly designated for a specific purpose are recorded as restricted cash. Such restriction on cash is primarily a result of certain foreign retirement benefits and social plans, taxes, security deposits, and bank drafts.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are reported at the gross outstanding amount adjusted for an allowance for doubtful accounts. Accounts receivable collectability is evaluated using a combination of factors, including past due status based on contractual terms, trends in write-offs, the age of the receivable, industry, country specific economics and political conditions and counterparty creditworthiness. Significant events, such as bankruptcies, are also considered. Accounts receivables are written off in the period in which the receivable is deemed uncollectible. Recoveries of accounts receivables previously written off are recorded when amounts are collected.

Inventories

The Company accounts for inventories under the first-in, first-out (“FIFO”) method, stated at the lower of cost or market.

Assets Held for Sale

Properties that are expected to be sold within the next 12 months and meet the other relevant held for sale criteria are classified as long-lived assets held for sale. An impairment loss is recorded when the carrying amount of the asset exceeds its fair value less costs to sell. Assets held for sale are not depreciated.

Property, Plant and Equipment

Property, plant and equipment are carried at cost, and presented net of accumulated depreciation. Significant expenditures which extend the useful lives of existing assets are capitalized. Maintenance and repair costs are charged to Cost of goods sold in the period incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Asset Class	Useful Lives
Land and buildings
Buildings	10-40 years
Buildings and improvements	3-15 years
Machinery and equipment
Manufacturing machinery and equipment	3-25 years
Furniture and fixtures	5-7 years
Leasehold improvements	Lesser of lease term or estimated useful life
Vehicles and computer equipment	3-5 years

Property, plant and equipment is tested for recoverability whenever events or changes in circumstances indicate that carrying values may not be recoverable. An impairment loss would be recognized if the carrying amount is not recoverable and exceeds the fair value of the asset. Fair value is based on estimated future undiscounted cash flows. In connection with the annual impairment test, the Company considered the estimated fair value of property, plant and equipment determined within the Step 2 analysis prepared as of October 1, 2016. There was no impairment assessed on Property, plant and equipment.

The cost of assets and related accumulated depreciation is removed from the accounts when such assets are disposed of, and any related gains or losses are reflected in Other expense, net in the period of sale.

Goodwill, Intangible Assets and Other Long-Lived Assets

Goodwill represents the excess of the purchase price paid over the fair value of the identifiable net assets acquired in a business combination. Goodwill and other indefinite-lived intangible assets that are not subject to amortization are reviewed for impairment annually as of October 1 or when events or circumstances indicate that the carrying amount exceeds the fair value, including potential triggering events such as decline in actual or projected operating profits. Each of our operating segments represents a reporting unit.

The Company assesses goodwill for impairment by first comparing the carrying value of each reporting unit to its fair value using the present value of expected future cash flows. If the fair value is less than the carrying value, then the Company would perform a second test for that reporting unit to determine the amount of impairment loss, if any. The Company determines the fair value of its reporting units utilizing the Company’s best estimate of long-term future revenues, operating expense, cash flows, market and general economic conditions, including discount rates, cost of capital long term growth rates and foreign currency movements. The Company believes these assumptions are consistent with those a hypothetical market participant would utilize given the circumstances present at the time estimates were made. When available and as appropriate, the Company uses comparative market multiples and other factors to corroborate the discounted cash flow results.

As of October 1, 2016, the Company performed a valuation of goodwill and indefinite-lived intangible assets to test for impairment. The fair value exceeded carrying value by 1.2% (Americas), 7.4% (EMEA), and 67.4% (North Asia). However, the South Asia reporting unit recognized a goodwill impairment loss of $15,116. The decline in the fair value of the South Asia reporting unit and resulting impairment charge was due to a decline in earnings since the 2012 acquisition resulting from changes in economic outlook within the region. We believe the estimates and assumptions used in the goodwill impairment assessment are reasonable and based on available market information, including assumptions regarding foreign currency movement, but variations in any of the assumptions could result in materially different calculations of fair value and determination of whether or not an impairment charge is indicated for the remaining reporting units or the value of the impairment determined for the South Asia reporting unit.

Other acquired intangible assets are initially measured based on their fair value. The Houghton trade name has been assigned an indefinite life due to the over 150 year history of the Houghton brand and considering the results of the annual impairment test prepared as of October 1, 2016, there were no events or circumstances that indicated that the carrying amount exceeded fair value. The fair value exceeded the carrying value by 2.8%. In connection with the annual impairment test and the Step 2 analysis prepared to measure the fair value of the finite-lived intangible assets, the South Asia reporting unit recorded an impairment loss of $25,806 related to customer relationships. Finite-lived intangible assets are amortized over their economic lives based on terms of the economic benefit as follows:

Intangible Asset	Useful Lives
Trade name (Houghton)	Indefinite
Trade name (Products)	2-20 years
Technological know-how	9-15 years
Customer relationships	11-13 years

Long-lived assets subject to amortization are reviewed for impairment using the relief-from-royalty method when events or circumstances indicate carrying amounts may not be recoverable. In connection with annual impairment test and the Step 2 analysis prepared to measure the fair value of the assets, there were no events or circumstances that indicated that the carrying amount exceeded fair value. If such analysis indicates that the carrying value of these assets is not recoverable, then the carrying value of such assets is reduced to fair value through a charge to the Company’s Consolidated Statements of Operations.

Leases

The Company has both capital and operating leases. A lease is capitalized as a capital lease if any of the following criteria are met: transfer of ownership to the lessee by the end of the lease term; the lease contains a bargain purchase option; the lease term is equal to 75% or greater of the asset’s useful economic life; or the present value of the future minimum lease payments is equal to or greater than 90% of the asset’s fair market value. Capital leases are capitalized at the lower of the net present value of the total amount of rent payable under the leasing agreement (excluding finance charges) or fair market value of the leased asset. Capital lease assets are depreciated on a straight-line basis, over a period consistent with our normal depreciation policy for tangible fixed assets, but not exceeding the lease term. Operating lease expense is recognized over the life of the lease on a straight line basis.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect upon deferred tax assets and liabilities of a change in tax rate is recognized in the period that includes the enactment date.

Significant judgment is required in determining income tax provisions and evaluating tax provisions under the accounting guidance for income taxes. The Company establishes additional provisions for income taxes based upon the technical merits of the tax positions using applicable accounting guidance. Unrecognized tax benefits are generated when there are differences between tax positions taken in a tax return and amounts recognized in the consolidated financial statements. Tax benefits are recognized in the consolidated financial statements when it is more-likely-than-not that a tax position will be sustained upon examination. Tax benefits are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. The Company regularly assesses the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of the provision for income taxes. Interest accrued related to unrecognized tax benefits and income tax related penalties are both included as a component of the provision for taxes and adjust the income tax provision, the current tax liability and deferred taxes in the period of which the facts that give rise to a revision become known.

The Company follows the accounting guidance for income taxes that prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, the guidance provides rules on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Environmental and Legal Liabilities and Expenditures

Liabilities are recorded when the Company determines that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. If no amount in the possible range of liability is considered more probable than any other amount, the Company records the lowest amount in the range. Due to the nature of the monitoring requirements and the impact of remediation efforts, the Company has a policy of reserving monitoring costs for a period of three to five years. Any activity beyond that period cannot be reasonably estimated. Considering the magnitude of the reserves and duration of the accrual policy, liabilities are not recorded at a discount. Environmental expenditures are included in Selling, general and administrative expenses.

Asset Retirement Obligation

The Company follows the FASB’s guidance regarding asset retirement obligations, which addresses the accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. Also, the Company follows the FASB’s guidance for conditional asset retirement obligations (“CARO”), which relates to legal obligations to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. At December 31, 2016 and December 31, 2015, the exposure to such obligations is immaterial to the Company.

Foreign Currency Translation

Substantially all non-U.S. subsidiaries and affiliates use the local currency as the functional currency. For those operations, assets and liabilities are translated into U.S. dollars at the exchange rate end of the period and revenues and expenses are translated into U.S. dollars at the average exchange rates during the period. Such adjustments are reported, net of their related tax effects, as a component of Accumulated other comprehensive income (loss) (“AOCI”).

Assets and liabilities denominated in currencies other than the local currency are remeasured into the local currency prior to translation into U.S. dollars and the resultant exchange gains or losses are recorded in the period in which they occur. Gains and losses from remeasurement and foreign currency transactions are included in Other expense, net, except for those covered by net investment hedges or resulting from the dissolution of holding companies, which are recorded to AOCI.

Fair Value Measurements

The Company values certain financial and nonfinancial assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement dates (exit price). The Company uses various valuation techniques to measure the fair value of an asset or liability incorporating inputs that are observable, independent market data and unobservable data that management believes are predicated on the assumptions market participants would use to price an asset or liability.

The Company classifies fair value measurements within one of three levels on the fair value hierarchy. The level assigned to a fair value measurement is based on the lowest level input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are as follows:

Level 1 – quoted prices (unadjusted) in active markets for identical assets or liabilities for which quoted prices are accessible at the measurement date.

Level 2 – inputs other than quoted prices included within Level 1 that are either directly or indirectly observable. These include quoted prices in active markets for similar assets or liabilities or quoted prices in inactive markets for identical assets or liabilities accessible at the measurement date.

Level 3 – unobservable inputs that management believes are predicated on the assumptions market participants would use to measure the asset or liability at fair value.

The Company values pension assets, stock-based compensation liability and management shares under the fair value guidelines. The details of the fair value measurements and required disclosures are included within Note 3 – Stock-based Compensation and Other Compensation Arrangements and Note 16 – Employee Benefit Plans.

Credit Concentrations

Credit risk represents the accounting loss that would be recognized at the reporting date if counter-parties failed to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. Financial instruments with potential credit risk include cash and cash equivalents, accounts receivable and bank drafts.

The Company maintains cash and cash equivalents and bank drafts with various major financial institutions which provides potential credit risk exposure. The Company has not experienced losses from this activity. Concentrations of credit risk with respect to receivables are generally limited with no individual customers in excess of 5% of total revenue.

Restructuring

Actions associated with restructuring plans include, but are not limited to, workforce reduction, plant or facility closures and sales. Costs associated with these actions may include, but are not limited to, employee severance, accelerated post-employment benefits, plant deactivations and asset impairments.

Post-employment benefits accrued for workforce reduction related to restructuring activities are recorded in the period which a liability is incurred, except for one-time employee termination benefits that are incurred over time. Other restructuring costs are recorded when the costs are incurred. Restructuring reserves are included in Accrued expenses and other. Reserves are reviewed at least quarterly for adequacy and any necessary adjustments are recorded in the period the adjustment is determinable. Should the actual amounts differ from estimates, the amount of the restructuring costs could be materially impacted.

Hedges

The Company is exposed to the impact of changes in interest rates, foreign currency, commodity prices and credit risk. The Company does not currently use derivative instruments to mitigate the risks associated with changes in interest rates, foreign currency, commodity prices or credit risk but used interest rate derivative instruments to hedge the exposures to fluctuating interest rates during 2015. There are no interest rate derivative instruments at December 31, 2016. The Company does not enter into speculative derivative contracts for trading purposes.

During 2015, the Company entered into a £1.95 million intercompany loan and designated the loan as a hedge against the net investment as the loan will offset the change in economic value of the investment attributable to changes in the exchange rates between the euro and Great Britain pound. The Company recognizes foreign currency fluctuations on the loan in Other comprehensive income. In December 2016, the subsidiary was dissolved, the intercompany loan was forgiven and the $470 of related cumulative foreign currency fluctuations remains in Other comprehensive income. The Company recognizes all derivatives on the balance sheet.

Employee Benefit Plans

The Company applies the recognition and disclosure provisions of the accounting rules on pensions. This standard requires employers to recognize the funded status (i.e., the difference between the fair value of the plan assets and projected benefit obligation) of all Pension Plans in the Statements of Financial Position, with corresponding adjustments to AOCI. The adjustments of AOCI at adoption represents the net unrecognized actuarial gains and losses, prior service costs and unrecognized transition amounts which were previously netted against the plan’s funded status pursuant to prior accounting provisions. This amount will be subsequently recognized as the net pension (income) expense in accordance with the Company’s accounting policy for amortizing such amounts. Further, unrecognized actuarial gains and losses, prior service costs and unrecognized transaction amounts that arise in subsequent periods and are not recognized as net pension (income) expense in the same periods will be recognized as a component of AOCI.

The Company contributes to two multi-employer defined benefit pension plans under the terms of the collective bargaining union contracts assumed through the Wallover Combination. The Company’s contribution rate to the multi-employer pension plans is specified in the collective bargaining union contracts and contributions are made monthly.

Stock-based Compensation

On October 16, 2013, the Board of Directors of GH approved the Stock Option Plan (“the GH Plan”) that provided for GH to grant stock-based compensation to their employees in the form of stock options based on service and performance vesting over a five year term. On July 16, 2014, GH amended and restated the Plan to authorize the Company to grant stock appreciation rights (“SARs”) to employees. A SAR is the right to receive upon exercise, shares of common stock equal in value to the excess of: (i) the Fair Market Value (as of the time of exercise) of a share of common stock, over (ii) the SAR Base Value (defined as grant date fair value of a share of common stock) per share of common stock. This difference is often referred to as the “spread amount” or the amount by which the SAR is “in the money.” A SAR confers the same economic benefit and provides the same number of shares to a holder of a SAR as the net exercise of a stock option by an optionee. The service based SARs vest at a rate of 20% per year while performance based options vest based on annual and cumulative targets, both awards having a contractual term of ten years.

In July 2015, the Company conducted an exchange offer which allowed holders of GH stock options and SARS to exchange their options for a like number of share options in Houghton (“Exchange Offer”). In conjunction with the exchange, the Board of Directors approved the Global Houghton Ltd. Share Option and Share Appreciation Rights Plan (“the Houghton Plan”). The awards granted with performance vesting are deemed granted upon approval of the targets, which occurs annually, generally in the first quarter of each plan year. The number of shares of Houghton common stock that were reserved for issuance under the stock option plan at December 31, 2016 was 70,580.

Prior to the Exchange Offer, the Company applied the accounting guidance for stock-based compensation, which required the Company to expense the fair value of employee stock options granted. Compensation expense was measured at the grant date based on the fair value of the award on an accelerated basis. If awards contain certain performance conditions in order to vest, the Company recognized the cost of the award when achievement of the performance condition was probable. The Company recorded stock-based compensation expense in Selling, general and administrative expense. Stock compensation expense incurred under the GH Plan was reflected as an increase of $141 in Non-controlling interest through the date of the Exchange Offer. Upon the effective date of the Exchange Offer, the stock compensation expense accumulated in non-controlling interest was reclassified into Additional paid-in capital.

Subsequent to the Exchange Offer, the Company demonstrated the intent for allowing net cash settlements of stock-based awards as well as the removal of the six month holding period for recipients of stock-based awards. This intent triggered liability accounting for stock-based compensation, which requires outstanding options and SARS to be classified as liability-based awards and valued at fair value. The liability is remeasured and adjusted until the options are exercised, expire, or payment is made to the employees. The stock-based compensation liability is included in Other non-current liabilities and was $5,720 and $4,525 at December 31, 2016 and December 31, 2015, respectively. Compensation expense of stock-based awards granted prior to the liability accounting modification (July 2015) is recognized over the applicable vesting period based upon the greater of the awards’ grant date fair value (the “Floor”) or fair value at the reporting period. Corresponding fair value adjustments to the liability balance of awards subject to the Floor are recorded through Additional paid-in capital. Compensation expense of stock-based awards granted subsequent to the liability accounting modification is recognized over the applicable vesting period based upon fair value at the reporting period, and subsequent fair value adjustments to the corresponding liability recorded through compensation expense.

The service based options vest at a rate of 20% per year while performance based options vest based on annual and cumulative targets, both awards having a contractual term of ten years. The awards granted contain a put option, which gives the recipient the ability to sell shares back to the Company upon certain events. The put option expires at the earliest of nine months from employee termination (15 months from employee termination for death, disability, or retirement); initial public offering; change in control; or 10 years and 9 months from the associated option or SAR grant date. The shares put to the Company will be valued at fair market value as of the date of the contingent event, except for the trigger related to potential termination. Contingent events triggering the ability to put the shares include the passage of time.

The awards granted also contain a call option, which gives the Company the right to call shares upon employee termination. The call expires at the earliest of nine months from the employment termination date, an initial public offering, or a change in control. The shares called by the Company will be valued at fair value as of the date of the call for any holder voluntarily terminated other than on account of good reason of retirement or the lesser of cost or fair value as of the date of the call for any holder terminated for cause.

Redeemable Stock

During the fourth quarter of 2013, 1.86% of the outstanding shares of GH were purchased from GHG Lubricants by certain members of management. In July 2015, the Company conducted an exchange offer which allowed shareholders of GH to exchange their shares for a like number of shares in Houghton, with the same terms and conditions as the GH share agreement. As of December 31, 2016 and December 31, 2015, these shares represented 1.24% and 1.32% of the total outstanding shares of Houghton. These shares contain certain call and put option terms which provide the Company with the right, but not the obligation, to call the shares upon certain events and provides the management shareholder the ability to sell shares back to the Company upon certain events.

The put option provides each management shareholder the ability to sell shares back to the Company upon certain events. The put option expires at the earliest of nine months from employee termination (15 months from employee termination for death, disability or retirement); initial public offering; or change in control. The shares put to the Company will be valued at fair value as of the put date related to a voluntary termination or if no initial public offering or change in control occurs prior to December 20, 2017.

The call option provides the Company the right to call shares upon employee termination. The call expires at the earliest of six months from the employment termination date, an initial public offering or a change in control. Shares that become callable by the Company will be valued at fair value as of the date of the call for any holder terminated other than on account of good reason of retirement or the lesser of cost or fair value as of the date of the call for any holder terminated for cause.

The shares put to or called by the Company will be valued at fair value. Prior to December 20, 2015, the call provision allowed the Company to repurchase the management shares at the lessor of cost plus deemed interest or fair value. Such provision limited the management shareholder’s ability to share in the risk and rewards of equity ownership, creating a vesting or service period for the management shareholder and resulting in liability classification of such shares in accordance with accounting guidance for stock-based compensation. After June 20, 2016, upon maturity of the management shares (6 months from expiration of the Company call provision for an amount other than fair value), the management shares are classified as Redeemable stock in Mezzanine equity and recorded at fair value (redemption value). As the Company is in an accumulated deficit position, changes in fair value (redemption value) of the management shares are recognized in Additional paid-in capital at each period end.

At December 31, 2016, the fair market value of the management shares was $94.86, resulting in an equity adjustment of $669 and no impact on expense. For the years ended December 31, 2016 and 2015 there was no compensation expense as the fair value was less than the initial purchase price. For the year ended December 31, 2014, there was $57 of compensation expense recorded. Through June 30, 2015, GH repurchased 13,000 shares from former members of management. Post stock exchange, through December 31, 2016, Houghton repurchased 6,580 shares from former members of management in accordance shareholder agreements and accounted for these shares as treasury stock.

Advertising Expense

Advertising costs are expensed in the period incurred. Advertising expense is recorded within Selling, general and administrative expense. Advertising costs for the years ended December 31, 2016, 2015 and 2014 were $2,014, $2,222 and $2,246, respectively.

Research, Development and Engineering Expense

Research, development and engineering costs are expensed as incurred. Research and development costs for the years ended December 31, 2016, 2015 and 2014 were $20,843, $19,509 and $19,598, respectively.

Long-Term Incentive Plan

Under the GH Holdings, Inc. Long-Term Incentive Plan (“GH LTIP”) certain members of executive management are eligible to receive a cash-based award based on achievement of certain performance targets. The performance and service periods are from January 1, 2013 through December 31, 2017 and the required service period is from January 27, 2014 through December 31, 2017. At December 31, 2016, there is no liability recorded related to this plan as the targets are not anticipated to be met.

In July 2015, the Global Houghton Ltd Long-Term Incentive Plan (“LTIP”) was created with the same terms and conditions as the GH LTIP, except the performance targets are established annually and the performance and service periods are from January 1, 2015 through December 31, 2017. Under the terms of both plans, the participant’s award shall be forfeited in the event of participant’s termination for cause as defined in the agreement or upon voluntary resignation. Also under the terms, the participants’ awards shall fully vest upon change in control. As the participants provide service during the required service period, the Company ratably recognizes expense within Selling, general and administrative expense, based upon the Company’s estimated level of achievement. The Company records the LTIP liability in Other non-current liabilities.

Adopted Guidance

In January 2016, the Company adopted ASU 2014-15, Presentation of Financial Statements – Going Concern, which provides guidance that explicitly requires an entity’s management to assess the entity’s ability to continue as a going concern. The new guidance requires an entity to evaluate, at each interim and annual period, whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued (or are available to be issued) and to provide related disclosures, if applicable. No conditions or events were identified requiring additional disclosures.

In January 2016, the Company adopted ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires entities to present debt issuance costs in the balance sheet as a direct deduction from the carrying amount of the corresponding debt liability, consistent with the presentation of debt discounts. This guidance has been applied retrospectively. As a result, total assets and total liabilities were reduced by $17,653 at December 31, 2015.

In January 2016, the Company adopted ASU 2015-05, Internal-Use Software, Customer’s Accounting Fees Paid in a Cloud Computing Arrangement, which clarifies how customers in cloud computing arrangements should determine whether the arrangement includes a software license. The guidance also eliminates the existing requirement for customers to account for software licenses, which will now be accounted for as licenses of intangible assets. There was no effect to the Company’s consolidated financial statements.

In January 2016, the Company adopted ASU 2015-17, Balance Sheet Classification of Deferred Taxes, which requires companies to classify all deferred tax assets and liabilities, and related valuation allowances, as noncurrent on the balance sheet instead of separating into current and noncurrent. This guidance has been applied retrospectively. As a result, $6,497 of current deferred income tax assets and $70 of current deferred income tax liabilities were reclassed to non-current at December 31, 2015.

In January 2016, the Company adopted ASU 2016-09, Compensation – Stock Compensation, Improvements to Employee Share-Based Payment Accounting, which will require entities to recognize the income tax effects of awards on the income statement when the awards vest or are settled and allows for a policy elections to recognize forfeitures as they occur. In connection with adoption, the Company did not elect the non-public practical expedient related to the expected term or intrinsic value. As a result of the adoption, the Company recognized a loss of $715, net of tax benefit of $250, in Accumulated Deficit related to prior year forfeitures during 2016. The application of the remaining transition items related to tax were not deemed to have a significant impact on the consolidated financial statements.

Recent Accounting Standards

In July 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory, which requires inventory to be measured at the lower of cost and net realizable value. For publicly traded companies, the guidance is effective for fiscal years beginning after December 15, 2016. Early adoption is permitted. The Company does not expect this guidance to have a material impact on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which will increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. For publicly traded companies, the guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating ASU 2016-02 and has not determined the impact it may have on the Company’s consolidated financial statements nor decided upon the method of adoption.

In May 2014, the FASB issued ASU No. 2014-9, Revenue from Contracts with Customers. The objective of ASU 2014-09 is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance. The core principle of ASU 2014-09 is that an entity recognizes revenue at the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the new guidance, the Company must (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the contract’s performance obligations; and (5) recognize revenue when the Company satisfies a performance obligation. ASU 2014-09 applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification.

In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers, Deferral of the Effective Date. ASU 2015-14 is effective for interim and annual reporting periods beginning after December 15, 2017 for publicly traded companies and can be adopted by the Company using either a full retrospective or modified retrospective approach, with early adoption prohibited.

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers, Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies how an entity should identify the unit of accounting for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements.

In April 2016, the FASB amended ASU 2016-10, Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing. This amended FASB’s new recognition guidance on identifying performance obligations to allow entities to disregard items that are immaterial in the context of the contract, clarify when a promised good or service is separately identifiable (i.e., distinct within the context of the contract) and allow an entity to elect to account for the cost of shipping and handling performed after control of a good has been transferred to the customer as a fulfillment cost (i.e., an expense).

In May 2016, the FASB amended ASU 2016-12, Revenue from Contracts with Customers, Narrow-Scope improvements and Practical Expedients which amended its new revenue recognition guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. The amendments clarify that, for a contract to be considered completed at transaction, all (or substantially all) of the revenue must have been recognized under legacy GAAP.

In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The amendments allow entities to not make quantitative disclosures about remaining performance obligations in certain cases and require entities that use any of the new or previously existing optional exemptions to expand their qualitative disclosures.

This revenue guidance (ASU 2014-9, ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20) is effective for interim and annual reporting periods beginning after December 15, 2017 for publicly traded companies and can be adopted by the Company using either a full retrospective or modified retrospective approach, with early adoption prohibited. The Company is currently evaluating this revenue guidance and has not determined the impact it may have on the Company’s consolidated financial statements nor decided upon the method of adoption.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows, Classification of Certain Cash Receipts and Cash Payments, which clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows. This guidance is effective for publicly traded companies for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company does not expect this guidance to have a material impact on its consolidated Statement of Cash Flows.

In October 2016, the FASB issued ASU 2016-16, Income Taxes, Intra-Entity Transfers of Assets Other than Inventory, which requires companies to account for the income tax effects of intercompany sales and transfers of assets other than inventory (e.g., intangible assets) when the transfer occurs. This guidance is effective for publicly traded companies for fiscal years beginning after December 15, 2017, and interim periods within those years. The Company is currently evaluating ASU 2016-16 and has not determined the impact it may have on the Company’s consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows, Restricted Cash, which requires entities to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and cash equivalents in the statement of cash flows. This guidance is effective for interim and annual reporting periods beginning after December 15, 2017 for publicly traded companies and must be adopted using a retrospective approach. The Company is currently evaluating ASU 2016-18 and has not determined the impact it may have on the Company’s consolidated Statement of Cash Flows.

In December 2016, the FASB issued ASU 2016-19, Technical Corrections and Improvements, which corrects errors and makes minor improvements affecting a variety of topics in the ASC. Most of the amendments are not expected to have a significant effect on practice. The Company does not expect this guidance to have a material impact on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Clarifying the Definition of a Business, to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. This guidance is effective for publicly traded companies for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company is currently evaluating ASU 2017-01 and its impact on the accounting for future acquisitions.

In January 2017 the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment, to simplify the subsequent measurement of goodwill and eliminate the Step 2 from the goodwill impairment test. Under the amendments in this Update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. A public business entity that is a U.S. Securities and Exchange Commission (SEC) filer should adopt the amendments in this update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. A public business entity that is not an SEC filer should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2020. The Company is currently evaluating ASU 2017-04 and will assess the impact on future goodwill impairment tests.

2. Business Acquisitions and Divestitures

Acquisition of Wallover Enterprises, Inc.

On July 6, 2016, the Company completed the acquisition of Wallover Enterprises, Inc. (“Wallover”) and subsidiaries, in the United States and Canada (“Wallover Acquisition”). Wallover is based in Strongsville, Ohio. Wallover is a branded manufacturer of consumable, custom oil and water-based industrial lubricants and metalworking fluids which are used in a broad array of manufacturing applications. Products manufactured using Wallover’s industrial lubricants and metalworking fluids include: automotive components, products for the oil & gas industries, appliances, consumer and commercial electronics, aerospace components, medical devices, and various metals. Under the terms of the Wallover Acquisition, the Company acquired certain assets, including trade receivables, equipment and customer lists and also assumed certain liabilities for consideration of $39,363 net of cash received. Management believes that the acquisition will enable the Company to strengthen our market position in the consumable, custom oil and water-based industrial lubricants, as well as metalworking fluids and will complement our services in the United States and Canada.

The Company incurred and expensed transaction costs of $800 for the year ended December 31, 2016.

The preliminary purchase price allocation is based upon the estimated fair values as of the date of the acquisition, and is summarized as follows:

Consideration
Cash paid to the sellers, net of cash acquired	$39,363

Assets Acquired		Liabilities Assumed
Trade receivables	$4,364	Accounts payable	$1,543
Inventories	3,773	Accrued expenses	210
Plant property & equipment	6,395	Deferred tax liabilities	8,722

Goodwill	15,280	Liabilities assumed	10,475

Intangible assets	19,240	Net Assets Acquired	$39,363

Other assets	786

Assets acquired	$49,838

Of the $19,240 of acquired intangible assets, $15,000 was preliminarily assigned to customer lists with an 11 year useful life, $3,600 was assigned to technology and intellectual property with a 9 year useful life, $510 was assigned to non-compete agreements with a 5 year useful life, and $130 was assigned to trademarks with a 2 years useful life. The fair value of the identifiable intangible asset was determined based on an income approach. The excess of the purchase price over the fair value of the assets acquired was recorded as Goodwill.

Recognition of inventory fair value adjustments were $298 for the year ended December 31, 2016 and were included in Cost of goods sold. Realization of the inventory fair value adjustments related to the Wallover Acquisition were recognized ratably over the estimated inventory turnover period. Amortization of the inventory fair value adjustments related to the Wallover Acquisition was completed in September 2016.

Acquisition of Braemar UK Ltd.

On March 20, 2015 the Company completed the acquisition of Braemar UK Ltd. (“Braemar”) in the United Kingdom (“Braemar Acquisition”). Braemar is a supplier of metalworking fluids and lubricants, specializing in water based systems primarily supplying to the automotive component sector and high technology aerospace industries. Under the terms of the Braemar Acquisition, the Company acquired certain assets, including trade receivables, equipment and customer lists and also assumed certain liabilities for consideration of $6,737. Management believes that the acquisition will enable the Company to strengthen the market position in the metalworking industry and will complement our services in the United Kingdom.

The Company incurred and expensed transaction costs of $118 for the year ended December 31, 2015.

The final purchase price allocation is based upon the estimated fair values as of the date of the acquisition, and is summarized as follows:

Consideration
Cash paid to the sellers, net of cash acquired	$6,737

Assets Acquired		Liabilities Assumed
Trade receivables	$612	Accounts payable	$153
Inventories	427	Accrued expenses	170
Other current assets	384	Income taxes payable	64
Customer Relationship Intangible	2,110	Deferred income taxes	457

Goodwill	4,048	Liabilities assumed	$844

Assets acquired	$7,581	Net Assets Acquired	$6,737

The $2,110 acquired intangible asset was customer lists with a 13 year useful life. The excess of the purchase price over the fair value of the assets acquired was recorded as Goodwill.

Acquisition of Envirotek Management Services, Inc.

On December 1, 2014, the Company completed the acquisition of Envirotek Management Services, Inc. (“Envirotek”) in the United States (“Envirotek Acquisition”). Envirotek is a provider of chemical management services including fluid management, recycling and lubrication and filtration services to the automotive and other industries. Under the terms of the Envirotek Acquisition, the Company acquired certain assets, including trade receivables, equipment and customer lists and also assumed certain liabilities for consideration of $1,700 net of cash acquired. Management believes that the acquisition will enable the Company to strengthen the market position in the chemical management services industry and will complement our Fluidcare services in North America.

The Company incurred and expensed all related transaction costs of $57 for the year ended December 31, 2014.

The final purchase price allocation is based upon the estimated fair values as of the date of the acquisition, and is summarized as follows:

Consideration
Cash paid to the sellers, net of cash acquired	$1,700

Assets Acquired		Liabilities Assumed
Trade receivables	$1,091	Accounts payable	$631
Inventories	10	Accrued expenses	56
Other current assets	2	Income taxes payable	162
Plant, property and equipment	200	Deferred income taxes	485

Customer relationship intangible	1,184	Liabilities assumed	1,334

Goodwill	547	Net Assets Acquired	$1,700

Assets acquired	$3,034

The $1,184 acquired intangible asset was customer lists with a nine year useful life. The excess of the purchase price over the fair value of the assets acquired was recorded as Goodwill.

Acquisition of Henkel Corporation Oil and Cleaner Product Line

On March 31, 2014, the Company completed the acquisition of the Henkel Corporation (“Henkel”), North American Steel Mill business (“Henkel Acquisition”). The business manufactures products such as rolling oil, pickle oil, wet temper fluids and steel mill specific cleaners. Under the terms of the Henkel Acquisition, the Company assumed certain liabilities and acquired certain assets, including finished goods inventories, equipment, customer lists, and other intangible assets such as technology and intellectual property for consideration of $10,937 in cash and an earn-out estimated at $3,720. Management believes that the acquisition will enable the Company to strengthen the market position in the steel rolling market position in North America.

The earn-out for Henkel was based upon the cumulative revenues associated with the acquired product lines for fourteen months following the close of the transaction as defined by the purchase agreement. In 2015, the Company paid $2,433 for the earn-out. This was a $490 reduction from the $2,923 accrued as component of Other current liabilities and other as of December 31, 2014. In 2014, the Company had reduced the estimated earn out by $777 based upon an analysis of forecasted revenues and the probability of achieving the forecasted cumulative revenue target. The reductions in earn-out were recorded to Other expense, net.

The Company incurred and expensed all related transaction costs of $215 for the year ended December 30, 2014.

The purchase price allocation is based upon the estimated fair values as of the date of the acquisition, and is summarized as follows:

Consideration		Assets Acquired
Cash paid to the sellers	$10,937	Inventories	$575
Earn-out	3,720	Other current assets	2,250

Total	$14,657	Property, plant and equipment	393

		Intangible assets	10,020
		Goodwill	1,419

			$14,657

Of the $10,020 of acquired intangible assets, $6,390 was assigned to customer lists with a 12 year useful life and $3,630 was assigned to technology and intellectual property with a 12 year useful life. The Other current asset amount of $2,250 relates to a transition services agreement. Under the transition services agreement, Henkel continued to manufacture certain products for the Company through May 2015 and the costs were recognized to cost of goods sold. The excess of the purchase price over the fair value of the assets acquired was recorded as Goodwill.

Recognition of inventory fair value adjustments were $132 for the year ended December 31, 2014 and were included in Cost of goods sold. Realization of the inventory fair value adjustments related to the Henkel Acquisition were recognized ratably over the estimated inventory turnover period. Amortization of the inventory fair value adjustment related to the Henkel Acquisition was completed in April 2014.

3. Stock-based Compensation and Other Compensation Arrangements

Stock Option Plan

Stock options have been provided under two plans. The GH Plan was in effect from October 16, 2013 through June 26, 2015, when the Company conducted an exchange offer which allowed holders of GH stock options and SARS to exchange their options for a like number of share options in Houghton. In conjunction with the exchange, the Board of Directors approved the Houghton Plan.

In 2015, the Company demonstrated the intent for allowing net cash settlements of stock-based awards as well as the removal of the six month waiting period for recipients of stock-based awards. This intent triggered a modification to liability accounting for stock-based compensation, which requires the outstanding options and SARS to be measured at fair value as of the grant date and re-measured at fair value at the end of each reporting period. Compensation expense associated with service awards is recognized over the requisite service period, while performance based options are recognized over the performance period based upon achievement of targets. Under modification accounting, the cumulative expense recognized is equal to the greater of the grant-date fair value of the equity award or the fair value of the modified liability award when it is settled, which is generally determined using the Black-Scholes method. Compensation expense associated with stock options awarded subsequent to modification accounting is measured at the fair value at the end of each reporting period.

The following weighted average assumptions were used in the pricing models to estimate the fair value of options granted:

	2016	2015	2014
Range of risk-free interest rate	1.46-1.87%	1.43-1.91%	1.72%
Range of expected term (Years)	3.52-5.55	4.24-6.53	5.39
Volatility	50%	55%	32.3%
Expected dividend yield	—	—	—
Estimated fair value per option granted – service	$23.41-29.38	$27.77-35.08	$30.97
Estimated fair value per option granted – performance	$23.39-31.27	$27.72-36.78	$30.97

The risk-free interest rate is based on the U.S Treasury yield curve. The Company considered the contractual term and the vesting schedule of the stock options to determine the expected term. Expected volatility is based on an analysis of stock price data for guideline companies. Compensation expense recognized is net of actual forfeitures.

The following table provides stock-based compensation expense for the years ended December 31,

	2016	2015	2014
Stock options	$1,228	$1,545	$1,144
Performance shares	1,534	997	560
Stock appreciation rights	85	96	58

Stock-based compensation	$2,848	$2,638	1,762

Deferred tax benefit	$631	$692	$560

The following table lists option grant activity:

	Service Based Stock Options
	Shares	Weighted Average Exercise Price	Weighted Average Remaining contractual life (in years)	Aggregate Intrinsic Value
Outstanding, December 31, 2014	136,443	$105.22	8.80	$—
Granted	—	—
Exercised	2,693	105.00
Forfeited	6,021	105.00
Expired	1,200	105.00

Outstanding under GH Plan as of June 26, 2015	126,529	$105.24

GH options exchanged for Houghton options	126,529	105.24
Granted	28,800	109.00
Exercised	3,600	105.00
Forfeited	5,400	105.00
Expired	—	—

Outstanding under Houghton Plan as of December 31, 2015	146,329	$105.99	8.27	$—

Granted	18,500	104.61
Exercised	6,944	105.00
Forfeited	12,150	105.62
Expired	300	105.00

Outstanding under Houghton Plan as of December 31, 2016	145,435	$105.90	7.55	$—

Exercisable, December 31, 2016	100,728	$105.52	7.28	$—

	Performance Based Stock Options
	Shares	Weighted Average Exercise Price	Weighted Average Remaining contractual life (in years)	Aggregate Intrinsic Value
Outstanding, December 31, 2014	135,227	$105.20	8.80	$—
Granted	—	—
Exercised	2,021	105.00
Forfeited	7,912	105.00
Expired	822	105.00

Outstanding under GH Plan as of June 26, 2015	124,472	$105.22

GH options exchanged for Houghton options	67,268	105.13
Granted	4,667	110.02
Exercised	2,466	105.00
Forfeited	6,534	105.00
Expired	—	—

Outstanding under Houghton Plan as of December 31, 2015	62,935	$105.51	7.99	$—

Granted	42,073	106.37
Exercised	5,004	105.00
Forfeited	—	—
Expired	235	105.00

Outstanding under Houghton Plan as of December 31, 2016	99,769	$105.92	7.42	$—

Exercisable, December 31, 2016	53,196	$105.59	7.02	$—

The Houghton Plan establishes performance targets for performance based stock options on an annual basis. The performance awards included 139,292 options, of which 99,769 have been granted. The remaining 39,523 options are expected to be granted as 2017 performance targets are defined, which occurs annually, generally in the first quarter of each plan year.

The weighted-average grant-date fair value of service based options granted during 2016, 2015 and 2014 was $36.56, $37.50, and $33.16, respectively. The weighted-average grant-date fair value of performance based options granted during 2016, 2015 and 2014 was $36.56, $36.73, and $33.07, respectively. The total fair value of stock options vested during 2016 was $1,189 for the service based stock options and $1,364 for the performance based stock options.

During 2016, 11,856 options were net cash settled at an exercise price of $105.00 and a fair value of $105.66. As such, $7 was paid out of the Houghton Plan and 11,856 shares were recorded as treasury stock.

As of December 31, 2016, there was approximately $732 of expected future pre-tax stock-based compensation expense related to non-vested service stock options outstanding, which is expected to be recognized over the remaining period of 1.55 years. These expected future expenses were calculated assuming no change in fair value. Given that the stock options are deemed a liability instrument, a change in fair value will result in a corresponding change to future pre-tax stock-based compensation expense.

The following table lists SARs activity:

	Service Based SARS
	Shares	Weighted Average Exercise Price	Weighted Average Remaining contractual life (in years)	Aggregate Intrinsic Value
Outstanding, December 31, 2014	4,500	$105.00	8.80	$—
Granted
Exercised
Forfeited	400	105.00
Expired	100	105.00

Outstanding under GH Plan as of June 26, 2015	4,000	$105.00		—

GH SARS exchanged for Houghton SARS	4,000	105.00		—
Granted	2,100	114.30
Exercised
Forfeited
Expired

Outstanding under Houghton Plan as of December 31, 2015	6,100	$108.20	8.98	$—

Granted
Exercised
Forfeited	1,200	105.00
Expired

Outstanding under Houghton Plan as of December 31, 2016	4,900	$108.99	8.08	$—

Exercisable, December 31, 2016	2,420	$106.61	7.77	$—

	Performance Based SARS
	Shares	Weighted Average Exercise Price	Weighted Average Remaining contractual life (in years)	Aggregate Intrinsic Value
Outstanding, December 31, 2014	4,500	$105.00	8.80	$—

Granted	—	—
Exercised	—	—
Forfeited	439	105.00
Expired	61	105.00

Outstanding under GH Plan as of June 26, 2015	4,000	$105.00		—

GH SARS exchanged for Houghton SARS	1,516	105.00		—
Granted	466	114.30		—
Exercised	—	—		—
Forfeited	—	—		—
Expired	—	—		—

Outstanding under Houghton Plan as of December 31, 2015	1,982	$107.19	8.85	$—

Granted	966	109.34
Exercised	—	—
Forfeited	—	—
Expired	—	—

Outstanding under Houghton Plan as of December 31, 2016	2,948	$107.87	7.95	$—

Exercisable, December 31, 2016	1,918	$107.14	7.95	$—

The Houghton Plan establishes performance targets for performance based SARS on an annual basis. The SARS awards included 4,133 awards, of which 2,948 have been granted. The remaining 1,185 awards are expected to be granted as 2017 performance targets are defined, which occurs annually, generally in the first quarter of each plan year.

The total fair value of SARS vested during 2016 was $38 for the service based SARS and $46 for the performance based SARS.

As of December 31, 2016 there was approximately $53 of expected future pre-tax compensation expense related to nonvested service SARS outstanding, which is expected to be recognized over the remaining period of 2.18 years. These expected future expenses were calculated assuming no change in fair value. Given that the SARS are deemed a liability instrument, a change in fair value will results in a corresponding change to the future pre-tax stock-based compensation expense.

Long-Term Incentive Plan

Long-term incentive plans exist under both GH Holdings, Inc. and Global Houghton Ltd. The performance and service periods under the GH LTIP are from January 1, 2013 through December 31, 2017 and the required service period is from January 27, 2014 through December 31, 2017. The performance and service periods under the LTIP are from January 1, 2015 through December 31, 2017.

At December 31, 2016 and December 31, 2015, the Company had a liability recorded of $5,000 and $2,438, respectively, as a component of Other non-current liabilities based upon the estimated achievement of the performance goal. For the year ended December 31, 2016, LTIP expense was $2,562. For the year ended December 31, 2015, LTIP expense was $1,577, which includes $2,438 associated with the Global Houghton Ltd LTIP Plan and the reversal of $861 of expense due to performance goals not being met under the GH Holdings, Inc. LTIP Plan. For the year ending December 31, 2014, $861 of expense was recognized under the GH Holdings, Inc. LTIP Plan. LTIP expense was recognized as a component of Selling, general and administrative expenses.

4. Other Expenses

Other Operating Expense

Other operating expenses were $1,780 for year ended December 31, 2016. This primarily consisted of $1,355 related to strategic headcount reductions and the remainder related to other corporate activities.

Other operating expenses were $5,425 for year ended December 31, 2015. This primarily consisted of $3,288 in costs associated with a potential initial public offering, a fixed asset impairment of $814 related to the expected sale of the Genoa, Italy manufacturing facility adjusted for recent offers from potential buyers in declining market conditions and $521 in strategic headcount reductions. The remainder related to other corporate activities.

Other operating expenses were $5,623 for the year ended December 31, 2014. This primarily consisted of $3,206 in costs associated with a potential initial public offering, $1,180 in strategic headcount reductions and $425 in employee related costs. The remainder related to other corporate activities.

Other Expense, net

Other expense was $4,869 for the year ended December 31, 2016. This primarily related to a $2,096 claim pending with Brazilian tax authorities specific to VAT taxes, $1,537 in foreign currency transaction losses, $605 of royalties expense, $526 in other non-income related tax expense, and $332 paid to a consultant to the Board of Directors. The remainder related to other non-operating expenses and income.

Other expense was $7,613 for the year ended December 31, 2015. This primarily consisted of $4,202 in foreign currency transaction losses, $3,073 reduction of tax indemnification asset, $637 of royalties expense and $636 in non-income related tax expense, offset by $636 increase in amounts received in settlement and $490 reduction to the estimated earn out related to the 2014 acquisition of the Henkel Corporation (“Henkel”) North American steel mill business. The remainder related to other non-operating expenses.

Other expense was $11,112 for the year ended December 31, 2014. This primarily consisted of $4,467 related to the reduction of a tax indemnification asset for tolling of pre-acquisition statutes net of accrued interest, $3,420 in foreign currency transaction losses, $1,578 in non-income related tax expense, $893 of royalty expense and $470 loss on disposals of property, plant and equipment. The remainder related to other non-operating expenses.

5. Restructuring

During the acquisition of Wallover in July 2016, the Company made strategic decisions to close two plant facilities and reduce headcount in East Liverpool, Ohio and Hamilton, Ohio. The Company expects to complete these activities within twelve months, except for ongoing legal costs associated with employee matters connected to these activities. Also in 2016, an $815 environmental accrual related to the Genoa, Italy facility was recorded as other income as a result of the reversal of the accrual, as this property was sold in January 2017 with no further obligations.

During 2015, the Company made strategic decisions resulting in restructuring activities related to significant headcount reduction programs in the United States and Europe. The Company continues to incur ongoing legal costs associated with employee matters connected to these activities. In 2015, based on offers from potential buyers in declining market conditions, a fixed asset impairment for $136 was recorded related to the expected sale of the Rouen, France manufacturing facility, which was part of a 2013 restructuring event.

During 2014, the Company continued strategic headcount reduction programs and restructuring activities initiated in 2012 related to the Shell MWO acquisition and 2013 related to headcount reduction programs in Europe and Canada. In 2014, fixed asset impairment of $967 was recorded, of which, $398 was related to the expected sale of the Rouen, France manufacturing facility and $569 was related to the expected sale of the Genoa, Italy facility adjusted for recent offers from potential buyers in declining market conditions.

The following table summarizes restructuring charges:

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
Severance cost	$2,190	$4,464	$(150)
Facility closing costs	(393)	560	468
Fixed asset impairments	—	137	967

Total	$1,797	$5,161	$1,285

The following table summarizes the movements in the accrued liabilities relating to the cost categories described above:

	December 31, 2015	Provisions	Non-cash Transactions	Cash Reductions	December 31, 2016
Severance cost	$2,648	$2,190	$(47)	$(3,306)	$1,485
Facility closing costs	1,431	(393)	(50)	(557)	431
Fixed asset impairments	—	—	—	—	—

Total	$4,079	$1,797	$(97)	$(3,863)	$1,916

	December 31, 2014	Provisions	Non-cash Transactions	Cash Reductions	December 31, 2015
Severance cost	$425	$4,464	$(53)	$(2,188)	$2,648
Facility closing costs	1,361	560	(131)	(359)	1,431
Fixed asset impairments	—	137	(137)	—	—

Total	$1,786	$5,161	$(321)	$(2,547)	$4,079

6. Income Taxes

The provision for (benefit from) income taxes is summarized as follows:

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
Current:

U.S. federal and state	$1,874	$126	$(859)
Foreign	16,854	14,967	15,792

Total current	18,728	15,093	14,933

Deferred:
U.S. federal and state	(9,416)	(8,178)	(4,157)
Foreign	(14,500)	(12,881)	(8,401)

Total deferred	(23,916)	(21,059)	(12,558)

Total	$(5,188)	$(5,966)	$2,375

Income (loss) before income taxes were as follows:

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
Domestic	$(20,428)	$(24,709)	$(21,935)
Foreign	(30,626)	10,662	13,142

Pre-tax (loss) income	$(51,054)	$(14,047)	$(8,793)

Differences between income tax expense (benefit) at the U.S. Federal statutory rate of 35% and the Company’s continuing operations effective tax rate for 2014, 2015 and 2016 were:

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
Tax at statutory rate	$(17,869)	$(4,917)	$(3,079)
Permanent differences:
Management fees	770	700	700
Indemnification asset	—	1,076	1,403
Meals & entertainment	343	323	333
Non-deductible interest expense	—	—	1,741
Non-deductible acquisition costs	535	(1,114)	20
Non-deductible foreign currency losses	—	—	761
Transfer pricing	258	113	503
Domestic production activities deduction	(250)	(360)	—
Goodwill Impairment	5,291	—	—
All other permanent differences	1,643	1,214	1,615
State tax expense (benefit) Net of federal benefit	294	490	(238)
Adjustment to the deferred tax asset valuation allowance	1,410	242	698
Foreign rate differential	1,270	(2,344)	(1,670)
R&D Credit	(932)	—	—
Taxes on foreign earnings	3,443	2,908	3,425
Unrecognized tax benefits	(1,080)	(1,788)	(2,966)
Change in enacted tax rates	(314)	(2,509)	(871)
Change in enacted tax law	—	—	—

Total	$(5,188)	$(5,966)	$2,375

As of December 31, 2016, the Company had the following federal, state and foreign net operating loss carryforwards:

Expiration	2016
2017	$2,183
2018	3,276
2019	2,556
2020-2034	94,201
Indefinite	12,918

Total	$115,134

In addition to $285 of non-US foreign tax credits which are not subject to expiration, the Company had excess U.S. foreign tax credits of $56,689 as of December 31, 2016 subject to the following expirations:

Expiration	2016
2017	2,575
2018	6,161
2019	7,072
2020-2026	40,881

Total	$56,689

Deferred income taxes arise due to certain items being includable in the determination of taxable income in periods different than for financial reporting purposes. The tax effect of significant types of temporary differences and carryforwards that gave rise to the Company’s deferred tax assets and liabilities as of December 31, 2016 and 2015 follow:

	December 31, 2016	December 31, 2015
Deferred tax assets:
Accrued expenses	$6,948	$5,762
Capitalized income and expenditures	3,354	3,650
Accrued pensions and post-retirement benefits	11,271	11,503
Tax loss carry forwards	8,320	9,135
Foreign and other tax credit carryforwards	56,974	49,216
Advance royalties	5,734	8,380
Other deferred tax asset	7,175	5,783
Transaction costs	2,213	2,419
Environmental and restructuring reserves	767	849
Foreign Exchange	49	—
Inventory	1,410	1,140

	104,215	97,837
Valuation allowance	(9,320)	(8,001)

	94,895	89,836
Deferred tax liabilities:
Depreciable and amortizable assets	(121,983)	(135,162)
Investment in subsidiary	(9,927)	(11,367)
Foreign exchange difference	—	(55)
Other	(108)	(134)

	(132,018)	(146,718)

Net deferred tax liabilities	$(37,123)	$(56,882)

In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies and the Company’s ability to implement tax planning in a timely manner when making this assessment. Based upon the level of historical taxable income, projections for future taxable income and the reversal of deferred tax liabilities over the periods in which the deferred tax assets are deductible, management believes it is more-likely-than-not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2015 and 2016. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

U.S. foreign tax credit carryforwards of $56,689 and $48,894 in 2016 and 2015, respectively, can be carried forward up to 10 years and expire through 2026 whereas non-US foreign tax credit carryforwards of $285 and $322, respectively, are not subject to expiration. During 2016, a valuation allowance of $2,575 was recorded against foreign tax credit related deferred tax assets due to the uncertainty regarding the utilization of these credits prior to expiration. The valuation allowances of $9,320 and $8,001 at December 31, 2016 and 2015, respectively, were primarily related to federal, state and foreign net operating loss U.S. and foreign tax credit carryforwards that, in the judgment of management, are not more-likely-than-not to be realized.

The Company recognizes the tax benefits of an uncertain tax position only if those benefits are more- likely-than-not to be sustained based on existing tax law. Additionally, the Company establishes a reserve for tax positions that are more-likely-than-not to be sustained based on existing tax law, but uncertain in the ultimate benefit to be sustained upon examination by the relevant taxing authorities. Unrecognized tax benefits are subsequently recognized at the time the more-likely-than-not recognition threshold is met, the tax matter is effectively settled or the statute of limitations for the relevant taxing authority to examine and challenge the tax position has expired, whichever is earlier.

The Company had approximately $4,444 and $5,555 of total gross unrecognized tax benefits as of December 31, 2016 and December 31, 2015 respectively. The gross unrecognized tax benefits relate primarily to state income taxes and intercompany transactions. A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is presented in the following table:

	2016	2015
Gross unrecognized tax benefits at beginning of year	$5,555	$7,041
Gross increase for tax positions of prior years	585	41
Gross decrease for tax positions of prior years	(464)	(795)
Gross increase for tax positions of current year	968	1,518
Gross decreases for tax positions due to settlements	(1,935)	(411)
Gross decreases for tax positions due to lapse of statute of limitations	(265)	(1,839)

Gross unrecognized tax benefits at end of year	$4,444	$5,555

The Company accounts for interest and penalties related to income tax matters as income tax expense. The Company had accrued $1,960 and $1,843 for interest and penalties at December 31, 2016 and 2015, respectively.

The Company has operations in approximately 27 states and over 30 foreign taxing jurisdictions. The Company files income tax returns in the US federal jurisdiction and various state and local jurisdictions. The Company’s number of open tax years vary by jurisdiction. Interest and penalties accrued during the year were not material as the primary change during the year related to the movement of foreign exchange rates. The Company’s returns are no longer subject to US federal tax examinations for years ended before December 31, 2012 except to the extent of deductions of net operating losses originating prior to 2012.

In connection with the Gulf Transaction, the Company recognized a tax indemnification asset of $11,447 in the opening balance sheet to reflect an offsetting asset for the recorded uncertain tax liability. Pursuant to the indemnification agreement, the Company was entitled to cash proceeds in connection with any negative outcome related to uncertain tax positions within the three year period following acquisition. During the periods ended December 31, 2016, 2015 and 2014, the Company recorded charges of $0, $3,073 and $4,467, respectively, to operations related to reduction to indemnification asset for tolling of pre-acquisition statutes net of increases for accrued interest. An offsetting benefit is reflected in income tax expense. The indemnification asset of $3,989 as of December 31, 2014 fully reversed in 2015 through combination of tolling of pre-acquisition statutes and termination of tax indemnification in 2015.

The Company has not provided US deferred taxes on cumulative earnings of non-US affiliates and associated companies that have been reinvested indefinitely. These earnings relate to ongoing operations and, at December 31, 2016, were $391,734. These earnings have been reinvested in active non-US business operations and the Company does not intend to repatriate these earnings to fund US operations. Because of the availability of US foreign tax credits, it is not practicable to determine the US federal income tax liability that would be payable if such earnings were not reinvested indefinitely. Deferred taxes have been provided for earnings of non-US affiliates and associated companies where the Company plans to remit those earnings.

7. Accounts Receivable, net

Accounts receivables at December 31, 2016 and 2015 were $137,195 and $133,113, respectively, which were offset by an allowance for doubtful accounts of $6,464 and $5,243, respectively.

Total expense related to the reserve for doubtful accounts for the year ended December 31, 2016, 2015 and 2014 were $1,547, $1,083, and $737.

8. Inventories

The Company’s total inventory consists of the following:

	December 31, 2016	December 31, 2015
Raw materials	$26,558	$24,722
Work in process	374	534
Finished goods	49,321	48,439

Total	$76,253	$73,695

9. Other Current Assets

The Company’s other current assets consisted of the following:

	December 31, 2016	December 31, 2015
Prepaid expenses	$863	$2,080
Total refundable taxes	3,530	3,362
Marketable securities	10,035	10,331
Current deposits	892	895
Other current assets	2,175	1,888

Total	$17,495	$18,556

10. Assets Held for Sale

Assets held for sale are reported at the lower of the carrying amount or the fair value less costs to sell. Assets held for sale were $1,620 and $2,744 as of December 31, 2016 and December 31, 2015, respectively, and represented Genoa, Italy in 2016 and both the Genoa, Italy and Wuppertal, Germany manufacturing plants in 2015. The fair value of the assets was determined by the Company based upon prices for similar assets. In 2015 a fixed asset impairment of $815 related to the expected sale of the Genoa, Italy manufacturing facility was recorded to Other operating expense based upon recent offers from potential buyers in declining market conditions. The Wuppertal, Germany site was sold during March 2016 with the gain of $56 included in Other expense, net. The Genoa property was sold in January 2017. No gain or loss was recorded as the property was sold at an amount equal to the carrying value.

11. Property, Plant and Equipment

Property, plant and equipment comprise of the following:

	December 31, 2016	December 31, 2015
Land and buildings	$43,875	$40,784
Machinery and equipment	68,069	60,445
Construction in progress	2,666	1,770

	$114,610	$102,999
Less: Accumulated depreciation	(38,530)	(29,233)

Total	$76,080	$73,766

Depreciation expense, including depreciation on assets under capital leases, are as follows:

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
Depreciation Expense	$11,175	$11,721	$13,032

The gain (loss) on disposal of property, plant and equipment are as follows:

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
(Gain) loss on disposal	$(423)	$89	$470

12. Goodwill & Intangible Assets

Goodwill

The changes in the carrying amount of Goodwill are as follows:

Balance as of December 31, 2015	$263,320

Wallover acquisition	15,280
South Asia impairment loss	(15,116)
Currency translation adjustments	(9,366)

Balance as of December 31, 2016	$254,118

In 2016, the Company recognized an impairment of goodwill in the amount of $15,116 related to the annual impairment review of its South Asia operations. The goodwill impairment loss represented substantially all of the goodwill reported in South Asia’s operations.

Intangible Assets

Intangible assets are comprised of the following:

	Gross Carrying Amount		Accumulated Amortization
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Customer relationships	$476,869	$517,067	$(140,868)	$(119,519)
Technological know-how	57,906	54,306	(14,657)	(10,776)
Trade name (Houghton)	21,115	21,115	—	—
Trade name (Products)	1,530	1,400	(315)	(211)
Non-Compete Covenants	510	—	(51)	—

Total	$557,930	$593,888	$(155,891)	$(130,506)

In 2016, the Company recognized an impairment of customer relationships in the amount of $25,806 related to the annual impairment review of its South Asia reporting unit.

Amortization expense for the year ended December 31, 2016, 2015 and 2014 was $43,857, $44,748, and $48,302, respectively.

As of December 31, 2016, expected amortization expense for each of the next five years and thereafter was as follows:

2017	40,721
2018	40,721
2019	40,721
2020	40,721
2021	40,721
Thereafter	177,319

Total	$380,924

13. Investments in Equity Investee

As of December 31, 2016 the Company held a 49.99% investment in Korea Houghton Corporation (South Korea).The carrying amount of the Company’s equity investment in Korea Houghton Corporation at December, 31, 2016 was $42,783.

Summarized financial information of Korea Houghton Corporation is as follows:

	December 31, 2016	December 31, 2015
Current assets	$98,517	$94,768
Non-current assets	28,490	29,080
Current liabilities	28,829	31,336
Non-current liabilities	10,720	11,489

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
Net sales	$173,087	$180,571	$196,325
Gross margin	56,421	54,688	48,406
Income before taxes	22,800	20,969	14,449
Net income	18,275	16,504	11,865

During 2016, 2015 and 2014, the company received dividend distributions from Korea Houghton Corporation of approximately $4,043, $3,070, and $2,281, which were accounted for as reductions of the Company’s investment in equity investee.

At December 31, 2016 and December 31, 2015 the Company’s share of undistributed earnings from Korea Houghton were $41,376 and $38,224, respectively.

14. Other Current Liabilities

Other current liabilities consist of the following:

	December 31, 2016	December 31, 2015
Other accrued expense	$6,303	$5,588
Non-employee commissions	1,217	1,188
Accrued environmental costs	1,919	2,129
Accrued professional fees	2,430	1,791
Deferred revenue	2,235	1,707
Other accrued taxes	5,056	4,667
Accrued restructuring and other costs	2,776	4,931
Accrued income taxes	1,618	5,923
Other	1,297	1,380

	$24,851	$29,304

15. Financing Activities

Credit Arrangements

Credit Arrangements consists of borrowings under unsecured bank lines of credit and discounting facilities. The bank lines of credit were not collateralized and the discounting facilities were collateralized by the underlying accounts receivable. The total available under these facilities are as follows:

	December 31, 2016	December 31, 2015
Capacity	$23,670	$13,853
Outstanding borrowed	7,318	—

Unused capacity	$16,352	$13,853

Weighted-average interest rate	4.07%	—

Debt

Debt is comprised of the following:

	December 31, 2016	December 31, 2015
2012 Senior Credit Facilities
First Lien U.S. Term Loans	$436,800	$441,350
First Lien Dutch Term Loans	88,121	92,511
Second Lien U.S. Term Loans	200,000	200,000
Revolving Facilities	—	—

	724,921	733,861
Less: Debt Discounts	(4,199)	(5,629)
Less: Debt Issuance Costs	(13,147)	(17,653)

2012 Senior Credit Facilities, net	707,575	710,579

Obligations under capital leases	70	272

Total Debt	707,645	710,851
Less: Current portion of long-term debt	(4,610)	(4,737)

Total long-term debt	$703,035	$706,114

Fixed maturities of the Company’s debt are as follows:

2017	$4,550
2018	4,550
2019	515,821
2020	200,000

Total	724,921

The Company incurred the following debt related expenses that are included within Interest expense:

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
Interest Expense	$44,661	$44,860	$44,808
Amortization of debt issuance costs	$4,419	$4,167	$4,105
Amortization of debt discounts	$1,409	$1,409	$1,440

Senior Credit Facilities

On December 20, 2012, in connection with the GH Transaction, the Company entered into credit facilities (“2012 Senior Credit Facilities”) which included the first and second lien facilities. The first lien consisted of $455,000 in U.S. dollar denominated Term Loans (“First Lien U.S. Term Loan”), €100,000 in euro-denominated Term Loans (“First Lien Dutch Term Loan”), and dollar and multicurrency revolving facilities with a net capacity of $50,000 (“Revolving Credit Facility). The second lien facility consisted of $200,000 in U.S. Term Loans (“Second Lien U.S. Term Loan”).

Borrowings under the 2012 Senior Credit Facilities provide for a selection of interest rates, at the option of the Company, based upon the prevailing LIBOR or prime rate, plus applicable margin, subject to a 1.25% floor. In addition to paying interest on outstanding principal under the First Lien U.S. Term Loans, Dutch Term Loan, and Second Lien U.S. Term Loan, the Company pays a commitment fee to the lenders under the 2012 Revolving Credit Facility in respect of unutilized commitments. Commitment fees paid to the lender were $204, $172, and $168 for 2016, 2015 and 2014, respectively. The line of credit is subject to normal terms related to default and change of control.

Subject to voluntary prepayments, the Company is required to pay 0.25% of the funded initial principal balances on the First Lien U.S. Term Loans and Dutch Term Loans quarterly through the maturity date, at which time the remaining aggregate principal balance is due. The 2012 Revolving Credit Facility matures in December 2017. The First Lien U.S. Term Loan and First Lien Dutch Term Loan mature in December 2019. The Second Lien U.S. Term Loan matures in December 2020.

The net proceeds from the 2012 Senior Credit Facilities were used to repay the 2011 Senior Credit Facility, with the balance of the borrowings used to fund the GH Transaction. In conjunction with obtaining the 2012 Senior Credit Facilities, the Company capitalized debt issuance costs of $22,557 to Other non-current assets in the period ended December 31, 2012. The Company also capitalized $10,111 of debt discount, in the period ended December 31, 2012, related to the 2012 Senior Credit Facilities.

During May 2013, the Company amended the 2012 Senior Credit Facilities, which resulted in a reduction in the interest rates applicable to the First Lien U.S. and Dutch Term Loans of 1.25% and Revolving Credit Facility of 0.25%. Also, the LIBOR floor following the amendment was 1.00% in the case of the First Lien U.S. Term Loan and the First Lien Dutch Term Loan and 1.25% in the case of the Second Lien U.S. Term Loan. The Company paid fees of $6,672 in connection with this amendment. The Company accounted for the amendment in accordance with accounting guidance for debt modifications and extinguishments. Accordingly, amendment fees of $5,834 were capitalized and included in Other non-current assets, and third party fees of $838 were expensed as Interest expense. Capitalized fees will be amortized through the debt maturity in 2019.

During July 2015, the Company amended its 2012 Senior Credit Facilities primarily to make guarantor, covenant and other verbiage changes. In conjunction with the amendment, the Company incurred a 0.25% increase in the interest rate margin on its First Lien and Second Lien Term Loans. The Company also incurred approximately $1,921 in amendment fees paid at closing to the lenders and approximately $1,149 in attorney, arrangement and accounting fees. The other terms and conditions of the credit facilities, discussed herein, were unchanged. The Company accounted for the amendment in accordance with accounting guidance for debt modifications and extinguishments. The Company considered the limited changes presented by the amendment and reviewed the old and new lenders on a creditor by creditor basis and determined that the amendment was a modification. Therefore the amendment fees of $1,921 were capitalized as additional debt issuance costs within Other non-current assets with all other fees being expensed as Interest expense. Capitalized fees will be amortized through the debt maturity in 2019.

In March 2017, the Company extended the maturity date of the Revolving Credit Facility from December 2017 to September 2019. The extended facility was reduced to capacity of $41,000. No other changes were made to the terms of the agreement. The Company paid $195 in fees related to the amendment.

The Company is required to make mandatory repayments on the first and second lien loans based upon a 1% loan amortization rate. Additional payments are required if net proceeds from assets sales exceed $5,000 individually or $10,000 cumulatively per annum. Further additional payments are required per annum based on an excess cash flow calculation that adjusts net income for working capital and other items, 50% of the calculated amount must be used to make a payment on the debt. Mandatory repayments may be deferred due to voluntary prepayments. As of December 31, 2016, an excess cash flow payment is not required. Covenants include requirements for quarterly reporting to the lenders regarding compliance based upon interest and leverage ratios, reporting of environmental matters exceeding $15,000, limitation on dividend amounts, certain limitations on additional indebtedness, and restrictions on asset sales in excess of $35,000.

The Company has unused capacity under the Revolving Credit Facility of $45,410 and $43,230 net of bank letters of credit of $4,590 and $6,770 as of December 31, 2016 and December 31, 2015, respectively.

The interest rates on the 2012 Senior Credit Facilities, as amended, were as follows:

	December 31, 2016	December 31, 2015
First Lien U.S. Term Loan	4.25%	4.25%
Revolving Credit Facility	5.00%	4.20%
First Lien Dutch Term Loan	4.75%	4.75%
Second Lien U.S. Term Loan	9.75%	9.75%

As of December 31, 2016 and December 31, 2015, the Company was in compliance with its financial covenants. The Company also pledged as collateral to its lenders substantially all U.S. assets, specific Non-U.S. assets and stock of certain subsidiaries.

Long-term debt is reported at carrying value of $707,575, with a face value of $724,921. The fair value as of December 31, 2016 was $728,514.

Affiliate Debt

On December 12, 2012, in connection with the Gulf Transaction, the Company entered into a loan agreement with HGHL Holdings Limited (HGHL), an affiliated entity, to borrow $313,275 at a rate of 5.60% per annum. The terms of the loan called for repayment of the loan by December 18, 2019. Additionally, the Company incurred a debt guarantee fee of $1,500 related to the financing transaction, which was amortized over the life of the loan to affiliate interest expense.

During the second quarter of 2013, Gulf International Lubricants Ltd (“GILLC”), a Cayman Islands corporation and an affiliate member of the Hinduja Group of companies, lent the Company $120,000 on an interest free basis

The Company repaid and re-borrowed principal amounts under these affiliate loans from time to time. During 2014, total payments of principal under these loans were $318,885 and total re-borrowings of principal under these loans were $7,730.

During the third quarter of 2014, Gulf Houghton Lubricants Limited (GHLL), a Cayman Islands exempted company and an affiliate member of the Hinduja Group of companies, made a capital contribution to the Company of $307,235. The proceeds from this capital contribution were used to repay the remaining loan balance, and accrued interest, of the HGHL and GILLC loans. Interest expense related to the HGHL loan for the year ended December 31, 2014 was $8,283. Amortization of the HGHL debt guarantee fee included within affiliate interest expense was $1,224 for the year ended 2014.

16. Employee Benefit Plans

The Company has defined benefit pension plans (“Pension Plans”) covering certain U.S. salaried and hourly employees (“U.S. Plans”) as well as certain employees in the United Kingdom, France and Germany (“Non-U.S. Plans”). The U.S. Plans provide benefits based on an employee’s years of service and compensation received for the highest five consecutive years of earnings. The Company made the decision to freeze benefits for non-union employees as of March 31, 2009 for the U.S. Plans. The Non-U.S. Plans provide benefits based on a formula of years of service and a percentage of compensation which varies among the Non-U.S. Plans. The Company made the decision to freeze its United Kingdom Non-U.S. plan benefits as of May 1, 2013. In 2015 the Company annuitized the assets in the Canada plan in order to remove Houghton as the primary risk bearer and the annuity company now makes direct payments to the pension plan members. The Company’s funding policy is consistent with funding requirements of applicable government laws and regulations.

The components of net pension expense are as follows:

	U.S. Plans
	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
Net pension (income) expense:
Expected return on net assets	$(3,717)	$(4,305)	$(4,476)
Service cost-benefits earned during period	45	55	43
Interest cost on projected benefit obligation	3,389	3,234	3,397
Net amortization and deferral	—	—	(661)
Amortization of prior service cost	3	3	3

	$(280)	$(1,013)	$(1,694)

	Non U.S. Plans
	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
Net pension (income) expense:
Expected return on net assets	$(3,259)	$(3,536)	$(3,696)
Service cost-benefits earned during period	65	64	57
Interest cost on projected benefit obligation	2,753	3,048	3,703
Net amortization and deferral	—	1	—
Settlement (gain) loss	—	—	—

	$(441)	$(423)	$64

The Company made the following contributions to its Pension Plans:

	U.S. Plans			Non U.S. Plans
	December 31,			December 31,
	2016	2015	2014	2016	2015	2014
Employer contributions	$44	$1,266	$3,056	$2,614	$4,313	$3,421
Employee contributions	$—	$—	$—	$—	$—	$—
Benefit payments	$(3,981)	$(3,775)	$(3,517)	$(3,458)	$(3,331)	$(4,364)

A reconciliation of the funded status of the Company’s Pension Plans to amounts recognized in the balance sheets is as follows:

	U.S. Plans		Non U.S. Plans
	December 31,		December 31,
	2016	2015	2016	2015
Accumulated benefit obligation	$(83,305)	$(82,015)	$(84,268)	$(83,388)

Fair value of plan assets	60,389	59,466	71,735	70,528
Projected benefit obligation	(83,305)	(82,015)	(84,268)	(83,388)

Funded status	$(22,916)	$(22,549)	$(12,533)	$(12,860)

Current liability	$(64)	$(64)	$(69)	$(72)
Non-current liability	(22,852)	(22,485)	(12,464)	(12,788)

	$(22,916)	$(22,549)	$(12,533)	$(12,860)

The amounts, net of tax, recognized in Other comprehensive income as a component of net pension income (expense) are as follows:

	U.S. and Non U.S. Plans
	December 31,
	2016	2015
Unrecognized prior service cost	$18	$(5)
Unrecognized net actuarial gain (loss)	4,049	725

	$4,067	$720

The amounts, net of tax, in AOCI that have not yet been recognized as a component of net pension income (expense) are as follows:

	U.S. and Non U.S. Plans
	December 31,
	2016	2015
Unrecognized prior service cost	$38	$15
Unrecognized net actuarial gain (loss)	1,332	961

	$1,370	$976

Weighted average assumptions used to determine benefit obligations for years ended:

	U.S. Plans		Non U.S. Plans
	December 31,		December 31,
	2016	2015	2016	2015
Discount rate	4.00%	4.25%	2.57%	3.69%
Rate of compensation increase	N/A	N/A	3.00%	3.00%

Weighted average assumptions used to determine net periodic benefit cost:

	U.S. Plans			Non U.S. Plans
	December 31,			December 31,
	2016	2015	2014	2016	2015	2014
Discount rate	4.25%	3.85%	4.75%	2.57%	3.69%	3.43%
Expected long-term return on plan assets	7.25%	7.25%	8.00%	4.23%	4.97%	4.78%
Rate of compensation increase	N/A	N/A	N/A	3.00%	3.00%	3.00%

Historical and future expected returns of multiple asset classes were analyzed to develop a risk-free real rate of return and risk premiums for each asset class. The overall rate for each asset class was developed by combining a long-term inflation component, the risk-free real rate of return, and the associated risk premium. A weighted average rate was developed based on those overall rates and the target asset allocation of the plan.

As of December 31, 2016 and 2015, the asset allocations of the Company’s Pension Plans were as follows:

	December 31,
	2016		2015
U.S. Pension Assets	Target	Actual	Target	Actual
U.S. equity securities	40.5%	40.1%	37.5%	39.1%
International equity securities	13.5%	13.5%	12.5%	11.8%
Balanced asset allocation	0.0%	0.0%	0.0%	4.7%
Fixed income securities	40.0%	40.4%	40.0%	38.7%
Real Estate	6.0%	6.0%	10.0%	5.7%

	December 31,
	2016		2015
Non U.S. Pension Assets	Target	Actual	Target	Actual
Cash	16.7%	6.7%	7.5%	2.4%
Diversified equity securities	39.5%	38.1%	17.1%	41.1%
Fixed income securities	41.5%	53.5%	63.2%	52.3%
Insurance contracts	0.0%	0.2%	0.0%	3.9%
Other	2.3%	1.6%	12.2%	0.3%

U.S. and Non U.S. Plans’ investments are measured at fair value on a recurring basis. The following tables present the fair values of the U.S. and Non U.S. Plan investments as of December 31, 2016 and 2015.

	December 31, 2016
U.S. Pension Assets	Level 1	Level 2	Level 3	Total
U.S. equity securities	$23,513	$710	—	$24,223
International equity securities	6,352	1,779	18	8,149
Balanced asset allocation	—	—	—	—
Fixed income securities	4,862	19,540	—	24,402
Real estate	42	176	3,397	3,615

Total U.S. Pension Assets	$34,769	$22,205	$3,415	$60,389

Non U.S. Pension Assets	Level 1	Level 2	Level 3	Total
Cash	$4,778	$—	$—	$4,778
Diversified equity securities	11,801	,14,237	1,301	27,339
Fixed income securities	29,489	8,879	—	38,368
Insurance contracts	—	114	—	114
Other	—	1,136	—	1,136

Total Non U.S. Pension Assets	$46,068	$24,366	$1,301	$71,735

	December 31, 2015
U.S. Pension Assets	Level 1	Level 2	Level 3	Total
U.S. equity securities	$22,487	$758	$—	$23,245
International equity securities	7,026	10	—	7,036
Balanced asset allocation	2,786	—	—	2,786
Fixed income securities	4,361	18,634	—	22,995
Real estate	44	60	3,300	3,404

Total U.S. Pension Assets	$36,704	$19,462	$3,300	$59,466

Non U.S. Pension Assets	Level 1	Level 2	Level 3	Total
Cash	$1,674	$—	$—	$1,674
Diversified equity securities	27,267	1,711	26	29,004
Fixed income securities	19,940	16,946	—	36,886
Insurance contracts	—	2,771	—	2,771
Other	—	193	—	193

Total Non U.S. Pension Assets	$48,881	$21,621	$26	$70,528

The Company’s Pension Plans hold Level 3 assets primarily comprised of funds holding real estate and unquoted funds. Fair value is determined based upon the Company’s units in the fund and net asset value of the Company’s share of total fund value. The table below presents a roll forward of activity for these assets between December 31, 2014 and 2015 and December 31, 2015 and 2016:

	Real Estate Assets	Alternative Assets	Total
Balance at December 31, 2014	$3,190	$8	$3,198
Purchases, sales, settlements, net	—	—	—
Gains (losses)	110	18	128
Currency Adjustment	—	—	—

Balance at December 31, 2015	$3,300	$26	$3,326

Purchases, sales, settlements, net	1,344	—	1,344
Gains (losses)	68	(17)	51
Currency Adjustment	—	(5)	(5)

Balance at December 31, 2016	$4,712	$4	$4,716

The investment strategy is to develop an efficient, well-diversified portfolio based on a long-term, strategic outlook of the investment markets. The investment market outlook utilizes both historical-based and forward-looking return forecasts to establish future return expectations for various asset classes. These return expectations are used to develop a core asset allocation based on the needs of the plan. The core asset allocation utilizes investment portfolios of various asset classes and multiple investment managers in order to help maximize the plan’s return while providing multiple layers of diversification to help minimize risk.

The Company expects to contribute $1,558 to the U.S. Plan and $1,971 to the Non U.S. Plans in 2017.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	U.S. Plans	Non U.S. Plans
2017	$4,386	$2,469
2018	$4,485	$2,616
2019	$4,574	$2,763
2020	$4,723	$3,017
2021	$4,721	$3,069
Thereafter	$24,766	$18,060

Multiemployer Benefit Plans

The Company contributes to two multiemployer defined benefit pension plans under terms of the collective bargaining union contracts acquired during the Wallover Acquisition. The Company’s contribution rate to the multiemployer pension plans is specified in the collective bargaining union contracts and contributions are made to the plans based on its union employee payroll. While the Company may also have additional liabilities imposed by law as a result of its participation in multiemployer defined benefit pension plans, there is no liability as of December 31, 2016. The Employee Retirement Income Security Act of 1974, as amended by the Multi-Employer Pension Plan Amendments Act of 1980, imposes certain contingent liabilities upon an employer who is a contributor to a multiemployer pension plan if the employer withdraws from the plan or the plan is terminated or experiences a mass withdrawal. The Company has not taken any action to terminate, withdraw or partially withdraw from these plans as of December 31, 2016.

The Pension Protection Act of 2006 (the PPA) also added special funding and operational rules generally applicable to plan years beginning after 2007 for multi-employer plans that are classified as “endangered”, “seriously endangered” or “critical” status based on a multitude of factors (including, for example, the plan’s funded percentage, cash flow position and whether the plan is projected to experience a minimum funding deficiency).

Plans in the “endangered”, “seriously endangered” or “critical” status classifications must adopt measures to improve their funded status through a funding improvement or rehabilitation plan which may require additional contributions from employers (which may take the form of a surcharge on benefit contributions) and/or modifications to retiree benefits. The plans to which the Company contributes are in “critical” status. The amount of additional funds that the Company may be obligated to contribute to these plans in the future cannot be estimated as such amounts will be likely based on future levels of work that require the specific use of those union employees covered by these plans, and the amount of that future work and the number of affected employees that may be needed cannot reasonably be estimated.

The following table contains a summary of plan information relating to the Company’s participation in multiemployer defined benefit pension plans, including Company contributions for the last two years, the status under the PPA of the plans, and whether the plans are subject to a funding improvement or rehabilitation plan or contribution surcharges. The most recent PPA zone status available relates to the plan’s fiscal year-end in 2015. Forms 5500 were not yet available for the plan years ending in 2016.

Pension Fund	Employer Identification Number	PPA Zone Status			FIP/RP Status	Contributions for the six months ended December 31, 2016	Expiration Date of Collective Bargaining Contracts
		2016	2015	2014
Central States, Southeast and Southwest Areas Pension Funds	36-6044243-001	Red	Red	Red	Implemented	$13	01/31/2019
Cleveland Bakers and Teamsters Pension Fund	34-0904419-001	Red	Red	Red	Implemented	$52	05/01/2019

Multiemployer Health and Welfare Benefit Plan

The Company also contributes to union sponsored multi-employer health and welfare benefit plans that was adopted with the acquisition. Plan benefits include medical, sickness, prescription, dental, vision, hearing, life, and accident or disability benefits. Total contributions to these multi-employer health and welfare benefit plans were approximately $90 and $169 for the six months and years ended December 31, 2016 and 2015, respectively.

Other Benefit Plans

The Company has a Houghton International Inc. Tax Advantage Capital Accumulation Plan and Trust (the “Profit Sharing/401(k) Plan”) whereby regular U.S. employees of Houghton International Inc. who have completed certain minimum service requirements can defer a portion of their income through contributions to the Profit Sharing/401(k) Plan. The Profit Sharing/401(k) Plan provides for HII contributions to the Profit Sharing/401(k) Plan, as follows: 1) matching contributions to each participant up to 50% of the first 6% of compensation contributed by the participant and 2) a discretionary non-elective contribution in an amount up to 3% of eligible compensation. The Company’s contributions are subject to overall employer contribution limits and may not exceed the amount deductible for income tax purposes. The Profit Sharing/401(k) Plan may be amended or discontinued at any time by the Company.

In addition, the Company acquired a defined contribution retirement plan, during the Wallover Acquisition, that covers substantially all non-union employees in the Wallover segment and all employees of Commonwealth who meet certain age and length of service requirements. Under the plan, the Company will make a matching contribution for Wallover employees equal to 50% of the first 6% of an employee’s elective deferral and matches contributions to a maximum of 2% of annual wages for Commonwealth employees. In addition to the matching contribution, the Company may make discretionary contributions.

The Company’s contribution expenses for all Retirement Plans are as followed:

	December 31,
	2016	2015	2014
Houghton International Profit Sharing/ 401(k) Plan	$2,078	$1,979	$1,930
Wallover Defined Contribution Plan	165	—	—
Commonwealth Defined Contribution Plan	6	—	—

Total	$2,249	$1,979	$1,930

17. Operating Leases

The future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2016 are as follows:

2017	$4,634
2018	3,725
2019	2,364
2020	1,655
2021	1,406
Thereafter	1,611

Total	$15,395

Rent expense on operating leases was $5,033, $5,727 and $6,147 for the years ended December 31, 2016, 2015 and 2014, respectively.

18. Other Non-Current Liabilities

Other non-current liabilities consists of the following:

	December 31, 2016	December 31, 2015
Unrecognized tax benefits	$6,403	$7,398
Deferred compensation	7,055	4,748
Management shares	—	3,261
Stock-based compensation liability	5,720	4,525
Other liabilities	2,467	476

Total	$21,645	$20,408

Unrecognized tax benefits are generated when there are differences between tax positions taken in a tax return and amounts recognized in the financial statements. Tax benefits are recognized in the financial statements when it is more-likely-than-not that a tax position will be sustained upon examination. See Note 6, Income Taxes.

Deferred compensation consists of LTIP of $5,000 and $2,438 at December 31, 2016 and 2015, respectively, and government mandated resignation and retirement payments. The LTIP service period ends December 31, 2017, with a maximum payout of $7,500 in the first quarter of 2018.

See Note 21, Commitments and Contingencies for discussion of the $2,096 related to a pending claim with Brazilian tax authorities accrued as a component of Other liabilities within Other non-current liabilities.

See Note 1, Summary of Significant Accounting Policies, Management Shareholders for discussion of the $3,261 component of Management shares within Other non-current liabilities.

19. Accumulated Other Comprehensive Loss

The cumulative balance of each component of other comprehensive income (loss) and the income tax effects allocated to each component are as follows:

	Currency translation adjustments	Defined benefit pension plans	Total
Balance at December 31, 2013	$(13,911)	$6,014	$(7,897)
Other comprehensive loss before reclassifications	(41,471)	(18,821)	(60,292)
Amounts reclassified from AOCI	—	—	—
Related tax amounts	1,476	6,063	7,539

Balance at December 31, 2014	$(53,906)	$(6,744)	$(60,650)
Other comprehensive loss before reclassifications	(51,355)	(1,347)	(52,702)
CTA attributable to non-controlling interest	2,239	—	2,239
Amounts reclassified from AOCI	—	—	—
Related tax amounts	2,088	627	2,715

Balance at December 31, 2015	$(100,934)	$(7,464)	$(108,398)
Other comprehensive loss before reclassifications	(24,338)	(5,218)	(29,556)
CTA attributable to non-controlling interest	(328)	—	(328)
Amounts reclassified from AOCI	(1,912)	—	(1,912)
Related tax amounts	958	1,151	2,109

Balance at December 31, 2016	$(126,554)	$(11,531)	$(138,085)

Reclassifications of pension and other post-retirement actuarial items out of AOCI are included in the computation of net periodic benefit cost.

20. Related Party Transactions

The Company has related party transactions with sales and purchases to and from certain affiliates. For the year ended December 31, 2016, related party sales were $1,028, and related party purchases were $522. For year ended December 31, 2015 related party sales were $1,436, while related party purchases were $715 for the same periods. For the year ended December 31, 2014 related party sales were $2,301, and related party purchases were $1,435. At December 31, 2016 and December 31, 2015 amounts payable to affiliated companies for these transactions were $23 and $48, respectively.

The former Chief Executive Officer (CEO) of the Company was also the CEO of an affiliate, Gulf Oil International, Ltd. (“GOIL”) until March 2015. During that time, the Company paid the salary of the Chief Executive Officer and was reimbursed by GOIL for services provided. The CEO retired from Houghton on December 31, 2015 and the current CEO does not have a similar type of role with any affiliates.

The Company also provides management services to certain affiliates, including technical services, blending and packaging, corporate advice and project management. Amounts outstanding and included in accounts receivable at December 31, 2016 and December 31, 2015 were $172 and $90, respectively.

In addition, there are various management service agreements with certain affiliates. Total management fees incurred by the Company relating to these agreements amounted to and $2,200 for the year ended December 31, 2016 and $2,000 for the years ended December 31, 2015 and 2014. These management fees are included under Selling, general and administrative expenses. Services performed relate to integration, business introduction, promotional and corporate governance services. At December 31, 2016 and 2015, $0 and $725 was outstanding, respectively, and included in Affiliates accounts payable.

In March 2015, the Company loaned $12,000 to an affiliate. This balance was repaid in April 2015.

In conjunction with the amendment to the Company’s 2012 Senior Credit Facilities (see Note 15. Financing Activities), GHG acquired the remaining 0.1% of outstanding equity interests of GHG Lubricants not already owned by GHG for $403.

21. Commitments and Contingencies

The Company participates in certain payments in connection with environmental consent orders related to certain hazardous waste cleanup activities under the U.S. Federal Superfund statute and also has obligations to perform certain cleanup activities related to properties currently or previously owned. The Company has made accruals for these costs as well as costs associated with other environmental issues of which it is aware. The Company continually evaluates its obligations related to such matters and has estimated the range of costs to be between $1,919 and $3,583. As of December 31, 2016 and 2015, the Company had accrued $1,919 and $2,985, respectively, for these activities. These accruals are included under Other current liabilities. The Company paid $984 for the year ended December 31, 2016, $690 for the year ended December 31, 2015, and $298 during the year ended December 31, 2014 for such activities. The Company continually evaluates its obligations related to such matters and updates estimates as necessary.

Due to the nature of the Company’s activities, it is also, at times, subject to pending and threatened legal actions that arise out of the ordinary course of business. The Company continually evaluates its obligations to such matters and has accrued $2,096 in Other non-current liabilities related to a pending claim with Brazilian tax authorities specific to VAT taxes. In the opinion of management, based in part upon advice of legal counsel, the disposition of any such matters is not expected to have a material effect on the Company’s results of operations, financial condition or cash flows.

The Company approved incentive awards from a cash pool contingent upon future events. The total pool of $5,400 includes awards for multiple milestones and are contingent upon multiple future events, including future service and completion of potential transactions. Due to the contingencies, the pool does not represent an accounting liability of the Company as of December 31, 2016 and; therefore is not reflected in the Company’s Statement of Operations, Cash Flows or Financial Position.

Under the GH Holdings, Inc. Severance and Change in Control Plan for Senior Management (“Severance Plan”), certain members of executive management are eligible to receive severance benefits. The Severance Plan provides severance pay to certain eligible employees if employment is terminated by the Company for any reason other than good cause, death or disability, or by the employee on account of good reason. Severance pay provides an eligible employee with an amount equal to twelve months of annual base salary plus a pro rata portion of the employee’s targeted annual bonus. In addition, a continuation of eligibility to participate in the Company’s medical benefits plans. The Severance Plan also provides for change in control severance to certain eligible employees if employment is terminated by the Company during a change in control period or if employment is terminated by the Company for any reason other than good cause, death or disability, or by the employee on account of good reason. Change in control severance pay provides each eligible employee with an amount equal to 1.5 times the sum of the eligible employee’s base salary plus the employee’s targeted annual bonus, paid in a lump sum on or after the 30th day that follows the employee’s termination date. The employee is also eligible for continued participation in the Company’s medical benefit plans for eighteen months immediately following termination. The estimated cost of the change in control severance of $7,434 does not represent an accounting liability of the Company as of December 31, 2016 due to the severance being contingent upon future events, including completion of potential transactions and therefore is not reflected in the Company’s Statement of Operations, Cash Flows or Financial Position.

The Company had letters of credit outstanding for $4,590 and $6,770 as of December 31, 2016 and 2015, respectively, which guarantee funding of certain activities, some of which are still under negotiation with regulators. These letters of credit reduce the capacity under the 2012 Revolving Credit Facility (see Note 15).

Local laws and regulations in certain countries require that the Company obtain letters of credit or bank guarantees in connection with certain legal proceedings and general business purposes. These letters of credit or bank guarantee do not represent accounting liabilities of the Company and; therefore, are not reflected in the Company’s Statement of Operations, Cash Flows or Balance Sheets. The amount of these letters of bank guarantee was $892 and $4,066 as of December 31, 2016 and December 31, 2015, respectively.

22.	Subsequent Events

In January 2017, the Company sold its Genoa, Italy manufacturing plant for $1,656. The facility was classified as an Asset held for sale on the Consolidated Statements of Financial Position at December 31, 2016.

In March 2017, the Company extended the maturity date of the Revolving Credit Facility from December 2017 to September 2019. The extended facility was reduced to capacity of $41,000. No other changes were made to the terms of the agreement. The Company paid $195 in fees related to the amendment.

The Company’s management has evaluated all activity of the Company through June 5, 2017, the date the financial statements were issued, and concluded that there were no additional subsequent events required to be reflected in the Company’s consolidated financial statements or notes as required by standards for accounting disclosure of subsequent events.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to certain market risks during the normal course of our business, such as the risk arising from fluctuations in commodity prices, interest rates and currency exchange rates, as well as the risk of credit concentration. In attempts to manage these risks, we employ certain strategies to mitigate the effect of these fluctuations.

Commodity Price Risk

As a manufacturer of petroleum-based products, we have exposure to market pricing for raw materials used in our products sold and in the manufacturing process in the future; however, we do not typically enter into long-term fixed price contracts with our suppliers. In order to realize value from our processing capacity, a positive spread between the cost of raw materials and the value of finished products must be achieved (i.e., gross margin). Prices are negotiated on a continuous basis and we do not use commodity derivative contracts to economically hedge future cash flows or product inventory costs. We generally pass on some or all of the increases in the cost of raw materials to customers through higher prices. Although our product price increases lag raw material cost increases, historically we have been able to recover such cost increases over time.

Interest Rate Risk

Our interest rate risk management strategy is to use interest rate cap agreements to minimize significant unanticipated earnings fluctuations that may arise from increases in interest rates of our borrowings and to manage the interest rate sensitivity of our debt in accordance with the requirements of our credit facilities. We do not enter into financial instruments for trading or speculative purposes.

As of December 31, 2016 and December 31, 2015, we had $724.9 million and $733.9 million, respectively, of variable rate debt outstanding under our 2012 Senior Credit Facilities. All interest rate cap agreements to protect against increases in interest rates, as required by our 2012 Senior Credit Facilities have terminated prior to December 31, 2015.

The calculation of interest within our long-term debt instruments is based upon a LIBOR floor plus a stipulated margin. Throughout the reporting periods the actual LIBOR rates have been significantly below the stipulated LIBOR floor levels. For example, the actual three-month LIBOR rate at December 31, 2016 and December 31, 2015 was 0.93% and 0.42%, respectively; however, the LIBOR floor for our 2012 Senior Credit Facilities following the amendment in May 2013 was 1.00% in the case of the First Lien U.S. Term Loan and the First Lien Dutch Term Loan and 1.25% in the case of the Second Lien U.S. Term Loan. As a result, LIBOR rates would have to increase approximately 32 basis points (or 34%) to have a significant impact on interest expense. An increase in actual three-month LIBOR rates by 100 basis points would result in additional annual interest expense of $7.7 million based on outstanding borrowings as of December 31, 2016.

Foreign Exchange Risk

A significant portion of our revenues are generated by our foreign operations. We translate non-U.S. dollar denominated results of operations, assets, and liabilities of our non-U.S. subsidiaries to U.S. dollars in our financial statements. Consequently, increases and decreases in the value of the U.S. dollar as compared to the respective non-U.S. currencies, particularly the British pound, the euro, the Chinese renminbi, the Brazilian real, and the Japanese yen will affect our reported results of operations and the value of our assets and liabilities. We do not use currency exchange rate derivative contracts to economically hedge future cash flows. We are exposed to numerous currencies and cannot reasonably estimate the impact of the fluctuations on our future results of operations or financial position. As exchange rates vary, our results can be materially affected.

Concentration of Credit Risk

We maintain cash and cash equivalents, marketable securities and certain other financial instruments with various financial institutions. These financial institutions are generally highly rated and geographically dispersed.

Our sales are not materially dependent on any single customer. We do not have any customers that constitute 10% or more of our revenues. Our largest customer represented approximately 4% of sales in 2016, 2015 and 2014.

Credit risk associated with its receivables balance is representative of the geographic, industry and customer diversity associated with our regions. We also maintain strong credit controls in evaluating and granting customer credit. As a result, it may require that customers provide some type of financial guarantee in certain circumstances. Length of terms for customer credit varies by industry and region. As of December 31, 2016 and December 31, 2015, we had no significant concentrations of credit risk.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of U.S. Dollars)

(Unaudited)

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
Net sales	$196,622	$186,376
Cost of goods sold	129,190	121,927

Gross profit	67,432	64,449

Selling, general and administrative expense	58,627	52,019
Restructuring	103	300
Other operating expense	199	117

Operating income	8,503	12,013

Other expense, net	(397)	(305)
Interest expense	(12,441)	(12,407)

Loss before income taxes and equity in net income of Investee	(4,335)	(699)
Income tax expense	36	85

Net loss before equity in net income of investee	(4,371)	(784)
Equity in net income of investee	2,236	2,159

Net (loss) income	(2,135)	1,375

Net loss attributable to non-controlling interest	—	(48)

Net (loss) income attributable to Global Houghton Ltd.	$(2,135)	$1,423

The accompanying Notes are an integral part of these Consolidated Financial Statements

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Thousands of U.S. Dollars)

(Unaudited)

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
Net (loss) income	$(2,135)	$1,375
Other comprehensive income :
Foreign currency translation adjustment, net of tax	13,478	8,152

Total other comprehensive income	13,478	8,152

Comprehensive income	$11,343	$9,527
Comprehensive income attributable to non-controlling interest	—	2,192

Comprehensive income attributable to Global Houghton Ltd.	$11,343	$7,335

The accompanying Notes are an integral part of these Consolidated Financial Statements

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Thousands of U.S. Dollars except share and per share amounts)

(Unaudited)

	March 31, 2017	December 31, 2016
ASSETS

Current Assets:
Cash and cash equivalents	$50,988	$44,001
Restricted cash	161	61
Accounts receivable, net	144,212	130,731
Inventories	81,723	76,253
Prepaid expense and other assets	20,949	17,495
Assets held for sale	—	1,620

Total current assets	298,033	270,161

Property, plant and equipment, net	75,543	76,080

Goodwill	259,164	254,118
Customer relationships and other intangible assets, net	396,672	402,039
Investment in equity investee	48,510	42,783
Non-current deferred tax assets	13,483	11,843
Other non-current assets	250	218

TOTAL ASSETS	$1,091,655	$1,057,242

The accompanying Notes are an integral part of these Consolidated Financial Statements

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Thousands of U.S. Dollars except share and per share amounts)

(Unaudited)

	March 31, 2017	December 31, 2016
LIABILITIES AND EQUITY

Current Liabilities:
Current portion of long-term debt	$22,593	$4,610
Short-term debt	6,965	7,318
Accounts payable	89,242	79,781
Accrued employee related costs	14,655	25,843
Other current liabilities	30,008	24,851

Total current liabilities	163,463	142,403

Long-term debt	705,487	703,035

Other non-current liabilities:
Liability for pension benefits	34,751	35,316
Noncurrent deferred tax liabilities	48,895	48,966
Other non-current liabilities	29,210	21,645

Total other non-current liabilities	112,856	105,927

TOTAL LIABILITIES	981,806	951,365

Commitments and Contingencies (note 19)

Redeemable Stock	6,637	3,666

Equity:
Global Houghton Ltd. shareholders’ equity
Common Stock – par value $0.01 per share; 5,000,000 authorized; 3,142,952 issued and 3,113,995 outstanding at March 31, 2017 and 3,137,522 issued and 3,113,020 outstanding at December 31, 2016	31	31
Additional paid-in capital	305,414	315,753
Accumulated deficit	(76,830)	(74,695)
Accumulated other comprehensive income (loss)	(124,607)	(138,085)
Treasury stock – at cost; 28,957 shares at March 31, 2017 and 24,502 at December 31, 2016	(796)	(793)

TOTAL SHAREHOLDERS’ EQUITY	103,212	102,211

TOTAL LIABILITIES AND EQUITY	$1,091,655	$1,057,242

The accompanying Notes are an integral part of these Consolidated Financial Statements

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of U.S. Dollars)

(Unaudited)

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(2,135)	$1,375
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	13,363	13,356
Non-cash debt discount/issuance cost amortization	1,455	1,456
(Gain) loss on disposal of property, plant, and equipment	2	(49)
Equity in net income of investee	(2,236)	(2,159)
Pension benefits	(740)	(1,002)
Stock compensation expense	4,396	757
Deferred income taxes	(3,722)	(1,374)
Changes in operating assets and liabilities, net:
Increase in due to/from affiliate	(234)	(946)
Increase in receivables, net	(10,198)	(11,210)
Increase in inventories	(3,582)	(4,810)
(Increase) decrease in other assets	(2,831)	2,126
Increase in accounts payable	7,909	6,830
Decrease in other liabilities	(9,281)	(10,529)

Net cash used in operating activities	(7,834)	(6,179)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(1,319)	(1,493)
Proceeds from disposal of property, plant and equipment	1,674	1,107

Net cash provided by (used in) investing activities	355	(386)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments of short-term debt	(421)	—
Repayments of long-term debt	(1,137)	(3,203)
Repayments on capital lease obligations	(24)	(55)
Net borrowings on revolver	18,000	7,558
Dividends paid	(2,839)	—
Debt issuance costs	(181)	—
Proceeds from sale of common stock	102	—
Net cash settlement of stock options	(3)	—

Net cash provided by financing activities	13,497	4,300

Net increase (decrease) in cash and cash equivalents	6,018	(2,265)
Effect of exchange rate changes on cash and cash equivalents	969	137
BEGINNING CASH AND CASH EQUIVALENTS	44,001	47,766

ENDING CASH AND CASH EQUIVALENTS	$50,988	$45,638

Supplemental Cash Flow Information:
Cash paid for taxes, net of refunds	$2,193	$5,317
Cash paid for interest	$11,007	$9,862

The accompanying Notes are an integral part of these Consolidated Financial Statements

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

(Thousands of U.S. Dollars except share and per share amounts)

(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Shares	Treasury Stock	Total
	Shares	Par Value
Balance at December 31, 2016	3,113,020	$31	$315,753	$(74,695)	$(138,085)	24,502	$(793)	$102,211

Net loss	—	—	—	(2,135)	—	—	—	(2,135)
Net cash settlement of stock options	—	—		—	—	4,455	(3)	(3)
Stock-compensation liability market adjustment	—	—	(4,631)	—	—			(4,631)
Redeemable stock market adjustment	—	—	(2,971)	—	—			(2,971)
Exercise of stock options	975	—	102	—		—	—	102
Payment of dividends		—	(2,839)	—		—	—	(2,839)
Other comprehensive income	—	—	—	—	13,478	—	—	13,478

Balance at March 31, 2017	3,113,995	$31	$305,414	$(76,830)	$(124,607)	28,957	$(796)	$103,212

The accompanying Notes are an integral part of these Consolidated Financial Statements

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Thousands of U.S Dollars, except share and per share amounts)

(Unaudited)

1. Summary of Significant Accounting Policies

Background and Basis of Presentation

Global Houghton Ltd (the “Company,” “Houghton,” “we,” “us” or “our”) is a global supplier of industrial fluids and chemical management services, primarily for the metalworking industry through its wholly-owned subsidiaries. The principal markets for the Company’s products and services are the Americas, Europe, the Middle East and Africa (together, “EMEA”), North Asia and South Asia.

The Company is a Cayman Island corporation that was formed in February 2014 and is a member of the Hinduja group of companies. In August 2014, GHG London Limited (“GHG”), a private limited company organized under the laws of England and Wales and parent company to GHG Lubricants Ltd Holdings (“GHG Lubricants”), GH Holdings Inc. (“GH”) and Houghton International, Inc. and subsidiaries (“HII”), was contributed to the Company through a series of transactions.

In July 2015, the Company conducted an exchange offer which allowed certain management holders of GH common stock, stock options and stock appreciation rights to exchange their shares and options for a like number of common stock, stock options and stock appreciation rights in Houghton. As of March 31, 2017 and December 31, 2016, these shares represented 1.24% of the total outstanding shares of Houghton.

Investments in entities over which the Company has the ability to exercise significant influence, but not control, are accounted for using the equity method of accounting. All significant intercompany transactions and balances have been eliminated. Prior to acquiring the remaining 40% of its Japan joint venture in March 2016, the Company had non-controlling interests which were included in the financial statements.

The Financial Accounting Standards Board’s (“FASB’s”) guidance regarding the consolidation of certain Variable Interest Entities (“VIEs”) generally requires that assets, liabilities and results of the activities of a VIE be included in the financial statements of the enterprise that is considered the primary beneficiary. The financial statements include the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained and would include any VIEs if the Company was the primary beneficiary pursuant to the provisions of the applicable guidance. The Company is not the primary beneficiary of any VIEs.

The accompanying financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all adjustments necessary, which are of a normal recurring nature, have been made to state fairly the financial position, the results of operations and cash flows.

The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and related notes of the Company for the year ended December 31, 2016. The interim period results are not necessarily indicative of the results to be expected for the full year.

Investments in Unconsolidated Joint Ventures

Investments in unconsolidated joint ventures are included at cost plus its equity in undistributed earnings in accordance with the equity method of accounting and reflected as investment in equity investee in the balance sheets.

Non-controlling Interest

In March 2016, the Company acquired the remaining 40% of its Japan joint venture for a de minimis amount. This resulted in a reduction of Non-controlling interest and an increase in Additional paid-in capital and Accumulated other comprehensive loss.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make extensive estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates and assumptions.

Changes in Classifications

Certain reclassifications of prior period amounts have been made to conform to current period presentation.

Revisions

During 2017, management determined that certain management shareholdings should be classified as mezzanine equity (Redeemable stock) effective June 2016 and recorded a corresponding reclassification of the balance (previously presented in Other long-term liabilities) as of December 31, 2016. Such change in classification was determined to be immaterial to any period impacted, and the prior period presented has been revised to reflect this change in classification of the management shareholdings.

Revenue Recognition

Sales of products and services are recorded (i) upon shipment if title passes to the customer upon shipment, or upon delivery if title passes to the customer upon delivery or when services are rendered, (ii) when persuasive evidence of an arrangement exists with the customer, (iii) when the sales price is fixed and determinable, and (iv) when the collectability of the sales price is reasonably assured. Revenue is recognized net of discounts and allowances, which are comprised of trade allowances, cash discounts and sales returns and value added tax. Freight costs and any directly related costs of shipping finished product to customers are recorded in Cost of goods sold. Billings to customers for shipping fees are included in net sales in accordance with ASC 605-45. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper. Handling costs are recorded in Cost of goods sold. For consigned inventory, revenue is recognized after the customer has consumed consignment inventory in their manufacturing process. Consigned inventory mainly relates to our Fluidcare and Metal Finishing businesses, in which our inventory is maintained at customer locations for use as needed in their manufacturing processes.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents represent cash in banks and cash equivalents, which includes highly liquid short-term investments and bank drafts with original maturities of three months or less. Bank deposits and other cash equivalents that are restricted by agreement or that have been clearly designated for a specific purpose are recorded as restricted cash. Such restriction on cash is primarily a result of certain foreign retirement benefits and social plans, taxes, security deposits, and bank drafts.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are reported at the gross outstanding amount adjusted for an allowance for doubtful accounts. Accounts receivable collectability is evaluated using a combination of factors, including past due status based on contractual terms, trends in write-offs, the age of the receivable, industry, country specific economics and political conditions and counterparty creditworthiness. Significant events, such as bankruptcies, are also considered. Accounts receivables are written off in the period in which the receivable is deemed uncollectible. Recoveries of accounts receivables previously written off are recorded when amounts are collected.

Inventories

The Company accounts for inventories under the first-in, first-out (“FIFO”) method, stated at the lower of cost or market.

Assets Held for Sale

Properties that are expected to be sold within the next 12 months and meet the other relevant held for sale criteria are classified as long-lived assets held for sale. An impairment loss is recorded when the carrying amount of the asset exceeds its fair value less costs to sell. Assets held for sale are not depreciated.

Property, Plant and Equipment

Property, plant and equipment are carried at cost, and presented net of accumulated depreciation. Significant expenditures which extend the useful lives of existing assets are capitalized. Maintenance and repair costs are charged to Cost of goods sold in the period incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Asset Class	Useful Lives
Land and buildings
Buildings	10-40 years
Buildings and improvements	3-15 years
Machinery and equipment
Manufacturing machinery and equipment	3-25 years
Furniture and fixtures	5-7 years
Leasehold improvements	Lesser of lease term or estimated useful life
Vehicles and computer equipment	3-5 years

Property, plant and equipment is tested for recoverability whenever events or changes in circumstances indicate that carrying values may not be recoverable. An impairment loss would be recognized if the carrying amount is not recoverable and exceeds the fair value of the asset. Fair value is based on estimated future undiscounted cash flows. In connection with the annual impairment test, the Company considered the estimated fair value of property, plant and equipment determined within the Step 2 analysis prepared as of October 1, 2016. There was no impairment assessed on Property, plant and equipment.

The cost of assets and related accumulated depreciation is removed from the accounts when such assets are disposed of, and any related gains or losses are reflected in Other expense, net in the period of sale.

Goodwill, Intangible Assets and Other Long-Lived Assets

Goodwill represents the excess of the purchase price paid over the fair value of the identifiable net assets acquired in a business combination. Goodwill and other indefinite-lived intangible assets that are not subject to amortization are reviewed for impairment annually as of October 1 or when events or circumstances indicate that the carrying amount exceeds the fair value, including potential triggering events such as decline in actual or projected operating profits. Each of our operating segments represents a reporting unit.

The Company assesses goodwill for impairment by first comparing the carrying value of each reporting unit to its fair value using the present value of expected future cash flows. If the fair value is less than the carrying value, then the Company would perform a second test for that reporting unit to determine the amount of impairment loss, if any. The Company determines the fair value of its reporting units utilizing the Company’s best estimate of long-term future revenues, operating expense, cash flows, market and general economic conditions, including discount rates, cost of capital long term growth rates and foreign currency movements. The Company believes these assumptions are consistent with those a hypothetical market participant would utilize given the circumstances present at the time estimates were made. When available and as appropriate, the Company uses comparative market multiples and other factors to corroborate the discounted cash flow results.

As of October 1, 2016, the Company performed a valuation of goodwill and indefinite-lived intangible assets to test for impairment. The fair value exceeded carrying value by 1.2% (Americas), 7.4% (EMEA), and 67.4% (North Asia). However, the South Asia reporting unit recognized a goodwill impairment loss of $15,116 in December 2016. The decline in the fair value of the South Asia reporting unit and resulting impairment charge was due to a decline in earnings since the 2012 acquisition resulting from changes in economic outlook within the region. We believe the estimates and assumptions used in the goodwill impairment assessment are reasonable and based on available market information, including assumptions regarding foreign currency movement, but variations in any of the assumptions could result in materially different calculations of fair value and determination of whether or not an impairment charge is indicated for the remaining reporting units or the value of the impairment determined for the South Asia reporting unit.

Other acquired intangible assets are initially measured based on their fair value. The Houghton trade name has been assigned an indefinite life due to the over 150 year history of the Houghton brand and considering the results of the annual impairment test prepared as of October 1, 2016, there were no events or circumstances that indicated that the carrying amount exceeded fair value. The fair value exceeded the carrying value by 2.8%. In connection with the annual impairment test and the Step 2 analysis prepared to measure the fair value of the finite-lived intangible assets, the South Asia reporting unit recorded an impairment loss of $25,806 related to customer relationships.

Long-lived assets subject to amortization are reviewed for impairment using the relief-from-royalty method when events or circumstances indicate carrying amounts may not be recoverable. In connection with annual impairment test and the Step 2 analysis prepared to measure the fair value of the assets, there were no events or circumstances that indicated that the carrying amount exceeded fair value. If such analysis indicates that the carrying value of these assets is not recoverable, then the carrying value of such assets is reduced to fair value through a charge to the Company’s Consolidated Statements of Operations.

Leases

The Company has both capital and operating leases. A lease is capitalized as a capital lease if any of the following criteria are met: transfer of ownership to the lessee by the end of the lease term; the lease contains a bargain purchase option; the lease term is equal to 75% or greater of the asset’s useful economic life; or the present value of the future minimum lease payments is equal to or greater than 90% of the asset’s fair market value. Capital leases are capitalized at the lower of the net present value of the total amount of rent payable under the leasing agreement (excluding finance charges) or fair market value of the leased asset. Capital lease assets are depreciated on a straight-line basis, over a period consistent with our normal depreciation policy for tangible fixed assets, but not exceeding the lease term. Operating lease expense is recognized over the life of the lease on a straight line basis.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect upon deferred tax assets and liabilities of a change in tax rate is recognized in the period that includes the enactment date.

Significant judgment is required in determining income tax provisions and evaluating tax provisions under the accounting guidance for income taxes. The Company establishes additional provisions for income taxes based upon the technical merits of the tax positions using applicable accounting guidance. Unrecognized tax benefits are generated when there are differences between tax positions taken in a tax return and amounts recognized in the consolidated financial statements. Tax benefits are recognized in the consolidated financial statements when it is more-likely-than-not that a tax position will be sustained upon examination. Tax benefits are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. The Company regularly assesses the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of the provision for income taxes. Interest accrued related to unrecognized tax benefits and income tax related penalties are both included as a component of the provision for taxes and adjust the income tax provision, the current tax liability and deferred taxes in the period of which the facts that give rise to a revision become known.

The Company follows the accounting guidance for income taxes that prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, the guidance provides rules on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Environmental and Legal Liabilities and Expenditures

Liabilities are recorded when the Company determines that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. If no amount in the possible range of liability is considered more probable than any other amount, the Company records the lowest amount in the range. Due to the nature of the monitoring requirements and the impact of remediation efforts, the Company has a policy of reserving monitoring costs for a period of three to five years. Any activity beyond that period cannot be reasonably estimated. Considering the magnitude of the reserves and duration of the accrual policy, liabilities are not recorded at a discount. Environmental expenditures are included in Selling, general and administrative expenses.

Asset Retirement Obligation

The Company follows the FASB’s guidance regarding asset retirement obligations, which addresses the accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. Also, the Company follows the FASB’s guidance for conditional asset retirement obligations (“CARO”), which relates to legal obligations to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. At March 31, 2017 and December 31, 2016, the exposure to such obligations is immaterial to the Company.

Foreign Currency Translation

Substantially all non-U.S. subsidiaries and affiliates use the local currency as the functional currency. For those operations, assets and liabilities are translated into U.S. dollars at the exchange rate end of the period and revenues and expenses are translated into U.S. dollars at the average exchange rates during the period. Such adjustments are reported, net of their related tax effects, as a component of Accumulated other comprehensive income (loss) (“AOCI”).

Assets and liabilities denominated in currencies other than the local currency are remeasured into the local currency prior to translation into U.S. dollars and the resultant exchange gains or losses are recorded in the period in which they occur. Gains and losses from remeasurement and foreign currency transactions are included in Other expense, net, except for those covered by net investment hedges or resulting from the dissolution of holding companies, which are recorded to AOCI.

Fair Value Measurements

The Company values certain financial and nonfinancial assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement dates (exit price). The Company uses various valuation techniques to measure the fair value of an asset or liability incorporating inputs that are observable, independent market data and unobservable data that management believes are predicated on the assumptions market participants would use to price an asset or liability.

The Company classifies fair value measurements within one of three levels on the fair value hierarchy. The level assigned to a fair value measurement is based on the lowest level input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are as follows:

Level 1 – quoted prices (unadjusted) in active markets for identical assets or liabilities for which quoted prices are accessible at the measurement date.

Level 2 – inputs other than quoted prices included within Level 1 that are either directly or indirectly observable. These include quoted prices in active markets for similar assets or liabilities or quoted prices in inactive markets for identical assets or liabilities accessible at the measurement date.

Level 3 – unobservable inputs that management believes are predicated on the assumptions market participants would use to measure the asset or liability at fair value.

The Company values pension assets, stock-based compensation liability and management shares under the fair value guidelines. The details of the fair value measurements and required disclosures are included within Note 3 – Stock-based Compensation and Other Compensation Arrangements, Note 14 – Financing Activities and Note 15 – Employee Benefit Plans.

Credit Concentrations

Credit risk represents the accounting loss that would be recognized at the reporting date if counter-parties failed to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. Financial instruments with potential credit risk include cash and cash equivalents, accounts receivable and bank drafts.

The Company maintains cash and cash equivalents and bank drafts with various major financial institutions which provides potential credit risk exposure. The Company has not experienced losses from this activity. Concentrations of credit risk with respect to receivables are generally limited with no individual customers in excess of 5% of total revenue.

Restructuring

Actions associated with restructuring plans include, but are not limited to, workforce reduction, plant or facility closures and sales. Costs associated with these actions may include, but are not limited to, employee severance, accelerated post-employment benefits, plant deactivations and asset impairments.

Post-employment benefits accrued for workforce reduction related to restructuring activities are recorded in the period which a liability is incurred, except for one-time employee termination benefits that are incurred over time. Other restructuring costs are recorded when the costs are incurred. Restructuring reserves are included in Other current liabilities. Reserves are reviewed at least quarterly for adequacy and any necessary adjustments are recorded in the period the adjustment is determinable. Should the actual amounts differ from estimates, the amount of the restructuring costs could be materially impacted.

Derivatives

The Company is exposed to the impact of changes in interest rates, foreign currency, changes in commodity prices and credit risk. The Company does not currently use derivative instruments to mitigate these risks. The Company does not enter into speculative derivative contracts for trading purposes.

During 2015, the Company entered into a £1.95 million intercompany loan and designated the loan as a hedge against the net investment as the loan will offset the change in economic value of the investment attributable to changes in the exchange rates between the euro and Great Britain pound. The Company recognizes foreign currency fluctuations on the loan in AOCI. In December 2016, the subsidiary was dissolved, the intercompany loan was forgiven and the $470 of related cumulative foreign currency fluctuations remains in AOCI.

The Company recognizes all derivatives on the balance sheet.

Employee Benefit Plans

The Company applies the recognition and disclosure provisions of the accounting rules on pensions. This standard requires employers to recognize the funded status (i.e., the difference between the fair value of the plan assets and projected benefit obligation) of all Pension Plans in the Statements of Financial Position, with corresponding adjustments to AOCI. The adjustments of AOCI at adoption represents the net unrecognized actuarial gains and losses, prior service costs and unrecognized transition amounts which were previously netted against the plan’s funded status pursuant to prior accounting provisions. This amount will be subsequently recognized as the net pension (income) expense in accordance with the Company’s accounting policy for amortizing such amounts. Further, unrecognized actuarial gains and losses, prior service costs and unrecognized transaction amounts that arise in subsequent periods and are not recognized as net pension (income) expense in the same periods will be recognized as a component of AOCI.

The Company contributes to two multi-employer defined benefit pension plans under the terms of the collective bargaining union contracts assumed through the Wallover Acquisition. The Company’s contribution rate to the multi-employer pension plans is specified in the collective bargaining union contracts and contributions are made monthly.

Stock-based Compensation

On October 16, 2013, the Board of Directors of GH approved the Stock Option Plan (“the GH Plan”) that provided for GH to grant stock-based compensation to their employees in the form of stock options based on service and performance vesting over a five year term. On July 16, 2014, GH amended and restated the Plan to authorize the Company to grant stock appreciation rights (“SARs”) to employees. A SAR is the right to receive upon exercise, shares of Houghton common stock equal in value to the excess of: (i) the Fair Market Value (as of the time of exercise) of a share of Houghton common stock, over (ii) the SAR Base Value (defined as grant date fair value of a share of Houghton common stock) per share of common stock. This difference is often referred to as the “spread amount” or the amount by which the SAR is “in the money.” A SAR confers the same economic benefit and provides the same number of shares to a holder of a SAR as the net exercise of a stock option by an optionee. The service based SARs vest at a rate of 20% per year while performance based options vest based on annual and cumulative targets, both awards having a contractual term of ten years.

In July 2015, the Company conducted an exchange offer which allowed holders of GH stock options and SARS to exchange their options for a like number of share options in Houghton (“Exchange Offer”). In conjunction with the exchange, the Board of Directors approved the Global Houghton Ltd. Share Option and Share Appreciation Rights Plan (“the Houghton Plan”). The awards granted with performance vesting are deemed granted upon approval of the targets, which occurs annually, generally in the first quarter of each plan year. The number of shares of Houghton common stock that were reserved for issuance under the Houghton plan at March 31, 2017 was 85,039.

Prior to the exchange offer, the Company applied the accounting guidance for stock-based compensation, which required the Company to expense the fair value of employee stock options granted. Compensation expense was measured at the grant date based on the fair value of the award on an accelerated basis. If awards contain certain performance conditions in order to vest, the Company recognized the cost of the award when achievement of the performance condition was probable. The Company recorded stock-based compensation expense in Selling, general and administrative expense. Stock compensation expense incurred under the GH Plan was reflected as an increase in Non-controlling interest through the date of the Exchange Offer. Upon the effective date of the Exchange Offer, the stock compensation expense accumulated in non-controlling interest was reclassified into Additional paid-in capital.

Subsequent to the Exchange Offer, the Company demonstrated the intent for allowing net cash settlements of stock-based awards as well as the removal of the six month holding period for recipients of stock-based awards. This intent triggered liability accounting for stock-based compensation, which requires outstanding options and SARS to be classified as liability-based awards and valued at fair value. The liability is remeasured and adjusted until the options are exercised, expire, or payment is made to the employees. The stock-based compensation liability is included in Other non-current liabilities and was $14,746 and $5,720 at March 31, 2017 and December 31, 2016, respectively. Compensation expense of stock-based awards granted prior to the liability accounting modification (July 2015) is recognized over the applicable vesting period based upon the greater of the awards’ grant date fair value (the “Floor”) or fair value at the reporting period. Corresponding fair value adjustments to the liability balance of awards subject to the Floor are recorded through Additional paid-in capital. Compensation expense of stock-based awards granted subsequent to the liability accounting modification is recognized over the applicable vesting period based upon fair value at the reporting period, and subsequent fair value adjustments to the corresponding liability recorded through compensation expense.

The service based options vest at a rate of 20% per year while performance based options vest based on annual and cumulative targets, both awards having a contractual term of ten years. The awards granted contain a put option, which gives the recipient the ability to sell shares back to the Company upon certain events. The put option expires at the earliest of nine months from employee termination (15 months from employee termination for death, disability, or retirement); initial public offering; change in control; or 10 years and 9 months from the associated option or SAR grant date. The shares put to the Company will be valued at fair market value as of the date of the contingent event, except for the trigger related to potential termination. Contingent events triggering the ability to put the shares include the passage of time.

The awards granted also contain a call option, which gives the Company the right to call shares upon employee termination. The call expires at the earliest of nine months from the employment termination date, an initial public offering, or a change in control. The shares called by the Company will be valued at fair value as of the date of the call for any holder voluntarily terminated other than on account of good reason or retirement, or the lesser of cost or fair value as of the date of the call for any holder terminated for cause.

Redeemable Stock

During the fourth quarter of 2013, 1.86% of the outstanding shares of GH were purchased from GHG Lubricants by certain members of management. In July 2015, the Company conducted an exchange offer which allowed shareholders of GH to exchange their shares for a like number of shares in Houghton, with the same terms and conditions as the GH share agreement. As of March 31, 2017 and December 31, 2016, these shares represented 1.24% of the total outstanding shares of Houghton. These shares contain certain call and put option terms which provide the Company with the right, but not the obligation, to call the shares upon certain events and provides the management shareholder the ability to sell shares back to the Company upon certain events.

The put option provides each management shareholder the ability to sell shares back to the Company upon certain events. The put option expires at the earliest of nine months from employee termination (15 months from employee termination for death, disability or retirement); initial public offering; or change in control. The shares put to the Company will be valued at fair value as of the put date related to a voluntary termination or if no initial public offering or change in control occurs prior to December 20, 2017.

The call option provides the Company the right to call shares upon employee termination. The call expires at the earliest of six months from the employment termination date, an initial public offering or a change in control. Shares that become callable by the Company will be valued at fair value as of the date of the call for any holder terminated other than on account of good reason of retirement or the lesser of cost or fair value as of the date of the call for any holder terminated for cause.

The shares put to or called by the Company will be valued at fair value. Prior to December 20, 2015, the call provision allowed the Company to repurchase the management shares at the lessor of cost plus deemed interest or fair value. Such provision limited the management shareholder’s ability to share in the risk and rewards of equity ownership, creating a vesting or service period for the management shareholder and resulting in liability classification of such shares in accordance with accounting guidance for stock-based compensation. After June 20, 2016, upon maturity of the management shares (6 months from expiration of the Company call provision for an amount other than fair value), the management shares are classified as Redeemable stock in Mezzanine equity and recorded at fair value (redemption value). As the Company is in an accumulated deficit position, changes in fair value (redemption value) of the management shares are recognized in Additional paid-in capital at each period end.

Long-Term Incentive Plan

Under the GH Holdings, Inc. Long-Term Incentive Plan (“GH LTIP”) certain members of executive management are eligible to receive a cash-based award based on achievement of certain performance targets. The performance and service periods are from January 1, 2013 through December 31, 2017 and the required service period is from January 27, 2014 through December 31, 2017.

In July 2015, the Global Houghton Ltd Long-Term Incentive Plan (“LTIP”) was created with the same terms and conditions as the GH LTIP, except the performance and service periods are from January 1, 2015 through December 31, 2017. Under the terms of both plans, the participant’s award shall be forfeited in the event of participant’s termination for cause as defined in the agreement or upon voluntary resignation. As the participants provide service during the required service period, the Company ratably recognizes expense within Selling, general and administrative expense, based upon the Company’s estimated level of achievement. The Company records the LTIP liability in Other non-current liabilities.

Advertising Expense

Advertising costs are expensed in the period incurred. Advertising expense are recorded within Selling, general and administrative expense. Advertising costs for the three months ended March 31, 2017 and 2016 were $520 and $567, respectively.

Research, Development and Engineering Expense

Research, development and engineering costs are expensed as incurred. Research and development costs for the three months ended March 31, 2017 and 2016 were $5,030 and $5,041, respectively. These costs are included in both Cost of goods sold and Selling, general and administrative expense.

Recent Accounting Standards

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which will increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. For publicly traded companies, the guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating ASU 2016-02 and has not determined the impact it may have on the Company’s condensed consolidated financial statements nor decided upon the method of adoption.

The revenue guidance, Revenue from Contracts with Customers, (ASU 2014-9, ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20) is effective for interim and annual reporting periods beginning after December 15, 2017 for publicly traded companies and can be adopted by the Company using either a full retrospective or modified retrospective approach, with early adoption prohibited. The Company is currently evaluating this revenue guidance and has not determined the impact it may have on the Company’s condensed consolidated financial statements nor decided upon the method of adoption.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows, Classification of Certain Cash Receipts and Cash Payments, which clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows. This guidance is effective for publicly traded companies for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company does not expect this guidance to have a material impact on its consolidated Statement of Cash Flows.

In October 2016, the FASB issued ASU 2016-16, Income Taxes, Intra-Entity Transfers of Assets Other than Inventory, which requires companies to account for the income tax effects of intercompany sales and transfers of assets other than inventory (e.g., intangible assets) when the transfer occurs. This guidance is effective for publicly traded companies for fiscal years beginning after December 15, 2017, and interim periods within those years. The Company is currently evaluating ASU 2016-16 and has not determined the impact it may have on the Company’s condensed consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows, Restricted Cash, which requires entities to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and cash equivalents in the statement of cash flows. This guidance is effective for interim and annual reporting periods beginning after December 15, 2017 for publicly traded companies and must be adopted using a retrospective approach. The Company is currently evaluating ASU 2016-18 and has not determined the impact it may have on the Company’s consolidated Statement of Cash Flows.

In December 2016, the FASB issued ASU 2016-19, Technical Corrections and Improvements, which corrects errors and makes minor improvements affecting a variety of topics in the ASC. Most of the amendments are not expected to have a significant effect on practice. The Company does not expect this guidance to have a material impact on its condensed consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Clarifying the Definition of a Business, to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. This guidance is effective for publicly traded companies for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company is currently evaluating ASU 2017-01 and its impact on the condensed consolidated financial statements.

In January 2017 the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment, to simplify the subsequent measurement of goodwill and eliminate the Step 2 from the goodwill impairment test. Under the amendments in this Update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. A public business entity should adopt the amendments in this update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. The Company is currently evaluating ASU 2017-04 and will assess the impact on future goodwill impairment tests.

In February 2017, the FASB issued ASU 2017-05, Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20). This guidance clarifies the scope and application of ASC 610-20, which was issued with the new revenue recognition standard, on the sale or transfer of nonfinancial assets to noncustomers. This guidance applies to nonfinancial assets, including real estate, ships and intellectual property. The new guidance is effective for public entities for annual reporting periods beginning after December 15, 2017, and interim periods, therein. The new revenue standard and ASC 610-20 must be adopted concurrently. The company is currently evaluating ASU 2017-05 and has not determined the impact it may have on its condensed consolidated financial statements.

In March 2017, the FASB issued ASU 2017-06, Compensation – Retirement Benefits, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This guidance requires that employers that sponsor defined benefit pension and/or other postretirement benefit plans will present the service cost component of net periodic benefit cost in the same income statement line item(s) as other employee compensation costs arising for services rendered during the period. Only the service cost component will be eligible for capitalization in assets. Other components of net periodic benefit cost will be presented separately from the line item(s) that include service cost and outside of any subtotal of operating income, if one is presented. This guidance is effective for public companies for annual periods beginning after December 15, 2017 and interim periods therein. Early adoption is permitted. The company is currently evaluating ASU 2017-06 and has not determined the impact it may have on its condensed consolidated financial statements.

2. Business Acquisitions and Divestitures

Acquisition of Wallover Enterprises, Inc.

On July 6, 2016, the Company completed the acquisition of Wallover Enterprises, Inc. (“Wallover”) and subsidiaries, in the United States and Canada (“Wallover Acquisition”). Wallover is based in Strongsville, Ohio. Wallover is a branded manufacturer of consumable, custom oil and water-based industrial lubricants and metalworking fluids which are used in a broad array of manufacturing applications. Products manufactured using Wallover’s industrial lubricants and metalworking fluids include: automotive components, products for the oil & gas industries, appliances, consumer and commercial electronics, aerospace components, medical devices, and various metals. Under the terms of the Wallover Acquisition, the Company acquired certain assets, including trade receivables, equipment and customer lists and also assumed certain liabilities for consideration of $39,363 net of cash received. Management believes that the acquisition will enable the Company to strengthen our market position in the consumable, custom oil and water-based industrial lubricants, as well as metalworking fluids and will complement our services in the United States and Canada.

The Company incurred and expensed transaction costs of $800 for the year ended December 31, 2016.

The preliminary purchase price allocation is based upon the estimated fair values as of the date of the acquisition, and is summarized as follows:

Consideration
Cash paid to the sellers, net of cash acquired	$39,363

Assets Acquired		Liabilities Assumed
Trade receivables	$4,364	Accounts payable	$1,543
Inventories	3,773	Accrued expenses	210
Property, plant and equipment	6,395	Deferred tax liabilities	8,722

Goodwill	15,280	Liabilities assumed	10,475

Other intangible assets	19,240	Net Assets Acquired	$39,363

Other assets	786

Assets acquired	$49,838

Of the $19,240 of acquired intangible assets, $15,000 was preliminarily assigned to customer lists with an eleven year useful life, $3,600 was assigned to technology and intellectual property with a nine year useful life, $510 was assigned to non-compete agreements with a five year useful life, and $130 was assigned to trademarks with a two year useful life. The fair value of the identifiable intangible asset was determined based on an income approach. The excess of the purchase price over the fair value of the assets acquired was recorded as Goodwill.

Recognition of inventory fair value adjustments were $298 for the year ended December 31, 2016 and were included in Cost of goods sold. Realization of the inventory fair value adjustments related to the Wallover Acquisition were recognized ratably over the estimated inventory turnover period and were completed in September 2016.

3. Stock-based Compensation and Other Compensation Arrangements

Stock Option Plan

Stock options have been provided under two plans. The GH Plan was in effect from October 16, 2013 through June 26, 2015, when the Company conducted an exchange offer which allowed holders of GH stock options and SARS to exchange their options for a like number of share options in Houghton. In conjunction with the exchange, the Board of Directors approved the Houghton Plan.

In 2015, the Company demonstrated the intent for allowing net cash settlements of stock-based awards as well as the removal of the six-month waiting period for recipients of stock-based awards. This intent triggered a modification to liability accounting for stock-based compensation, which requires the outstanding options and SARS to be measured at fair value as of the grant date and re-measured at fair value at the end of each reporting period. Compensation expense associated with service awards is recognized over the requisite service period, while performance based options are recognized over the performance period based upon achievement of targets. Under modification accounting, the cumulative expense recognized is equal to the greater of the grant-date fair value of the equity award or the fair value of the modified liability award when it is settled, which is generally determined using the Black-Scholes method.

The following table provides stock-based compensation expense:

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
Stock-based compensation expense	$4,396	$757

Deferred tax benefit	$(1,080)	$(256)

As of March 31, 2017, there was approximately $1,031 of expected future pre-tax stock-based compensation expense related to non-vested service stock options and SARS outstanding, which is expected to be recognized over the remaining period of 1.28 years. As of March 31, 2017, there was approximately $1,479 of expected future pre-tax stock-based compensation expense related to non-vested performance stock options and SARS outstanding, which is expected to be recognized over the remaining period of .75 years. These expected future expenses were calculated assuming no change in fair value. Given that the stock options are deemed a liability instrument, a change in fair value will result in a corresponding change to future pre-tax stock-based compensation expense.

Long-Term Incentive Plan

Long-term incentive plans exist under both GH Holdings, Inc. and Global Houghton Ltd. The performance and service periods under the GH LTIP are from January 1, 2013 through December 31, 2017 and the required service period is from January 27, 2014 through December 31, 2017. The performance and service periods under the LTIP are from January 1, 2015 through December 31, 2017. At March 31, 2017 there is no liability recorded related to the GH LTIP plan as the targets are not anticipated to be met.

At March 31, 2017 and December 31, 2016, the Company had a liability recorded of $5,625 and $5,000, respectively, as a component of Other non-current liabilities based upon the estimated achievement of the performance goal for the Global Houghton Ltd LTIP plan. LTIP expense incurred for each of the three months ended March 31, 2017 and 2016 was $625 and was recognized as a component of Selling, general and administrative expenses.

4. Other Expenses

Other Operating Expense

Other operating expenses were $199 for the three months ended March 31, 2017. This primarily consisted of $105 of consulting costs, $91 related to strategic headcount reductions, and the remainder related to other corporate activities.

Other operating expenses were $117 for the three months ended March 31, 2016. This primarily consisted of $83 related to strategic headcount reductions, $42 of employee transitioning costs and the remainder related to other corporate activities.

Other Expense, net

Other expense was $397 for the three months ended March 31, 2017. This primarily consisted of $217 of accrued interest on a claim with Brazilian tax authorities specific to VAT taxes and $62 in foreign currency transaction losses.

Other expense was $305 for the three months ended March 31, 2016. This primarily consisted of $215 in fees paid to an advisor of the Board of Directors, and $169 in non-income related tax expense.

5. Restructuring

Restructuring expenses are related to corporate activities that are planned and controlled by management and materially change the scope of the applicable business or the manner in which the business is conducted.

During the acquisition of Wallover in July 2016, the Company made strategic decisions to close two plant facilities and reduce headcount in East Liverpool, Ohio and Hamilton, Ohio. Except for ongoing legal costs associated with employee matters, the Company expects to complete these activities within twelve months.

During 2015, the Company made strategic decisions resulting in restructuring activities related to significant headcount reduction programs in the United States and Europe. Except for ongoing legal costs associated with employee matters, the Company expected to complete these activities within twelve months.

The following table summarizes restructuring charges:

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
Severance cost	$36	$359
Facility closing costs	67	(59)

Total	$103	$300

The Wuppertal, Germany manufacturing plant was sold during March 2016 with the gain of $56 included in Restructuring expense.

As of March 31, 2017 and December 31, 2016, $1,171 and $2,747 was reserved for restructuring activities, included in Accrued restructuring and other costs within Other current liabilities.

6. Income Taxes

The Company’s effective income tax rate for the three months ended March 31, 2017 was (0.8)% compared to (12.2)%, for the three months ended March 31, 2016. The Company’s effective tax rate was primarily driven by the mix of income among tax jurisdictions, an increase in the projected non-deductible transaction costs, an increase in the projected tax liability for subsidiary earnings, the U.S. tax consequences of non-U.S. earnings and the Company’s deferred tax accrual for the investee equity income. In addition, the 2017 effective tax rate was favorably impacted by deferred tax rate change in a foreign jurisdiction. The effective income tax rate is impacted by the decreased pre-tax income (loss) which acts to magnify the impact of income tax expense adjustments.

7. Accounts Receivable, net

Accounts receivable at March 31, 2017 and December 31, 2016 were $150,846 and $137,195, respectively, which were offset by an allowance for doubtful accounts of $6,634 and $6,464, respectively.

Total expense related to the reserve for doubtful accounts for the three months ended March 31, 2017 and 2016 were $110 and $389, respectively.

8. Inventories

The Company’s total inventory consists of the following:

	March 31, 2017	December 31, 2016
Raw materials	$31,983	$26,558
Work in process	226	374
Finished goods	49,514	49,321

Total	$81,723	$76,253

9. Prepaid Expense and Other Assets

The Company’s prepaid expense and other current assets consisted of the following:

	March 31, 2017	December 31, 2016
Prepaid expense	$6,552	$863
Total refundable taxes	3,904	3,530
Marketable securities	7,564	10,035
Current deposits	833	892
Other current assets	2,096	2,175

Total	$20,949	$17,495

10. Assets Held for Sale

Assets held for sale are reported at the lower of the carrying amount or the fair value less costs to sell. Assets held for sale were $1,620 as of December 31, 2016 and consisted of the Genoa, Italy plant which was sold in January 2017. No gain or loss was recorded as the property was sold at an amount equal to the carrying value. There were no assets held for sale as of March 31, 2017.

11. Property, Plant and Equipment

Property, plant and equipment are comprised of the following:

	March 31, 2017	December 31, 2016
Land and buildings	$44,874	$43,875
Machinery and equipment	69,958	68,069
Construction in progress	2,615	2,666

	$117,447	$114,610
Less: Accumulated depreciation	(41,904)	(38,530)

Total	$75,543	$76,080

Depreciation expense, including depreciation on assets under capital leases, are as follows:

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
Depreciation Expense	$2,983	$2,494

12. Goodwill, Intangible Assets and Other Long-lived assets

Goodwill

The changes in the carrying amount of Goodwill are as follows:

Balance as of December 31, 2016	$254,118
Currency translation adjustments	5,046

Balance as of March 31, 2017	$259,164

Intangible Assets

Intangible assets are comprised of the following:

	Gross Carrying Amount		Accumulated Amortization
	March 31, 2017	December 31, 2016	March 31, 2017	December 31, 2016
Customer relationships	$485,333	$476,869	$(153,619)	$(140,868)
Technological know-how	57,906	57,906	(15,677)	(14,657)
Trade name (Houghton)	21,115	21,115	—	—
Trade name (Products)	1,530	1,530	(349)	(315)
Non-Compete Covenants	510	510	(77)	(51)

Total	$566,394	$557,930	$(169,722)	$(155,891)

Amortization expense for the three months ended March 31, 2017 and 2016 was $10,380 and $10,862, respectively.

As of March 31, 2017, expected amortization expense for each of the next five years and thereafter was as follows:

2017 (remainder)	30,992
2018	41,372
2019	41,372
2020	41,372
2021	41,372
Thereafter	179,077

Total	$375,557

When the Company performed the goodwill and intangible assets test for impairments as of October 1, 2016, the carrying value of the South Asia reporting unit recognized a goodwill impairment loss of $15,116 and a finite-lived intangible assets impairment loss of $25,806 related to customer relationships. The carrying value of goodwill and intangible assets for all other reporting units were not impaired through the date of the impairment test nor were there any events or circumstances that indicated the carrying amounts exceeded the fair value. See Note 1, Summary of Significant Accounting Policies for further details on the goodwill and intangible asset valuation.

13. Other Current Liabilities

Other current liabilities consist of the following:

	March 31, 2017	December 31, 2016
Other accrued expense	$8,175	$6,303
Non-employee commissions	1,296	1,217
Accrued environmental costs	1,856	1,919
Accrued professional fees	2,491	2,430
Deferred revenue	1,353	2,235
Other accrued taxes	8,374	5,056
Accrued restructuring and other costs	1,861	2,776
Accrued income taxes	3,312	1,618
Other	1,290	1,297

	$30,008	$24,851

See Note 19, Commitments and Contingencies for discussion of the $2,292 related to a pending claim with Brazilian tax authorities accrued as a component of Other accrued taxes within Other current liabilities.

14. Financing Activities

Credit Arrangements and Short-term Debt

Short-term debt consists of borrowings under unsecured bank lines of credit and discounting facilities. The bank lines of credit were not collateralized and the discounting facilities were collateralized by the underlying accounts receivable. The total available under these facilities are as follows:

	March 31, 2017	December 31, 2016
Capacity	$24,007	$23,670
Outstanding borrowed	6,965	7,318

Unused capacity	$17,042	$16,352

Weighted-average interest rate	4.13%	4.07%

Long-Term Debt Facilities

Long-term debt is comprised of the following:

	March 31, 2017	December 31, 2016
2012 Senior Credit Facilities
First Lien U.S. Term Loans	$435,663	$436,800
First Lien Dutch Term Loans	90,502	88,121
Second Lien U.S. Term Loans	200,000	200,000
Revolving Facilities	18,000	—

	744,165	724,921
Less: Debt discounts	(3,861)	(4,199)
Less: Debt issuance costs	(12,274)	(13,147)

2012 Senior Credit Facilities, net	728,030	707,575
Obligations under capital leases	50	70

Total Debt	728,080	707,645
Less: Current portion of long-term debt	(22,593)	(4,610)

Total long-term debt	$705,487	$703,035

Senior Credit Facilities

On December 20, 2012, in connection with the GH Transaction, the Company entered into credit facilities (“2012 Senior Credit Facilities”) which included the first and second lien facilities. The first lien consisted of $455,000 in U.S. dollar denominated Term Loans (“First Lien U.S. Term Loan”), €100,000 in euro-denominated Term Loans (“First Lien Dutch Term Loan”), and dollar and multicurrency revolving facilities with a net capacity of $50,000 (“Revolving Credit Facility). The second lien facility consisted of $200,000 in U.S. Term Loans (“Second Lien U.S. Term Loan”).

Borrowings under the 2012 Senior Credit Facilities provide for a selection of interest rates, at the option of the Company, based upon the prevailing LIBOR or prime rate, plus applicable margin, subject to a 1.25% floor. In addition to paying interest on outstanding principal under the First Lien U.S. Term Loans, Dutch Term Loan, and Second Lien U.S. Term Loan, the Company pays a commitment fee to the lenders under the 2012 Revolving

Credit Facility in respect of unutilized commitments. Commitment fees paid to the lender during the three months ended March 31, 2017 and 2016 were $48 and $54, respectively. The line of credit is subject to normal terms related to default and change of control.

Subject to voluntary prepayments, the Company is required to pay 0.25% of the funded initial principal balances on the First Lien U.S. Term Loans and Dutch Term Loans quarterly through the maturity date, at which time the remaining aggregate principal balance is due. The revolving credit facility matures in September 2019. The First Lien U.S. Term Loan and First Lien Dutch Term Loan mature in December 2019. The Second Lien U.S. Term Loan matures in December 2020.

The net proceeds from the 2012 Senior Credit Facilities were used to repay the 2011 Senior Credit Facility, with the balance of the borrowings used to fund the GH Transaction. In conjunction with obtaining the 2012 Senior Credit Facilities, the Company capitalized debt issuance costs of $22,557 in the period ended December 31, 2012. The Company also capitalized $10,111 of debt discount, in the period ended December 31, 2012, related to the 2012 Senior Credit Facilities.

During May 2013, the Company amended the 2012 Senior Credit Facilities, which resulted in a reduction in the interest rates applicable to the First Lien U.S. and Dutch Term Loans of 1.25% and Revolving Credit Facility of 0.25%. Also, the LIBOR floor following the amendment was 1.00% in the case of the First Lien U.S. Term Loan and the First Lien Dutch Term Loan and 1.25% in the case of the Second Lien U.S. Term Loan. The Company paid fees of $6,672 in connection with this amendment. The Company accounted for the amendment in accordance with accounting guidance for debt modifications and extinguishments. Accordingly, amendment fees of $5,834 were capitalized and third party fees of $838 were expensed as Interest expense. Capitalized fees will be amortized through the debt maturity in 2019.

During July 2015, the Company amended its 2012 Senior Credit Facilities primarily to make guarantor, covenant and other verbiage changes. In conjunction with the amendment, the Company incurred a 0.25% increase in the interest rate margin on its First Lien and Second Lien Term Loans. The Company also incurred approximately $1,924 in amendment fees paid at closing to the lenders and approximately $1,149 in attorney, arrangement and accounting fees. The other terms and conditions of the credit facilities, discussed herein, were unchanged. The Company accounted for the amendment in accordance with accounting guidance for debt modifications and extinguishments. Therefore the amendment fees of $1,924 were capitalized as additional debt issuance costs with all other fees being expensed as Interest expense. Capitalized fees will be amortized through the debt maturity in 2019.

In March 2017, the Company amended its 2012 Revolving Credit Facilities to extend the maturity date from December 2017 to September 2019. The extended facility was reduced to a total capacity of $41,000 and will take effect December 2017. No other changes were made to the terms of the agreement. In connection with this amendment, the Company paid fees of $182. The Company accounted for the amendment in accordance with accounting guidance for debt modifications and extinguishments. The Company considered the limited changes presented by the amendment and reviewed the old and new lenders on a creditor by creditor basis and determined that the amendment was a modification. Accordingly, amendment fees of $182 were capitalized as debt issuance costs. Capitalized fees will be amortized through the debt maturity in 2019.

The Company is required to make mandatory repayments on the first and second lien loans based upon a 1% loan amortization rate. Additional payments are required if net proceeds from assets sales exceed $5,000 individually or $10,000 cumulatively per annum. Further additional payments are required per annum based on an excess cash flow calculation that adjusts net income for working capital and other items, 50% of the calculated amount must be used to make a payment on the debt. Mandatory repayments may be deferred due to voluntary prepayments. Covenants include requirements for quarterly reporting to the lenders regarding compliance based upon interest and leverage ratios, reporting of environmental matters exceeding $15,000, limitation on dividend amounts, certain limitations on additional indebtedness, and restrictions on asset sales in excess of $35,000.

The Company has unused capacity under the Revolving Credit Facility of $27,318 and $45,410, net of bank letters of credit of $4,682 and $4,590 as of March 31, 2017 and December 31, 2016, respectively.

The interest rates on the 2012 Senior Credit Facilities, as amended, were as follows:

	March 31, 2017	December 31, 2016
First Lien U.S. Term Loan	4.25%	4.25%
Revolving Credit Facility	4.78%	5.00%
First Lien Dutch Term Loan	4.75%	4.75%
Second Lien U.S. Term Loan	9.75%	9.75%

The 2012 Senior Credit Facilities permitted HII Holding Corporation to make up to $25,000 in dividends or distributions to its shareholders. As of March 31, 2017, HII Holding Corporation had paid $25,000 in dividends to its shareholders. Beyond this $25,000 of flexibility, the 2012 Senior Credit Facilities prevent HII Holding Corporation from paying any dividends or making any distributions except to the extent of HII Holding Corporation’s excess cash flow (as defined per the agreement) that is not required by the terms of the 2012 Senior Credit Facilities to be applied to the mandatory prepayment of outstanding first lien term loans under the 2012 Senior Credit Facilities and only if at such time HII Holding Corporation satisfies a first lien leverage ratio test on a pro forma basis after giving effect to such dividend or distribution.

As of March 31, 2017 and December 31, 2016, the Company was in compliance with its financial covenants. The Company also pledged as collateral to its lenders substantially all U.S. assets, specific Non-U.S. assets and stock of certain subsidiaries.

Long-term debt is reported at carrying value of $728,080, with a face value of $744,164. The fair value as of March 31, 2017 was $746,953.

15. Employee Benefit Plans

The Company has defined benefit pension plans (“Pension Plans”) covering certain U.S. salaried and hourly employees (“U.S. Plans”) as well as certain employees in Canada, the United Kingdom, France and Germany (“Non-U.S. Plans”). The U.S. Plans provide benefits based on an employee’s years of service and compensation received for the highest five consecutive years of earnings. The Company made the decision to freeze benefits for non-union employees as of March 31, 2009 for the U.S. Plans. The Non-U.S. Plans provide benefits based on a formula of years of service and a percentage of compensation which varies among the Non-U.S. Plans. The Company made the decision to freeze its United Kingdom Non-U.S. plan benefits as of May 1, 2013. In 2015 the Company annuitized the assets in the Canada plan in order to remove Houghton as the primary risk bearer and the annuity company now makes direct payments to the pension plan members. The Company’s funding policy is consistent with funding requirements of applicable government laws and regulations.

The components of net pension expense are as follows:

	U.S. Plans
	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
Net pension income (expense):
Expected return on net assets	$827	$929
Service cost-benefits earned during period	(12)	(11)
Interest cost on projected benefit obligation	(811)	(847)
Amortization of Prior Service Cost	(2)	—

	$2	$71

	Non-U.S. Plans
	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
Net pension income (expense):
Expected return on net assets	$775	$861
Service cost-benefits earned during period	(19)	(16)
Interest cost on projected benefit obligation	(535)	(727)
Recognized Actuarial Loss	(86)	—

	$135	$118

The Company made the following contributions to its Pension Plans:

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
U.S. Plans	$11	$10
Non U.S. Plans	$592	$803

The Company expects to make additional contributions of $1,574 to the U.S. Plan and $1,375 to the Non U.S. Plan in 2017.

Multiemployer Benefit Plans

The Company contributes to two multiemployer defined benefit pension plans under terms of the collective bargaining union contracts acquired during the Wallover Acquisition. The Company’s contribution rate to the multiemployer pension plans is specified in the collective bargaining union contracts and contributions are made to the plans based on its union employee payroll. While the Company may also have additional liabilities imposed by law as a result of its participation in multiemployer defined benefit pension plans, there is no liability as of March 31, 2017. The Employee Retirement Income Security Act of 1974, as amended by the Multi-Employer Pension Plan Amendments Act of 1980, imposes certain contingent liabilities upon an employer who is a contributor to a multiemployer pension plan if the employer withdraws from the plan or the plan is terminated or experiences a mass withdrawal. The Company has not taken any action to terminate, withdraw or partially withdraw from these plans.

The Pension Protection Act of 2006 (the PPA) also added special funding and operational rules generally applicable to plan years beginning after 2007 for multi-employer plans that are classified as “endangered”, “seriously endangered” or “critical” status based on a multitude of factors (including, for example, the plan’s funded percentage, cash flow position and whether the plan is projected to experience a minimum funding deficiency).

Plans in the “endangered”, “seriously endangered” or “critical” status classifications must adopt measures to improve their funded status through a funding improvement or rehabilitation plan which may require additional contributions from employers (which may take the form of a surcharge on benefit contributions) and/or modifications to retiree benefits. The plans to which the Company contributes are in “critical” status. The amount of additional funds that the Company may be obligated to contribute to these plans in the future cannot be estimated as such amounts will be likely based on future levels of work that require the specific use of those union employees covered by these plans, and the amount of that future work and the number of affected employees that may be needed cannot reasonably be estimated.

The following table contains a summary of plan information relating to the Company’s participation in multiemployer defined benefit pension plans. The most recent PPA zone status available relates to the plan’s fiscal year-end 2015.

Pension Fund	Employer Identification Number	PPA Zone Status	FIP/RP Status	Contributions for the three months ended March 31, 2017	Expiration Date of Collective Bargaining Contracts
Central States, Southeast and Southwest Areas Pension Funds	36-6044243-001	Red	Implemented	$26	01/31/2019

Cleveland Bakers and Teamsters Pension Fund	34-0904419-001	Red	Implemented	$3	05/01/2019

16. Other Non-Current Liabilities

Other non-current liabilities consists of the following:

	March 31, 2017	December 31, 2016
Unrecognized tax benefits	$6,412	$6,403
Deferred compensation	7,808	7,055
Stock-based compensation liability	14,746	5,720
Other liabilities	244	2,467

Total	$29,210	$21,645

Unrecognized tax benefits are generated when there are differences between tax positions taken in a tax return and amounts recognized in the financial statements. Tax benefits are recognized in the financial statements when it is more-likely-than-not that a tax position will be sustained upon examination.

Deferred compensation consists of LTIP of $5,625 and $5,000 at March 31, 2017 and December 31, 2016, respectively, and government mandated resignation and retirement payments.

17. Accumulated Other Comprehensive Loss

The cumulative balance of each component of other comprehensive income (loss) and the income tax effects allocated to each component are as follows:

	Currency translation adjustments	Defined benefit pension plans	Total
Balance at December 31, 2015	$(100,935)	$(7,463)	$(108,398)
Other comprehensive income before reclassifications	8,152	—	8,152
Purchase of remaining interest of joint venture	(1,912)	—	(1,912)
CTA attributable to non-controlling interest	(328)	—	(328)
Related tax amounts	—	—	—

Balance at March 31, 2016	$(95,023)	$(7,463)	$(102,486)
Other comprehensive (loss) before reclassifications	(31,532)	(5,218)	(36,750)
Amounts reclassified from AOCI	—	—	—
Related tax amounts	—	1,151	1,151

Balance at December 31, 2016	$(126,555)	$(11,530)	$(138,085)
Other comprehensive income before reclassifications	13,478	—	13,478
Amounts reclassified from AOCI	—	—	—
Related tax amounts	—	—	—

Balance at March 31, 2017	$(113,077)	$(11,530)	$(124,607)

Reclassifications of pension and other post-retirement actuarial items out of AOCI are included in the computation of net periodic benefit cost.

18. Related Party Transactions

The Company has related party transactions with sales and purchases to and from certain affiliates. For the three months ended March 31, 2017, related party sales were $221 and related party purchases were $185. For the three months ended March 31, 2016 related party sales were $602, while related party purchases were $240. At March 31, 2017 and December 31, 2016 amounts payable to affiliated companies for these transactions were $10 and $23, respectively.

The Company also provides management services to certain affiliates, including technical services, blending and packaging, corporate advice and project management. Amounts outstanding and included in accounts receivable at March 31, 2017 and December 31, 2016 were $232 and $172, respectively.

In addition, there are various management service agreements with certain affiliates. Total management fees incurred by the Company relating to these agreements amounted to $500 for each of the three months ended March 31, 2017 and 2016. These management fees are included under Selling, general and administrative expenses. Services performed relate to integration, business introduction, promotional and corporate governance services. At March 31, 2017 the full $2,223 of affiliate management fees were paid, with $1,773 included within Prepaid expense and other assets. At December 31, 2016, there were no affiliate management fees outstanding.

19. Commitments and Contingencies

The Company participates in certain payments in connection with environmental consent orders related to certain hazardous waste cleanup activities under the U.S. Federal Superfund statute and also has obligations to perform certain cleanup activities related to properties currently or previously owned. The Company has made accruals for these costs as well as costs associated with other environmental issues of which it is aware. The Company continually evaluates its obligations related to such matters and has estimated the range of costs to be between $1,856 and $3,594. As of March 31, 2017 and December 31, 2016, the Company had accrued $1,856 and $1,919, respectively, for these activities. These accruals are included under Other current liabilities. The Company paid $167 for the three months ended March 31, 2017 and $95 during the three months ended March 31, 2016 for such activities. The Company continually evaluates its obligations related to such matters and updates estimates as necessary.

Due to the nature of the Company’s activities, it is also, at times, subject to pending and threatened legal actions that arise out of the ordinary course of business. The Company continually evaluates its obligations to such matters and has accrued $2,292 in Other current liabilities related to a pending claim with Brazilian tax authorities specific to VAT taxes. In the opinion of management, based in part upon advice of legal counsel, the disposition of any such matters is not expected to have a material effect on the Company’s results of operations, financial condition or cash flows.

The Company approved incentive awards from a cash pool contingent upon future events. The total pool of $5,400 includes awards for multiple milestones and are contingent upon multiple future events, including future service and completion of potential transactions. Due to the contingencies, the pool does not represent an accounting liability of the Company as of March 31, 2017 and therefore is not reflected in the Company’s Statement of Operations, Cash Flows or Financial Position.

Under the GH Holdings, Inc. Severance and Change in Control Plan for Senior Management (“Severance Plan”), certain members of executive management are eligible to receive severance benefits. The Severance Plan provides severance pay to certain eligible employees if employment is terminated by the Company for any reason other than good cause, death or disability, or by the employee on account of good reason. Severance pay provides an eligible employee with an amount equal to twelve months of annual base salary plus a pro rata portion of the employee’s targeted annual bonus. In addition, a continuation of eligibility to participate in the Company’s medical benefits plans. The Severance Plan also provides for change in control severance to certain eligible employees if employment is terminated by the Company during a change in control period or if employment is terminated by the Company for any reason other than good cause, death or disability, or by the employee on account of good reason. Change in control severance pay provides each eligible employee with an amount equal to 1.5 times the sum of the eligible employee’s base salary plus the employee’s targeted annual bonus, paid in a lump sum on or after the 30th day that follows the employee’s termination date. The employee is also eligible for continued participation in the Company’s medical benefit plans for eighteen months immediately following termination. The estimated cost of the change in control severance of $7,434 does not represent an accounting liability of the Company as of March 31, 2017 due to the severance being contingent upon future events, including completion of potential transactions and therefore is not reflected in the Company’s Statement of Operations, Cash Flows or Financial Position.

The Company had letters of credit outstanding of $4,682 and $4,590 as of March 31, 2017 and December 31, 2016, respectively, which guarantee funding of certain activities, some of which are still under negotiation with regulators. These letters of credit reduce the capacity under the 2012 Revolving Credit Facility (see Note 14).

Local laws and regulations in certain countries require that the Company obtain letters of credit or bank guarantees in connection with certain legal proceedings and general business purposes. These letters of credit or bank guarantee do not represent accounting liabilities of the Company and; therefore, are not reflected in the Company’s Statement of Operations, Cash Flows or Balance Sheets. The amount of these letters of bank guarantee was $764 and $892 as of March 31, 2017 and December 31, 2016, respectively.

20. Subsequent Events

On April 5, 2017, Quaker Chemical Corporation (“Quaker”) executed a definitive agreement for the purchase of Houghton. Under the terms of the agreement, Houghton shareholders will receive $172,500 of cash and a 24.5%

ownership in the combined company, representing approximately 4,300 of newly issued Quaker shares. In addition, Quaker will assume Houghton’s debt and cash.

The Company’s management has evaluated all activity of the Company through June 5, 2017, the date the financial statements were issued, and concluded that there were no additional subsequent events required to be reflected in the Company’s condensed consolidated financial statements or notes as required by standards for accounting disclosure of subsequent events.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain market risks during the normal course of our business, such as the risk arising from fluctuations in commodity prices, interest rates and currency exchange rates, as well as the risk of credit concentration. In attempts to manage these risks, we employ certain strategies to mitigate the effect of these fluctuations.

Commodity Price Risk

As a manufacturer of petroleum-based products, we have exposure to market pricing for raw materials used in our products sold and in the manufacturing process in the future; however, we do not typically enter into long-term fixed price contracts with our suppliers. In order to realize value from our processing capacity, a positive spread between the cost of raw materials and the value of finished products must be achieved (i.e., gross margin). Prices are negotiated on a continuous basis and we do not use commodity derivative contracts to economically hedge future cash flows or product inventory costs. We generally pass on some or all of the increases in the cost of raw materials to customers through higher prices. Although our product price increases lag raw material cost increases, historically we have been able to recover such cost increases over time.

Interest Rate Risk

As of March 31, 2017 and December 31, 2016, we had $744.2 million and $724.9 million, respectively, of variable rate debt outstanding under our 2012 Senior Credit Facilities.

The calculation of interest within our long-term debt instruments is based upon a LIBOR floor plus a stipulated margin. Throughout the reporting periods the actual LIBOR rates have been significantly below the stipulated LIBOR floor levels. For example, the actual three-month LIBOR rate at March 31, 2017 and December 31, 2016 was 1.15% and 0.93%, respectively; however, the LIBOR floor for our 2012 Senior Credit Facilities following the amendment in May 2013 was 1.00% in the case of the First Lien U.S. Term Loan and the First Lien Dutch Term Loan and 1.25% in the case of the Second Lien U.S. Term Loan. As a result, LIBOR rates would have to increase approximately 10 basis points (or 8.7%) to have a significant impact on interest expense. An increase in actual three-month LIBOR rates by 100 basis points would result in additional annual interest expense of $7.4 million based on outstanding borrowings as of March 31, 2017.

Foreign Exchange Risk

A significant portion of our revenues are generated by our foreign operations. We translate non-U.S. dollar denominated results of operations, assets, and liabilities of our non-U.S. subsidiaries to U.S. dollars in our financial statements. Consequently, increases and decreases in the value of the U.S. dollar as compared to the respective non-U.S. currencies, particularly the British pound, euro, Chinese renminbi, Mexican peso, and the Brazilian real, will affect our reported results of operations and the value of our assets and liabilities. We do not use currency exchange rate derivative contracts to economically hedge future cash flows. We are exposed to numerous currencies and cannot reasonably estimate the impact of the fluctuations on our future results of operations or financial position. As exchange rates vary, our results can be materially affected.

Concentration of Credit Risk

We maintain cash and cash equivalents, marketable securities and certain other financial instruments with various financial institutions. These financial institutions are generally highly rated and geographically dispersed.

Our sales are not materially dependent on any single customer. We do not have any customers that constitute 10 percent or more of our revenues. Our largest customer represented approximately 3% of sales in 2017, 2016, and 2015.

Credit risk associated with its receivables balance is representative of the geographic, industry and customer diversity associated with our regions. We also maintain strong credit controls in evaluating and granting customer credit. As a result, it may require that customers provide some type of financial guarantee in certain circumstances. Length of terms for customer credit varies by industry and region. As of March 31, 2017 and December 31, 2016, we had no significant concentrations of credit risk.

Annex A

SHAREHOLDER VOTING ADMINISTRATIVE PROCEDURES

Voting Rights

At the Annual Meeting of Shareholders held May 6, 1987, shareholders approved an amendment to the Articles of Incorporation (the “Articles”), pursuant to which the holders of the Company’s $1.00 par value Common Stock on May 7, 1987 (the “Effective Date”) became entitled to 10 votes per share of Common Stock with respect to such shares, and any shares of Common Stock acquired after the Effective Date, subject to certain exceptions. Persons who become shareholders after the Effective Date shall only be entitled to one vote per share until such shares have been owned beneficially for a period of at least 36 consecutive calendar months, dating from the first day of the first full calendar month on or after the date the holder acquires beneficial ownership of such shares (the “Holding Period”). Each change in beneficial ownership with respect to a particular share will begin a new “one vote” Holding Period for such share. Except as otherwise provided in the Articles, a change in beneficial ownership will occur whenever any change occurs in the person or group of persons having or sharing the voting and/or investment power with respect to such shares within the meaning of Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on the date of the adoption of the amendment by the shareholders of the Company. Under the amendment, a share of Common Stock held of record on a record date shall be presumed to be owned beneficially by the record holder and for the period shown by the shareholder records of the Company. A share of Common Stock held of record in “street” or “nominee” name by a broker, clearing agency, voting trustee, bank, trust company, or other nominee shall be presumed to have been held for a period of less than the required 36-month Holding Period. A shareholder may indicate that he or she has had beneficial ownership of his or her shares throughout the requisite Holding Period by completing and executing the affidavit accompanying the Company’s proxy card. The Company and its Board of Directors, however, has the right to request evidence of such ownership, as it may deem appropriate. The amendment also provides that no change in beneficial ownership will be deemed to have occurred solely as a result of any of the following:

(1)	a transfer by any gift, devise, bequest, or otherwise through the laws of inheritance or descent;

(2)	a transfer by a trustee to a trust beneficiary under the terms of the trust;

(3)	the appointment of a successor trustee, guardian, or custodian with respect to a share; or

(4)	a transfer of record or a transfer of a beneficial interest in a share where the circumstances surrounding such transfer clearly demonstrate that no material change in beneficial ownership has occurred.

Maintaining Records

The Company’s registrar and transfer agent, American Stock Transfer & Trust Company, LLC, maintains the Company’s register of shareholders. A single register is maintained, but individual holdings are coded to indicate automatically the number of votes that the records of the Company indicate each shareholder is entitled to cast. Internal mechanisms automatically convert the voting rights on a 10-to-1 ratio for those shareholders who have held their shares for the required Holding Period.

Proxy Administration

Proxy cards will be mailed to all shareholders, and each proxy card will reflect the number of votes that the records of the Company indicate the shareholder is entitled to cast, not the number of shares held. If a shareholder has deposited shares with brokers, clearing agencies, voting trusts, banks, and other nominees, the shareholder will be presumed to be entitled to one vote per share. Subject to the Board’s right to request evidence it may deem appropriate for proof of ownership during the required Holding Period, if a shareholder completes and executes the affidavit accompanying the proxy card stating that he or she has held his or her shares for the Holding Period, the number of votes that may be cast will increase to 10 votes per share. Similarly, if a

A-1

shareholder believes that he or she is entitled to 10 votes per share by virtue of falling within one of the exceptions set forth above, the shareholder should complete and execute the affidavit accompanying the proxy card. In all instances, the Company and its Board of Directors reserve the right to request, at any time, any evidence of ownership during the Holding Period they may deem appropriate. If it appears from experience that the present process is inadequate or is being abused, the Company and its Board of Directors reserve the right at any time to require that a particular shareholder provide additional evidence that one of the exceptions is applicable.

Where an affidavit is completed and executed and, if requested, the shareholder presents satisfactory evidence as requested, the shareholder records will be adjusted as appropriate. Any shareholder requested to submit evidence will be advised as to any action taken or not taken, which will be sent by ordinary mail to the shareholder or, if available, communicated through electronic means to the shareholder.

Special proxy cards are not used, and no special or unusual procedures are required in order properly to execute and deliver the proxy card for tabulation.

Voting Procedures

There are several methods a shareholder can use to cast his or her vote.

If the shareholder is a shareholder of record, he or she can vote: (1) in person, by attending the Annual Meeting of Shareholders; (2) via the Internet, by visiting www.proxyvote.com and following the instructions provided; (3) by telephone, using the toll-free number listed on the proxy card; or (4) by mail, by marking, signing and dating the proxy card and returning it in the postage-paid envelope provided.

If the shareholder is the beneficial owner of shares held in street name, he or she can vote: (1) in person, by first obtaining a voting instruction form issued in his or her name from his or her broker and bringing that voting instruction form to the meeting, together with a copy of a brokerage statement reflecting stock ownership as of the record date, the stock acquisition date and valid identification; (2) via the Internet, by visiting www.proxyvote.com and following the instructions provided; (3) by telephone, only if he or she agrees with the voting rights provided on his or her voting instruction form, by using the toll-free number found on the voting instruction form; or (4) by mail, by marking, signing and dating the voting instruction form and returning it in the postage-paid envelope provided by his or her broker.

Summary

The procedures set forth above have been reviewed and approved by representatives of various brokers and banks, as well as counsel to the Company.

The Company believes these procedures are an efficient way to address the complications involved in casting and tabulating votes under the Company’s system of differing votes per share, but the Company reserves the right to change them for this year’s Annual Meeting or future meetings if experience indicates a need for revision.

If a shareholder has questions concerning the Shareholder Voting Administrative Procedures, please contact Victoria K. Gehris, the Company’s Assistant Secretary, at (610) 832-4246.

A-2

Annex B

April 3, 2017

The Board of Directors

Quaker Chemical Corporation

901 E. Hector Street

Conshohocken, PA 19428-2380

Members of the Board of Directors:

The Valence Group, LLC (“The Valence Group”, “we” or “us”) understands that Quaker Chemical Corporation, a Pennsylvania corporation (the “Company”), proposes to enter into a Share Purchase Agreement (the “Purchase Agreement”), by and among the Company, Gulf Houghton Lubricants, Ltd., an exempted company incorporated under the laws of the Cayman Islands (“Gulf”), and certain other sellers party thereto (collectively with Gulf, the “Sellers”), substantially in the form of the draft dated as of April 1, 2017. In accordance with the terms and subject to the conditions of the Purchase Agreement, (i) the Company would purchase from the Sellers, and the Sellers would sell to the Company, all of the issued and outstanding ordinary shares of Global Houghton Ltd., an exempted company incorporated under the laws of the Cayman Islands (“Houghton”), and (ii) all of the issued and outstanding Options and SARs of Houghton would be terminated and exchanged for the payments provided for in the Purchase Agreement (the “Transaction”), for aggregate consideration (the “Consideration”) equal to approximately $1,433.1 million, which is comprised of: (a) $172.5 million in cash plus (b) the Company’s issuance of such number of shares of the Company’s common stock, par value $1.00 per share (the “Company Common Stock”), equal to 24.5% of the Company Common Stock outstanding immediately after the Closing1 plus (c) the Company’s refinancing or assumption of approximately $691.3 million of Indebtedness of Houghton and its Subsidiaries. The terms and conditions of the Transaction are more fully set forth in the Purchase Agreement, and capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

Engagement

By letter agreement dated September 29, 2016, as amended on March 2, 2017 (as so amended, the “Engagement Agreement”), the Company retained The Valence Group to provide a fairness opinion in connection with the potential Transaction. Pursuant to the Engagement Agreement, the board of directors of the Company (the “Board of Directors”) has requested that we prepare and deliver to it our written opinion (this “Opinion”) as to the fairness, from a financial point of view, to the Company of the Consideration to be paid in the Transaction.

The Valence Group will be paid a fixed fee of $1,500,000 for rendering this Opinion, $250,000 of which was paid as a non-refundable retainer, $100,000 of which was paid as a creditable retainer and the remainder of which is payable upon the delivery of this Opinion to the Company (regardless of the conclusions reached herein). No

[1]	Pursuant to the Purchase Agreement and in connection with the Transaction, the Company has agreed to seek shareholder approval to amend its charter to eliminate time-based disparate shareholder voting rights (the “Charter Amendment”). If the Company’s shareholders fail to approve the Charter Amendment, then the Stock Consideration will be comprised of shares of a newly designated series of convertible preferred stock as required to provide Sellers of the Company with aggregate economic and voting rights that are substantially identical to the rights which Sellers would have had if the Charter Amendment had been approved. This Opinion assumes that the contemplated Charter Amendment is approved such that the Stock Consideration comprises Company Common Stock.

portion of such fee is contingent upon the completion of the Transaction or any alternate transaction. The Company has also agreed to reimburse The Valence Group for our reasonable travel and other expenses and to indemnify The Valence Group in respect of certain liabilities that might arise out of our engagement.

Credentials of The Valence Group

The Valence Group is an independent advisory firm with expertise in mergers and acquisitions within chemicals and related industry sectors. The opinion expressed herein is the opinion of The Valence Group, and the form and content herein have been approved for release by a committee of its partners and senior professionals, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

Disclosure of Prior Material Relationships

In the past two years, in addition to rendering this Opinion and receiving fees therefor, we have served as the Company’s financial advisor in connection with a separate possible transaction involving the Company. To date, we have not received any compensation in connection with such engagement, but in the future we may become entitled to receive fees of up to $1,250,000. Except for the foregoing matters, none of The Valence Group or any of our affiliates has, in the past two years, been engaged to provide any financial advisory or investment banking services to, participated in any financings involving, or otherwise had any material relationship with, the Company, the Sellers, Houghton or any of the Company’s sources of financing in connection with the Transaction, and no such material relationship is mutually understood to be contemplated. The Valence Group may seek to provide such persons or their respective affiliates with certain financial advisory, investment banking, or other financial services unrelated to the Transaction in the future, and in connection with such services may receive compensation.

Scope of Review

In connection with rendering our Opinion, we have, among other things:

i.	reviewed the non-binding letter of intent, dated December 15, 2016, between the Company, Gulf and Houghton, as amended by that certain letter agreement, dated as of January 6, 2017, between the Company, Gulf and Houghton;

ii.	reviewed the most recent draft, dated April 1, 2017, of the Purchase Agreement and certain related documents;

iii.	reviewed the most recent draft, dated February 17, 2017, of the Shareholder Agreement, by and between the Company, Gulf , Gulf Oil International, Ltd., an exempted company incorporated under the laws of the Cayman Islands, and GOCL Corporation Limited, a public limited company incorporated in India (together with Gulf Oil International, Ltd., the “Beneficial Shareholders”);

iv.	reviewed the most recent draft, dated April 2, 2017, of the Non-Competition and Non-Solicitation Agreement by and among the Company, Gulf, the Beneficial Shareholders and, for limited purposes, Gulf Oil Lubricants India, Ltd.;

v.	reviewed the audited consolidated financial statements of Houghton and its subsidiaries for each of the two fiscal years ended December 31, 2015, and December 31, 2016;

vi.	reviewed certain internal financial, operational, corporate and other information relating to Houghton prepared or provided by representatives of the Company, including internal financial forecasts;

vii.	had discussions with senior management of the Company relating to the past and current operations, and financial condition and prospects, of the Company and Houghton;

viii.	reviewed public information relating to the business, operations, financial performance and stock trading history of the Company and other selected public companies considered by us to be relevant;

2

ix.	reviewed public information with respect to other transactions of a comparable nature considered by us to be relevant;

x.	reviewed select reports published by equity research analysts and industry sources regarding the Company and other comparable public entities; and

xi.	reviewed such other information, analyses, investigations, and discussions as we considered necessary or appropriate in the circumstances.

In connection with rendering this Opinion, we have also reviewed (without relying upon): (a) the draft due diligence report, dated March 1, 2017, prepared by Grant Thornton; and (b) the draft synergy assessment, dated February 23, 2017, prepared by Grant Thornton.

Assumptions and Limitations

For purposes of rendering this Opinion, we have relied upon and have assumed (without any independent verification) the completeness, accuracy and fair presentation of all financial, legal, regulatory, tax, accounting and other information, data, advice, opinions and representations (including, without limitation, any historical financial statements of, and forecasts relating to, Houghton) that were (i) obtained by us from public sources, (ii) provided to us by representatives of the Company, or (iii) otherwise obtained by us pursuant to our engagement; and we do not assume any responsibility or liability for any such information, data, advice, opinions or representations. With respect to the financial forecasts, budgets and other financial and operating data concerning Houghton or the Company that were prepared by any of Houghton’s or the Company’s representatives, we have assumed, with your permission, that they have been reasonably prepared on bases reflecting the best currently available assumptions, estimates and judgments of management of Houghton and of the representatives of the Company, as the case may be, with respect to Houghton’s business, plans, financial condition and prospects. We express no opinion with respect to any such forecasts or other prospective financial information or the assumptions, estimates or judgments on which they were based.

In addition, in rendering this Opinion, we have assumed, with your permission, that: (i) the final executed form of the Purchase Agreement will not differ in any material respect from the latest draft that we reviewed; (ii) the representations and warranties of each party contained in the Purchase Agreement are true and correct; (iii) the parties to the Purchase Agreement will comply in all material respects with the terms and conditions thereof; (iv) the Transaction will be consummated in accordance with the terms set forth in the Purchase Agreement without any waiver, amendment or delay of any terms or conditions in any way significant to our analysis; (v) the Charter Amendment will be approved by the Company’s shareholders as contemplated by the terms of the Purchase Agreement; (vi) any adjustments to the Consideration in accordance with the Purchase Agreement, whether to be made prior to, at or after the Closing, would not be material to our analysis or this Opinion; (vii) the Company has been advised by counsel as to all legal matters with respect to the Transaction, including whether all procedures required by law to be taken in connection with the Transaction have been duly, validly and timely taken; (viii) the value of the Company Common Stock, when issued in connection with the Transaction, will be the same as the 10-day volume weighted average price of the Company Common Stock as of March 30, 2017; (ix) any changes to the amount of Indebtedness of Houghton and its Subsidiaries to be refinanced or assumed by the Company at Closing would not be material to our analysis or this Opinion; (x) all material transactions with related parties (including Gulf) to which Houghton is a party are on an arm’s-length basis, and all material employment relationships with Houghton will continue after the Closing to the satisfaction of the Company; and (xi) all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or Houghton or on the expected benefits of the Transaction in any way meaningful to our analysis. We are not legal, tax, regulatory, or accounting experts and we express no opinion concerning any legal, tax, regulatory, or accounting matters concerning the Transaction or the sufficiency of this letter for your purposes. In our analyses and in connection with the preparation of this Opinion, we made numerous assumptions with respect to industry performance, general business, markets and

3

economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based proves to be untrue in any material respect, this Opinion cannot and should not be relied upon.

We have not been asked to prepare and have not assumed any responsibility for making an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Houghton or any other party to the Transaction, and we have not been furnished with any such evaluation or appraisal.

This Opinion does not address the underlying business decision of the Company to engage in the Transaction, nor does it address the relative merits of the Transaction as compared to any other business or financial strategies or opportunities that may be available to the Company. This Opinion addresses only the fairness, from a financial point of view, to the Company, as of the date hereof, of the Consideration to be paid in the Transaction pursuant to the Purchase Agreement. We do not express any view on, and this Opinion does not address, any other term or aspect of the Purchase Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Purchase Agreement or entered into or amended in connection with the Transaction (including, without limitation, the Shareholder Agreement and the Non-Competition and Non-Solicitation Agreement), including, without limitation, as to the fairness of the Consideration or the Transaction to any of the Sellers, or any creditors or other constituencies of Houghton; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Houghton, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid by the Company pursuant to the Purchase Agreement or otherwise. We are not expressing any opinion as to the price at which any capital stock of the Company will trade at any time, including as to what the actual value of the Company Common Stock or any other shares comprising the Stock Consideration will be when issued in connection with the Transaction. We are also not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Houghton or the ability of the Company or Houghton to pay their respective obligations as and when they become due and payable. This Opinion is being provided to the Board of Directors for its exclusive use only in considering the Transaction and may not be published, disclosed to any other person, relied upon by any other person, or used for any other purpose, without the prior written consent of The Valence Group or as otherwise expressly set forth in the Engagement Letter. In accordance with the Engagement Letter, a copy of this Opinion may be included in its entirety in any proxy statement or similar disclosure document relating to the Transaction required to be filed by the Company with the U.S. Securities and Exchange Commission and distributed to the stockholders of the Company, provided that all references to The Valence Group or this Opinion in such document and the description or inclusion of this Opinion shall be subject to our prior written consent as to form and substance. This Opinion is not intended to be and does not constitute a recommendation to any member of the Board of Directors, any security holder of the Company, or any other person as to how they should vote or act with respect to any matter related to the Transaction or otherwise. This Opinion should not be construed as creating, and does not create, any fiduciary or agency relationship between The Valence Group and any other party.

The Valence Group believes that its financial analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying this Opinion. The preparation of an opinion is complex and is not necessarily susceptible to partial analysis or summary description and any attempt to carry out such could lead to undue emphasis on any particular factor or analysis. This Opinion is necessarily rendered on the basis of the economic, market, financial, and other conditions as in effect on the date hereof, and the conditions and prospects, financial and otherwise, of Houghton and the Company as they are reflected in the information available to us as of the date hereof and as they were represented to us in our discussions with representatives of the Company. It is understood that, although we reserve the right to change or withdraw this Opinion if we learn that any of the information that we relied upon in preparing this Opinion was inaccurate, incomplete or misleading in any respect, we disclaim any obligation to change or withdraw this Opinion, to reaffirm this Opinion, to advise any person of any change that may come to our attention, or otherwise to update this Opinion after the date hereof.

4

Opinion

Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the Consideration to be paid by the Company in the Transaction pursuant to the Purchase Agreement is fair, from a financial point of view, to the Company.

Yours very truly,

The Valence Group, LLC

5

Annex C

EXHIBIT B – FINAL FORM

ARTICLES OF AMENDMENT

1.	The name of the corporation is Quaker Chemical Corporation.

2.	The address of the registered office in the Commonwealth of Pennsylvania is: One Quaker Park, 901 Hector Street, Conshohocken, PA 19428.

3.	The statute under which the corporation was incorporated is: Act of April 29, 1874.

4.	The date of the corporation’s incorporation is: October 20, 1930.

5.	The amendment was adopted at a meeting of the shareholders of the corporation.

6.	The amendment adopted by the corporation is:

RESOLVED, that the articles of incorporation of the Corporation be amended as follows:

1.	Article 5(b) of the articles of incorporation of the Corporation is hereby deleted in its entirety.

2.	Articles 5(c) and 5(d) of the articles of incorporation of the Corporation are hereby accordingly renumbered as Articles 5(b) and 5(c), respectively.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, these articles of amendment have been executed by the corporation on                 .

QUAKER CHEMICAL CORPORATION

By:

Name:
Title

Annex D

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among

GLOBAL HOUGHTON LTD.,

QUAKER CHEMICAL CORPORATION,

GULF HOUGHTON LUBRICANTS LTD.,

THE OTHER SELLERS PARTY HERETO,

and

GULF HOUGHTON LUBRICANTS LTD., as Sellers’ Representative

dated as of

April 4, 2017

i

ii

Exhibits

Exhibit A	[Intentionally omitted]
Exhibit B	Form of Charter Amendment to be Recommended to Buyer Shareholders
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Non-Competition and Non-Solicitation Agreement
Exhibit E	Form of Shareholder Agreement
Exhibit F	Statement with Respect to Shares reflecting Terms of Preferred Stock
Exhibit G	[Intentionally omitted]
Exhibit H	Form of Option Termination Agreement
Exhibit I	Form of SAR Termination Agreement
Exhibit J	Management Sellers Registration Rights

iii

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated as of April 4, 2017, is entered into by and among Global Houghton Ltd., an exempted company incorporated under the Laws of the Cayman Islands (the “Company”), Quaker Chemical Corporation, a Pennsylvania corporation (“Buyer”), Gulf Houghton Lubricants Ltd., an exempted company incorporated under the Laws of the Cayman Islands (“Gulf Houghton”), each Person identified as a “Management Seller” on the signature pages hereto (each a “Management Seller” and collectively with Gulf Houghton, the “Sellers”) and Gulf Houghton Lubricants Ltd., as representative for the Sellers (in such capacity, the “Sellers’ Representative”).

RECITALS

WHEREAS, the Sellers collectively own all of the issued and outstanding ordinary shares (the “Shares”) of the Company;

WHEREAS, certain Persons own all of the issued and outstanding (a) Options (the “Optionholders”) and (b) SARs (the “SAR Holders”);

WHEREAS, the Company owns, directly or indirectly, the Equity Interests of each of the entities identified in Section 1.01 of the Sellers’ Disclosure Letter (collectively the “Company Subsidiaries”), which, except as specified in such Section, constitutes all of the outstanding Equity Interests of each such entity;

WHEREAS, the Sellers wish to sell to Buyer, or a direct or indirect subsidiary of Buyer, and Buyer wishes to purchase from the Sellers, the Shares, in each case, subject to the terms and conditions set forth herein;

WHEREAS, the Optionholders desire to surrender the Options for consideration pursuant to the terms of Option Cancellation Agreements attached hereto as Exhibit H (“Option Cancellation Agreement”); and

WHEREAS, the SAR Holders desire to surrender the SARs for consideration pursuant to the terms of SAR Cancellation Agreements attached hereto as Exhibit I (“SAR Cancellation Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition Proposal” has the meaning set forth in Section 6.04(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjustment Amount” has the meaning set forth in 2.05(b).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Certificate” has the meaning set forth in Section 2.02(b).

“Antitrust Laws” means Laws or other legal restraints of Governmental Authorities designed to govern competition or trade regulation or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade.

“Audited Financial Statements” has the meaning set forth in Section 4.05.

“Balance Sheet” has the meaning set forth in Section 4.05.

“Balance Sheet Date” has the meaning set forth in Section 4.05.

“Benefit Plan” has the meaning set forth in Section 4.19(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in City of New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Board Recommendation” means the recommendation of the board of directors of Buyer that Buyer’s shareholders approve, at the Buyer Shareholders Meeting, the issuance of the Stock Consideration and the Charter Amendment.

“Buyer Capitalization Date” has the meaning set forth in Section 5.05(a).

“Buyer Common Stock” means the common stock of Buyer, $1.00 par value per share.

“Buyer Indemnitees” has the meaning set forth in Section 9.02.

“Buyer Material Adverse Effect” means any event, occurrence, fact, condition or change that has been or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the consolidated results of operations or financial condition of the Buyer and its subsidiaries, taken as a whole or (b) the ability of the Buyer to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether there has been or may be a “Buyer Material Adverse Effect”, no such event, occurrence, fact, condition or change shall be taken into account to the extent it, directly or indirectly, arises out of, results from or is attributable to: (i) general economic, business, industry or credit conditions; (ii) conditions generally affecting the industries in which the Buyer operates; (iii) any changes in financial or securities markets in general (whether in the United States or internationally), including conditions affecting generally the industries or markets in which the Buyer operates; (iv) acts of war (whether or not declared), sabotage, armed hostilities or terrorism, military actions or the escalation or worsening thereof; (v) any changes in applicable Laws, regulations or accounting rules, including GAAP, or the interpretation or enforcement thereof; (vi) the taking of any action required by this Agreement or the Transaction Documents; (vii) the public announcement of this Agreement or pendency of the transactions contemplated by this Agreement, including any suit, action or proceeding in connection with the transactions contemplated by this Agreement; (viii) the taking of any action with the approval of the Sellers; (ix) actions required to be taken under applicable Law; (x) any acts of God; and (xi) the failure by the Buyer to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (provided, that the underlying causes of any such failure shall not be excluded solely due to this clause (xi) and, provided, further, that this clause (xi) shall not be construed as implying that the Buyer is making any representation or warranty herein with respect to any projections, estimates or budgets and no such representations or warranties are being made); provided further, however, that any event, occurrence, fact, condition or change referred to in (i) through (v),

(ix) immediately above shall be taken into account in determining whether a Buyer Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change affects the Buyer and its subsidiaries in a disproportionate manner compared to other participants in the industries in which the Buyer and its subsidiaries operate.

“Buyer Proxy Statement” has the meaning set forth in Section 6.19(a).

“Buyer Releasees” has the meaning set forth in Section 6.13(a).

“Buyer SEC Reports” has the meaning set forth in Section 5.04(a).

“Buyer Shareholder Approval” means the approvals from the shareholders of Buyer Common Stock that are required by applicable Law (including pursuant to the requirements of the NYSE) for the issuance of the Stock Consideration and the Charter Amendment.

“Buyer Shareholders Meeting” means the meeting of Buyer’s shareholders to be held to consider the issuance of the Stock Consideration and the Charter Amendment, which may, at Buyer’s discretion, be a special meeting or the Buyer’s annual shareholder meeting.

“Buyer Stock Options” has the meaning set forth in Section 5.05(a).

“Buyer’s Accountants” means PricewaterhouseCoopers LLP and Grant Thornton LLP.

“Cap” has the meaning set forth in Section 9.04(c).

“Cash Payment” means $172,500,000.

“Cash Payment Adjustment Statement” has the meaning set forth in Section 2.05(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Charter Amendment” means an amendment to Buyer’s articles of incorporation to provide that every holder of Buyer Common Stock shall be entitled to one vote for each common share standing in its name on the books of Buyer substantially in the form attached hereto as Exhibit B.

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Common Shares” has the meaning set forth in Section 4.02(a).

“Company Employees” has the meaning set forth in Section 6.21(a).

“Company Intellectual Property” means all Intellectual Property that is owned, or purported to be owned by the Company or any Company Subsidiary.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company or any Company Subsidiary is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any registration or application to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, tradenames, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Subsidiary” or “Company Subsidiaries” has the meaning set forth in the recitals.

“Confidentiality Agreement” has the meaning set forth in Section 6.05(b).

“Continuation Period” has the meaning set forth in Section 6.21(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral, including all amendments, modifications and waivers thereto.

“Debt Financing” has the meaning set forth in Section 5.07.

“Debt Financing Commitment” has the meaning set forth in Section 5.07.

“Debt Financing Sources” means those agents, arrangers, lenders and other Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing in connection with the transactions contemplated hereby and any joinder agreements or credit agreements relating thereto, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Deductible Amount” has the meaning set forth in Section 9.04(a).

“Direct Claim” has the meaning set forth in Section 9.05(c).

“Disputed Amounts” has the meaning set forth in Section 2.05(b)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“E.O. 11246” has the meaning set forth in Section 4.20(f).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other international, federal, state or regional emission, renewable energy or energy conservation trading or budget program) that are required to be held by, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the business of, Company or any Company Subsidiary as of the date of this Agreement.

“Environmental Claim” means any written Action, Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging non-compliance or Liability of whatever kind or nature, including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental Response, Removal or Remedial Actions, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief, arising out of, based on or resulting from: (a) the actual or alleged presence, Release of, or exposure to, any Hazardous Substances or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Order or binding agreement with any Governmental Authority: (a) relating to pollution, the cleanup thereof or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term “Environmental Law” includes, without limitation, the following as applicable (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; and, as applicable, any (supranational, national, federal, state or local) foreign Law which regulates similar incidents, conditions or behaviors as any of the aforementioned acts.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or with any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interests” means share capital, shares of capital stock, partnership interests, membership interests, equity interests, units or any similar term under applicable Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company, any Company Subsidiary or any of their respective Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means Citibank N.A.

“Escrow Agreement” means the Escrow Agreement by and among the Escrow Agent, Buyer and the Sellers’ Representative substantially in the form attached hereto as Exhibit C.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Non-U.S. Benefit Plans” has the meaning set forth in Section 4.19(r).

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“Final Adjustment Amount” means the final and binding determination of the Adjustment Amount as determined in accordance with Section 2.05(b).

“Financial Statements” has the meaning set forth in Section 4.05.

“Former Real Property” has the meaning set forth in Section 4.18(c).

“Fundamental Representations” the representations and warranties contained in 3.01 (Organization and Authority of the Sellers), 3.03 (Ownership of Shares), 3.05 (Brokers), 4.01 (Organization, Authority and Qualification of the Company), 4.02 (Capitalization), 4.03 (Subsidiaries), 4.25 (Brokers), 5.01 (Organization and Authority of Buyer), 5.05 (Capitalization) and 5.06 (Brokers) of this Agreement.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Government Contracts” has the meaning set forth in Section 4.08(a)(ix).

“Governmental Authority” means any federal, state, local or foreign (supranational, national, federal, state or local) government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision (including any public prosecutor offices), or any court or tribunal of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any stock exchange, listing authority or any instrumentality thereof.

“Gulf Houghton” has the meaning set forth in the preamble.

“Hazardous Substance” means any waste, substance, material, chemical, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is governed, regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “acutely hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect (in whatever language), including petroleum and its by-products, asbestos in any form, polychlorinated biphenyls, radon, mold, medical waste, urea formaldehyde insulation, lead or lead-containing materials, mold, flammable or explosive substances, pesticides and any other substance or material that is regulated or governed or could result in Liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means: (a) indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured; (b) obligations evidenced by any note, bond, debenture, advance or other security or similar instrument; (c) the net Liability in respect of any interest rate, currency or commodity swaps, collars, caps and other hedging obligations; (d) all obligations under any lease of (or other arrangement conveying the right to use) Real Property or personal property, or a combination thereof, which obligations are required to be classified and accounted for under GAAP as capital leases; (e) all obligations under any performance bond or letter of credit (other than any undrawn amount in respect of such letters of credit or similar credit transactions) or any bank overdrafts and similar charges; (f) all accrued obligations for “earn-out” and similar contingent purchase price obligations for acquisitions by the Company or by any of the Company Subsidiaries; (g) all obligations in respect of any accrued interest, premiums, penalties and other obligations relating to any of the foregoing; (h) all obligations that are required to be classified and accounted for by the Company or any Company Subsidiary as deferred compensation in accordance with GAAP; (i) all obligations that are required to be classified and accounted for by the Company or any Company Subsidiary as accrued severance costs in accordance with GAAP; (j) all obligations that are required to be classified and accounted for by the Company or any Company Subsidiary as unclaimed property in accordance with GAAP; (k) all accrued Liabilities under any of the Company’s and any of the Company Subsidiaries’ post-retirement medical plans; (l) any underfunding Liabilities under any of the Company’s or any of the Company Subsidiaries’ pension plans; (m) indebtedness related to off-balance sheet arrangements and contingent Liabilities; (n) indebtedness related to variable interest entities; (o) indebtedness related to operating leases; and (p) all obligations referred to in clauses (a) through (o) above that are either guaranteed by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Encumbrance (other than a Permitted Encumbrance) upon any property or asset owned by, the Company or any Company Subsidiary. Indebtedness shall include accrued interest and any pre-payment penalties, “breakage costs,” redemption fees, costs and expenses or premiums and other amounts owing pursuant to the instruments evidencing Indebtedness, but only to the extent that such Indebtedness is actually repaid on the Closing Date. For the avoidance of doubt, Indebtedness shall not include any intercompany accounts payable or intercompany loans solely between the Company and any Company Subsidiary to the extent such amounts eliminate fully in consolidation.

“Indemnification Escrow Amount” means an amount equal to $100,000,000, comprised of (i) $30,000,000 of cash and (ii) a portion of the Stock Consideration having a value, as of the Closing Date, of $70,000,000 (calculated based on the volume-weighted trading average of a share of Buyer Common Stock (regardless of whether the Stock Consideration consists of Buyer Common Stock or preferred stock) for the ten (10) trading days prior to the Closing Date).

“Indemnification Escrow Funds” means, as of the time of determination, the then remaining portion of the funds and Stock Consideration held by the Escrow Agent in accordance with the Escrow Agreement attributable to the Indemnification Escrow Amount.

“Indemnified Party” has the meaning set forth in Section 9.05.

“Indemnifying Party” has the meaning set forth in Section 9.05.

“Independent Accountant” has the meaning set forth in Section 2.05(b)(iii).

“Indirect Taxes” means any value added tax, goods and services tax, sales tax, use tax, excise tax, turnover tax, consumption tax and any similar Tax (and all penalties, surcharges, fines and interest included in, or relating to, any of them).

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models) and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Interim Balance Sheet” has the meaning set forth in Section 4.05.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.05.

“Interim Financial Statements” has the meaning set forth in Section 4.05.

“IRS” means the Internal Revenue Service.

“Joint Written Instruction” has the meaning set forth in the Escrow Agreement.

“Knowledge of Buyer” or any other similar knowledge qualification, means the actual knowledge of any director or officer of Buyer.

“Knowledge of Seller(s)”, any “Seller’s Knowledge” or “Sellers’ Knowledge” or any other similar knowledge qualification, means, for purposes of Article III, the actual knowledge of such Seller after reasonable inquiry, and for all other purposes, the actual knowledge of Michael J. Shannon, Keller Arnold, Jeewat Bijlani, Peter M. Macaluso and Kevin Smith, after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, or other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.08(a)(xviii).

“Liabilities” or “Liability” means any debt, liability, Encumbrance, duty, obligation or commitment (whether direct or indirect, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs and expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers, in each case, actually incurred; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Management Seller” has the meaning set forth in the preamble.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has been or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the consolidated results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole or (b) the ability of any Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether there has been or may be a “Material Adverse Effect”, no such event, occurrence, fact, condition or change shall be taken into account to the extent it, directly or indirectly, arises out of, results from or is attributable to: (i) general economic, business, industry or credit conditions; (ii) conditions generally affecting the industries in which the Company and the Company Subsidiaries operate; (iii) any changes in financial or securities markets in general (whether in the United States or internationally), including conditions affecting generally the industries or markets in which the Company and the Company Subsidiaries operate; (iv) acts of war (whether or not declared), sabotage, armed hostilities or terrorism, military actions or the escalation or worsening thereof; (v) any changes in applicable Laws, regulations or accounting rules, including GAAP, or the interpretation or enforcement thereof; (vi) the taking of any action required by this Agreement or the Transaction Documents; (vii) the public announcement of this Agreement or pendency of the transactions contemplated by this Agreement, including any suit, action or proceeding in connection with the transactions contemplated by this Agreement; (viii) the taking of any action with the approval of Buyer; (ix) actions required to be taken under applicable Law; (x) any acts of God; and (xi) the failure by the Company or the Company Subsidiaries to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (provided, that the underlying causes of any such failure shall not be excluded solely due to this clause (xi) and, provided, further, that this clause (xi) shall not be construed as implying that the Seller is making any representation or warranty herein with respect to any projections, estimates or budgets and no such representations or warranties are being made); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v), (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change affects the Company and Company Subsidiaries in a disproportionate manner compared to other participants in the industries in which the Company and the Company Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 4.08(a).

“Multiemployer Plan” has the meaning set forth in Section 4.19(c).

“Non-Competition and Non-Solicitation Agreement” means the Non-Competition and Non-Solicitation Agreement by and among Buyer, Gulf Houghton, Gulf Oil International, Ltd., Gulf Oil Corporation, Ltd. and Gulf Oil Lubricants India, Ltd. substantially in the form attached hereto as Exhibit D.

“Non-U.S. Benefit Plan” has the meaning set forth in Section 4.19(r).

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning set forth in Section 4.17(c).

“Option and SAR Plan” means the Company’s Share Option and Share Appreciation Rights Plan, as in effect immediately before the Closing.

“Option Cancellation Agreement” has the meaning set forth in the recitals.

“Option Consideration” has the meaning set forth in Section 2.01.

“Optionholder Payment” has the meaning set forth in Section 2.07.

“Optionholders” has the meaning set forth in the recitals.

“Options” means all outstanding options to purchase ordinary shares of the Company under the Option and SAR Plan.

“Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, award or settlement, whether civil, criminal or administrative, by or of any Governmental Authority or arbitrator.

“Paying Agent” has the meaning set forth in Section 2.08

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means

(a) Encumbrances for Taxes, assessments and governmental changes or levies not yet delinquent, due or payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the financial statements of the Company and the Company Subsidiaries as of the Closing Date;

(b) Encumbrances imposed by law, such as materialmens’, mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business consistent with past practice, for amounts that are not delinquent or which are being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP;

(c) Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement or similar legislation or to secure public or statutory obligations;

(d) All non-monetary matters of record, including survey exceptions, reciprocal easement agreements, rights of way of record, other similar non-monetary encumbrances and any other encumbrances on title to or affecting the Real Property, which are of record and are not, individually or in the aggregate, material to the business of the Company or any Company Subsidiaries and which do not materially interfere with the use of the Real Property by the Company or any Company Subsidiary;

(e) all applicable zoning, building code, entitlement, conservation restrictions and other land use and environmental regulations, which are not, individually or in the aggregate, material to the business of the Company or any Company Subsidiaries and which do not materially interfere with the use of the Real Property by the Company or any Company Subsidiary;

(f) all exceptions, restrictions, easements, charges and rights-of-way set forth in any Permits, which are not, individually or in the aggregate, material to the business of the Company or any Company Subsidiaries and which do not materially interfere with the use of the Real Property by the Company or any Company Subsidiary;

(g) Encumbrances securing the obligations of the Company or the Company Subsidiaries under or in respect of Indebtedness identified in 4.08(a)(viii) of the Sellers’ Disclosure Letter;

(h) Encumbrances set forth on Section 1.1 of the Sellers’ Disclosure Letter;

(i) any restriction on transfer arising under any applicable securities Laws; or

(j) Encumbrances arising under original purchase price conditional sales contracts, liens securing rental payments under capital lease arrangements, and equipment leases with third parties entered into in the ordinary course of business consistent with past practice and, to the extent required, disclosed hereunder.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, economic interest grouping or temporary consortium, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Predecessor” means any Person that has transferred substantially all of its business to the Company or any Company Subsidiary in an asset or stock transaction.

“Pro Forma Net Sales” has the meaning set forth in Section 2.05(a).

“Purchase Price” has the meaning set forth in Section 2.02(a).

“Qualified U.S. Benefit Plan” has the meaning set forth in Section 4.19(c).

“Real Property” means the real property owned, leased, subleased or occupied by the Company or a Company Subsidiary, together with all buildings, structures, improvements and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment of receptacles, or disposing into the environment, including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Consents” has the meaning set forth in Section 6.01(i).

“Resolution Period” has the meaning set forth in Section 2.05(b)(ii).

“Response,” “Removal,” and “Remedial Action” have the meanings ascribed to them in Sections 101(23)-101(25) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. §§ 9601(23)-9601(25).

“Review Period” has the meaning set forth in Section 2.05(b)(i).

“SAR Cancellation Agreement” has the meaning set forth in the recitals.

“SAR Consideration” has the meaning set forth in Section 2.01.

“SAR Holder Payment” has the meaning set forth in Section 2.07.

“SAR Holders” has the meaning set forth in the recitals.

“SARs” means all outstanding stock appreciation rights awarded under the Option and SAR Plan.

“SEC” means the Securities and Exchange Commission.

“Second Request” has the meaning set forth in Section 6.05(c).

“Section 503” has the meaning set forth in Section 4.20(f).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnitees” has the meaning set forth in Section 9.03.

“Seller Releasees” has the meaning set forth in Section 6.13(b).

“Sellers” has the meaning set forth in the preamble.

“Sellers’ Accountants” means Deloitte.

“Sellers’ Disclosure Letter” means the disclosure letter delivered by the Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Sellers’ Representative” has the meaning set forth in the preamble.

“Shareholder Agreement” means the Shareholder Agreement between Buyer, Gulf Houghton, Gulf Oil International, Ltd. and Gulf Oil Corporation, Ltd. substantially in the form attached hereto as Exhibit E.

“Shares” has the meaning set forth in the recitals.

“Stated Debt Financing” has the meaning set forth in Section 5.07.

“Statement of Objections” has the meaning set forth in Section 2.05(b)(ii).

“Stock Consideration” means either: (i) if the Charter Amendment is not approved at the Buyer Shareholders Meeting, that number of shares of a newly designated series of preferred stock of Buyer having, as of the date of the Buyer Shareholders Meeting, terms as set forth in Exhibit F hereto, including in the aggregate, economic rights commensurate with a 24.5% ownership interest of the outstanding shares of Buyer Common Stock and possessing 24.5% of the voting power of Buyer’s outstanding capital stock (such voting and economic rights to be increased by one vote and one right to a dividend distribution for every four shares of Buyer Common Stock issued after the Buyer Shareholders Meeting and outstanding as of the Closing, and similarly decreased for every four shares of Buyer Common Stock repurchased by Buyer or a subsidiary of Buyer after the Buyer Shareholders Meeting and before the Closing) or (ii) if the Charter Amendment is approved at the Buyer Shareholders Meeting, that number of shares of Buyer Common Stock comprising 24.5% of the Buyer Common Stock outstanding immediately after the Closing.

“Substantive Communication” means any communication relating to merits, remedies (including divestitures and potential divestiture buyers, any consent decree or other settlement agreement or any regulatory commission vote), timing agreement or timing of any significant decision or significant action in connection with any regulatory approval or clearance.

“Tax Benefit” has the meaning set forth in Section 9.10.

“Tax Claim” has the meaning set forth in Section 7.02.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, supranational, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, value added or other taxes, fees, assessments, social security contributions (including national insurance contributions), customs duties, escheat or unclaimed property obligations or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third Party Claim” has the meaning set forth in Section 9.05(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Shareholder Agreement, the Non-Competition and Non-Solicitation Agreement and all other agreements, Contracts, instruments, certificates or documents required to be delivered in connection with the transactions contemplated by this Agreement.

“Transaction Expenses” means all costs, fees and expenses that are incurred by or on behalf of the Sellers, the Company or any Company Subsidiary in connection with the negotiation, preparation and execution of the

Transaction Documents or the consummation of the transactions contemplated thereby (whether incurred before or after the date of this Agreement), including, without limitation, any brokerage fees, commissions, finder’s fees, investment banking fees, attorney’s fees and financial advisory fees.

“Triggering Divestiture” means the divestiture, license, hold separate, sale or other disposition, undertaken or entered into to fulfill the conditions set forth in Section 8.01(a) or Section 8.01(b), of or with respect to certain of the businesses, assets, properties or product lines of (i) the Company, (ii) any Company Subsidiary, (iii) Buyer or (iv) any of Buyer’s subsidiaries.

“Union” has the meaning set forth in Section 4.20(b).

“U.S. Benefit Plan” means a Benefit Plan maintained primarily for the benefit of current or former employees, officers or directors employed, or otherwise engaged in the United States.

“VEVRAA” has the meaning set forth in Section 4.20(f).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign (supranational, national, federal, state or local) laws related to plant closings, relocations, mass layoffs and employment losses.

“Wire Transfer Instructions” means the wire transfer instructions of, as applicable, each Seller, each Optionholder, each SAR Holder, the Company and the Buyer, as designated in writing by such Person before the Closing or otherwise designated in writing by such Person from time to time.

ARTICLE II

Purchase and Sale

2.01 Purchase and Sale, Cancellation of Options and SARs. Subject to the terms and conditions set forth herein, at the Closing: (a) the Sellers shall sell to Buyer, or (at Buyer’s request) a direct or indirect subsidiary of Buyer, and Buyer shall purchase from the Sellers, the Shares, free and clear of all Encumbrances, (b) the Optionholders shall surrender the Options for cancellation pursuant to the Option Cancellation Agreements, in each case, for the consideration specified in 2.02, (c) the SAR Holders shall surrender the SARs for cancellation pursuant to the SAR Cancellation Agreements, in each case, for the consideration specified in 2.02 and (d) the Buyer shall pay and deliver the Purchase Price as provided in this Agreement. The Purchase Price (as set forth and subject to adjustment as provided in this Agreement) will be allocated among the Sellers, the Optionholders and SAR Holders pursuant to the Allocation Certificate. Effective upon consummation of the Closing, (i) all outstanding Options shall be cancelled and terminated and become null, void and of no further effect, and (ii) all outstanding SARs shall be cancelled and terminated and become null, void and of no further effect. The aggregate amount payable to all Optionholders in accordance with 2.03(a)(ii) is referred to as the “Option Consideration”. The aggregate amount payable to all SAR Holders in accordance with 2.03(a)(iii) is referred to as the “SAR Consideration”. All payments of Option Consideration to Optionholders shall be subject to and in accordance with the Option Cancellation Agreements. All payments of SAR Consideration to SAR Holders shall be subject to and in accordance with the SAR Cancellation Agreements. Following the Closing, the Company shall make payments to the SAR Holders and Optionholders (subject to applicable withholding Tax) as contemplated by 2.03.

2.02 Purchase Price.

(a) The aggregate purchase price for the Shares and the termination of the Options and SARs (the “Purchase Price”) shall be: (i) the Cash Payment, plus (ii) the Stock Consideration, subject to adjustment pursuant to 2.05.

(b) At least two (2) Business Days prior to the Closing, the Company shall prepare and deliver to Buyer a certificate (the “Allocation Certificate”) that shall set forth, as of the Closing Date, the following: (a) the name of each Seller, the number of Shares held by each Seller and the portion of the Purchase Price payable to each such Seller and the portion of the Indemnification Escrow Amount allocable to each such Seller (which shall be expressed as a percentage); (b) the name of each Optionholder, the number of shares subject to Options held by such Optionholder and the related exercise price, the portion of the Purchase Price payable to each Optionholder and the portion of the Indemnification Escrow Amount allocable to each such Optionholder (which shall be expressed as a percentage and, for the avoidance of doubt, shall only be in cash and not Stock Consideration) and (iii) the name of each SAR Holder, the SARs held by such SAR Holder and the related base value, and the portion of the Purchase Price payable to each SAR Holder and the portion of the Indemnification Escrow Amount allocable to each such SAR Holder (which shall be expressed as a percentage and, for the avoidance of doubt, shall only be in cash and not Stock Consideration). The parties agree that the Buyer shall be entitled to rely on the Allocation Certificate in making payments under Article II and the Buyer shall not be responsible for the calculations or the determinations regarding such calculations in such Allocation Certificate.

(c) At least two (2) Business Days prior to the Closing, Buyer shall prepare and deliver to the Company a certificate that shall set forth as of the preceding Business Day, the number of issued and outstanding shares of Buyer Common Stock and the number of shares of Buyer Common Stock for which options or other equity interests to purchase are then outstanding.

2.03 Transactions to be Effected at the Closing.

(a) Buyer shall perform the following actions at the Closing:

(i) Deliver to the Escrow Agent, in accordance with the Escrow Agreement, (A) in cash by wire transfer of immediately available funds, the cash portion of the Indemnification Escrow Amount plus (B) the stock portion of the Indemnification Escrow Amount by book-entry transfer. The Indemnification Escrow Amount will be held in escrow and distributed in accordance with the terms of the Escrow Agreement. The Indemnification Escrow Amount will be available to satisfy the Sellers’, Optionholders’ and SAR Holders’ indemnification obligations under this Agreement;

(ii) Deliver to the Company, for distribution to the Optionholders (or, with respect to the amount described in clause (B) below, for payment by the Company in accordance with its obligations described in clause (B)), in accordance with the Company’s payroll practices and applicable withholding, an amount in cash equal to (A) the aggregate amount (subject to applicable withholding Tax and less the cash portion of the Indemnification Escrow Amount allocable to each such Optionholder) set forth opposite each Optionholder’s name on the Allocation Certificate upon execution of an Option Cancellation Agreement by such Optionholder, plus (B) an amount equal to the Company’s payroll tax and benefit plan obligations with respect to the amounts to be paid to the Optionholders.

(iii) Deliver to the Company, for distribution to the SAR Holders (or, with respect to the amount described in clause (B) below, for payment by the Company in accordance with its obligations described in clause (B)), in accordance with the Company’s payroll practices and applicable withholding, an amount in cash equal to (A) the aggregate amount (subject to applicable withholding Tax and less the cash portion of the Indemnification Escrow Amount allocable to each such Optionholder) set forth opposite each SAR Holder’s name on the Allocation Certificate upon execution of an SAR Cancellation Agreement by such SAR Holder, plus (B) an amount equal to the Company’s payroll tax and benefit plan obligations with respect to the amounts to be paid to the SAR Holders.

(iv) Deliver the balance of the cash portion of the Purchase Price, after taking into account the payments set forth in clauses (i) through (iii) of this 2.03, to the Paying Agent for the benefit of the Sellers in cash by wire transfer of immediately available funds to an account designated in writing to the Buyer by the Sellers’ Representative at least two (2) Business Days prior to the Closing; and

(v) Deliver the balance of the Stock Consideration by book-entry transfer, after taking into account the delivery of the stock portion of the Indemnification Escrow Amount set forth in clause (i) of this 2.03, to the Sellers; and

(vi) Execute and deliver to the Sellers’ Representative the Transaction Documents and all other agreements, documents, instruments or certificates required to be executed and delivered by Buyer at or before the Closing pursuant to 8.03 of this Agreement.

(b) Each Seller shall perform the following actions at or prior to the Closing:

(i) Execute and deliver to the Company share transfer forms with respect to all Shares held by such Seller in favor of the Buyer, together with any certificates held in connection thereto;

(ii) cause the Company to deliver to Buyer a certified copy of the Company’s register of members, showing the Buyer as the holder of all of the Shares; and

(iii) Execute and deliver to Buyer the Transaction Documents and all other agreements, documents, instruments or certificates required to be executed and delivered by such Seller at or before the Closing pursuant to 8.02 of this Agreement.

2.04 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at 9:00 a.m., Philadelphia time, no later than seven (7) Business Days after the last of the conditions to Closing set forth in ARTICLE VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, Pennsylvania 19103 or at such other time or on such other date or at such other place as the Sellers’ Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

2.05 Adjustments to Purchase Price.

(a) If a Triggering Divestiture occurs, the amount of the cash portion of the Purchase Price shall be reduced by an amount of the Pro Forma Net Sales represented by the assets divested in such Triggering Divestiture as follows: (i) if the assets divested related to up to $40 million of Pro Forma Net Sales, such amount shall not change; (ii) if the assets divested related to between $40 million and $60 million of Pro Forma Net Sales, such amount shall be reduced by 20% of the amount of Pro Forma Net Sales in excess of $40 million and (iii) if the assets divested related to between $60 million and $80 million of Pro Forma Net Sales, such amount shall be reduced by 30% of the amount of Pro Forma Net Sales in excess of $60 million. For purposes of this Agreement, “Pro Forma Net Sales” shall mean the actual 2016 annual net sales directly or indirectly generated by the business or businesses of Buyer, Seller or both, divested in a Triggering Divestiture, as calculated pursuant to 2.05(b).

(b) At least five (5) Business Days before the scheduled Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a statement (the “Cash Payment Adjustment Statement”) setting forth Buyer’s calculation of the aggregate adjustment to the Purchase Price pursuant to 2.05(a) (the “Adjustment Amount”). Such calculation shall be prepared by Buyer and, to the extent the Triggering Divestiture relates to the businesses, assets, properties or product lines of (x) the Company or any Company Subsidiary, shall be calculated consistently with the accounting principles, policies, practices and classifications used to calculate net sales in the 2016 Audited Financial Statements of the Company or (y) the Buyer or any subsidiary of Buyer, shall be calculated consistently with the accounting principles, policies, practices and classifications used to calculate net sales in the 2016 audited financial statements of the Buyer. During the five (5) Business Day period before the scheduled Closing Date, Buyer and its Representatives shall be available to the Sellers’ Representative and its Representatives for any questions or comments on the Adjustment Amount. The amount of the cash portion of the Purchase Price payable at Closing shall be decreased by the Adjustment Amount. Following the Closing, the

Sellers’ Representative and the Buyer shall resolve any dispute regarding the calculation of the Adjustment Amount as follows.

(i) Examination. During the sixty (60) days following the Closing Date (the “Review Period”) the Sellers’ Representative shall have the right to review the Cash Payment Adjustment Statement. During the Review Period, the Sellers’ Representative and Sellers’ Accountants shall have full access to the books and records of the Company and the Company Subsidiaries, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the calculation of the Adjustment Amount as the Sellers’ Representative may reasonably request for the purpose of reviewing the Cash Payment Adjustment Statement and whether the Adjustment Amount was prepared in accordance with 2.05(b); provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer or its subsidiaries or the Company or any Company Subsidiaries.

(ii) Objection. On or before the last day of the Review Period, the Sellers’ Representative may object to the calculation of the Adjustment Amount by delivering to Buyer a written statement setting forth the Sellers’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Sellers’ Representative’s assertion that such was not prepared in accordance with 2.05(b) (the “Statement of Objections”). If the Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Cash Payment Adjustment Statement shall be deemed to have been accepted by the Sellers’ Representative, and the Adjustment Amount shall be deemed to be the Final Adjustment Amount. If the Sellers’ Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Sellers’ Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Adjustment Amount and the Cash Payment Adjustment Statement with such changes as may have been previously agreed in writing by Buyer and the Sellers’ Representative, shall be final and binding.

(iii) Resolution of Disputes. If the Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants (other than Sellers’ Accountants, Buyer’s Accountants or any other accounting firm that has been engaged by any party to this Agreement or any Affiliate of such party to perform services in connection with the transactions contemplated by this Agreement), appointed by mutual agreement of Buyer and the Sellers’ Representative (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Adjustment Amount and, as the case may be, the Cash Payment Adjustment Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Cash Payment Adjustment Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and disbursements of the Independent Accountant shall be borne by the Party (i.e., the Sellers’ Representative, on the one hand, or the Buyer, on the other hand) that assigned amounts to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Independent Accountant (or equally in the event the Parties’ assigned amounts were, on a net basis, each within 15% of the amount finally determined by the Independent Accountant).

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Cash Payment Adjustment Statement and/or the Adjustment Amount shall be conclusive and binding upon the parties hereto, and the Adjustment Amount shall be deemed to be the Final Adjustment Amount. In making its determination, the Independent Accountant, in its sole discretion, will determine: (i) the nature and extent of the participation by Buyer, the Sellers’ Representative, the Sellers and their respective Representatives in connection with the resolution of any disagreement submitted to the Independent Accountant; (ii) the nature and extent of the information that may be submitted to the Independent Accountant for consideration in connection with such resolution and (iii) the personnel of the Independent Accountant who will review such information and resolve such disagreement.

(vi) Payments of Final Adjustment Amount. Within ten (10) Business Days after the determination of the Final Adjustment Amount:

(i) if the result of (1) the Final Adjustment Amount minus (2) the Adjustment Amount is a negative number, then the cash portion of the Purchase Price will be adjusted downward by the amount of such shortfall, and the Sellers’ Representative shall pay the amount of such difference to Buyer; and

(ii) if the result of (1) the Final Adjustment Amount minus (2) the Adjustment Amount is a positive number then the cash portion of the Purchase Price will be adjusted upward by the amount of such excess, and the Buyer shall pay the amount of such difference to the Paying Agent for the benefit of the Sellers, the Optionholders and the SAR Holders.

(c) Adjustments for Tax Purposes. Any payments made pursuant to 2.05 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

2.06 Post-Closing Payments. Unless the context of any Transaction Document expressly requires otherwise, any payment to be made by Buyer or the Escrow Agent, as the case may be, after the Closing Date, to or on behalf of any of the Sellers, Optionholders or SAR Holders pursuant to: (a) 2.05 or ARTICLE IX of this Agreement or (b) the Escrow Agreement, will be made to the Paying Agent for further distribution to the Sellers, Optionholders, SAR Holders and the Company proportionately (in accordance with the proportion of the Purchase Price allocated to such Seller, Optionholder and SAR Holder pursuant to the Allocation Certificate and to the Company to cover its payroll tax and benefit plan obligations with respect to such amounts). In addition, any such payment to be made to the Paying Agent will be paid by wire transfer of immediately available funds to the Paying Agent on behalf of such Seller, Optionholder, SAR Holder and the Company in accordance with the applicable Wire Transfer Instructions.

2.07 Withholding Tax. Buyer, the Escrow Agent and the Company shall be entitled to deduct and withhold from the Purchase Price and other amounts payable under this Agreement all Taxes, if any, that Buyer, the Escrow Agent and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to the Sellers hereunder. Without limiting the foregoing: (a) any payment otherwise to be made by the Buyer to the Sellers’ Representative on behalf of any Optionholder pursuant to 2.03(a)(i) of this Agreement (each, an “Optionholder Payment”) who is an employee or former employee of the Company or a Company Subsidiary shall be instead paid to the Company or Company Subsidiary, as applicable, that as of the Closing makes (or had made) payments of wages to such Optionholder on behalf of such Optionholder; (b) any payment otherwise to be made by the Buyer to the Sellers’ Representative on behalf of any SAR Holder pursuant to 2.03(a)(i) of this Agreement (each, a “SAR Holder Payment”) who is an employee or former employee of the Company or a Company Subsidiary shall be instead paid to the Company or Company Subsidiary, as applicable, that as of the Closing makes (or had made) payments of wages to such SAR Holder on behalf of such SAR Holder; and (c) the Company or applicable Company Subsidiary shall pay to such Optionholder or SAR Holder the amount of such Optionholder Payment or SAR Holder Payment on the Closing Date funded from the Purchase Price; provided, however, that (x) the amount of such Optionholder Payment and SAR Holder Payment shall be reduced by the amount of applicable payroll withholding Taxes for such Optionholder’s or SAR Holder’s income and employment Taxes with respect to such Optionholder Payment or SAR Holder Payment and (y) the Company or Company Subsidiary shall remit any such Taxes to the appropriate Governmental Authority. Prior to making any deduction or withholding from the Purchase Price or other amounts payable under this Agreement (other than an Optionholder Payment or SAR Holder Payment), the applicable withholding agent shall provide three (3) days’ prior written notice to the Sellers’ Representative of the amounts subject to deduction or withholding and a reasonable opportunity to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding. Buyer, the Escrow Agent and the Company agree to cooperate with the Sellers’ Representative and the Sellers in mitigating, reducing or eliminating any such deduction or withholding.

2.08 Paying Agent. Prior to the Closing, the Company shall designate a bank or trust company reasonably satisfactory to Buyer (the “Paying Agent”), to act as agent for the parties for purposes of, among other things, distributing to the Sellers, the Optionholders and SARs Holders the consideration and other amounts to which they are entitled pursuant to this Agreement. Prior to the Closing, the Company shall enter into a paying agent agreement, in customary form on terms reasonably acceptable to Buyer, the Sellers’ Representative and the Company (the “Paying Agent Agreement”).

ARTICLE III

Representations and Warranties of the Sellers

Except as set forth in the correspondingly numbered Section of the Sellers’ Disclosure Letter, each Seller, severally and not jointly, represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

3.01 Organization and Authority of the Sellers.

(a) Each Seller that is a corporation is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Such Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller of this Agreement and any other Transaction Document, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Seller. Each Seller who is a natural person has the capacity to enter into this Agreement and the other Transaction Documents to which he or she is a party, to carry out his or her obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(b) This Agreement has been duly executed and delivered by such Seller and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms. When each other Transaction Document to which such Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms.

3.02 No Conflicts; Consents. Except as set forth in 3.02 of the Sellers’ Disclosure Letter and except for the applicable requirements of the Antitrust Laws and compliance with applicable federal and state securities laws, the execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) to the extent such Seller is an entity, conflict with or result in a violation or breach of, or default under, any provision of its organizational documents or any resolution adopted by its board of directors (or similar governing authority) or shareholders; (b) conflict in any material respect with or result in a material violation or breach of any provision of any Law or Order applicable to such Seller; (c) require the consent, notice or other action by any Person, materially conflict with, result in a material violation or breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any material Contract to which such Seller is a party or by which such Seller is bound or to which any of its material properties and assets are subject or any material Permit affecting the properties, assets or businesses of such Seller or (d) result in the creation or imposition of any Encumbrance on any of the Shares or, except as would not reasonably be expected to have a Material Adverse Effect, any other material properties or assets of such Seller. No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for: (i) such filings as may be required under the Antitrust Laws and (ii) such consents, approvals, Permits, Orders, declarations or notices, the failure to make or obtain would not materially affect the ability of such Seller to enter into this Agreement and the other Transaction Documents and consummate the transactions contemplated hereby and thereby.

3.03 Ownership of Shares. Such Seller is the true and lawful owner, of record and beneficially, of its portion of the Shares as identified in 3.03 of the Sellers’ Disclosure Letter, free and clear of all Encumbrances, and such Shares constitute all of the Shares and Equity Interests of the Company so owned by such Seller. None of such Seller’s Shares are subject to any restrictions on transfer thereof, other than such restrictions imposed by applicable securities Laws. Such Seller has the full power and authority to transfer and convey, and will convey to Buyer at Closing, good and valid title to the Shares owned by such Seller, free and clear of any Encumbrances.

3.04 Legal Proceedings. There are no (and during the past three (3) years there have not been any) Actions settled, pending or, to such Seller’s Knowledge, threatened (a) against or by such Seller or any Affiliate thereof affecting any of its properties or assets and relating to the Shares, the Company or any Company Subsidiary or (b) against or by such Seller or any Affiliate thereof that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any other Transaction Document. To such Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

3.05 Brokers. Except for RBC Capital Markets and its Affiliates, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by such Seller.

3.06 Securities Matters.

(a) Such Seller acknowledges that the shares comprising the Stock Consideration are not registered under the Securities Act or any state or foreign securities Laws on the grounds that the issuance thereof to such Seller in connection with the transactions contemplated by this Agreement is exempt from otherwise applicable registration requirements, and that the reliance of Buyer on such exemptions is predicated in part on the acknowledgements, representations and warranties set forth in this 3.06.

(b) Such Seller is acquiring its portion of the shares comprising the Stock Consideration solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof, and such Seller has no plans to enter into any contract, undertaking, agreement or arrangement for any such purpose.

(c) Such Seller acknowledges that the shares comprising the Stock Consideration may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state and foreign securities Laws and regulations, as applicable.

(d) Such Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in its portion of the Stock Consideration and is capable of bearing the economic risks of such investment. Such Seller has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of the Transaction Documents. Without limiting the generality of the foregoing, such Seller acknowledges that Buyer and its Affiliates make no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to such Seller of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Buyer and its subsidiaries or the future business and operations of Buyer and its subsidiaries or any other information or documents delivered or made available to such Seller or its Representatives with respect to Buyer and its subsidiaries or any of the foregoing business, assets, liabilities or operations, except as expressly set forth in this Agreement.

3.07 Sellers’ Investigation and Reliance. Such Seller is a sophisticated party and has made its own investigation, review and analysis regarding the Buyer and the transactions contemplated hereby (including its receipt of Stock Consideration), together with the Representatives that they have engaged for such purpose. Such Seller is not relying, and has not relied, upon any statement, representation or warranty, oral or written, express or implied, made by the Buyer or its Affiliates or Representatives, except as expressly set forth in ARTICLE V. Neither the Buyer nor any of its Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Buyer. Such Seller acknowledges and agrees that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections or forecasts). Nothing in this 3.07 is intended to, or shall be deemed to, modify or limit any of the representations or warranties of the Buyer set forth in ARTICLE V.

3.08 No Other Representations or Warranties. Except for the representations and warranties made by the Company in Article IV and the Sellers in this Article III, none of the Sellers nor any other Person makes any express or implied representation or warranty with respect to Sellers, the Company, the Company Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each Seller hereby disclaims any such other representations or warranties.

ARTICLE IV

Representations and Warranties with Respect to the Company and the Company Subsidiaries

Except as set forth in the correspondingly numbered Section of the Sellers’ Disclosure Letter, the Company and the Sellers (severally and not jointly) represent and warrant to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

4.01 Organization, Authority and Qualification of the Company. The Company is duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to carry on the businesses now conducted by the Company, to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. 4.01 of the Sellers’ Disclosure Letter sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents have been and will be duly authorized upon Closing.

4.02 Capitalization.

(a) The authorized share capital of the Company is US$310,000,000 divided into 310,000,000 ordinary shares of $1.00 par value per share (“Company Common Shares”), of which 3,113,995 shares are issued and outstanding as of the date hereof and constitute the Shares, which issued and outstanding Shares are held by the Persons and in the amounts set forth in 3.03 of the Sellers’ Disclosure Letter. As of the date of this Agreement, the Company has awarded 8,256 SARs which are outstanding and has issued outstanding Options to purchase 270,105 ordinary shares. 4.02(a) of the Sellers’ Disclosure Letter accurately describes the Options and SARs held by each Person on a “de-identified” basis, including the exercise price, base value and expiration date thereof. All of the issued and outstanding Shares have been duly authorized and validly issued, are fully paid and non-assessable.

(b) All of the Shares, SARs and Options were issued in compliance with all applicable Laws. None of the Shares, SARs or Options were issued in violation of any agreement, arrangement or commitment to which any Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) Other than the Options and SARs, there are no outstanding or authorized options, warrants, convertible securities, preemptive rights, rights of first refusal or other rights, agreements, arrangements or commitments of any character to which any Seller, the Company or any Company Subsidiary is a party or is otherwise bound relating to the share capital or securities convertible into or exchangeable for Equity Interests of the Company or obligating the Company to issue or the Company or any Seller to transfer or sell any Equity Interests or securities convertible into or exchangeable for Equity Interests of, or any other interest in, the Company. There are no outstanding obligations of the Company, any Seller or any other Person to repurchase, redeem or otherwise acquire any Equity Interests of the Company. Other than as set forth on 4.02(a) of the Sellers’ Disclosure Letter, the Company does not have outstanding or authorized any share appreciation, phantom share, profit participation or similar rights. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect to which any Seller or the Company is a party or by which any Seller or the Company is bound with respect to the voting or transfer of any of the Shares.

4.03 Subsidiaries.

(a) Except for Equity Interests in other Company Subsidiaries or as otherwise set forth on 4.03(a) of the Sellers’ Disclosure Letter, neither the Company nor any Company Subsidiary owns (or has within the past three (3) years owned) any Equity Interests in any corporation, association, trust, limited liability company, partnership, joint venture or other Person.

(b) Each Company Subsidiary is a legal entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has full corporate, limited liability company or other similar power and authority, and all material Permits, required for the proper establishment of the Company Subsidiary, to carry on the businesses now conducted by it, to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its businesses as they have been and are currently conducted. Each Company Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. The articles of incorporation and other organizational documents relating to the Company Subsidiaries are valid and have been duly approved, to the extent necessary, by the applicable Governmental Authority. The Equity Interests of each Company Subsidiary have been duly authorized, are valid and are fully paid and non-assessable.

(c) Except as set forth on 4.03(c) of the Sellers’ Disclosure Letter: (i) all of the issued and outstanding Equity Interests of the Company Subsidiaries are owned beneficially and of record by either the Company or another Company Subsidiary, free and clear of any Encumbrance; (ii) there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Interests of any Company Subsidiary or obligating any Seller, the Company, any Company Subsidiary or any other Person to issue, transfer or sell any Equity Interests of, or any other interest in, any Company Subsidiary; (iii) no Company Subsidiary has outstanding or authorized any share appreciation, phantom share, profit participation or similar rights and (iv) there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any Equity Interests of any Company Subsidiary.

(d) 4.03(d) of the Sellers’ Disclosure Letter sets forth a true and complete organizational chart of the Company and the Company Subsidiaries and any other corporation, association, trust, limited liability company, partnership, joint venture or other Person in which the Company or any Company Subsidiary owns any Equity Interests and accurately identifies the percentage of Equity Interests that the Company and each other Company Subsidiary so owns therein.

4.04 No Conflicts; Consents. Except as set forth in 4.04 of the Sellers’ Disclosure Letter, the execution, delivery and performance by the Company of any of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of association, by-laws or other organizational documents of the Company or any Company Subsidiary; (b) conflict in any material respect with or result in a material violation or breach of any provision of any Law or Order applicable to the Company or any Company Subsidiary; (c) require the consent, notice or other action by any Person under, materially conflict with, result in a material violation or breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any Material Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound or to which any of its material properties and assets are subject or any material Permit affecting the properties, assets or businesses of the Company or any Company Subsidiary or (d) result in the creation or imposition of any material Encumbrance other than Permitted Encumbrances on any material properties or assets of the Company or any Company Subsidiary. No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for: (i) such filings as may be required under the Antitrust Laws and (ii) such consents, approvals, Permits, Orders, declarations or notices, the failure to make or obtain would not affect the Company or any Company Subsidiary in any material respect.

4.05 Financial Statements. True and complete copies of the Company’s audited financial statements consisting of the consolidated balance sheet of the Company and the Company Subsidiaries as at December 31 in each of the years 2014, 2015 and 2016 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and of the unaudited financial statements consisting of the consolidated balance sheet of the Company and the Company Subsidiaries as at February 28, 2017 and the related statements of income and retained earnings and shareholders’ equity for the two (2) month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been provided to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented. The Financial Statements were prepared from the books and records of the Company and the Company Subsidiaries, and fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial condition of the Company and the Company Subsidiaries for the respective periods or as of the respective dates set forth therein. The consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Company and the Company Subsidiaries as of February 28, 2017 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company and the Company Subsidiaries maintain a standard system of accounting established and administered in accordance with GAAP.

4.06 Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any material Liabilities of any nature whatsoever, except: (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date; (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, materially greater than or different from those reflected on the Interim Balance Sheet and (c) those which have arisen pursuant to agreements, commitments and undertakings entered into in the ordinary course of business consistent with past practice, which are not, in any material respect, in default.

4.07 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, except as set forth in 4.07 of the Sellers’ Disclosure Letter, there has not been, with respect to the Company or any Company Subsidiary, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) (i) amendment of the certificate of incorporation, articles of association, by-laws or other equivalent organizational documents of the Company or of GHGL London Ltd, GHG Lubricants Holdings Ltd, G.H Holdings Inc., Houghton Magyarország Kft., GH Asia Pacific Pte Ltd, HII Holding Corporation or Houghton International Inc. or (ii) amendment in any material respect of the certificate of incorporation, articles of association, by-laws or other equivalent organizational documents of any other Company Subsidiary;

(c) split, combination or reclassification of any shares or units of its Equity Interests;

(d) issuance, sale, transfer or other disposition of any of its Equity Interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity Interests;

(e) declaration or payment of any dividends or distributions on or in respect of any of its Equity Interests or redemption, purchase or acquisition of its Equity Interests (other than dividends or distributions declared or paid by any Company Subsidiary to the Company or any other Company Subsidiary or redemptions, purchases or acquisitions by the Company or any Company Subsidiary of Equity Interests of any Company Subsidiary);

(f) material change in any accounting principles or in any method of accounting or accounting practice, except as disclosed in the notes to the Financial Statements or as may be required by changes to GAAP or applicable Law;

(g) material change in cash management practices, policies or procedures, or in the practices, policies or procedures with respect to collection of accounts receivable;

(h) incurrence, assumption or guarantee of any Indebtedness in an aggregate amount exceeding $500,000, except unsecured current obligations incurred in the ordinary course of business consistent with past practice;

(i) except in the ordinary course of business consistent with past practice, transfer, assignment, sale, lease, exclusive license or other disposition of any of the material assets shown or reflected in the Balance Sheet or cancellation of any material Indebtedness or entitlements;

(j) material damage, destruction or loss (whether or not covered by insurance) to any material asset or property of the Company or any Company Subsidiary;

(k) any capital investment in, or any loan to, any other Person in an amount in excess of $500,000 in the aggregate;

(l) acceleration, material waiver, cancellation, termination, material amendment or material modification to any Material Contract, except in the ordinary course of business consistent with past practice;

(m) imposition of any Encumbrance (other than a Permitted Encumbrance) upon any properties, Equity Interests or assets, tangible or intangible, of the Company or any Company Subsidiary;

(n) except as required by Law or as done in the ordinary course of business consistent with past practice and not done in anticipation of the transactions contemplated by this Agreement, (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its manager-level employees, officers, directors or managers or (ii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director or manager it being understood that, solely for purposes of preparing Section 4.07(n) of the Sellers’ Disclosure Letter, such schedule shall list names (if applicable);

(o) except as required by Law or in the ordinary course of business consistent with past practice and not done in anticipation of the transactions contemplated by this Agreement, adoption, modification or termination of any: (i) employment, severance, change in control, retention or other agreement with any employee, officer, director or manager, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case, whether written or oral;

(p) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal, foreign or state bankruptcy (or similar) Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(q) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $500,000, individually (in the case of a lease, per annum) or $1,000,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(r) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(s) action to make, change or rescind any material Tax election, file any material amended Tax Return or claim for refund, adopt or change any method of accounting, extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax, settle or compromise any Tax Liability or refund or enter into any agreement relating to Taxes (other than by reason of customary provisions in any Contract with third parties entered into in the ordinary course of business the principal purpose of which does not relate to Tax), in each case to the extent it could have the effect of increasing the Tax Liability or reducing any Tax asset of Buyer, the Company or any Company Subsidiary in respect of any tax period beginning after the Balance Sheet Date; or

(t) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.08 Material Contracts.

(a) 4.08(a) of the Sellers’ Disclosure Letter lists each of the following Contracts to which the Company or any Company Subsidiary is a party or is otherwise bound (such Contracts being “Material Contracts”):

(i) each Contract (other than FLUIDCARE Contracts) involving aggregate consideration in excess of $1,500,000 and requiring performance by any party more than one (1) year from the effective date of such Contract and which cannot be cancelled by the Company or the Company Subsidiary without penalty on less than thirty (30) days’ notice, it being understood that, solely for purposes of preparing Section 4.08(a)(i) of the Sellers’ Disclosure Letter, such schedule shall list such Contracts on a “de-identified” basis;

(ii) each FLUIDCARE Contract involving aggregate consideration in excess of $1,000,000 and requiring performance by any party more than one (1) year from the effective date of such Contract and which cannot be cancelled by the Company or the Company Subsidiary without penalty on less than thirty (30) days’ notice, it being understood that, solely for purposes of preparing Section 4.08(a)(ii) of the Sellers’ Disclosure Letter, such schedule shall be limited to the top 15 FLUIDCARE Contracts by aggregate consideration and shall list such Contracts on a “de-identified” basis;

(iii) all Contracts that require the Company or any Company Subsidiary to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions, it being understood that, solely for purposes of preparing Section 4.08(a)(iii) of the Sellers’ Disclosure Letter, such schedule shall list such Contracts on a “de-identified” basis;

(iv) all Contracts that provide for the assumption of any Tax Liability of any Person;

(v) each Contract entered into within the last three (3) years for the sale of any of the Equity Interests or, other than in the ordinary course of business consistent with past practice, any of the material assets or properties of the Company, any Company Subsidiary or any other Person (whether by merger, sale of equity, sale of assets or otherwise) or, for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any such assets, properties or securities;

(vi) all agency and distribution Contracts that involve consideration in excess of $1,000,000 per annum and which cannot be cancelled by the Company or the Company Subsidiary without penalty, losses or damages on less than thirty (30) days’ notice, it being understood that, solely for purposes of preparing Section 4.08(a)(vi) of the Sellers’ Disclosure Letter, such schedule shall list such Contracts on a “de-identified” basis;

(vii) all employment, severance, change of control, retention or other agreements with current or former employees, officers or directors, which, unless otherwise required by application Law, are not cancellable without penalty on less than thirty (30) days’ notice (other than the payment of severance not in excess of that provided under the severance policies disclosed in 4.19(a)(i)–(iii), if any, of the Sellers’ Disclosure Letter), it being understood that, solely for purposes of preparing Section 4.08(a)(vii) of the Sellers’ Disclosure Letter, such schedule shall list such Contracts on a “de-identified” basis;

(viii) all Contracts relating to Indebtedness to or of the Company or any Company Subsidiary in excess of $500,000;

(ix) all Contracts with any Governmental Authority involving aggregate consideration in excess of $500,000 (“Government Contracts”);

(x) all Contracts that limit or purport to limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time or sell or purchase from any other Person;

(xi) [Intentionally Omitted]

(xii) all collective bargaining agreements or Contracts with any Union;

(xiii) each partnership, joint venture, joint operating agreement or similar Contract, including any Contract involving a sharing of profits, losses, costs, or Liabilities, and each agreement granting any Person the right to issue instructions to the management of a Company Subsidiary, by the Company or any Company Subsidiary with any other Person;

(xiv) each Contract related to or creating an Encumbrance (other than a Permitted Encumbrance or equipment leases that are not in excess of $1,000,000) of any nature relating to or affecting any of the Company’s or any Company Subsidiary’s material assets or the Real Property and all Contracts relating thereto;

(xv) each Contract granting a power of attorney to an unaffiliated third party with respect to any business of the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practice;

(xvi) each Contract under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;

(xvii) each Contract in excess of $1,000,000 that provides any customer of the Company or any Company Subsidiary with pricing discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Company or any Company Subsidiary based on the volume of purchases, including any Contract containing “most favored nation” provisions, it being understood that, solely for purposes of preparing Section 4.08(a)(xvii) of the Sellers’ Disclosure Letter, such schedule shall list such Contracts on a “de-identified” basis;

(xviii) all Contracts concerning the lease of any Real Property (each such property a “Leased Real Property”) (including without limitation, brokerage contracts) listed or otherwise disclosed in 4.09(b) of the Sellers’ Disclosure Letter;

(xix) all Company IP Agreements set forth in 4.11(b) of the Sellers’ Disclosure Letter; and

(xx) any other Contract that is material to the Company or any Company Subsidiary or which imposes material obligations or restrictions on the Company or any Company Subsidiary and not previously disclosed pursuant to this 4.08 in excess of $1,000,000 per annum.

(b) Each Material Contract is valid and binding on the Company or the applicable Company Subsidiary that is a party thereto in accordance with its terms and is in full force and effect. None of the Company or any Company Subsidiary or, to Sellers’ Knowledge, any other party thereto is (or with notice or lapse of time or both would be) in breach of or default under, in any material respect, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer, with the exception of Contracts listed pursuant to Section 4.08(a)(i), (ii), (iii), (vi), (vii) and (xvii), which have been made available to Buyer’s Representative on a clean room basis pursuant to that certain Clean Room Agreement, dated as of June 16, 2016, by and among Buyer, Houghton International, Inc., the Company and Grant Thornton LLP and that certain Addendum to Clean Room Agreement, dated as of July 14, 2016, by and among Buyer, Houghton International, Inc., the Company, Grant Thornton LLP and Hitachi Consulting Corporation.

4.09 Title to Assets; Real Property.

(a) The Company and each Company Subsidiary has, in the case of owned Real Property, good and marketable fee simple title to such owned Real Property, which, to the Seller’s Knowledge is validly recorded or registered in the applicable governmental land registry and, in the case of Leased Real Property, a good and valid leasehold interest in, or a valid land use right, or a valid license to use, all Leased Real Property and all other personal property and other assets leased by the Company in connection with the operation of the business as currently conducted. To the Seller’s Knowledge, the Company or a Company Subsidiary is the sole legal and beneficial owner of the owned Real Properties and the sole legal and beneficial holder of the leasehold interest in all Leased Real Property. All such properties and assets (including land use right and leasehold interests) are free and clear of Encumbrances except for any Permitted Encumbrances.

(b) 4.09(b) of the Sellers’ Disclosure Letter lists: (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company or any Company Subsidiary, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; (iii) if a land use right to such Property is obtained through a land grant contract, the counterparty to such a contract, the total amount of land premium paid and to be paid, and the expiration of the term of such a contract; and (iv) the current use of such property. With respect to owned Real Property, the Sellers have delivered to Buyer true and complete copies of the deeds and other instruments (as recorded) by which the Company or any Company Subsidiary acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Sellers or the Company or any Company Subsidiary and relating to the Real Property. With respect to leased Real Property, the Sellers have delivered to Buyer true and complete copies of any leases affecting the Real Property. None of the Sellers, the Company nor any Company Subsidiary has leased, licensed or granted any right to occupy any of the Real Property to a Person other than the Company or a Company Subsidiary. Except as set forth in 4.09(b) of the Sellers’ Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any material subordination, non-disturbance or attornment agreement with respect to any leased Real Property. None of the Sellers, the Company nor any Company Subsidiary is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. Each Real Property lease is in full force and effect and constitutes the valid and legally binding obligation of the Company or the Company Subsidiary that is a party thereto, enforceable in accordance with its terms. Each land grant contract for Real Property in China, as applicable, is in full force and effect and constitutes the valid and legally binding obligation of the Company Subsidiary and all necessary approvals and registrations with the Governmental Authority have been obtained and effected with respect thereto. To Seller’s Knowledge, there is no dispute or breach or event that with the passage of time or with notice, or both, would constitute a default in any material respect under any Real Property lease or land grant contract by the Company or any Company Subsidiary or, to Sellers’ Knowledge, by any other party thereto. None of the Sellers, the Company nor any Company Subsidiary has collaterally assigned, granted or created any Encumbrance (other than any Permitted Encumbrance) with respect to any owned or leased Real Property. The use and operation of the Real Property in the conduct of the businesses of the Company and the Company Subsidiaries do not violate in any material respect any covenant, condition, restriction, easement, Permit or Contract. With respect to Real Property in Brazil, no agricultural, livestock, rural colonization or agro-industrial activities are carried out in such Real Property. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company or a Company Subsidiary.

(c) There is no pending or, to Sellers’ Knowledge, threatened Action (including condemnation or eminent domain proceedings) that would reasonably be expected to materially interfere with the use or quiet enjoyment of any of the Real Property by the Company or any Company Subsidiary.

(d) To Seller’s Knowledge, there are no unpaid assessments or, to the Sellers’ Knowledge, proposed changes in property assessments, Tax, land use or other Laws affecting the Real Property. To Sellers’ Knowledge, there are no currently proposed or pending assessments for public improvements against any Real Property. No notice from any Governmental Authority has been received by any Seller, the Company or any Company Subsidiary requiring any material work, repair, construction, alteration or installation on, or in connection with, any of the Real Property that has not been performed.

4.10 Condition and Sufficiency of Assets.

(a) The Real Property, including the walls, ceilings and other structural elements of any improvements erected on any part of the Real Property and the building systems such as water, oil, gas, steam, sewer, storm, sanitary waste water system, heating, plumbing, ventilation, air conditioning, compressed air, telecommunications, electric and other utility services or systems are, to Sellers’ Knowledge, adequate and sufficient for the current operations of the Company’s and the Company Subsidiaries’ businesses, in good working order, repair and operating condition, and are without any structural defects other than that would reasonably be expected to materially affect the value or interfere with the use or quiet enjoyment of any of the Real Property by the Company or any Company Subsidiary. To Seller’s Knowledge, such assets have, in all material respects, been maintained in accordance with generally accepted industry practices.

(b) The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and the Company Subsidiaries are structurally sound, are in good working order, repair and operating condition, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

(c) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company or any Company Subsidiary, together with all other properties and assets of the Company and the Company Subsidiaries, are sufficient for the conduct of the Company’s and each Company Subsidiary’s business and constitute all of the rights, property and assets necessary to conduct the businesses of the Company and each Company Subsidiary as currently conducted.

4.11 Intellectual Property.

(a) 4.11(a) of the Sellers’ Disclosure Letter lists all: (i) Company IP Registrations and (ii) Company Intellectual Property consisting of software and trademarks and tradenames that are not registered but that are material to the Company’s and any Company Subsidiary’s business or operations. For each Company IP Registration, 4.11(a) of the Sellers’ Disclosure Letter includes the following information: (x) for each patent and patent application, the title, patent number or application serial number, jurisdiction, filing date, date issued (if applicable), owner of record and present status thereof and (y) for each registered trademark and trademark application, the mark, application serial number or registration number, jurisdiction, filing date, registration date (if applicable) and owner of record. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are in good standing.

(b) 4.11(b) of the Sellers’ Disclosure Letter lists all Company IP Agreements on a “de-identified” basis, except for Company IP Agreements pursuant to which third parties license to the Company or any Company Subsidiary commercially available or off-the-shelf software with an annual value of less than $250,000. The Sellers have provided Buyer with true and complete copies of all such Company IP Agreements, including all amendments and written waivers thereunder. Except as expressly identified in 4.11(b) of the Sellers’ Disclosure Letter, none of the Sellers, the Company nor any Company Subsidiary has granted any third party exclusive (or exclusive with respect to a specific geography or industry) rights to any Company Intellectual Property.

(c) The Company or a Company Subsidiary is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s or such Company Subsidiary’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Neither the Company nor any Company Subsidiary is obligated (contractually or by Law) to pay any compensation of any kind to any third party with respect to any use of the Company Intellectual Property. Without limiting the generality of the foregoing, every current and former employee, and every current and former independent contractor, of the Company or a Company Subsidiary has entered into written agreements whereby such employees and independent contractors have assigned to the Company or the Company Subsidiary, as applicable, any ownership interest and right they may have in material Company Intellectual Property. Sellers have provided Buyer with true and complete copies of all such agreements.

(d) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or a Company Subsidiary’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s or a Company Subsidiary’s businesses or operations as currently conducted.

(e) The Company’s and the Company Subsidiaries’ rights in the Company Intellectual Property and all Company IP Registrations are subsisting and, to Sellers’ Knowledge, valid and enforceable. The Company and the Company Subsidiaries have taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(f) To Sellers’ Knowledge, the conduct of the Company’s and the Company Subsidiaries’ businesses and the products, processes and services of the Company and the Company Subsidiaries as offered by the Company and the Company Subsidiaries, do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To Sellers’ Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g) Except as set forth on Section 4.11(g) of the Sellers’ Disclosure Letter, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company or any Company Subsidiary; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s or any Company Subsidiary’s rights with respect to any Company Intellectual Property or (iii) by the Company or any Company Subsidiary or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property.

(h) To the Knowledge of the Sellers, neither the Company nor any Company Subsidiary has suffered a material security breach with respect to its data or information or related systems during the last three (3) years.

(i) Neither the Company nor any Company Subsidiary has any obligation to pay any Governmental Authority in respect of (and no Governmental Authority has any right to) any material Company Intellectual Property. None of the Sellers, the Company nor any Company Subsidiary is or ever has been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or any Company Subsidiary to grant or offer to any third party any license or right to any Company Intellectual Property.

(j) The Company and all Company Subsidiaries maintain written information security plans and have complied at all times and in all material respects with such security plans, any privacy policies maintained by the Company and the Company Subsidiaries and all applicable Laws pertaining to privacy and personally identifiable data.

4.12 Inventory. All inventory of the Company and the Company Subsidiaries (including inventory on consignment), whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and, with respect to finished goods, salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established and reflected on the Financial Statements.

4.13 Accounts Receivable. The accounts receivable of the Company and the Company Subsidiaries outstanding on the date hereof represent valid obligations from bona fide sales made or services rendered in the ordinary course of business consistent with past practice, and are properly reflected in the accounting records of the Company and the Company Subsidiaries. The reserves for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company and the Company Subsidiaries have been determined in accordance with GAAP consistently applied with the Financial Statements.

4.14 Customers and Suppliers. 4.14 of the Sellers’ Disclosure Letter lists separately (on a “de-identified” basis): (i) for 2015 and 2016, the top 20 customers of the Company and the Company Subsidiaries (measured by total amounts invoiced, on a consolidated basis), and the aggregate billings attributable, and (ii) for the period from November 1, 2014 through October 31, 2015 and for the calendar year 2016, the 20 suppliers and vendors from whom the Company and the Company Subsidiaries have made the most purchases and the aggregate expenditures attributable to each. As soon as practicable following the date of this Agreement, the Company shall provide Buyer with lists of such suppliers and vendors for the 2015 calendar year and, upon Buyer’s approval of such lists, the Sellers’ Disclosure Letter shall be updated to include such information. No customer listed in 4.14 of the Sellers’ Disclosure Letter has terminated its business with the Company or any Company Subsidiary or materially reduced the volume of, or materially changed the terms on which it does business with the Company or any Company Subsidiary. To the Knowledge of the Sellers, no customer listed in Section 4.14 of the Sellers’ Disclosure Letter has indicated in writing or verbally that it will cease to do business with the Company.

4.15 Insurance. 4.15 of the Sellers’ Disclosure Letter sets forth a true and complete list of all material policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Gulf Houghton or any of its Affiliates (including the Company and the Company Subsidiaries) and relating to (A) the assets, business or operations of, or (B), in their capacities as such employees, officers, directors, members or managers of, the Company and the Company Subsidiaries (collectively, the “Insurance Policies”) in each case identifying: (i) the respective issuers and expiration dates thereof; (ii) all deductible amounts and amounts of coverage available and outstanding thereunder; (iii) whether such policies and binders are “claims made” or “occurrences” policies; (iv) all self-insurance programs or arrangements; (v) any current claims made under any such Insurance Policies and (vi) the date through which coverage will continue by virtue of premiums already paid. True and complete copies of such Insurance Policies have been delivered to Buyer and such Insurance Policies: (A) are sufficient for compliance with all material requirements of applicable Laws and the Contracts to which the Company or any Company Subsidiary is a party or by which it or its assets are bound and (B) will not be affected, terminate or lapse by reason of the transactions contemplated by this Agreement or any other Transaction Document. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. No Seller nor any of its Affiliates (including the Company and the Company Subsidiaries) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies or that any issuer of any Insurance Policy has filed for protection under applicable bankruptcy or insolvency Laws or is otherwise in the process of liquidating or has been liquidated. All premiums due on such Insurance Policies have either been paid or will be paid in accordance with their respective payment terms. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or any Company Subsidiary. All such Insurance Policies: (a) are valid and binding in accordance with their terms and (b) have not been subject to any lapse in coverage. There are no material claims related to the businesses of the Company or any Company Subsidiary pending under any such Insurance Policies as to which coverage has been denied or in respect of which there is an outstanding reservation of rights. No Seller nor any of its Affiliates (including the Company and the Company Subsidiaries) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

4.16 Legal Proceedings; Orders.

(a) Except as set forth in 4.16(a) of the Sellers’ Disclosure Letter, there are no (and during the past three (3) years there have not been any) Actions settled, pending or, to Sellers’ Knowledge, threatened (a) against or by the Company or any Company Subsidiary or any Affiliate thereof affecting any of its properties or assets that, if determined adversely, would either individually or in the aggregate result in or reasonably be expected to result in any adverse consequences other than the payment of monetary damages not to exceed $500,000 or (b) against or by the Company or any Company Subsidiary or any Affiliate thereof that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any other Transaction Document.

(b) There are no outstanding material Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any Company Subsidiary or any of their properties or assets.

(c) All claims during the last twelve (12) months made under the Company’s and any Company Subsidiary’s general liability insurance or worker’s compensation policies are identified in 4.16(c) of the Sellers’ Disclosure Letter and all open material claims are fully described therein.

4.17 Compliance with Laws; Permits.

(a) If any other section of this Article IV deals expressly with respect to a specific Law, then that section shall contain the sole and exclusive representations and warranties relating to such Law. The Company has all material Permits required to carry on the businesses now conducted by the Company. The Company and each Company Subsidiary is currently and during the last three (3) years, has been in, compliance in all material respects with all applicable Laws and Permits. Neither the Company, any Company Subsidiary nor any Seller has received during the last three (3) years, any written notice, order, or other communication from any Governmental Authority or any other Person of any alleged, actual, or potential material violation of or material failure to comply by the Company, any Company Subsidiary with any applicable material Law or Permit. To Sellers’ Knowledge, there are no facts or circumstances that could reasonably be expected (with or without the passage of time) to result in any such notice or in the revocation, suspension, termination, or modification of any material Permit. All such Permits have been obtained by the Company or the Company Subsidiaries, as applicable, and are in full force and effect without any material default or material violation thereunder by any party thereto.

(b) None of the Sellers, the Company, or any Company Subsidiary, nor, to Sellers’ Knowledge, any owner, member, partner, director, officer, manager, employee, independent contractor, consultant or agent of any of them or any other Person acting on their behalf, has directly or indirectly, during the last three (3) years: (i) offered or used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to any political campaign or activity, (ii) offered or made a direct or indirect unlawful payment or unlawful conveyance of something of value to any U.S. or non-U.S. government official, employee or political candidate or established or maintained any unlawful or unrecorded funds, (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any statute or regulation equivalent to the FCPA or concerning such unlawful payments or gifts in any jurisdiction, including the U.K. Bribery Act 2010, (iv) offered or given any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value to any U.S. or non-U.S. government official or employee of any Governmental Authority, (v) offered or made a direct or indirect payment to any U.S. or non-U.S. government official as incentive for the official to complete some action or process expeditiously, to the benefit of the party making the payment or (vi) received any unlawful discounts or rebates in violation of any statute or regulation relating to antitrust or competition. For the purpose of this section, a “non-U.S. government official” means any employee or officer of a government of a non-U.S. country, including any federal, regional or local department, agency, enterprise owned or controlled by a non-U.S. government, any official of a non-U.S. political party, any official or employee of a public international organization, any person acting in an official capacity for, or on behalf of, such entities, and any candidate for non-U.S. political office.

(c) During the last three (3) years, neither the Company nor any Company Subsidiary, nor, to Sellers’ Knowledge, any owner, member, partner, director, officer, manager, employee, independent contractor, consultant or agent of any of them or any other Person acting on their behalf, has directly or indirectly (i) been or is designated on any list of any U.S. Governmental Entity related to customs and international trade Laws, including the United States Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce’s Denied Persons List, the Commerce Entity List and the U.S. Department of State’s Debarred List, (ii) participated in any transaction involving such a Person or any country subject to U.S. sanctions administered by OFAC, (iii) exported (including deemed exportation) or re-exported, directly or indirectly, any goods, technology or services in violation of any applicable U.S. export control or economic sanctions Laws or (iv) participated in any transaction connected with any purpose prohibited by U.S. export control and economic sanctions Law, including support for international terrorism and nuclear, chemical or biological weapons proliferation.

4.18 Environmental Matters. Except as disclosed in Section 4.18 of Seller’s Disclosure Letter:

(a) The Company and each Company Subsidiary are currently and have been for the previous four (4) years in compliance in all material respects with all Environmental Laws. None of the Company, any Company Subsidiary nor, to the Sellers’ Knowledge, any Predecessors thereof, has received from any Person in the previous four (4) years any: (i) Environmental Notice or Environmental Claim relating to the Company or any Company Subsidiary which, in each case, remains outstanding or is the source of ongoing material obligations. To Sellers’ Knowledge, there currently are no circumstances or conditions affecting the Company, any Company Subsidiary or any Predecessors thereof that are reasonably likely to give rise to material Liability of the Company or any Company Subsidiary under any Environmental Law.

(b) The Company and each Company Subsidiary have obtained and are currently and for the previous four (4) years have been in compliance in all material respects with all Environmental Permits currently necessary for the ownership, lease, operation or use of the business or assets of the Company.

(c) To Sellers’ Knowledge, there currently are no conditions on, in, or beneath or arising from the Real Property or any real property formerly owned, operated or leased by the Company, any Company Subsidiary or, to Sellers’ Knowledge, any Predecessors thereof (“Former Real Property”) which are reasonably likely, under Environmental Law or agreement with any Person, to give rise to a material Liability of the Company or any Company Subsidiary, or the imposition of a statutory Encumbrance, for which the Company or any Company Subsidiary would be required to take any material Response, Removal or Remedial Action.

(d) During the past four (4) years, no Hazardous Substances have been used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by the Company, any Company Subsidiary or, to Sellers’ Knowledge, any Predecessor thereof or, to Sellers’ Knowledge, any third party on, in, or beneath any Real Property or Former Real Property, except in compliance in all material respects with all applicable Permits and Environmental Laws.

(e) To the Sellers’ Knowledge, neither the Company nor any Company Subsidiary has within the past four (4) years sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any Hazardous Substance to a facility, site, or location that has been placed or is formally proposed to be placed on the National Priorities List pursuant to CERCLA, or to any similar national list of priority sites requiring cleanup.

(f) To the Seller’s Knowledge, there are no facts, events or conditions relating to any contract pursuant to which the Company or any Company Subsidiary acquired any business within the past four (4) years that are reasonably likely to give rise to material Liability of the Company or any Company Subsidiary under any Environmental Law.

(g) Neither the Company nor any Company Subsidiary nor any of the Real Property is subject to any material unsatisfied Order for injunctive or other equitable relief, or any administrative penalty or criminal fine, related to material damage or injury to Persons or property under Environmental Laws, or material compliance or failure to comply in all material respects with Environmental Laws.

(h) The Company has provided Buyer access to any third party environmental audit, investigation, inspection, report, sampling report, remediation report or other related report, complaint, claim, investigation, Proceeding or action related to the environmental condition of any of the Real Property or Former Real Property, or the Company’s or any Company Subsidiary’s, or any Predecessors’ thereof, compliance with Environmental Laws, in each case, that is in the possession of or subject to the control of the Company and that was prepared by such third party in the year 2013 or later.

(i) The Company or the Company Subsidiaries own and have control of all Environmental Attributes. Neither the Company nor any Company Subsidiary is aware of any condition, event or circumstance that would reasonably be expected to prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

It is agreed and understood that the above representations and warranties in this 4.18 are the only representations and warranties provided by the Company in this Agreement relating to environmental matters, including Environmental Laws and Hazardous Substances.

4.19 Employee Benefit Matters.

(a) 4.19(a)(i) of the Sellers’ Disclosure Letter contains a true and complete list on a “de-identified” basis of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, share or share-based, termination, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program, Contract or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company or any Company Subsidiary for the benefit of any current or former employee, manager, member, officer, director, retiree, independent contractor or consultant of the Company or any Company Subsidiary or any spouse or dependent of such individual, or under which the Company or any Company Subsidiary or any of their ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would, following the Closing, reasonably be expected to have any Liability, contingent or otherwise (each a “Benefit Plan”). 4.19(a)(ii) of the Sellers’ Disclosure Letter identifies each Benefit Plan that is a Non-U.S. Benefit Plan (as defined below) but is not an Excluded Non-U.S. Benefit Plan (as also defined below).

(b) With respect to each U.S. Benefit Plan, the Company has delivered to Buyer true and complete copies of each of the following: (i) where the U.S. Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the U.S. Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and Contracts, administration and service provider agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other material written communications to participants relating to any U.S. Benefit Plan; (v) in the case of any U.S. Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the IRS and each currently pending application to the IRS for a determination letter; (vi) in the case of any U.S. Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Forms 5500, with schedules and financial statements attached; (vii) actuarial valuations, summary annual reports and financial statements related to any U.S. Benefit Plan with respect to the two most recently completed plan years; (viii) where applicable, the two most recent nondiscrimination tests performed under the Code, and (ix) copies of material notices, letters or other correspondence with or from the

IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or other Governmental Authority relating to the U.S. Benefit Plan for the last three (3) years or, if earlier, for any unresolved material matter.

(c) Each U.S. Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each U.S. Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified U.S. Benefit Plan”) is so qualified and has received a favorable and current determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Qualified U.S. Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified U.S. Benefit Plan. To the Company’s knowledge, nothing has occurred with respect to any U.S. Benefit Plan that has subjected or could reasonably be expected to subject the Company, any Company Subsidiary or any of their ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to: (i) a material penalty under Section 502 of ERISA or (ii) material Taxes, penalties, or Liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code. All required benefits, contributions and premiums relating to each U.S. Benefit Plan, including any required contributions to Multiemployer Plans, have been timely paid in accordance with the terms of such U.S. Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded U.S. Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d) There remain no unsatisfied Liabilities to participants, the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation, any Governmental Authority or to any other Person as a result of the termination of any U.S. Benefit Plan ever maintained by the Company, any Company Subsidiary or any of their ERISA Affiliates, and no U.S. Benefit Plan maintained by the Company, any Company Subsidiary or any of their ERISA Affiliates, which is subject to the minimum funding requirements of Part 3 of Subtitle B of Title I of ERISA or subject to Sections 412 and 430 of the Code, is in “at-risk status” as defined under Section 430(i)(4) of the Code, has failed to satisfy the “minimum funding standard” as provided in Section 302 of ERISA or Section 412 of the Code or to make any “minimum required contribution” as defined in Section 430 of the Code or Section 303 or ERISA, and there has been no waived funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code.

(e) Except as otherwise disclosed on 4.19(e) of the Sellers’ Disclosure Letter, neither the Company, any Company Subsidiary, nor any of their ERISA Affiliates is bound by any collective bargaining agreement or any Contract to maintain, with respect to any employee of the Company or any Company Subsidiary, any U.S. Benefit Plan.

(f) Except as otherwise disclosed on 4.19(f) of the Sellers’ Disclosure Letter no Multiemployer Plan to which the Company, any Company Subsidiary or any of their ERISA Affiliates is obligated to contribute is in “reorganization,” as defined in Section 4241(a) of ERISA, or is in “endangered status” or “critical status,” as those terms are defined in Section 432 of the Code and Section 305 of ERISA, or is within a “funding improvement period” or a “rehabilitation period,” as those terms are defined in Section 432 of the Code and Section 305 of ERISA or has failed to satisfy the minimum funding standard as provided in Section 412 of the Code and Section 304 of ERISA. Neither the Company, any Company Subsidiary, nor any of their ERISA Affiliates is liable for, or anticipated to become liable for, any excise tax under Section 4971 of the Code or has any Liability with respect to a withdrawal from any Multiemployer Plan or will withdraw from any Multiemployer Plan on or before the Closing Date. With respect to any Multiemployer Plans to which the Company or any Company Subsidiary contributes or is obligated to contribute, withdrawal Liability in the event of a current complete withdrawal from all such Multiemployer Plans does not exceed $2,000,000.

(g) The actuarial present value of “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) (both vested and nonvested) of each U.S. Benefit Plan of the Company or any Company Subsidiary, which is subject to Title IV of ERISA, is less than or equal to the market value of the assets held in the trust under such U.S. Benefit Plan as of the most recent actuarial valuation. The preceding determination has been made in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation to determine the level of funding required on an ongoing basis. Since the date of such most recent actuarial valuation, there has been no material adverse change in the funding status of any such U.S. Benefit Plan as reflected in the actuarial report for such valuation. For the purposes of this subsection, unfunded Liabilities and projected costs have been determined by the Company, the Company Subsidiaries and their actuaries using actuarial methods and assumptions that are, singly and in the aggregate, reasonable taking into account circumstances known to them on the date this representation is being made and, except as adjusted to satisfy the requirements that such assumptions be reasonable, consistent with prior practice.

(h) Neither the Company, any Company Subsidiary nor any of their ERISA Affiliates has: (i) failed to pay premiums to the Pension Benefit Guaranty Corporation; (ii) withdrawn from any U.S. Benefit Plan or (iii) engaged in any transaction which would give rise to Liability under Section 4069 or Section 4212(c) of ERISA.

(i) With respect to each U.S. Benefit Plan: (i) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (ii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan and (iii) no “reportable event,” as defined in Section 4043 of ERISA, for which notice has not been waived, has occurred with respect to any such plan.

(j) Each U.S. Benefit Plan that is not subject to Title IV or ERISA may be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material Liabilities to Buyer, the Company, any Company Subsidiary or any of their Affiliates. Neither the Company nor any Company Subsidiary has a commitment or obligation or has made any representations to any employee, officer, director, manager, member, independent contractor or consultant to adopt, amend, modify or terminate any U.S. Benefit Plan or any collective bargaining agreement in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(k) Other than as required under Section 601 et. seq. of ERISA or other Law, no U.S. Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company, any Company Subsidiary nor any of their ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(l) There is no pending or, to Sellers’ Knowledge, threatened Action relating to a U.S. Benefit Plan (other than routine claims for benefits), and no U.S. Benefit Plan has within the past three (3) years been the subject of an examination or audit by a Governmental Authority or the subject of a pending application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(m) With respect to any insurance policy (or ancillary agreement with respect to such insurance policy) or premium payment obligation related to any U.S. Benefit Plan, neither the Company, any Company Subsidiary, any of their ERISA Affiliates, nor the Buyer shall be subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent Liability.

(n) The Company, each Company Subsidiary and each of their ERISA Affiliates have materially complied with: (i) the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each U.S. Benefit Plan that is a group health plan within the meaning of

Section 5000(b)(1) of the Code and (ii) the shared responsibility requirements of Section 4980H of the Code. Each U.S. Benefit Plan is in compliance in all material respects with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996, as amended, and the Patient Protection and Affordable Care Act of 2010, as amended, and the regulations issued thereunder.

(o) There has been no undisclosed amendments to, announcements by the Company or any Company Subsidiary relating to, or change in employee participation or coverage under, any U.S. Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, member, manager, officer, employee, independent contractor or consultant, as applicable.

(p) Each U.S. Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Neither the Company nor any Company Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(q) Except as set forth on 4.19(q) of the Sellers’ Disclosure Letter, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, member, manager, officer, employee, independent contractor or consultant of the Company or any Company Subsidiary to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company or any Company Subsidiary to merge, amend or terminate any U.S. Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any U.S. Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Company has delivered to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

(r) Except as would not, individually or in the aggregate, impose material liabilities or obligations on the Company or a Company Subsidiary or as set forth on 4.19(r) of the Sellers’ Disclosure Letter, with respect to each Benefit Plan maintained primarily for the benefit of current or former employees, officers or directors of the Company or any ERISA Affiliate who are employed, or otherwise engaged, outside the United States and that is not subject to the Code or to ERISA (each a “Non-U.S. Benefit Plan”), excluding any Non-U.S. Benefit Plans that are statutorily required, government sponsored or not otherwise sponsored, maintained or controlled by the Company or any of its Company Subsidiaries (“Excluded Non-U.S. Benefit Plans”): (A) (1) all employer and employee contributions required by Law or by the terms of the Non-U.S. Benefit Plan have been made, and all liabilities of the Company and its Company Subsidiaries have been satisfied, or, in each case accrued, by the Company and its Company Subsidiaries in accordance with generally accepted accounting principles, and (2) the Company and its Company Subsidiaries are in compliance with all requirements of applicable Law and the terms of such Non-U.S. Benefit Plan; (B) the fair market value of the assets of each funded Non-U.S. Benefit Plan, or the book reserve established for each Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Non-U.S. Benefit Plan determined on an ongoing basis (rather than on a plan termination basis) according to the actuarial assumptions and valuations used to account for such obligations in accordance with applicable generally accepted accounting principles; and (C) the Non-U.S. Benefit Plan has been registered as required and has been maintained in good standing with applicable regulatory authorities. All employer and employee contributions required by Law or by the terms of the Excluded Non-U.S. Benefit Plans have been made and all Liabilities of the Company and the Company Subsidiaries have been satisfied, or, in each case accrued, by the Company and the Company Subsidiaries in accordance with GAAP.

4.20 Employment Matters.

(a) 4.20(a) of the Sellers’ Disclosure Letter contains a list of all persons on a “de-identified” basis who are exempt manager-level employees, independent contractors or consultants (other than FLUIDCARE independent contractors or consultants) of the Company or a Company Subsidiary, including any such employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate and (v) commission, bonus or other incentive-based compensation. All compensation, including wages, commissions and bonuses, payable to all exempt manager-level employees, independent contractors or consultants of the Company or a Company Subsidiary have been paid in full and there are no outstanding agreements, understandings or commitments of the Company or a Company Subsidiary with respect to any such Person’s compensation, commissions or bonuses.

(b) Except as set forth in 4.20(b) of the Sellers’ Disclosure Letter, neither the Company nor any Company Subsidiary has been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council, committee or representatives elected by employees or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Company or a Company Subsidiary, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. During the past three years, there has not been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or a Company Subsidiary or any of their employees. Except with respect to the collective bargaining agreements identified in 4.08(a) of the Sellers’ Disclosure Letter, neither the Company nor any Company Subsidiary has any duty to bargain with any Union.

(c) The Company and each Company Subsidiary is and has been in compliance in all material respects with the terms of the collective bargaining agreements and other Contracts listed on 4.20(b) of the Sellers’ Disclosure Letter and all applicable Laws pertaining to employment and employment practices to the extent they relate to employees or workers of the Company or a Company Subsidiary, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation or victimization, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, whistle-blowing, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company or a Company Subsidiary as exempt-level employees, workers, agents, independent contractors or consultants are properly classified and treated as such under applicable Law and Contract, including with respect to participation in and benefit accrual under each U.S. Benefit Plan.

(d) There are no Actions against the Company or a Company Subsidiary pending, or to Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company or a Company Subsidiary, including, without limitation, any claim relating to termination, unfair labor practices, child labor, employment discrimination, harassment, retaliation or victimization, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(e) The Company has complied in all material respects with the WARN Act, and it has no plans to undertake any action on or before the Closing Date that would trigger the WARN Act.

(f) With respect to each Government Contract, the Company and each Company Subsidiary is and has been in compliance in all material respects with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Company and each Company Subsidiary maintains and complies with affirmative action plans in material compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. The Company and each Company Subsidiary is not, and has not been for the past three years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. Neither the Company nor any Company Subsidiary has been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

(g) To Sellers’ Knowledge, none of the employees or officers of the Company or any Company Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement with any Person other than the Company or a Company Subsidiary that limits or adversely affects the performance of his or her duties, the ability of the Company or a Company Subsidiary to conduct its business, or his or her freedom to engage in any of the businesses conducted by any of the Company or any Company Subsidiary (including any confidentiality, non-competition or proprietary rights agreements). Other than Union-represented employees or as required by applicable Law, all employees of the Company and each Company Subsidiary are “employees at will” and their employment may be terminated for any lawful reason without more than thirty (30) days’ notice, except as otherwise required by applicable Law. Neither the Company nor any Company Subsidiary has made any commitments to any of its employees respecting any possible employment or increases in compensation following the Closing. All employees, contractors, and consultants of the Company or any Company Subsidiary are lawfully permitted to work or provide services to the Company or the Company Subsidiaries in the applicable jurisdiction. The Company has delivered to Buyer true and complete copies of all current material employee manuals and handbooks, policies, plans, disclosure materials, policy statements and other requested materials relating to the employment, or termination of employment (including severance payments) of the employees of the Company and each Company Subsidiary.

4.21 Taxes. Except as set forth in 4.21 of the Sellers’ Disclosure Letter:

(a) All Tax Returns required to be filed on or before the Closing Date by, or with respect to, the Company and each Company Subsidiary have been, or will be, timely filed. Such Tax Returns (and any other Tax Returns filed on or before the Closing Date by, or with respect to, the Company or any Company Subsidiary) are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by, or with respect to, the Company and each Company Subsidiary (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company and each Company Subsidiary has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid, owing or otherwise allocable to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made in writing by any taxing authority in any jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations are currently in place or requested with respect to any Taxes of the Company or a Company Subsidiary.

(e) The amount of the Company’s and the Company Subsidiaries’ Liability for unpaid Taxes for all Tax periods (or portions of Tax periods) ended on or before December 31, 2016 (including adequate reserves for any anticipated clawback of tax holidays or incentives) does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements, and the amount of the Company’s and the Company Subsidiaries’ Tax prepayments and overpayments for all such periods is not less than the amount of accrued Tax refunds or credits reflected on the Financial Statements. Since December 31, 2016, no Taxes have accrued with respect to the Company and the Company Subsidiaries other than Taxes arising in the ordinary course of business consistent with past practice.

(f) All deficiencies asserted, or assessments made, against the Company or a Company Subsidiary as a result of any examinations by any taxing authority have been fully paid.

(g) Neither the Company nor any Company Subsidiary is a party to any Action by any taxing authority. There are no Actions pending or threatened in writing by any taxing authority.

(h) The Company has delivered to Buyer copies of all federal, state, local, supranational and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company or a Company Subsidiary for all Tax periods ended during the last three years.

(i) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or a Company Subsidiary.

(j) Neither the Company nor any Company Subsidiary is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than (i) any such agreement the only parties to which are the Company and one or more Company Subsidiaries, or (ii) by reason of customary provisions in any Contract with third parties entered into in the ordinary course of business the principal purpose of which does not relate to Tax).

(k) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or a Company Subsidiary since December 31, 2012.

(l) Neither the Company nor any Company Subsidiary has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes other than a group the only members of which are the Company and/or Company Subsidiaries. Neither the execution (nor the closing of the transactions contemplated by) of this Agreement or any of the Transaction Documents, nor any event since December 31, 2016 will result in the clawback or disallowance of any group relief previously given for any UK Tax purposes. Neither the Company nor any Company Subsidiary has Liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise (other than by reason of customary provisions in any Contract with third parties entered into in the ordinary course of business the principal purpose of which does not relate to Tax).

(m) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or before the Closing Date;

(ii) an installment sale or open transaction occurring on or before the Closing Date;

(iii) a prepaid amount received on or before the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v) any election under Section 108(i) of the Code.

(n) No stock of any Company Subsidiary is a United States real property interest within the meaning of Section 897(c)(1)(A)(ii) of the Code.

(o) Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code in the three years prior to the date of this Agreement or in a distribution that could otherwise constitute a “plan” or “series of related transactions” in conjunction with the transactions contemplated by this Agreement.

(p) Neither the Company nor any Company Subsidiary is, or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(q) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company or any Company Subsidiary under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(r) GHGL London Ltd, has been a disregarded entity for U.S. federal income tax purposes at all times since August 19, 2014. The election was a “change in current classification” as defined under Treasury Regulations Section 301.7701-3(c)(1)(iv).

(s) The Company, GHGL London Ltd and GHG Lubricants Holdings Ltd have not engaged in a trade or business or had a permanent establishment in any jurisdiction other than the jurisdiction of their formation.

(t) All financing costs, including interest, discounts, and premiums payable by GHGL London Ltd., GHG Lubricants Holdings Ltd., Houghton Holdings Limited or Houghton Plc in respect of their loans and amounts payable in respect of their derivative contracts are deductible by GHGL London Ltd., GHG Lubricants Holdings Ltd., Houghton Holdings Limited or Houghton Plc, as applicable, in computing their profits, gains or losses for UK Tax purposes.

(u) There is no document in the enforcement or production of which the Company is interested which has not been duly stamped.

(v) None of GHGL London Ltd., GHG Lubricants Holdings Ltd., Houghton Holdings Limited or Houghton Plc has entered into, been party to or been otherwise involved in any schemes or arrangements the main purpose of which was the avoidance of Tax on the part of GHGL London Ltd., GHG Lubricants Holdings Ltd., Houghton Holdings Limited or Houghton Plc, as applicable.

(w) The Company and each Company Subsidiary is duly registered in each country and territory where required by applicable Law for value added tax and any other equivalent Indirect Tax for which registration is required by applicable Law.

Notwithstanding any other provision of this Agreement, 4.07(s), 4.19 and 4.21 are the exclusive sections in this Agreement for representations and warranties by Sellers, the Company and their respective Affiliates with respect to Tax matters, and no other representation or warranty in Article IV will be made or deemed to be made to the Buyer with respect to Taxes.

4.22 Bank Accounts. 4.22 of the Sellers’ Disclosure Letter sets forth a true and complete list of the names and locations of all domestic and foreign banks or other financial institutions in which the Company or any Company Subsidiary maintains an account or safe deposit box (giving the account numbers) and the names of all persons authorized to draw thereon or having access thereto. The Company has delivered to Buyer true and complete copies of all reports of foreign bank and financial accounts (FBAR) filed by or on behalf of the Company and each Company Subsidiary for the period ended December 31, 2015.

4.23 Affiliate Transactions. Except for: (a) intercompany agreements between or among the Company and the Company Subsidiaries; (b) Contracts for employment disclosed on 4.08(a) of the Sellers’ Disclosure Letter or at will employment arrangements in the ordinary course of business consistent with past practice; (c) rights to indemnification in favor of any present or former officers or directors of the Company or any Company Subsidiary existing under: (i) any Contract disclosed on 4.08(a) of the Sellers’ Disclosure Letter or (ii) subject to 6.14, any of the organizational documents of the Company or any Company Subsidiary or the Company’s existing directors’ and officers’ liability insurance policy; (d) any Transaction Document; (e) the Contracts and other arrangements or other matters set forth on 4.23 of the Sellers’ Disclosure Letter; or (f) the Sellers’ ownership interest in the Company: no Seller nor any of its Affiliates (including for purposes of this 4.23, to Seller’s Knowledge, officers of a Seller or any such Affiliate) has since December 31, 2014, directly or indirectly: (A) been a party to any Contract with the Company or a Company Subsidiary, or (B) had any interest in any property or services sold to or to be sold to or purchased by the Company or a Company Subsidiary or otherwise used in or pertaining to the businesses of the Company or a Company Subsidiary or (C) had business dealings or a financial interest in any transaction with the Company or a Company Subsidiary during the last three (3) years.

4.24 Books and Records. The books and records of the Company and its subsidiaries for the last six (6) years have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies reflected therein. The Company and each Company Subsidiary have exercised reasonable efforts to collect the books and records of the Company and each Company Subsidiary in connection with the due diligence performed by Buyer in connection with the transactions contemplated by this Agreement. The minute books of the Company and the Company Subsidiaries included in such collected books and records contain accurate and complete records of all meetings, and actions taken by written consent, that occurred, or were executed, during the time periods such minute books purport to cover and no meeting or action taken by written consent has been held during such time periods for which minutes have not been prepared and are not contained in such minute books.

4.25 Brokers. Except for RBC Capital Markets and its Affiliates, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

4.26 No Other Representations or Warranties. Except for the representations and warranties made by each Seller in Article III and the Company in this Article IV, none of the Sellers nor any other Person makes any express or implied representation or warranty with respect to Sellers, the Company, the Company Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each Seller hereby disclaims any such other representations or warranties.

ARTICLE V

Representations and Warranties of Buyer

Except as disclosed in the Buyer SEC Reports filed before two (2) Business Days prior to the date hereof, Buyer represents and warrants to Sellers that the statements contained in this ARTICLE V are true and correct as of the date hereof.

5.01 Organization and Authority of Buyer.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania. Buyer has the requisite corporate power and authority and all material governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except where the failure to be so qualified or in good standing would not be reasonably expected to have a Buyer Material Adverse Effect. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. The Buyer board of directors, by resolutions duly adopted and not subsequently rescinded or modified, has duly (a) determined that the transactions contemplated by this Agreement are fair to and in the best interests of Buyer, (b) approved and adopted this Agreement and the other Transaction Documents to which Buyer is a party and (c) determined to recommend to the shareholders of Buyer that such shareholders adopt this Agreement and directed that this Agreement be submitted for consideration by Buyer’s shareholders at a meeting of Buyer’s shareholders. The Buyer Shareholder Approval is the only vote of holders of securities of Buyer which is required to consummate the transactions contemplated hereby, and no other corporate proceedings on the part of Buyer are necessary to approve this Agreement, the Transaction Documents or the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms.

5.02 No Conflicts; Consents.

(a) The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer or any resolution adopted by its board of directors; (b) conflict in any material respect with or result in a material violation or breach of any provision of any Law or Order applicable to Buyer; (c) require the consent, notice or other action by any Person under, materially conflict with, result in a material violation or breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any material Contract to which Buyer is a party or by which Buyer is bound or to which any of its material properties and assets are subject or any material Permit affecting the properties, assets or businesses of Buyer or (d) result in the creation or imposition of any material Encumbrance on any material properties or assets of Buyer.

(b) No consent, approval, Permit, Order, authorization, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for: (i) such filings and approvals as may be required under (A) the Antitrust Laws, (B) the Securities Act, (C) the Exchange Act and (D) the rules of the NYSE, including the Buyer Shareholder Approval and (ii) such consents, approvals, Permits, Orders, declarations or notices, the failure to make or obtain would not affect the ability of Buyer to enter into this Agreement and the other Transaction Documents and consummate the transactions contemplated hereby and thereby.

5.03 Legal Proceedings; Compliance with Laws.

(a) There are no Actions pending or, to Buyer’s Knowledge, threatened: (i) against or by Buyer affecting any of its properties, officers or directors (in their capacities as such) or assets where, individually or in the aggregate, there is a reasonable possibility of a judgment adverse to Buyer or its subsidiaries which would reasonably be expected to have a Buyer Material Adverse Effect or (ii) against or by Buyer, any of its directors or officers (in their capacities as such) or any of its subsidiaries that challenges or seeks to prevent, enjoin or otherwise alter or delay any of the transactions contemplated by this Agreement or any other Transaction Document.

(b) There are no material outstanding Orders and no material unsatisfied judgments, penalties or awards against or affecting Buyer, any of its directors or officers (in their capacities as such) or any of its properties or assets.

(c) Neither Buyer, nor, to the Knowledge of Buyer, any director, officer, manager, employee, independent contractor, consultant or agent of Buyer or any other Person acting on its behalf, has directly or indirectly: (i) offered or used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to any political campaign or activity, (ii) offered or made a direct or indirect unlawful payment or unlawful conveyance of something of value to any U.S. or non-U.S. government official, employee or political candidate or established or maintained any unlawful or unrecorded funds, (iii) violated any provision of the FCPA or any statute or regulation equivalent to the FCPA or concerning such unlawful payments or gifts in any jurisdiction, (iv) offered or given any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value to any U.S. or non-U.S. government official or employee of any Governmental Authority or (v) received any unlawful discounts or rebates in violation of any statute or regulation relating to antitrust or competition. For the purpose of this section, a “non-U.S. government official” means any employee or officer of a government of a non-U.S. country, including any federal, regional or local department, agency, enterprise owned or controlled by a non-U.S. government, any official of a non-U.S. political party, any official or employee of a public international organization, any person acting in an official capacity for, or on behalf of, such entities, and any candidate for non-U.S. political office.

(d) Buyer has maintained: (i) books and records that in all material respects accurately and fairly reflect, in reasonable detail, its transactions and dispositions of assets and (ii) a system of internal accounting controls that provide reasonable assurance that transactions are executed in accordance with general or specific authorization from Buyer’s directors and officers.

5.04 SEC Reports; Financial Information.

(a) Since January 1, 2014, Buyer has timely filed with the SEC all forms, statements, registrations, reports and documents required to be filed by it under the Securities Act and the Exchange Act (collectively, the “Buyer SEC Reports”). The Buyer SEC Reports have been made available to the Sellers’ Representative. The Buyer SEC Reports: (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and Exchange Act, as applicable and (ii) did not at the time they were filed (or if amended or superseded by a filing before the date of this Agreement, then on the date of such amending or superseding filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any related notes) contained in the Buyer SEC Reports filed with the SEC (or incorporated by reference) within the past two (2) years (i) was prepared from, and was in accordance, with, the books and records of Buyer and its subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Buyer and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount) and (iii) complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Regulation S-X promulgated by the SEC). Except as disclosed in the Buyer SEC Reports filed with the SEC, since December 31, 2016, taking into account the cumulative effect of all developments and events since such date, there has not been any development or event that has had a Buyer Material Adverse Effect.

(c) As of the date of this Agreement, the Buyer has not received written comments from the SEC staff regarding any of the Buyer SEC Reports that remain unresolved, other than such comments the substance of which has been disclosed in any Buyer SEC Report.

5.05 Capitalization.

(a) The authorized capital stock of Buyer consists of 30,000,000 shares of Buyer Common Stock of which 13,290,807 shares were outstanding on March 31, 2017 (the “Buyer Capitalization Date”), and 10,000,000 shares of preferred stock, $1.00 par value per share, none of which are outstanding as of the date hereof. As of the Buyer Capitalization Date, Buyer has issued outstanding options to purchase 155,212 shares of its capital stock and 5,118 shares of restricted stock (the “Buyer Stock Options”). All of the issued and outstanding shares of capital stock of Buyer have been duly authorized and validly issued, are fully paid, non-assessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of such shares and options were issued in compliance in all material respects with all applicable Laws and contractual obligations binding on Buyer. None were issued in violation of any agreement, arrangement or commitment to which Buyer is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) As of the Buyer Capitalization Date, no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Buyer may vote were issued or outstanding, no trust preferred or subordinated debt securities of Buyer or any subsidiary of Buyer were issued or outstanding and, other than the Buyer Stock Options, there were no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Buyer to issue, transfer, sell, purchase, redeem or otherwise acquire any Buyer Common Stock.

(d) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Buyer or any of its subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Buyer Common Stock or other equity interests of Buyer.

(e) Valid Issuance of Stock Consideration. The shares of Stock Consideration, when issued in accordance with this Agreement, (a) will be duly authorized, validly issued, fully paid and non-assessable, and (b) will be free and clear of any Encumbrances other than as a result of any action by and Seller or its Affiliates; provided, however, that the shares of Stock Consideration are subject to restrictions on transfer under applicable securities Laws and the Transaction Documents. The issuance of the Stock Consideration is not subject to any preemptive rights or rights of first refusal applicable to Buyer, or any similar rights in respect thereof.

5.06 Brokers. Except for Deutsche Bank and its Affiliates, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

5.07 Funding. The Buyer has delivered to the Company true, complete and correct copies of the executed commitment letter, dated as of the date hereof between the Buyer, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc. (the “Debt Financing Commitment”), pursuant to which, upon the terms and subject to the conditions set forth therein (subject to certain “flex” provisions in certain fee letters, which provisions are not material to the Company), Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc. have agreed to lend the amounts set forth therein (the “Stated Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement. The

Debt Financing Commitment has not been amended or modified prior to the date of this Agreement, and, as of the date hereof, the commitment contained in the Debt Financing Commitment has not been withdrawn, terminated or rescinded. As of the date hereof, there are no other agreements, side letters or arrangements to which the Buyer is a party relating to the Debt Financing Commitment that would reasonably be expected to adversely affect in any material respect the availability of the Stated Debt Financing. As of the date hereof, the Debt Financing Commitment is in full force and effect and constitutes the legal, valid and binding obligations of Buyer and, to the Knowledge of the Buyer, the other parties thereto. There are no conditions precedent related to the funding of the full amount of the Stated Debt Financing (including any of the aforesaid “flex” provisions), other than as expressly set forth in the Debt Financing Commitment. As of the date hereof, no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) by the Buyer under the Debt Financing Commitment, and the Buyer does not have any reason to believe that any of the conditions to the Stated Debt Financing will not be satisfied or that the Stated Debt Financing (and/or other debt arrangements, which may be in the form of bank facilities, bond issuances or otherwise (including the Stated Debt Financing, the “Debt Financing”)) will not be available to the Buyer on the Closing Date in an amount sufficient to pay the amounts required under this Agreement assuming compliance by Sellers with their obligations hereunder. The Buyer has fully paid all commitment fees or other fees required to be paid on or prior to the date hereof pursuant to the Debt Financing Commitment. At the Closing, the Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to pay the Cash Payment and all anticipated related fees and expenses and other anticipated amounts payable under this Agreement.

5.08 Buyer’s Investigation and Reliance.

The Buyer is a sophisticated purchaser and has made its own investigation, review and analysis regarding the Company and the Company Subsidiaries, the Sellers and the transactions contemplated hereby, together with the Representatives that they have engaged for such purpose. The Buyer is not relying, and has not relied, upon any statement, representation or warranty, oral or written, express or implied, made by the Company or its Affiliates or Representatives, except as expressly set forth in this Agreement or the Sellers’ Disclosure Letter. Neither the Sellers nor the Company (nor any of their Affiliates or Representatives) is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and Company Subsidiaries, including as contained in any information memorandum. The Buyer acknowledges and agrees that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections or forecasts). Nothing in this 5.08 is intended to, or shall be deemed to, modify or limit any of the representations or warranties of the Sellers set forth in Articles III or IV.

5.09 Compliance with Laws; Permits.

(a) If any other section of this Article V deals expressly with respect to a specific Law, then that section shall contain the sole and exclusive representations and warranties relating to such Law. The Buyer is currently and during the last three (3) years, has been in, compliance in all material respects with all applicable Laws and Permits. The Buyer has not received during the last three (3) years, any written notice, order, or other communication from any Governmental Authority or any other Person of any alleged, actual, or potential material violation of or material failure to comply by the Buyer or any real property owned, leased, subleased or occupied by the Buyer with any applicable material Law or Permit. To the Knowledge of the Buyer, there are no facts or circumstances that could reasonably be expected (with or without the passage of time) to result in any such notice or in the revocation, suspension, termination, or modification of any material Permit. All such Permits have been obtained by the Buyer or a subsidiary of Buyer, and are in full force and effect without any material default or material violation thereunder by any party thereto.

(b) To Buyer’s Knowledge, there currently are no circumstances or conditions affecting the Buyer that are reasonably likely to give rise to material Liability under any Environmental Law, except as disclosed in the Buyer SEC Reports.

(c) Neither the Buyer, nor, to the Knowledge of the Buyer, any owner, member, partner, director, officer, manager, employee, independent contractor, consultant or agent of any of them or any other Person acting on their behalf, has directly or indirectly, during the last three (3) years: (i) offered or used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to any political campaign or activity, (ii) offered or made a direct or indirect unlawful payment or unlawful conveyance of something of value to any U.S. or non-U.S. government official, employee or political candidate or established or maintained any unlawful or unrecorded funds, (iii) violated any provision of the FCPA or any statute or regulation equivalent to the FCPA or concerning such unlawful payments or gifts in any jurisdiction, including the U.K. Bribery Act 2010, (iv) offered or given any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value to any U.S. or non-U.S. government official or employee of any Governmental Authority, (v) offered or made a direct or indirect payment to any U.S. or non-U.S. government official as incentive for the official to complete some action or process expeditiously, to the benefit of the party making the payment or (vi) received any unlawful discounts or rebates in violation of any statute or regulation relating to antitrust or competition. For the purpose of this section, a “non-U.S. government official” means any employee or officer of a government of a non-U.S. country, including any federal, regional or local department, agency, enterprise owned or controlled by a non-U.S. government, any official of a non-U.S. political party, any official or employee of a public international organization, any person acting in an official capacity for, or on behalf of, such entities, and any candidate for non-U.S. political office.

(d) During the last three (3) years, neither the Buyer, nor, to Buyer’s Knowledge, any owner, member, partner, director, officer, manager, employee, independent contractor, consultant or agent of any of them or any other Person acting on their behalf, has directly or indirectly (i) been or is designated on any list of any U.S. Governmental Entity related to customs and international trade Laws, including OFAC’s Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce’s Denied Persons List, the Commerce Entity List and the U.S. Department of State’s Debarred List, (ii) except in compliance with U.S. Law, participated in any transaction involving such a Person or any country subject to U.S. sanctions administered by OFAC, (iii) exported (including deemed exportation) or re-exported, directly or indirectly, any goods, technology or services in violation of any applicable U.S. export control or economic sanctions Laws or (iv) participated in any transaction connected with any purpose prohibited by U.S. export control and economic sanctions Law, including support for international terrorism and nuclear, chemical or biological weapons proliferation.

5.10 Absence of Certain Changes, Events and Conditions. Since December 31, 2016, except as set forth in Section 5.10 of the Buyer’s Disclosure Letter, there has not been, with respect to the Buyer, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect;

(b) incurrence, assumption or guarantee of any Indebtedness in an aggregate amount exceeding $10,000,000, except unsecured current obligations incurred in the ordinary course of business consistent with past practice; or

(c) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

5.11 Books and Records. The books and records of the Buyer and its subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies reflected therein.

5.12 No Other Representations or Warranties. Except for the representations and warranties made by the Buyer in this Article V, the Buyer nor any other person makes any express or implied representation or warranty with respect to the Buyer or its businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Buyer hereby disclaims any such other representations or warranties.

ARTICLE VI

Covenants

6.01 Conduct of the Company’s Business Before the Closing. From the date hereof until the Closing or earlier termination of this Agreement, except as otherwise provided in this Agreement (including as set forth on Sellers’ Disclosure Letter), or required by Law or consented to in writing by Buyer (such consent not to be unreasonably withheld, delayed or conditioned), Sellers shall, and shall cause the Company and the Company Subsidiaries, as applicable, to, (x) conduct the business of the Company and the Company Subsidiaries, as applicable, in the ordinary course of business consistent with past practice and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, goodwill, business, franchises, employees and advantageous business relationships of the Company and the Company Subsidiaries such that its business will not be materially impaired, as applicable. Notwithstanding the foregoing, from the date hereof until the Closing Date, Sellers shall, except as otherwise provided in this Agreement (including as set forth in the corresponding subsection of 6.01 of the Sellers’ Disclosure Letter), or required by Law or consented to in writing by Buyer (such consent not to be unreasonably withheld, delayed or conditioned):

(a) cause the Company and the Company Subsidiaries to preserve and maintain all of their material Permits;

(b) cause the Company and the Company Subsidiaries to pay their Indebtedness, Taxes and other similar obligations when due;

(c) cause the Company and the Company Subsidiaries to maintain the properties and assets owned, operated or used by the Company and the Company Subsidiaries in substantially the same condition as they were on the date of this Agreement, subject to reasonable wear and tear (and replacement or disposition of obsolete or unnecessary equipment);

(d) cause the Company and the Company Subsidiaries to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) cause the Company and the Company Subsidiaries to defend and protect their material properties and assets from infringement or usurpation;

(f) cause the Company and the Company Subsidiaries to perform in all material respects their obligations under all Material Contracts relating to or affecting their material properties, assets or business;

(g) cause the Company and the Company Subsidiaries to maintain their books and records in accordance with all Laws and with past practice;

(h) cause the Company and the Company Subsidiaries to comply in all material respects with all applicable Laws;

(i) obtain, or as applicable, make each consent, registration, notification, filing, and declaration with the Governmental Authorities, creditors, lessors, and other Persons identified in 6.01(i) of the Sellers’ Disclosure Letter (the “Required Consents”);

(j) not, except (i) as required by any written agreements existing as of the date hereof or as required by Law or (ii) as done in the ordinary course of business consistent with past practice (to the extent that such action does not increase the Company’s consolidated compensation expense by more than 3.0% on an annualized basis over the 2016 level), (A) grant any bonuses, whether monetary or otherwise, or increase any wages, salary or other compensation or benefits (except as provided in 6.01(k)) in respect of its current or former manager-level employees, officers, directors or members, (B) take any action to accelerate the vesting or payment of any compensation or benefit (except as provided in 6.01(k)) for any current or former employee, officer, director, member or manager or (C) adopt or modify any employment agreement with any current or former employee, officer or director (other than terminations of the employment of at-will employees);

(k) not, except as required by any written agreements existing as of the date hereof or as required by Law, increase any severance, pension or similar benefits in respect of its current or former manager-level employees, officers, directors or members;

(l) not, except as required by any written agreements existing as of the date hereof or as required by Law, adopt, modify or terminate any: (i) severance, change in control, retention or other similar agreement with any current or former employee, officer, director or member, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case, whether written or oral;

(m) not adopt, sponsor, or maintain any new employee benefit plan or agreement (excluding any such plans that are listed in 4.19(a) of the Sellers’ Disclosure Letter) that would require payment of benefits or compensation after the 12-month anniversary of the Closing Date.

(n) cause the Company and the Company Subsidiaries not to take or permit any action that would cause any of the changes, events or conditions described in 4.07(a)–4.07(m) or 4.07(p)–4.07(t) to occur; and

(o) not take any action or make any payments, or permit any Company Subsidiary to take any action or make any payments, that, if made immediately prior to the date of this Agreement, would require disclosure pursuant to 4.23.

6.02 Conduct of Buyer’s Business Before the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or required by Law, or consented to in writing by the Sellers’ Representative, Buyer shall: (x) conduct its business in the ordinary course of business consistent with past practice and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, goodwill, business, franchise, employees and advantageous business relationships of the Buyer such that its business will not be materially impaired. Notwithstanding the foregoing, from the date hereof until the Closing Date, Buyer shall:

(a) preserve and maintain all of its material Permits;

(b) pay its Indebtedness, Taxes and other similar obligations when due;

(c) defend and protect its material properties and assets from infringement or usurpation;

(d) perform in all material respects its obligations under all material Contracts relating to or affecting its material properties, assets or business;

(e) maintain its books and records in accordance with all Laws and with past practice; and

(f) not, except as required by Law or the rules of the New York Stock Exchange, amend its articles of incorporation; or

(g) comply in all material respects with all applicable Laws.

6.03 Access to Information.

(a) From the date hereof until the Closing, to the extent not prohibited by Law, Sellers shall, and shall cause the Company and the Company Subsidiaries to, upon reasonable notice and subject to applicable Laws: (i) afford Buyer and its Representatives reasonable access during normal business hours to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company and the Company Subsidiaries, provided that the Company and the Company Subsidiaries and their representatives shall take such action as is deemed necessary in the reasonable judgment of the Company or the Company Subsidiaries to schedule such access and visits through a designated officer of the party providing access and in such a way as to avoid disrupting any material respect of the normal business of the party providing access; (ii) furnish to Buyer and its Representatives, within twenty (20) Business Days after the end of the month during which this Agreement is executed and of every month thereafter until Closing, with (A) monthly financial statements consisting of the consolidated balance sheet of the Company and the Company Subsidiaries as of the end of such month and the related statement of income for such month and the year-to-date period then ended, each prepared in accordance with GAAP applied consistently with the Audited Financial Statements and certified by the chief financial officer of the Company as being so prepared, (B) a calculation of adjusted EBITDA for such periods prepared consistently with past presentations provided to Buyer and (C) a copy of the Company’s monthly internal presentation to management for such monthly periods prepared consistently with past presentations provided to Buyer, (iii) furnish to Buyer and its Representatives, within thirty (30) Business Days after the end of the calendar quarter during which this Agreement is executed and of every calendar quarter thereafter until Closing, with quarterly statements of cash flow for such calendar quarter and the year-to-date period then ended, each prepared in accordance with GAAP applied consistently with the Audited Financial Statements and certified by the chief financial officer of the Company as being so prepared and (iv) instruct the Representatives of the Sellers and the Company and the Company Subsidiaries to cooperate reasonably with Buyer in its investigation of the Company and the Company Subsidiaries. With respect to any investigation pursuant to this 6.03(a), Buyer shall use commercially reasonable efforts to minimize any interference with the conduct of the business of Gulf Houghton, the Company or the Company Subsidiaries during any such access. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller in this Agreement.

(b) From the date hereof until the Closing, to the extent not prohibited by Law, Buyer shall: (i) furnish the Sellers’ Representative and its Representatives with such financial, operating and other data and information related to Buyer as the Sellers’ Representative or any of its Representatives may reasonably request and (ii) instruct the Representatives of Buyer to cooperate with the Sellers’ Representative in its investigation of Buyer. Any investigation pursuant to this 6.03(b) shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of Buyer or any of its subsidiaries. No investigation by the Sellers’ Representative or other information received by the Sellers’ Representative shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Buyer in this Agreement.

(c) From the date hereof until the Closing, Buyer and Sellers shall cooperate with each other to evaluate the management personnel of the Buyer, Company and the Company’s Subsidiaries to identify the best individuals from each of Buyer, the Company and the Company’s Subsidiaries to drive the success of the combined entity after Closing.

(d) No party shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, fiduciary duty or material Contract entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Nothing contained in this Agreement shall give Buyer, the Company or any Seller, directly or indirectly, the right to control or direct the operations of any other party prior to the Closing. Prior to the Closing, each party shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision of its and its subsidiaries’ respective operations.

6.04 No Solicitation of Other Bids.

(a) From the date hereof until the Closing or the earlier termination of this Agreement, Sellers shall not, and shall not authorize or permit the Company, any Company Subsidiary or any of their Representatives to, directly or indirectly: (i) knowingly encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) participate in or enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates (including the Company and each Company Subsidiary) and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning: (i) a merger, consolidation, liquidation, recapitalization, share exchange, tender offer or other business combination transaction involving the Company or a Company Subsidiary; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company or a Company Subsidiary or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s or a Company Subsidiary’s properties or assets; provided, however, that the term “Acquisition Proposal” shall not apply to sales of (i) inventory in the ordinary course of business consistent with past practice or (ii) land in Genoa, Italy and Rouen, France.

(b) In addition to the other obligations under this 6.04, the Sellers’ Representative shall promptly (and in any event within three (3) Business Days after receipt thereof by any Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Sellers agree that the rights and remedies for noncompliance with this 6.04 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

6.05 Regulatory Approvals; Consents.

(a) Subject to the terms and conditions of this Agreement (including 6.05(d)), before the Closing, Buyer and the Sellers’ Representative shall use their respective reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all reasonable things necessary or advisable under any applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) the preparation and filing of all documentation, forms, applications, filings, registrations and notifications required (whether by Law or in order to satisfy the conditions set forth in 8.01(a)) to be filed to consummate the Closing, (ii) the satisfaction of conditions to consummating the transactions contemplated by this Agreement, (iii) obtaining (and cooperating with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any Governmental Authority (which actions shall include furnishing all information and documentary material required under the Antitrust Laws) required to be obtained or made (whether by Law or in order to satisfy the conditions set forth in 8.01(a)) by Buyer, the Sellers’ Representative or any of their respective Affiliates in connection with the transactions contemplated by this Agreement or the taking of any action contemplated by this Agreement, (iv) obtaining (and cooperating with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary or advisable to consummate the transactions contemplated by this Agreement and (v) the execution and delivery of any reasonable additional instruments necessary to fully carry out the purposes of this Agreement.

(b) The parties hereto shall each keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Authority undertaken pursuant to the provisions of this 6.05. The parties hereto shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. The parties hereto shall cause their respective counsel to reasonably collaborate with each other to prepare any written materials that will be jointly submitted to any third person or any Governmental Authority in connection with the transactions contemplated by this Agreement and to consult with each other regarding any written submission to any Governmental Authority. Notwithstanding the foregoing (and subject to 6.08, the Mutual Confidentiality Agreement dated December 16, 2015, as amended, between Buyer and the Company (the “Confidentiality Agreement”) and the Joint Defense Agreement dated June 16, 2016 and executed by the respective counsel of Buyer and the Company on behalf of Buyer, the Company and Affiliates of the Company and Company Subsidiaries), Buyer, Gulf Houghton and the Company may, as each reasonably deems advisable and necessary, designate any competitively sensitive material provided to the other under this 6.05(b) as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient on the basis that such outside counsel agrees not to disclose such information to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Buyer, Gulf Houghton or the Company, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained in this 6.05, materials provided pursuant to this 6.05 may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns.

(c) Buyer and the Sellers’ Representative shall use reasonable best efforts to make or file with the appropriate Governmental Authority all filings, forms, registrations and notifications required (whether by Law or in order to satisfy the conditions set forth in 8.01(a)) to be filed to consummate the transactions contemplated by this Agreement under any applicable Antitrust Law, and subsequent to such filings and subject to the terms and conditions of 6.05(b), Buyer and the Sellers’ Representative will respond to inquiries from Governmental Authorities, or provide any supplemental information that may be requested by Governmental Authorities, in connection with filings made with such Governmental Authorities (to the extent reasonably available). Buyer and the Sellers’ Representative shall file their notification and report forms under the HSR Act within fifteen (15) Business Days after the date of this Agreement or when advisable. Subject to 6.05(b) and the last sentence of this 6.05(c), in the event that the parties receive a request for information or documentary material pursuant to any Antitrust Law, including the HSR Act (any such request pursuant to the HSR Act, a “Second Request”), the parties will use their respective reasonable best efforts to submit an appropriate response to, and to certify compliance as soon as reasonably practicable with, any such request for information or documentary material, and counsel for both parties will closely cooperate during the entirety of any review process pursuant to any Antitrust Law. Notwithstanding the foregoing, Buyer may, if Buyer in good faith believes it to be necessary or advisable to do so in order to permit the satisfaction of the conditions set forth in 8.01(a) and 8.01(b) or in order to avoid a Triggering Divestiture, elect not to certify compliance with any such Second Request until the date that is six (6) months after the date of such Second Request.

(d) Notwithstanding anything to the contrary set forth in this Agreement, Buyer and the Sellers’ Representative shall, in order to permit the satisfaction of the conditions set forth in 8.01(a) and 8.01(b) as promptly as practicable (subject to the last sentence of this 6.05(d)), (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties and product lines, or changes to the conduct of business of, the Company, Buyer and their respective subsidiaries and take such action or actions that would in the aggregate have a similar effect, (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of the Company, Buyer and their respective subsidiaries and (iii) otherwise take or commit to take any action that would limit Buyer’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, properties or product lines of the Company, Buyer and their respective subsidiaries; provided that any such sales, divestitures, licenses, holdings, dispositions, restrictions, changes or similar effects are conditioned upon and become effective only concurrently with or immediately upon the Closing; provided further, however, that nothing contained in this Agreement shall require Buyer or the Sellers’ Representative to take, or cause to be taken, or commit to take, or commit to cause to be taken, any divestiture, license, hold separate, sale or other disposition, of or with respect to businesses, assets, properties or product lines of the Company, Buyer or any of their respective subsidiaries representing, in the aggregate, in excess of $80 million of Pro Forma Net Sales represented by the assets divested. However, if requested by Buyer, the Sellers’ Representative shall agree to any action contemplated by this 6.05; provided that any such agreement or action is conditioned on the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, in no event shall the Sellers’ Representative (and the Sellers’ Representative shall not permit any of its Affiliates to) propose, negotiate, effect or agree to any such actions without the prior written consent of Buyer.

6.06 Notice of Certain Events.

(a) From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing:

(i) of any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any Seller in any Transaction Document not being true and correct in any material respect if made or restated immediately thereafter or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in 8.02 to be satisfied;

(ii) of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) of any notice or other Substantive Communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iv) of any Actions commenced or, to any Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting such Seller, the Company or any Company Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to 4.16 or that relates to the consummation of the transactions contemplated by this Agreement;

(v) if any customer, supplier or vendor required to be disclosed on 4.14 of the Sellers’ Disclosure Letter has indicated in writing or verbally that it will cease to do business with the Company (whether as a result of the consummation of the transaction contemplated by this Agreement or otherwise); and

(vi) of the receipt of any Environmental Notice or Environmental Claim by the Sellers, the Company or any Company Subsidiary that is reasonably likely to give rise to any material obligation of the Company or any Company Subsidiary.

(b) From the date hereof until the Closing, Buyer shall promptly notify the Sellers’ Representative in writing:

(i) of any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Buyer in any Transaction Document not being true and correct in any material respect if made or restated immediately thereafter or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in 8.03 to be satisfied;

(ii) of any notice or other Substantive Communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iii) of any Actions commenced or, to Buyer’s Knowledge, threatened against, relating to or involving or otherwise affecting Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to 5.03 or that relates to the consummation of the transactions contemplated by this Agreement.

(c) A party’s receipt of information pursuant to this 6.06 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any other party in this Agreement and, in the case of 6.06(a), shall not be deemed to amend or supplement the Sellers’ Disclosure Letter.

6.07 Resignations. The Sellers’ Representative shall use reasonable efforts to deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company or any Company Subsidiary requested by Buyer at least five (5) Business Days before the Closing or otherwise take action to remove such individuals from such positions.

6.08 Confidentiality. Except as provided in the Shareholder Agreement, from and after the Closing, each Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning Buyer, the Company and the Company Subsidiaries, except to the extent that such Seller can show that such information: (a) is generally available to and known by the public through no fault of any Seller or any of their respective Affiliates or Representatives or (b) is lawfully acquired by such Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller, shall promptly notify Buyer in writing and shall, without liability hereunder, disclose only that portion of such information that such Seller is advised by its counsel is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.09 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by any Seller before the Closing, or for any other reasonable purpose, Buyer shall:

(i) retain the books and records (including personnel files) of the Company and the Company Subsidiaries relating to periods before the Closing in a manner reasonably consistent with Buyer’s own document retention policies and practices; and

(ii) upon reasonable notice, afford the Representatives of any Seller reasonable access (including the right to make, at such Seller’s expense, photocopies), during normal business hours, to such books and records for any appropriate purpose;

provided, however, that any books and records related to Tax matters shall be retained pursuant to, and for the periods set forth in, ARTICLE VII.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer, the Company or any Company Subsidiary after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, the Sellers’ Representative shall:

(i) retain the books and records (including personnel files) of the Sellers which relate to the Company and the Company Subsidiaries and their operations for periods before the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer, the Company and any Company Subsidiary reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records for any appropriate purpose;

provided, however, that any books and records related to Tax matters shall be retained pursuant to, and for the periods set forth in, ARTICLE VII.

(c) Neither Buyer nor the Sellers’ Representative shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this 6.09 where such access would violate any Law.

6.10 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company and the Company Subsidiaries to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII hereof.

6.11 Public Announcements. Buyer and Gulf Houghton shall issue a joint press release in a form as mutually agreed promptly after the execution of this Agreement. Otherwise, before Closing, none of the Sellers nor Buyer shall (and shall not permit any of their respective Affiliates to) issue or cause the release or publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated herein without prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed) of the other party hereto; provided, that nothing herein shall prevent any Person from making any public announcement (whether in a press release, periodic securities filing or other external announcement) that such Person reasonably believes to be required by applicable Law or the requirements of any stock exchange or quotation system. Notwithstanding the foregoing restriction, Buyer may make earnings announcements and participate in earnings calls and investor conferences in the ordinary course of business in which this Agreement and the transactions contemplated herein are discussed.

6.12 Internal Reorganization. Notwithstanding anything to the contrary in this Agreement, the Sellers and the Company shall be permitted to cause D.A. Stuart Company (Shanghai) Limited to be sold by Houghton Deutschland GmbH to Houghton Shanghai Specialty Industrial Fluids on the terms described in Section 6.12 of the Sellers’ Disclosure Letter.

6.13 General Release.

(a) Effective as of the Closing, each Seller hereby unconditionally and irrevocably acquits, remises, discharges and forever releases the Company, the Company Subsidiaries, Buyer and their respective Affiliates, partners, managers, employees, officers, directors and agents (collectively, the “Buyer Releasees”) from any and all Liabilities and obligations of every kind whatsoever, whether accrued or fixed or determined or determinable, including those arising under any Law, Contract, agreement, arrangement, commitment or undertaking, whether written or oral to the extent arising on or before the Closing; provided, however that in no event shall this 6.13 constitute a release by (i) any Seller of any Liabilities or obligations of Buyer, its Affiliates or any third party arising under this Agreement or any other Transaction Document, including, without limitation, the obligations under Section 6.24 hereof, (ii) any Management Seller of any Liabilities of Buyer, its Affiliates or any third party arising from any fraud, embezzlement or misappropriation of funds or assets or similar willful misconduct, (iii) any Management Seller of any Liabilities or obligations of any Buyer Releasee pursuant to any Contract between such Buyer Releasee and such Management Seller that is set forth on Section 4.08(a)(vii) of the Sellers’ Disclosure Letter, (iv) any Management Seller of any rights he or she may have to indemnification or expense advancement under any provision of the articles of association, by-laws or other organizational documents of the Company or any Company Subsidiary, (v) any Management Seller of any rights to unpaid salary, accrued vacation, or other employee benefits described pursuant to 4.19(a) of the Sellers’ Disclosure Letter, in each case accrued and earned by such Management Seller as of the Closing.

(b) Effective as of the Closing, the Buyer and the Company hereby unconditionally and irrevocably acquits, remises, discharges and forever releases each Seller and their respective Affiliates, partners, managers, employees, officers, directors and agents (collectively, the “Seller Releasees”) from any and all Liabilities and obligations of every kind whatsoever, whether accrued or fixed or determined or determinable, including those arising under any Law, Contract, agreement, arrangement, commitment or undertaking, whether written or oral to the extent arising on or before the Closing; provided, however that in no event shall this 6.13(b) apply in any way to any Liabilities or obligations of any Seller, its Affiliates or any third party arising (i) under this Agreement or any other Transaction Document or (ii) from any fraud, embezzlement or misappropriation of funds or assets or similar willful misconduct.

6.14 D&O Tail Policy. Prior to the Closing, the Company may purchase an officers’ and directors’ liability insurance policy covering the persons who were officers and directors immediately prior to the Closing with respect to actions or omissions occurring prior to the Closing Date and providing the equivalent coverages as those in place at December 31, 2016. In addition to the foregoing, from the Closing through the sixth (6th) anniversary of the Closing, the Buyer shall cause the certificate of incorporation and bylaws (or equivalent organizational documents) of the Company and each Company Subsidiary to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company than are set forth in the certificate of incorporation and bylaws of the Company and each Company Subsidiary as of the date of this Agreement; provided, however, that in no event shall this 6.14 obligate the Company or any Company Subsidiary (or obligate the Buyer to cause the certificate of incorporation, bylaws or equivalent organizational documents of the Company or any Company Subsidiary to contain a provision that would obligate the Company or any Company Subsidiary) to indemnify against, advance expenses to or exculpate such director or officer in respect of such director or officer’s indemnification Liabilities or obligations arising under this Agreement or any other Transaction Document. The provisions of this 6.14 are intended to be for the benefit of, and enforceable by, the present and former directors and officers of the Company and each Company Subsidiary.

6.15 Remittance of Payments. From and after the Closing, each Seller shall promptly remit to Buyer, in the form received, any payments which such Seller or any of its Affiliates may receive that properly belong to the Company or any Company Subsidiary.

6.16 Brokers. Regardless of whether the Closing shall occur: (a) each Seller shall severally, indemnify Buyer and its Affiliates against, and hold Buyer and its Affiliates harmless from, any and all Liability for any brokers’ or finders’ fees or other commissions arising with respect to brokers, finders, financial advisors, investment bankers or other Persons retained or engaged by such Seller or any of its Affiliates in respect of the transactions contemplated by this Agreement and (b) Buyer shall indemnify each Seller and its Affiliates against, and hold each Seller and its Affiliates harmless from, any and all Liability for any brokers’ or finders’ fees or other commissions arising with respect to brokers, finders, financial advisors, investment bankers or other Persons retained or engaged by Buyer or its Affiliates in respect of the transactions contemplated by this Agreement.

6.17 Permits. From the date hereof until the Closing, Sellers shall, and shall cause the Company and the Company Subsidiaries to, cooperate with Buyer in its efforts to obtain all Permits necessary for the Company and the Company Subsidiaries to operate their businesses after Closing as they had been conducted as of the Closing.

6.18 Payment of Indebtedness. Except as otherwise agreed with the Sellers’ Representative, Buyer shall, at Closing, refinance or assume the Indebtedness of the Company and the Company Subsidiaries that is identified on 6.18 of the Sellers’ Disclosure Letter (including the Indebtedness relating to any Contract identified on 6.18 of the Sellers’ Disclosure Letter and any extensions of such Indebtedness set forth on 6.18 of the Sellers’ Disclosure Letter or that do not increase the Liability of the Company or any Company Subsidiary in respect of such Indebtedness or materially affect the terms of such Indebtedness (including, without limitation, terms relating to the ability to prepay such Indebtedness)).

6.19 Shareholders Meeting; Preparation of Proxy Statement.

(a) Subject to the terms set forth in this Agreement, Buyer shall take all action necessary to duly call, give notice of, convene and hold the Buyer Shareholders Meeting as soon as reasonably practicable after the Buyer Proxy Statement, as filed with the SEC, is declared effective or cleared by the staff of the SEC, and, in connection therewith, Buyer shall deliver to shareholders, a notice of meeting, proxy statement and forms of proxy (collectively, the “Buyer Proxy Statement”) to the holders of Buyer Common Stock in advance of such meeting pursuant to applicable Law and Buyer’s articles of incorporation and by-laws for the purpose of obtaining the Buyer Shareholder Approval. The Buyer Proxy Statement shall include the Buyer Board Recommendation. Buyer shall use reasonable best efforts to (i) obtain the Buyer Shareholder Approval and (ii) take all other actions necessary or advisable to secure the vote or consent of the shareholders required by applicable Law and Buyer’s articles of incorporation and by-laws to obtain such approval. Buyer shall keep the Sellers’ Representative updated with respect to proxy solicitation results as reasonably requested by the Sellers’ Representative. Once the Buyer Shareholders Meeting has been called and noticed, Buyer shall not postpone or adjourn the Buyer Shareholders Meeting without the consent of the Sellers’ Representative (other than (x) in order to obtain a quorum of its shareholders or (y) as reasonably determined by Buyer to comply with applicable Law and Buyer’s articles of incorporation and by-laws). At the Buyer Shareholders Meeting, each Seller and its Affiliates shall vote all shares of Buyer Common Stock owned by them, if any, in favor of the issuance of the Stock Consideration and the Charter Amendment. Notwithstanding anything contained herein to the contrary, Buyer shall not be required to hold the Buyer Shareholders Meeting if this Agreement is terminated before the meeting is held.

(b) In connection with the Buyer Shareholders Meeting, Buyer shall prepare and file the Buyer Proxy Statement with the SEC within thirty-five (35) Business Days of the date hereof. Buyer and the Sellers’ Representative will cooperate and consult with each other in the preparation of the Buyer Proxy Statement. Without limiting the generality of the foregoing, the Sellers’ Representative will furnish to Buyer the information relating to the Sellers, the Company and the Company Subsidiaries required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Buyer Proxy Statement, including but not limited to such financial and operating data, pro forma financial and operating data and other information relating to Gulf Houghton, the Company and the Company Subsidiaries as Buyer or its Representatives may request. Buyer shall not file the Buyer Proxy Statement, or any amendment or supplement thereto, without providing the Sellers’ Representative a reasonable opportunity to review and comment thereon (which comments shall be considered by Buyer). Buyer shall use its reasonable best efforts to resolve, and Buyer and the Sellers’ Representative each agree to consult and cooperate with each other in resolving, all SEC comments with respect to the Buyer Proxy Statement promptly after receipt thereof and to cause the Buyer Proxy Statement in definitive form to be cleared by the SEC and delivered to the Buyer’s shareholders as promptly as reasonably practicable following filing with the SEC. Buyer shall consult with the Sellers’ Representative before responding to SEC comments with respect to the preliminary Buyer Proxy Statement. The Sellers’ Representative and Buyer shall correct any information provided by it for use in the Buyer Proxy Statement which shall have become false or misleading and, if determined by Buyer to be necessary or appropriate, Buyer shall promptly prepare and deliver to its shareholders an amendment or supplement setting forth such correction. Buyer shall as soon as reasonably practicable (i) notify the Sellers’ Representative of the receipt of any comments from the SEC with respect to the Buyer Proxy Statement and any request by the SEC for any amendment to the Buyer Proxy Statement or for additional information and (ii) provide the Sellers’ Representative with copies of all written correspondence between Buyer and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Buyer Proxy Statement.

(c) Sellers shall cooperate with Buyer in connection with (i) Buyer’s effort to obtain any required consent from Sellers’ Accountants in connection with the inclusion of any financial or operating information of any Seller, the Company and any Company Subsidiary in any filings by Buyer under the Securities Act or the Exchange Act and (ii) Buyer’s effort to prepare financial statements for any period commencing on or after the date of the Balance Sheet for inclusion by Buyer in any filing under the Securities Act or the Exchange Act.

(d) If the Charter Amendment is approved at the Buyer Shareholders Meeting, the Buyer shall take all actions necessary to file the Charter Amendment with the Department of State of the Commonwealth of Pennsylvania at or prior to Closing. If the Charter Amendment is not approved at the Buyer Shareholders Meeting, the Buyer shall take all actions necessary to file the Statement with Respect to Shares reflecting the terms of the Preferred Stock with the Department of State of the Commonwealth of Pennsylvania at or prior to Closing.

6.20 Financing Matters. The Sellers shall, and shall cause each of the Company and any Company Subsidiary to, use commercially reasonable efforts to provide the Buyer with all cooperation reasonably requested by the Buyer to assist it in causing the conditions in the Debt Financing Commitment to be satisfied or as is otherwise necessary or reasonably requested by the Buyer in connection with the Debt Financing, including:

(a) participation by officers in a reasonable number of meetings (including one-on-one), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies and prospective lenders or investors and obtaining assistance from its accountants, including participating in a reasonable number of drafting and accounting due diligence sessions, in each case in connection with the Debt Financing;

(b) assisting the Buyer and the Debt Financing Sources with the timely preparation of customary rating agency presentations, marketing materials and information memoranda as may be required in connection with the Debt Financing;

(c) reasonably facilitate the pledging and mortgaging of collateral, including assisting with the preparation of security documents, other definitive financing documents, and other certificates or documents and back-up therefor as may be reasonably requested by the Buyer or the Debt Financing Sources, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, provided that no obligation of any Seller, the Company or any Company Subsidiary under any agreement, document or pledge related to any of the Debt Financing shall be operative until the Closing;

(d) furnishing the Buyer and the Debt Financing Sources, as promptly as practicable, with customary and readily available financial and other pertinent information relating to the Company and the Company Subsidiaries in respect of their businesses as may be reasonably requested by the Buyer;

(e) furnishing the Buyer and the Debt Financing Sources, as promptly as practicable, with financial and other pertinent information relating to the Company and the Company Subsidiaries in respect of their businesses as may be reasonably requested by the Buyer;

(f) reasonably cooperating with the Buyer to obtain customary and reasonable corporate and facilities ratings, consents, approvals, authorizations, non-invasive environmental assessments, legal opinions, surveys and title insurance as reasonably requested by the Buyer;

(g) reasonably facilitating the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness and the release and termination of any and all related liens) on or prior to the Closing Date, as well as cooperating to permit prospective lenders involved in the Debt Financing to evaluate and assess the assets of the Company and the Company Subsidiaries for purposes of establishing collateral arrangements;

(h) delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness; and

(i) promptly and in any event at least ten (10) days before the Closing Date, furnishing the Buyer and the Debt Financing Sources with all documentation and other information (to the extent reasonably requested by the Debt Financing Sources at least fifteen (15) days prior to the Closing Date) that is required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Notwithstanding the foregoing, (A) nothing shall require such cooperation as described in 6.20 to the extent it would, in the Company’s reasonable judgment, materially interfere with the business or operations of the Company or its Subsidiaries and (B) neither the Company nor any of its Subsidiaries shall be required to, or be required to commit to, (1) enter into or execute any agreement or document unless the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing, (2) until the Closing, take any corporate action (including any Board approvals) in connection with the Debt Financing, (3) take any action that would result in any officer, director or other representative of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Debt Financing, (4) until the Closing, deliver or cause the delivery of any legal opinions or any certificate as to solvency or any other certificate necessary for the Debt Financing or (5) until the Closing, deliver or cause the delivery of any pro forma financial information or any financial information in a form not customarily prepared by the Company with respect to such period. All non-public or other confidential information provided by the Company or any of its representatives pursuant to this 6.20 shall be kept confidential in accordance with the Confidentiality Agreement, except that the Buyer shall be permitted to disclose such information in accordance with the Debt Financing Commitments. The Company shall be permitted a reasonable period to comment, on those portions of any confidential information memorandum, or other marketing document circulated to potential financing sources that contain or are based upon any such non-public or other confidential information. None of the Company or any of its Subsidiaries shall be required to bear any cost or expense, pay any commitment or other similar fee or make any other payment or incur any other liability prior to the Closing or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing matters described in 6.20.

The Buyer shall reimburse the Company for its reasonable and documented out-of-pocket fees and expenses incurred pursuant to this 6.20.

Notwithstanding anything to the contrary in this Agreement, the Buyer acknowledges and agrees that its obligation to consummate the Closing is not conditioned upon any Debt Financing being made available to the Buyer. The Sellers hereby consent to the use of the Company’s and the Company Subsidiaries’ logos in connection with the Debt Financing if such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or the Company Subsidiaries, subject to the Company’s prior written consent.

6.21 Employee Matters.

(a) Following the Closing Date and until the first (1st) anniversary of the Closing Date (the “Continuation Period”), Buyer shall provide, or shall cause the Company to provide, the individuals who are employed by the Company or any Company Subsidiary immediately before the Closing Date (the “Company Employees”) and who continue employment during such time period with (i) annual base compensation no less than the annual base compensation provided to such Company Employees immediately prior to the Closing Date and annual target cash incentive amounts that are no less than the annual target cash incentive amounts provided to such Company Employees immediately prior to the Closing Date pursuant to annual incentive plans described in 6.21(a) of the Sellers’ Disclosure Letter, as such compensation and plans may be amended, extended or otherwise modified in compliance with 6.01, (ii) severance benefits that are no less favorable than the severance benefits described in 6.21(a) of the Sellers’ Disclosure Letter pursuant to the severance plans described in 6.21(a) of the Sellers’ Disclosure Letter, and (iii) other qualified plan or foreign retirement plan, welfare or fringe employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such Company Employees immediately prior to the Closing Date pursuant to such qualified or foreign retirement plans, welfare and fringe employee benefits described in 6.21(a) of the Sellers’ Disclosure Letter, as such plans and benefits may be amended, extended or otherwise modified in compliance with 6.01.

(b) Subject to 6.21(a), from and after the Closing Date, Buyer shall, or shall cause the Company to, assume, honor and continue during the Continuation Period or, if later, until all obligations thereunder have been satisfied, all of the Company’s and any Company Subsidiary’s employment, retention, termination and change in control plans, policies, programs, agreements and arrangements maintained by the Company or any Company Subsidiary, in each case, as in effect at the Closing Date and only to the extent they have been made available to Buyer prior to the date hereof, including with respect to any payments, benefits or rights, such as employment termination or change in control payments, arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law.

(c) With respect to all U.S. Qualified Benefit Plans and welfare plans maintained by the Buyer, the Company or the Company Subsidiaries in which the Company Employees are eligible to participate after the Closing Date (including any vacation or paid time-off plans and severance plans) for purposes of determining eligibility to participate and vesting, each Company Employee’s service with the Company or any of the Company Subsidiaries (as well as service with any predecessor employer of the Company or any such Company Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Company Subsidiary) shall be treated as service with the Buyer, the Company or any of their respective subsidiaries, in each case, to the extent such service would have been recognized by the Company or the Company Subsidiaries under analogous Benefit Plans prior to the Closing Date; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(d) Without limiting the generality of 6.21(a), Buyer shall use commercially reasonable efforts to, or shall cause the Company to use commercially reasonable efforts to, waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Buyer, the Company or any of their respective subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Closing Date, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Benefit Plan immediately prior to the Closing Date. Buyer shall use commercially reasonable efforts to, or shall cause the Company to use commercially reasonable efforts to, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Closing Date occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Closing Date.

(e) For the avoidance of doubt and notwithstanding anything to the contrary herein, for purposes of any Benefit Plan containing a definition of “change in control” or “change of control”, the Closing shall be deemed to constitute a “change in control” or “change of control” (except as would result in the imposition of “additional Taxes” under Section 409A of the Code).

(f) The provisions of this 6.21 are solely for the benefit of the parties to this Agreement, and no other Person (including any Company Employee or any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this 6.21, and no provision of this 6.21 shall create such rights in any such Persons. No provision of this Agreement shall be construed (i) as a guarantee of continued employment of any Company Employee, (ii) to prohibit the Buyer or the Company from having the right to terminate the employment of any Company Employee, (iii) to prevent the amendment, modification or termination of any Benefit Plan after the Closing (in each case in accordance with the terms of the applicable Company Benefit Plan) or (iv) as an amendment or modification of the terms of any Benefit Plan.

6.22 Pre-Closing Check-the-Box Elections. Prior to the Closing Date (i) GHG Lubricants Holdings Ltd. or GHGL London Ltd. shall execute a properly completed IRS Form 8832 electing to have GHG Lubricants Holdings Ltd. treated as a disregarded entity for U.S. federal income tax purposes, effective before the close of the day before the Closing Date, and (ii) each of the Sellers (either directly or through a duly authorized representative) shall execute a properly completed IRS Form 8832 electing to have the Company treated as a partnership for U.S. federal income tax purposes effective immediately after the election described in (i) and also before the close of the day before the Closing Date. The IRS Forms 8832 described in (i) and (ii) will be delivered in escrow to Buyer prior to the Closing Date, and shall only be filed by Buyer after the Closing Date (provided that Buyer shall also execute the IRS Form 8832 described in clause (ii) prior to filing). Buyer shall deliver to Sellers’ Representative: (a) evidence of the filing of the IRS Forms 8832 described in clauses (i) and (ii) promptly after such filing and (b) a copy of the IRS notification confirming approval of the elections as soon as reasonably practicable following receipt.

6.23 Registration for Management Sellers. Within thirty (30) days following the Closing, Buyer shall file a registration statement with the SEC to register for sale the Shares issued to the Management Sellers hereunder in accordance with Exhibit J attached hereto.

6.24 Bonuses. Following the Closing, Buyer shall cause the Company or a Company Subsidiary, as the case may be, to pay bonuses (including stay bonuses, transaction bonuses or similar bonuses), severance payments, retention payments and other change-of-control payments payable to any officer, employee or director of the Company or any of its Subsidiaries in connection with this Agreement or upon the consummation of the transactions contemplated hereby (together with the employer-portion of any payroll, employment or similar Taxes owning with respect thereto), in each case, to the extent set forth on 6.24 of the Sellers’ Disclosure Letter.

6.25 Transfers. From the date hereof until the termination of this Agreement, no Seller shall offer, sell, contract to sell, transfer, pledge or otherwise dispose of any Shares, except to Buyer or its Affiliates at the Closing.

6.26 Shareholder Approval of Parachute Payments.

(a) Following the signing of this Agreement, the Company shall use its best efforts to obtain executed and effective “waivers,” in a form reasonably acceptable to Buyer, from any individuals who are “disqualified individuals” (as defined in Section 280G(c) of the Code) of the Company and who would reasonably be expected to receive in connection with the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) any “parachute payment” (within the meaning of Section 280G of the Code) that is subject to the imposition of an excise Tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code of an amount of such parachute payments sufficient to reduce such individual’s aggregate parachute payments to an amount that is less than three (3) times such individual’s “base amount” (within the meaning of Section 280G of the Code and the regulations thereunder) (the “280G Waivers”).

(b) Following the delivery by the Company to Buyer of each of the executed 280G Waivers (if the Company was able to obtain such waivers) described in 6.26(a) and following the disclosure of any information from Buyer required pursuant to but prior to the Closing Date, the Company shall submit to its shareholders for approval, in a manner that complies with the approval requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder and is reasonably satisfactory to Buyer, any payments and/or benefits that separately or in the aggregate, could reasonably be expected to be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) for which an executed 280G Waiver was obtained or for which no waiver is necessary, such that upon obtaining such approval of the Company shareholders such payments and benefits would not be deemed to be “parachute payments” under Section 280G of the Code. In addition, the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer that either (i) a vote of the Company shareholders was solicited in conformance with the requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, and the requisite approval of the shareholders was obtained with respect to any payments and/or benefits that were subject to the vote of the Company shareholders (the “280G Approval”) or (ii) the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided pursuant to the 280G Waivers.

(c) To the extent not already provided, Buyer as reasonably requested by the Company shall promptly provide the Company and its counsel, in writing, with all relevant terms of any employment contracts or other arrangements that Buyer intends to enter into with the “disqualified individuals” (as defined in Section 280G(c) of the Code) of the Company on or around the Closing Date that include any such terms that could reasonably be expected to result in payments and other terms (including, but not limited to, rights to severance or signing bonuses) that need to be approved (or disclosed) to ensure the disclosure to the Company shareholders and the approval described in 6.26(b) is valid.

6.27 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VII

Tax Matters

7.01 Tax Covenants.

(a) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid 50% by the Sellers and 50% by the Buyer when due. The Buyer shall, 50% at the Buyer’s expense and 50% at the Sellers’ expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Sellers’ Representative shall cooperate with respect thereto as necessary).

(b) Without duplication, Sellers shall indemnify the Company, the Company Subsidiaries, Buyer, and each Buyer Indemnitee and hold them harmless from and against any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VII. Sellers shall reimburse Buyer for any Taxes of the Company and any Company Subsidiary that are the responsibility of Sellers pursuant to this 7.01 within ten (10) Business Days after payment of such Taxes by Buyer, the Company or the Company Subsidiary. Buyer shall not, and shall not cause the Company or a Company Subsidiary to, amend any Tax Return of the Company or a Company Subsidiary filed before the date of this Agreement without the consent of the Sellers’ Representative (which shall not be unreasonably withheld, conditioned or delayed) except to the extent necessary to claim the carryback of a loss or other tax attribute from a tax period beginning after the Balance Sheet Date.

(c) The obligations of the Sellers in this 7.01 shall be borne by the Sellers pro rata in accordance with the proportion of the Purchase Price allocated to each such Seller in accordance with the Allocation Certificate.

7.02 Contests. Buyer agrees to give written notice to the Sellers’ Representative of the receipt of any written notice by the Company, any Company Subsidiary, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim for which an indemnity will be sought by Buyer pursuant to this ARTICLE VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except and only to the extent that Sellers forfeit material rights or defenses by reason of such failure. The Sellers’ Representative may, at the Sellers’ own expense, participate in and assume the defense of any Tax Claim; provided, however, that the Sellers’ Representative acknowledges in writing the Sellers’ responsibility to indemnify and hold harmless the Buyer Indemnitees with respect to all Taxes at issue in such Tax Claim. If the

Sellers’ Representative assumes such defense, the Sellers’ Representative shall control all proceedings taken in connection with such Tax Claim (including selection of counsel) and may, in its reasonable discretion, pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing authority with respect thereto, and may, in its reasonable discretion, either pay the Tax claimed and sue for refund where applicable law permits such refund suits or contest the tax claim in any permissible manner; provided, however, that (i) Buyer shall have the right to participate in any such Tax Claim and the Sellers’ Representative shall provide Buyer with copies of all written communications relating to the Tax Claim, (ii) the Sellers’ Representative shall keep Buyer informed regarding the progress of such Tax Claim and consult with Buyer with respect to any issue that could have an adverse effect on Buyer, the Company or any Company Subsidiary and (iii) the Sellers’ Representative shall not settle or otherwise resolve any Tax Claim (or any issue raised in any Tax Claim) without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed).

7.03 Cooperation and Exchange of Information. The Sellers’ Representative and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of the Company or any Company Subsidiary. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and the Company Subsidiaries for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods.

7.04 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE IX may overlap with an obligation or responsibility pursuant to this ARTICLE VII, the provisions of this ARTICLE VII shall govern.

ARTICLE VIII

Conditions to Closing

8.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or before the Closing, of each of the following conditions:

(a) All necessary and material filings and notices required to be made before Closing under the Antitrust Laws shall have been made and any applicable and mandatory waiting period or other time periods (including any extensions thereof) under such legislation or regulation in any such jurisdiction shall have expired or been terminated, all other material obligations under the Antitrust Laws having been complied with in each case in connection with the transactions contemplated by this Agreement, and all material authorizations, consents or approvals necessary under the Antitrust Laws in any jurisdiction for or in respect of the transactions contemplated by this Agreement shall have been obtained from all appropriate Governmental Authorities in each such jurisdiction and all such authorizations, consents or approvals shall remain in full force and effect and there shall be no notice of any intention to revoke, suspend, or adversely restrict or modify any of the same.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

8.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or before the Closing, of each of the following conditions:

(a) The representations and warranties of each Seller and the Company contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall have been true and correct in all material respects as of the date hereof and in all material respects as of the Closing Date (except for representations and warranties made as of a specified date, which shall have been true and correct as of the specified date); provided, that the representations and warranties of the Sellers and the Company contained in 3.03 (Ownership of Shares), 4.01 (Organization, Authority and Qualification of the Company), 4.02 (Capitalization) and 4.03(a)–4.03(c) (Subsidiaries) shall be true and correct as of the Closing Date in all respects (except for representations and warranties made in 4.02(a), which shall have been true and correct as of the date hereof).

(b) Each Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it before or on the Closing Date.

(c) No Action shall have been commenced by any Governmental Authority against Buyer, or (other than by Buyer) against any Seller or the Company or any Company Subsidiary and be pending, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All Required Consents shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or before the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) Each of the Sellers’ Representative and the Escrow Agent shall have delivered, or caused to be delivered, to Buyer and the Escrow Agent a duly executed counterpart to the Escrow Agreement.

(g) Each of Gulf Houghton, Gulf Oil International, Ltd. and Gulf Oil Corporation, Ltd. shall have delivered, or caused to be delivered, to Buyer a duly executed counterpart to the Shareholder Agreement.

(h) Each of Gulf Houghton, Gulf Oil International, Ltd., Gulf Oil Corporation, Ltd. and Gulf Oil Lubricants India, Ltd. shall have delivered, or caused to be delivered, to Buyer a duly executed counterpart to the Non-Competition and Non-Solicitation Agreement.

(i) Buyer shall have received a certificate on behalf of all Sellers, dated the Closing Date and signed by a duly authorized officer of the Sellers’ Representative, that each of the conditions set forth in 8.02(a) and 8.02(b) have been satisfied.

(j) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Gulf Houghton certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent governing body) of Gulf Houghton authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Gulf Houghton certifying the names and signatures of the officers of Gulf Houghton authorized to sign this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder.

(l) Buyer shall have received executed resignations of the directors and officers of the Company to the extent required pursuant to 6.07.

(m) The Sellers’ Representative shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company and each Company Subsidiary from the Governmental Authority of the jurisdiction under the Law in which the Company or such Company Subsidiary is organized.

(n) [Intentionally Omitted]

(o) The Sellers’ Representative shall have delivered to Buyer the Option Cancellation Agreement substantially in the form attached hereto as Exhibit H duly executed by the Company and each Optionholder.

(p) The Sellers’ Representative shall have delivered to Buyer the SAR Cancellation Agreement substantially in the form attached hereto as Exhibit I duly executed by the Company and each SAR Holder.

(q) The Buyer Shareholder Approval shall have been obtained with respect to the issuance of the Stock Consideration to the Sellers.

(r) Buyer shall have received an executed statement and IRS notice in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that interests in GH Holdings Inc. are not “United States real property interests.”

(s) Buyer shall have received the properly completed and executed IRS Forms 8832 for the Company and GHG Lubricants Holdings Ltd described in 6.22.

(t) Buyer shall have duly received all deliverables pursuant to 2.03(b).

(u) The Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests in connection with the transactions contemplated by this Agreement.

8.03 Conditions to Obligations of the Sellers. The obligations of each Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or such Seller’s waiver, at or before the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall have been true and correct in all material respects as of the date hereof and in all material respects as of the Closing Date (except for representations and warranties made as of a specified date, which shall have been true and correct as of the specified date); provided, that the representations and warranties of Buyer contained in 5.01 (Organization and Authority of Buyer) and 5.05 (Capitalization) shall be true and correct as of the Closing Date in all respects (except for representations and warranties made in 5.05(a), which shall have been true and correct as of the date hereof).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it before or on the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are referenced in 5.02 shall have been received, and executed counterparts thereof shall have been delivered to the Sellers’ Representative at or before the Closing, and the Buyer Shareholder Approval shall have been obtained with respect to the issuance of the Stock Consideration to the Sellers; provided, however, that the Closing shall not be contingent upon the approval by Buyer’s shareholders of the Charter Amendment.

(e) From the date of this Agreement, there shall not have occurred any Buyer Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Buyer Material Adverse Effect.

(f) Each of Buyer and the Escrow Agent shall have delivered, or caused to be delivered, to the Sellers’ Representative and the Escrow Agent a duly executed counterpart to the Escrow Agreement.

(g) Buyer shall have delivered, or caused to be delivered, to the Sellers’ Representative a duly executed counterpart to the Shareholder Agreement.

(h) Buyer shall have delivered, or caused to be delivered, to the Sellers’ Representative a duly executed counterpart to the Non-Competition and Non-Solicitation Agreement.

(i) The Sellers’ Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in 8.03(a) and 8.03(b) have been satisfied.

(j) The Sellers’ Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing (A) the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (B) (i) an increase in the size of Buyer’s board of directors from nine individuals to 12 and (ii) the appointment of the Sellers’ Representative’s three designees for election to Buyer’s board of directors (or, if Buyer and Sellers’ Representative mutually agree, to appoint two of the designees of the Sellers’ Representative to two of nine positions on Buyer’s board of directors), each to serve on a different class of Buyer’s board of directors effective as of Closing, and (C) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(k) The Sellers’ Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder.

(l) [Intentionally Omitted]

(m) The Sellers shall have duly received all deliverables pursuant to 2.03(a).

(n) Buyer shall have delivered to the Sellers’ Representative such other documents or instruments as the Sellers reasonably request in connection with the transactions contemplated by this Agreement.

ARTICLE IX

Indemnification

9.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that (a) the Fundamental Representations shall survive for the full period of the longest applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof required by law) and (b) the representations and warranties in 4.18 (Environmental Matters), 4.21 (Taxes), 4.07(s) or in 4.19(p) or 4.19(q) (to the extent those Sections relate to Taxes) shall survive until the date that is thirty-six (36) months from the Closing Date. Except as otherwise provided in this Agreement, all covenants and agreements of the parties contained herein shall survive the Closing until performed in accordance with their terms; provided, however, that neither the Buyer Indemnitees nor the Seller Indemnitees shall have a right to recover any amounts pursuant to 9.02(b) or 9.03(b) (as applicable) unless the Buyer notifies the Sellers’ Representative or the Sellers’ Representative notifies the Buyer (as the case may be) in writing of a claim under 9.02(b) or 9.03(b) (as applicable), in accordance with the provisions of 9.05, as follows: (a) with respect to any covenant or agreement required to be performed in this Agreement on or before the Closing, such claim is delivered within one (1) year after the Closing, and (b) with respect to any such covenant required to be performed in this Agreement after the Closing, such claim is delivered within one (1) year from the date the performance under such covenant or agreement was required to be completed. Notwithstanding the foregoing, any claims asserted in writing and by notice in accordance with 9.05 from the non-breaching party to the breaching party before the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

9.02 Indemnification by the Sellers, Optionholders and SAR Holders. Subject to the other terms and conditions of this ARTICLE IX, the Sellers and, to the extent of the Indemnification Escrow Amount, the Optionholders and SAR Holders, shall severally (in accordance with the proportion of the Purchase Price allocated to such Seller, Optionholder and SAR Holder pursuant to the Allocation Certificate), and not jointly, indemnify and defend each of Buyer and its Affiliates (including, after the Closing, the Company, and the Company Subsidiaries) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of any Seller or the Company contained in this Agreement, any Transaction Document or in any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement, in each case, as of the date hereof or as of the Closing;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VII); provided, however, that no Seller shall be required to indemnify, defend, hold harmless, pay or reimburse any Buyer Indemnitee with respect to a breach or non-fulfillment of any covenant, agreement or obligation made or to be performed by another Seller pursuant to this Agreement; or

(c) any calculation or other manifest errors of the Company in connection with the Company’s calculations, prior to the Closing, of the Allocation Certificate.

9.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE IX, Buyer shall indemnify and defend each Seller and each of their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any Transaction Document or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, in each case, as of the date hereof or as of the Closing; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VII, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VII).

9.04 Certain Limitations. The indemnification provided for in 9.02 and 9.03 shall be subject to the following limitations, it being understood that the provisions set forth in this Section 9.04 shall not in any way expand the obligations of any of the parties set forth in Section 9.02 or 9.03:

(a) No Buyer Indemnitee shall make an indemnity claim under 9.02(a) (other than in respect of Losses that arise from any inaccuracy in or breach of any Fundamental Representation or the representations and warranties contained in 4.21 (Taxes), 4.07(s), 4.19(p) or 4.19(q) to the extent those provisions relate to Taxes) with respect to any individual occurrence unless and until the aggregate amount of Losses suffered by the Buyer Indemnitee arising from such occurrence or series of related occurrences exceeds or may reasonably be expected to exceed $400,000. The Sellers, Optionholders and SAR Holders shall not be liable to the Buyer Indemnitees for indemnification under 9.02(a) (other than in respect of Losses that arise from any inaccuracy in or breach of any Fundamental Representation or the representations and warranties contained in 4.21 (Taxes), 4.07(s), 4.19(p) or 4.19(q) to the extent those provisions relate to Taxes) until the aggregate amount of all Losses in respect of indemnification under 9.02(a) exceeds $5,000,000 (the “Deductible Amount”), in which event the Sellers, Optionholders and SAR Holders shall be required to pay or be liable for all such Losses in excess of the Deductible Amount, subject to the terms of this ARTICLE IX.

(b) No Seller Indemnitee shall make an indemnity claim under 9.03(a) (other than in respect of Losses that arise from any inaccuracy in or breach of any Fundamental Representation) with respect to any individual occurrence unless and until the aggregate amount of Losses suffered by the Seller Indemnitee arising from such occurrence or series of related occurrences exceeds or may be reasonably expected to exceed $400,000. Buyer shall not be liable to the Seller Indemnitees for indemnification under 9.03(a) (other than in respect of Losses that arise from any inaccuracy in or breach of any Fundamental Representation) until the aggregate amount of all Losses in respect of indemnification under 9.03(a) exceeds the Deductible Amount, in which event Buyer shall be required to pay or be liable for all such Losses in excess of the Deductible Amount.

(c) Subject to 9.04(d), the aggregate amount of all Losses for which the Sellers, Optionholders and SAR Holders shall be liable pursuant to 9.02(a) shall not exceed an amount equal to the Indemnification Escrow Amount (the “Cap”) and the aggregate amount of all Losses for which Buyer shall be liable pursuant to 9.03(a) shall not exceed the Cap.

(d) Notwithstanding the foregoing, the limitations set forth in 9.04(c) shall not apply to Losses that arise from any inaccuracy in or breach of any Fundamental Representation; provided, that, the aggregate amount of all Losses for which (i) the Sellers, Optionholders and SAR Holders shall be liable pursuant to this Agreement shall not exceed an amount equal to the Purchase Price, (ii) the Optionholders and SAR Holders shall be liable pursuant to this Agreement shall not exceed an amount equal to the Cap and (iii) the Buyer shall be liable pursuant to this Agreement shall not exceed the Purchase Price.

(e) For purposes of this ARTICLE IX, if it is determined that an Indemnified Party is entitled to recover Losses arising out of any inaccuracy in or breach of any representation or warranty set forth herein, all qualifications as to materiality, Material Adverse Effect, Buyer Material Adverse Effect or other similar qualification shall be disregarded for the purpose of the calculation of Losses that resulted from any such breach of such representation or warranty.

(f) Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for (i) any consequential, incidental or indirect Losses, except to the extent such Losses are either reasonably foreseeable or payable by a Buyer Indemnitee to a Person other than a Buyer Indemnitee or by a Seller Indemnitee to a Person other than a Seller Indemnitee or (ii) special or punitive Losses, except to the extent that such Losses are payable by a Buyer Indemnitee to a Person other than a Buyer Indemnitee or by a Seller Indemnitee to a Person other than a Seller Indemnitee.

(g) The Buyer Indemnitees shall not be entitled to indemnification for any Losses to the extent a Liability with respect to such Loss was specifically reserved against and reflected on the Financial Statements, unless such liability exceeds the amount of such reserve, which shall be the Sellers’, Optionholders’ and SAR Holders’ responsibility, subject to the terms of this Agreement.

(h) Notwithstanding any other provision of this Agreement to the contrary, except (i) in the case of fraud or (ii) with respect to any Fundamental Representation, each Seller’s, Optionholder’s and SAR Holder’s maximum aggregate indemnification liability pursuant to 9.02(a) shall be such Seller’s, Optionholder’s and SAR Holder’s share of the Indemnification Escrow Amount; provided that the foregoing remains subject to 9.04(d). The sole and exclusive recourse for any amount finally determined to be owed in respect of any indemnity obligations pursuant to 9.02(a) (except (i) in the case of fraud or (ii) with respect to any Fundamental Representation) shall be the Indemnification Escrow Amount.

(i) The Seller Indemnitees shall not make any claim for contribution from the Company or any Company Subsidiary or any of their respective officers, directors, members, managers or employees with respect to any indemnity claims arising under or in connection with this Agreement to the extent that any Indemnified Party is entitled to indemnification hereunder for such claim. The Seller Indemnitees hereby waive any such right of contribution from the Company, any Company Subsidiary and any of their respective officers, directors, members, managers or employees they have or may have in the future. The Seller Indemnitees further agree not to make, directly or indirectly, and hereby waive, any claim for indemnification against the Company or any Company Subsidiary by reason of the fact that the Seller Indemnitees or any of their Affiliates or Representatives was a member, manager, officer, director, employee or agent of the Company or a Company Subsidiary (whether such claim is for Losses or otherwise and whether such claim is pursuant to any Law, organizational document, Contract or otherwise) with respect to any Action brought by a Buyer Indemnitee against any Seller, Optionholder or SAR Holder or any Affiliate or Representative thereof (whether such claim is pursuant to this Agreement or otherwise).

(j) The Sellers, Optionholders and SAR Holders shall have no obligation to indemnify any Buyer Indemnitee with respect to any breach of the representations in Section 4.18 to the extent (i) arising out of any sampling of soil, groundwater, soil vapor or other environmental media at the Real Property by Buyer, except as required under Environmental Laws or by any Governmental Authority; (ii) arising out of the intentional encouragement by Buyer of any Action by any Governmental Authority or any other Person; (iii) arising out of any change of use of the Real Property after the Closing Date; (iv) arising out of any Response, Removal or Remedial Action that is not conducted to eliminate or control any risk from the presence or Release of Hazardous Substances consistent with the least stringent applicable remediation standard acceptable to the relevant Governmental Authority; (v) arising out of the management of any building component that contains or is covered with any Hazardous Substance in compliance with Environmental Laws; (vi) Losses are incurred to replace, repair, improve, or upgrade any building, structure, plant, or equipment, unless such activity is required or is undertaken as a necessary part of any Response, Removal, or Remedial Action; or (vii) arising out of any change in Environmental Law after the Closing Date. In connection with any site remediation, the “least stringent applicable remediation standard” shall include the use of reasonable deed restrictions and engineering controls to limit exposure to contaminants that are allowed to remain in place, to the extent such restrictions or controls would not interfere with site operations and are acceptable to the relevant Governmental Entity. It is understood that sampling or other testing of soil, groundwater, soil vapor or other environmental media at the Real Property may be required under Environmental Law or by any Governmental Authority in connection with a capital improvement, repair, routine maintenance or operating activities.

9.05 Indemnification Procedures. The party making a claim under this ARTICLE IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE IX is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, but in any event not later than twenty (20) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that, as a result of such failure, the Indemnifying Party forfeits material rights or defenses, was deprived of its right to recover any material payment under its applicable insurance coverage, or was otherwise materially prejudiced, in each case, by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably calculable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel (reasonably acceptable to the Indemnified Party), and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is any Seller, Optionholder or SAR Holder such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company or any Company Subsidiary, or (y) seeks relief other than solely the payment of money damages against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to 9.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right, subject to 9.05(b), to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. The Sellers’ Representative and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to 6.08) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this 9.05(b). If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party written notice thereof. The failure to give such written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that, as a result of such failure, the Indemnifying Party forfeits material rights or defenses, was deprived of its right to recover any material payment under its applicable insurance coverage, or was otherwise materially prejudiced, in each case, by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably calculable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s or Company Subsidiary’s, as applicable, premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company and the Company Subsidiaries (including, but not limited to, any such claim in respect of a breach of the representations and warranties in 4.21 (Taxes) hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VII) shall be governed exclusively by ARTICLE VII hereof.

9.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE IX:

(a) the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds in accordance with the Escrow Agreement, if applicable; and

(b) if such Loss is payable from the Indemnification Escrow Funds, Buyer and the Sellers’ Representative shall deliver to the Escrow Agent a Joint Written Instruction instructing the Escrow Agent that the payment in respect of such Loss shall be comprised of cash and Stock Consideration in the same proportion as the value of the cash and Stock Consideration comprising the Indemnification Escrow Funds immediately prior to such payment (with the value of a share of such Stock Consideration being equal to, for this purpose, the volume-weighted trading average of a share of Buyer Common Stock (regardless of whether such Stock Consideration consists of Buyer Common Stock or preferred stock) for the ten (10) trading days prior to the date on which such Loss is to be paid).

9.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement or the Escrow Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

9.08 Exclusive Remedies. Subject to 11.11, the parties acknowledge and agree that their exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VII and this ARTICLE IX. In furtherance of the foregoing, each party hereby waives any and all rights, claims and causes of action in connection with any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law (including any Environmental Law), except pursuant to the indemnification provisions set forth in ARTICLE VII and this ARTICLE IX. Nothing in this 9.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud. The Indemnifying Party and the Indemnified Party shall reasonably cooperate with each other with respect to resolving any claim or liability with respect to which Party is obligated to indemnify the other Party hereunder. In furtherance of the foregoing, the Indemnified Parties shall take, and shall cause each of their respective Affiliates to take, all commercially reasonable steps to mitigate any Losses upon becoming aware of any event that would reasonably be expected to, or does, give rise to Losses.

9.09 Indemnification Escrow Period. Buyer and the Sellers’ Representative shall deliver a Joint Written Instruction to the Escrow Agent on the date that is twelve (12) months after the Closing Date and on the date that is eighteen (18) months after the Closing Date, in each case, in accordance with the Escrow Agreement.

9.10 Insurance Proceeds. The amount of Losses recoverable by an Indemnified Party pursuant to this Article IX with respect to an indemnity claim shall be reduced by the amount of insurance proceeds or other amounts actually recovered by such Indemnified Party with respect to the Losses to which such indemnity claim relates, net of any expenses related to the receipt of such payment, including retrospective premium adjustments, if any, occasioned by such Losses; and (b) any Tax Benefit actually realized by the Indemnified Party in the taxable period in which the Losses occurred or in the taxable period immediately thereafter. For purposes of this Agreement, a “Tax Benefit” means the actual reduction of Tax liabilities (calculated on the basis of the actual reduction in cash payments for Taxes) from an increase in deductions, losses or tax credits or decrease in the income, gain or recapture of tax credits that the Indemnified Party or any subsidiary or other affiliated entity thereof actually reported or took into account (other than by way of any increase in basis). Notwithstanding anything to the contrary, if the Tax Return for the taxable period in which the Losses occurred has yet to be filed at the time that an indemnity payment is to be made, the amount of the Loss recoverable by an Indemnified Party pursuant to this Article IX with respect to an indemnity claim shall not be reduced by the amount of any Tax Benefit; and, instead, the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax Benefit within five (5) Business Days after the filing of the Tax Return for the taxable period in which the Tax Benefit is actually realized.

ARTICLE X

Termination

10.01 Termination. This Agreement may be terminated at any time before the Closing:

(a) by the mutual written consent of the Sellers’ Representative and Buyer;

(b) by Buyer by written notice to the Sellers’ Representative if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by such Seller within ten (10) days of such Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in 8.01 or 8.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the date that is twelve (12) months from the date hereof, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it before the Closing;

(iii) in order to permit the satisfaction of the conditions set forth in 8.01(a) and 8.01(b), Buyer is required, in order to satisfy applicable Antitrust Laws, to divest, license, hold separate, sell or otherwise dispose of certain of its assets, properties or businesses or of certain assets, properties or businesses to be acquired by Buyer pursuant to the terms hereof relating to more than $80 million in the aggregate of Pro Forma Net Sales, unless Buyer subsequently agrees to proceed with such disposition; or

(c) by the Sellers’ Representative by written notice to Buyer if:

(i) no Seller is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from the Sellers’ Representative;

(ii) any of the conditions set forth in 8.01 or 8.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the date that is twelve (12) months from the date hereof, unless such failure shall be due to the failure of any Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it before the Closing;

(iii) in order to permit the satisfaction of the conditions set forth in 8.01(a) and 8.01(b), Buyer is required, in order to satisfy applicable Antitrust Laws, to divest, license, hold separate, sell or otherwise dispose of certain of its assets, properties or businesses or of certain assets, properties or businesses to be acquired by Buyer pursuant to the terms hereof relating to more than $80 million in the aggregate of Pro Forma Net Sales, unless Buyer subsequently agrees to proceed with such disposition; or

(d) by Buyer or the Sellers’ Representative in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited (ii) any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable or (iii) an Action is instituted by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law.

10.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto except:

(a) as set forth in this ARTICLE X and 6.08 and ARTICLE XI hereof;

(b) Buyer will not be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) failure of the Buyer to have performed its material obligations under this Agreement or (ii) any material misrepresentation made by the Buyer of any matter set forth in this Agreement;

(c) Sellers will not be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) failure of the Sellers to have performed their material obligations under this Agreement or (ii) any material misrepresentation made by the Sellers of any matter set forth in this Agreement; and

(d) that nothing herein shall relieve any party hereto from Liability for any (i) willful breach of any provision of this Agreement, (ii) breach occurring prior to termination or (iii) for breach of any provision that specifically survives termination, subject to the express terms and limitations set forth in this Agreement.

ARTICLE XI

Miscellaneous

11.01 Expenses. Except as otherwise expressly provided herein, all costs, fees and expenses, incurred in connection with the negotiation, preparation and execution of the Transaction Documents or the consummation of the transactions contemplated thereby (whether incurred before or after the date of this Agreement), including, without limitation, any brokerage fees, commissions, finder’s fees, investment banking fees, financial advisory fees or employee bonuses related to the consummation of such transactions, whether or not the Closing shall have occurred, shall be paid by the party incurring such costs, fees and expenses. For the avoidance of doubt, all of the (a) costs, fees and expenses referred to in the preceding sentence incurred by or on behalf of the Company, the Sellers, the Optionholders or the SAR Holders, and (b) Transaction Expenses, shall, in each case, be paid by the Company. Notwithstanding the foregoing, in the event of the termination of this Agreement before Closing due to Buyer’s failure to obtain at the Buyer Shareholders Meeting the Buyer Shareholder Approval with respect to the issuance of the Stock Consideration to the Sellers, Buyer shall reimburse the Company for its and the Sellers’ documented out-of-pocket Transaction Expenses, up to $10 million.

11.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this 11.02):

If to the Sellers’ Representative (on behalf of the Sellers):	Gulf Houghton Lubricants Ltd. Whitehall House, 238 North Church Street, P.O. Box 1043, George Town Grand Cayman KY1-1102 Cayman Islands
Facsimile: (305) 675-2619
E-mail: ddixon@sterlingtrustco.com
Attention: Darren Dixon

with a copy to (which shall not constitute notice to):	Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020
Facsimile: (212) 262-1910
E-mail: edavis@mayerbrown.com
Attention: Edward A. Davis

with a copy to (which shall not constitute notice to) Richard Hoare:	Richard Hoare 16 Charles II Street, London SW1Y 4QU, UK
Facsimile: +44 207 839 2399
E-mail: richard.hoare@gulfoilltd.com

with a copy to (which shall not constitute notice to) the Company:	c/o Houghton International Inc. Madison and Van Buren Avenues P O Box 930 Valley Forge, PA USA 19482
E-mail: MShannon@houghtonintl.com
Attention: Chief Executive Officer

If to the Company:	c/o Houghton International Inc. Madison and Van Buren Avenues P O Box 930 Valley Forge, PA USA 19482
E-mail: MShannon@houghtonintl.com
Attention: Chief Executive Officer

If to Buyer:	Quaker Chemical Corporation One Quaker Park 901 E. Hector Street Conshohocken, PA 19428-2380
Facsimile: (610) 832-4496
E-mail: traubr@quakerchem.com
Attention: Robert T. Traub

with a copy to (which shall not constitute notice to Buyer):	Drinker, Biddle & Reath LLP One Logan Square Suite 2000 Philadelphia, Pennsylvania 19103
Facsimile: (215) 988-2757
E-mail: Douglas.Raymond@dbr.com
Attention: F. Douglas Raymond, III

11.03 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and (d) when calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day. Unless the context otherwise requires, references herein: (x) to Articles, Sections, the Sellers’ Disclosure Letter, Exhibits and Annexes mean the Articles and Sections of, and Exhibits and Annexes attached to, this Agreement, and the Sellers’ Disclosure Letter delivered in connection with the execution of this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Sellers’ Disclosure Letter, Exhibits and Annexes referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth herein.

11.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

11.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

11.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, the Annexes and Sellers’ Disclosure Letter (other than an exception expressly set forth as such in the Sellers’ Disclosure Letter), the statements in the body of this Agreement will control.

11.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the Optionholders, the SAR Holders and their respective successors and permitted assigns. None of the parties may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that before the Closing Date, Buyer may, without the prior written consent of the Sellers, assign all or any portion of its rights (but not its obligations) under this Agreement to one or more of its direct or indirect subsidiaries; provided, further, that the Buyer may assign any or all of its rights or benefits under this Agreement and any other Transaction Document without the prior written consent of the Sellers (whereupon the Buyer shall provide written notice thereof to the Sellers’ Representative), as a collateral assignment, to the Buyer’s or its Affiliates lenders or other debt financing sources. No assignment shall relieve the assigning party of any of its obligations hereunder.

11.08 No Third-party Beneficiaries. Except as provided in 6.13 and 11.15, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person any legal or equitable rights hereunder, other than the parties hereto, the Buyer Indemnitees (to the extent not a party hereto), the Seller Indemnitees (to the extent not a party hereto), the Releasees (to the extent not a party hereto) and their respective permitted successors and assigns; provided, however, that this Section 11.08 and Sections 11.09, 11.10, and 11.15 (to the extent such provisions relate to the Debt Financing) shall be enforceable against all parties to this Agreement by each applicable Debt Financing Source and is successors and assigns.

11.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented (and any right hereunder extended or waived) by the parties hereto by an agreement in writing signed by Buyer and the Sellers’ Representative; provided, however 6.20, 11.08, 11.10, 11.15 and this 11.09 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the foregoing sections) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to a Debt Financing Source without the prior written consent of such Debt Financing Source. For purposes of this 11.09, subject to the foregoing sentence, the Sellers agree that any amendment, extension or waiver of this Agreement signed by the Sellers’ Representative shall be binding upon and effective against the Sellers whether or not they have signed such amendment; provided, however, that the consent of Michael J. Shannon shall be required if any amendment, extension or waiver would disproportionately and adversely impact the Management Sellers relative to Gulf Houghton. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction); provided, however, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York with respect to any action, suit or proceeding including any Debt Financing Source.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF

AMERICA OR THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA IN EACH CASE LOCATED IN THE CITY OF PHILADELPHIA AND COUNTY OF PHILADELPHIA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OF THE DEBT FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING COMMITMENT, DEBT FINANCING, OR PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN WITHIN THE CITY OF NEW YORK (AND APPELLATE COURTS THEREOF).

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING COMMITMENT, THE DEBT FINANCING, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(C).

11.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. The parties further agree that no party hereto shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this 11.11, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.12 Sellers’ Representative.

(a) Except as otherwise provided in this Agreement, any right or action that may be taken at the election of the Sellers, Optionholders or SAR Holders will be taken by the Sellers’ Representative as a representative of the Sellers, Optionholders or SAR Holders on behalf thereof. The initial Sellers’ Representative will be Gulf Houghton Lubricants Ltd. Upon its resignation, the holders of a majority of the voting power of the Shares at any time prior to the Closing may designate a successor Sellers’ Representative. Any Sellers’ Representative so designated must be reasonably acceptable to the Buyer.

(b) Any change in the Sellers’ Representative will become effective upon notice in accordance with Section 11.02.

(c) Except as otherwise provided in this Agreement, any right or action that may be taken at the election of the Sellers, Optionholders or SAR Holders will be taken by the Sellers’ Representative on behalf thereof. Each of the Sellers, Optionholders or SAR Holders hereby irrevocably appoint the Sellers’ Representative as the agent and attorney-in-fact of each of the Sellers, Optionholders or SAR Holders for the purposes of acting in the name and stead of such Seller, Optionholder or SAR Holder in: (a) receiving, holding and distributing the consideration and paying any associated costs and expenses of the transactions hereunder required to be paid by such Seller, Optionholder or SAR Holder; (b) giving and receiving all notices permitted or required by this Agreement and acting on the Sellers, Optionholders or SAR Holders behalf hereunder for all purposes specified herein; (c) delivering the certificates or instruments of transfer for the Shares endorsed or executed by the Sellers to the Buyer at Closing and any and all assignments relating thereto; (d) agreeing with the Buyer as to any amendments to or waivers of this Agreement which the Sellers’ Representative, acting in good faith, may deem necessary or advisable, including the extension of time in which to consummate the transactions contemplated by this Agreement, and the waiver of any closing conditions (subject to 11.09); (e) employing legal counsel on behalf of the Sellers, Optionholders and SAR Holders; (f) paying any legal, accounting, investment banking, and any other fees and expenses incurred by the Sellers’ Representative in consummating the transactions contemplated by this Agreement; (g) defending or settling claims arising under this Agreement; and (h) making, executing, acknowledging, and delivering all such contracts, orders, receipts, notices, requests, instructions, certificates, letters, and other writings, and in general doing all things and taking all actions which the Sellers’ Representative, in its sole discretion, may consider necessary or proper in connection with or to carry out the terms of this Agreement, as fully as if such Sellers, Optionholders or SAR Holders were personally present and acting. This power of attorney and all authority conferred hereby is granted and conferred subject to the interests of the other Parties to this Agreement, and in consideration of those interests and for the purpose of completing the transactions contemplated hereby, this power of attorney and all authority conferred hereby shall be irrevocable and shall not be terminated by the Sellers, Optionholders or SAR Holders or by operation of Law, whether by the termination of the Sellers’ Representative or by the occurrence of any other event. If any Seller , Optionholder or SAR Holder who is an individual should die or become incompetent or incapacitated, or any Seller, Optionholder or SAR Holder that is a legal entity should be dissolved, liquidated or wound up any other event should occur before the delivery of certificates or other instruments of transfer representing the Shares pursuant to this Agreement, such certificates and instruments shall nevertheless be delivered by or on behalf of such Seller, Optionholder or SAR Holder in accordance with the terms and conditions of this Agreement, and all actions taken by the Sellers’ Representative pursuant to this Agreement shall be as valid as if such death, incompetence, incapacity, dissolution, termination or winding up or other event had not occurred, regardless of whether the Buyer or the Sellers’ Representative, or any of them, shall have received notice of such death, incompetence, incapacity, or other event. The Sellers’ Representative will be promptly reimbursed by the Sellers, Optionholders and SAR Holders for all reasonable expenses, disbursements and advances incurred by the Sellers’ Representative in such capacity upon demand. The Sellers, Optionholders and SAR Holders severally and not jointly, agree to indemnify and hold harmless the Sellers’ Representatives for and from any loss, liability, expense, charge, damages, claims or other obligations it may incur as a result of its duties hereunder or any of its actions or inactions as such, except as may result from the Sellers’ Representative’s actions that would constitute fraud, willful misconduct or gross negligence. The obligations of the Sellers, Optionholders and SAR Holders under this Section shall be borne by the Sellers pro rata in accordance with the proportion of the Purchase Price allocated to each such party in accordance with the Allocation Certificate.

11.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.14 Exclusivity of Agreement. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations, and all Parties to this Agreement specifically acknowledge that no Party has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s length transaction. Other than in connection with claims involving fraud, the sole and exclusive remedies for any breach of the terms of this Agreement (including any representations and warranties set forth herein) shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies may be further limited or excluded pursuant to the express terms of this Agreement), and the Parties hereto hereby waive and release any and all other claims and causes of action that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

11.15 Debt Financing Sources. Notwithstanding anything herein to the contrary, neither the Sellers nor the Company or any Company Subsidiary shall have any right or claim against any Debt Financing Source in connection with this Agreement or the Debt Financing Commitment, whether at law or equity, in contract, in tort or otherwise. The Debt Financing Source may enforce this Section 11.15 against all parties to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER: QUAKER CHEMICAL CORPORATION

By:	/s/ Michael F. Barry

Name:	Michael F. Barry
Title:	CEO

[Signature Page to Share Purchase Agreement]

COMPANY: GLOBAL HOUGHTON LTD.

By:	/s/ Michael J. Shannon

Name:	Michael J. Shannon
Title:	CEO

[Signature Page to Share Purchase Agreement]

GULF HOUGHTON AND SELLERS’ REPRESENTATIVE: GULF HOUGHTON LUBRICANTS LTD.

By:	/s/ Sandra Georgeson

Name:	Sandra Georgeson
Title:	Director

[Signature Page to Share Purchase Agreement]

MANAGEMENT SELLER: PAUL DEVIVO TRUST U/A/D AS OF MARCH 14, 2014 FBO PAUL JOSEPH DEVIVO

By:	/s/ Paul Devivo

Name:	Paul Devivo
Title:

[Signature Page to Share Purchase Agreement]

MANAGEMENT SELLER: PAUL DEVIVO TRUST U/A/D AS OF MARCH 14, 2014 FBO DANIEL ROBERT DEVIVO

By:	/s/ Paul Devivo

Name:	Paul Devivo
Title:

[Signature Page to Share Purchase Agreement]

MANAGEMENT SELLER: PAUL DEVIVO TRUST U/A/D AS OF MARCH 14, 2014 FBO RICHARD JOHN DEVIVO

By:	/s/ Paul Devivo

Name:	Paul Devivo
Title:

[Signature Page to Share Purchase Agreement]

MANAGEMENT SELLER: TRUST U/A/D JULY 11, 2012 OF LINDA R. DEVIVO

By:	/s/ Paul Devivo

Name:	Paul Devivo
Title:

[Signature Page to Share Purchase Agreement]

MANAGEMENT SELLER:

/s/ Michael J. Shannon
Michael J. Shannon

[Signature Page to Share Purchase Agreement]

MANAGEMENT SELLER:

/s/ David H. Slinkman
David H. Slinkman

[Signature Page to Share Purchase Agreement]

MANAGEMENT SELLER:

/s/ Jeewat Bijlani
Jeewat Bijlani

[Signature Page to Share Purchase Agreement]

MANAGEMENT SELLER:

/s/ Chungyin Lai
Chungyin Lai

[Signature Page to Share Purchase Agreement]

MANAGEMENT SELLER:

/s/ Steve and Ellen Mary Little
Steve and Ellen Mary Little (jointly)

[Signature Page to Share Purchase Agreement]

MANAGEMENT SELLER:

/s/ Peter Macaluso
Peter Macaluso

[Signature Page to Share Purchase Agreement]

MANAGEMENT SELLER:

/s/ Thomas Rebain
Thomas Rebain

[Signature Page to Share Purchase Agreement]

Annex E

EXHIBIT E – FINAL FORM

SHAREHOLDER AGREEMENT

by and between

QUAKER CHEMICAL CORPORATION

and

THE SHAREHOLDERS PARTY HERETO

[●]

i

(continued)

ii

SHAREHOLDER AGREEMENT

This Shareholder Agreement (this “Agreement”) is made this [●] day of [●], [●], by and between Quaker Chemical Corporation, a Pennsylvania corporation (the “Company”), Gulf Houghton Lubricants Ltd., an exempted company incorporated under the laws of the Cayman Islands (the “Direct Shareholder”), Gulf Oil International, Ltd., an exempted company incorporated under the laws of the Cayman Islands, and GOCL Corporation Limited, a public limited company incorporated in India (together with Gulf Oil International, Ltd., the “Beneficial Shareholders”).

RECITALS

WHEREAS, the Company, the Direct Shareholder and certain other Persons have entered into that certain Share Purchase Agreement, dated as of April [●], 2017 (the “Purchase Agreement”), which provides, upon the terms and subject to the conditions set forth therein, for the acquisition by the Company of all of the issued and outstanding equity interests of Global Houghton Ltd. (the “Transaction”), including all such equity interests of Global Houghton Ltd. held by the Direct Shareholder;

WHEREAS, in connection with the Transaction, the Direct Shareholder is receiving cash consideration and [[●] shares of preferred stock convertible into] [●] shares of common stock, par value $1.00 per share (“Common Stock”) of the Company (such shares of Common Stock received by the Direct Shareholder, the “Shareholder Common Stock”);*

WHEREAS, the Beneficial Shareholders, together, own, directly or indirectly, all of the issued and outstanding capital stock of the Direct Shareholder and shall benefit from the Direct Shareholder’s participation in the Transaction;

WHEREAS, the Board has increased the size of the Board to [12]1, resulting in [three] vacancies in the Board (the “Board Vacancies”);

WHEREAS, as a condition to the closing of the Transaction, the Company and the Shareholders have agreed to enter into this Agreement; and

WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings given to those terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

As used in this Agreement, in addition to other terms defined elsewhere herein, the following terms have the respective meanings set forth below:

1.1. Act. “Act” means the Securities Act of 1933, as amended.

1.2. Affiliate. “Affiliate” has the meaning set forth under the Exchange Act and the rules thereunder.

*	NTD: Conforming changes to be made if preferred stock is issued at Closing.
[1]	NTD: Conforming changes to be made if number of directors changes pursuant to the mutual agreement of Buyer and the Sellers’ Representative.

1.3. Beneficial Owner. “Beneficial Owner” with respect to a security means any Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. A Person shall be deemed to be the Beneficial Owner of a security if that Person has the right to acquire Beneficial Ownership of such security (including by conversion or exchange). “Beneficially Own,” “Beneficial Ownership” and other related phrases shall have correlative meanings.

1.4. Board. “Board” means the Board of Directors of Company as constituted from time to time.

1.5. Business Day. “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the City of New York are authorized or required by Law to be closed for business.

1.6. Change in Control. “Change in Control” means the occurrence of any of the following:

(a) the closing of any merger, combination, consolidation or similar business transaction involving the Company in which the holders of the Company’s Common Stock immediately prior to the transaction cease to hold more than 50% of the total voting power of the surviving company in such transaction immediately after such closing, including by way of acquisition, merger, recapitalization, reorganization, redemption, issuance of capital stock, consolidation, tender or exchange offer or otherwise;

(b) the closing of any sale transaction or series of related sale transactions, including by way of a tender or exchange offer, in which a Person or Group would become the holder of more than 50% of the total voting power of the Company; or

(c) any transaction or series of related transactions pursuant to which a Person or Group acquires all or substantially all of the assets of the Company and its subsidiaries, on a consolidated basis.

(d) any actual election contest with respect to the election or removal of members of the Board or other actual solicitation of proxies or consents by or on behalf of a Person other than the Board pursuant to which the individuals who, immediately prior to such contest, constitute the Board (collectively, the “Incumbent Directors”) cease to constitute at least a majority of the members of the Board.

1.7. Change in Control Proposal. “Change in Control Proposal” means a Person’s or Group’s proposal or offer to the Company or its shareholders regarding a Change in Control.

1.8. Closing Date. “Closing Date” means the date of this Agreement.

1.9. Commission. “Commission” means the Securities and Exchange Commission of the United States.

1.10. Common Stock Equivalents. “Common Stock Equivalents” means, collectively, Common Stock, options and warrants to subscribe for, purchase or otherwise acquire Common Stock and other securities directly or indirectly convertible into or exchangeable for Common Stock; provided, that, “Common Stock Equivalents” shall not include preferred stock or securities convertible into or exchangeable for preferred stock.

1.11. Equity Securities. “Equity Securities” means, collectively, Common Stock, other capital stock of the Company and other securities directly or indirectly convertible into or exchangeable for capital stock of the Company or rights, options or warrants to subscribe for, purchase or otherwise acquire capital stock of the Company.

1.12. Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2

1.13. Governance Restricted Period. “Governance Restricted Period” means the period of time beginning on the Closing Date and ending on the date that is six months after the first day on which no individuals nominated or designated by the Direct Shareholder to serve as members of the Board pursuant to Article 6 are serving as members of the Board.

1.14. Group. “Group” has the meaning ascribed to such term under the Exchange Act.

1.14 “Holder” means any Shareholder that holds any Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 9.3 hereof. [A holder of shares of convertible preferred stock shall, for purposes hereof, be deemed to hold the Registrable Securities issuable upon conversion of such preferred stock.]

1.16. Independent Director. “Independent Director” means a member of the Board who qualifies, as of the date of such member’s appointment and as of any other date on which the determination is being made, as an “Independent Director” under the listing requirements of the New York Stock Exchange, as amended from time to time.

1.17. Investment Banking Firm. “Investment Banking Firm” means an internationally recognized investment banking firm.

1.18. New Securities. “New Securities” means any Equity Securities other than:

(a) Common Stock Equivalents issued to employees or directors of, or consultants to, the Company or its subsidiaries pursuant to a plan approved by the Board or the Compensation Committee thereof;

(b) Equity Securities issued to any Shareholder or its assigns;

(c) Common Stock issued pursuant to the conversion, exercise or exchange of convertible, exercisable or exchangeable securities (i) outstanding on the date hereof or (ii) which have been issued after the date hereof pursuant to an offering for which notice was provided to the Shareholders in accordance with Section 3.2 and the Company otherwise complied with Article 3;

(d) Equity Securities issued by reason of a dividend, stock split, stock combination, recapitalization, split-up or other distribution with respect to shares of the capital stock of the Company;

(e) a private placement of Common Stock Equivalents to bank lenders or other financial institution lenders pursuant to a bona fide, arm’s length transaction approved by the Board in which such lenders provide debt financing to the Company or any Company Subsidiary;

(f) Common Stock Equivalents issued pursuant to the acquisition by the Company or any of its subsidiaries of another entity that is not an Affiliate of the Company, by merger or purchase of all or substantially all of the assets or equity interests , in each case, approved by the Board;

(g) Common Stock Equivalents issued in connection with a strategic investment, including a joint venture, in or with an entity that prior thereto is not an Affiliate of the Company relating to the operation of the Company’s or any Company Subsidiary’s business and not for the primary purpose of raising equity capital, to the extent such strategic investment and the Common Stock issuance is approved by the Board;

(h) Common Stock issued pursuant to the conversion, exercise or exchange of any of the Equity Securities described in the foregoing clauses (a)-(g).

1.19. Percentage Ownership. “Percentage Ownership” of a Person as of any time means the Common Stock held by such Person divided by the total number of shares of Common Stock then issued and outstanding.

3

1.20. Person. “Person” means any individual, partnership, association, corporation, trust, limited liability company, formal or informal business association or other entity.

1.21. Principal Trading Market. “Principal Trading Market” means the principal trading exchange or national automated stock quotation system on which the Common Stock is traded or quoted, which, as of the date hereof, is the New York Stock Exchange.

1.22. Registrable Securities. “Registrable Securities” means (a) any shares of Shareholder Common Stock issued to the Direct Shareholder pursuant to the Purchase Agreement and held by a Shareholder or any of their respective Affiliates or any Holder and (b) any shares of Common Stock issued or issuable with respect to any shares described in clause (a) above by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to the Common Stock (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected).

1.23. Shareholder Designee. “Shareholder Designee” means any member of the Board who has been designated by the Direct Shareholder pursuant to this Agreement.

1.24. Shareholders. “Shareholders” means, collectively, the Direct Shareholder and the Beneficial Shareholders.

ARTICLE 2. RESTRICTIONS ON PURCHASES AND SALES

2.1. No Purchases.

(a) From the Closing Date until the date that is two years after the Closing Date, except as otherwise permitted in Article 3, no Shareholder shall acquire, directly or indirectly (including by acquiring Beneficial Ownership thereof), any Equity Securities; provided that this provision shall not restrict a Shareholder from acquiring Equity Securities from another Shareholder or from any Affiliate of a Shareholder, in each case, pursuant to Section 2.2(c) or Section 2.3(a).

(b) If, in violation of Section 2.1(a), a Shareholder acquires any Equity Securities, then such Shareholder shall be required to dispose of such Equity Securities (or an equivalent number of other Equity Securities) by promptly selling such Equity Securities into the public market; provided, however, that such Shareholder shall not be obligated to sell any such Equity Securities pursuant to this Section 2.1(b) until such time as such sale would not subject such Shareholder to liability under Section 16(b) of the Exchange Act or any other applicable provision of federal or state law; and, provided further, that such Shareholder shall not be entitled to the economic benefit of or to vote such Equity Securities between the time such Equity Securities were acquired by such Shareholder and such Shareholder’s disposal of such Equity Securities. This Section 2.1(b) shall not limit any remedies that the Company may be entitled to with respect to a breach of Section 2.1(a).

2.2. Six-Month Lockup. From the Closing Date until the date that is six months after the Closing Date, no Shareholder shall offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Shareholder Common Stock; provided, however, that any Shareholder may offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any such Shareholder Common Stock (a) in a transaction approved by a majority of the Independent Directors (such approval, “Independent Director Approval”), (b) in connection with a transaction, including a Change in Control, approved by a majority of the Board and/or (c) to an Affiliate of a Shareholder, provided that such Affiliate agrees in writing to be bound by all of the obligations of such Shareholder hereunder and such Shareholder shall continue to be bound by its obligations hereunder.

4

2.3. Two-Year Limitation on Private Block Trades. From the Closing Date until the date that is two years after the Closing Date, the Shareholders shall not directly or indirectly sell or transfer any Shareholder Common Stock representing more than 7% of the then outstanding Common Shares in a private transaction or series of related transactions to the same Person or Group; provided, however, that, subject to Section 2.2:

(a) any Shareholder may directly or indirectly sell or transfer any Shareholder Common Stock (i) in a transaction that has received Independent Director Approval; (ii) if the Shareholders collectively own less than 10% of the outstanding Common Shares and do not have the right to appoint directors to the Board immediately prior to such Sale, (iii) in a transaction, including a Change in Control, that is approved by a majority of the Board, (iv) that is registered for sale in an offering pursuant to Article 4 and/or (v) to an Affiliate of a Shareholder, provided that such Affiliates agrees in writing to be bound by all of the obligations of such Shareholder hereunder and such Shareholder shall continue to be bound by its obligations hereunder; and

(b) a Shareholder may pledge its Shareholder Common Stock to a bank or other financial institution as collateral in connection with a bona fide debt financing transaction; provided that such pledgee has agreed that such Shareholder Common Stock remains subject to the transfer and other restrictions provided herein (with such provisions applying to such pledgee as they apply to such Shareholder).

ARTICLE 3. PARTICIPATION RIGHTS

3.1. General. During the Governance Restricted Period, on the terms and subject to the conditions specified in this Article 3, in the event the Company proposes to offer or sell any New Securities, the Company shall first make an offering of such New Securities to the Direct Shareholder in accordance with the following provisions of this Article 3; provided however that the filing of a Form S-3 registration statement pursuant to the Act shall not in and of itself constitute a proposal by the Company to offer or sell any New Securities for the purposes of this Article 3 unless and until such time as the Company specifically proposes to offer and sell any New Securities pursuant to such registration statement. The Company shall have the right to terminate or withdraw any offering or sale of New Securities by the Company prior to the closing of such offering or sale, whether or not the Direct Shareholder has elected to exercise its right pursuant to this Article 3 to purchase any New Securities in such offering or sale.

3.2. Notice of Offering. In the event the Company proposes to offer or sell any New Securities, the Company shall deliver a written notice (the “Offer Notice”) to the Direct Shareholder stating (a) its bona fide intention to offer such New Securities, (b) the number of such New Securities to be offered, (c) the price and terms upon which it proposes to offer such New Securities and (d) the date on which the offering is scheduled to close.

3.3. Notification of Exercise. By written notification received by the Company within 30 days after delivery of the Offer Notice, the Direct Shareholder may elect to purchase, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the Percentage Ownership of the Direct Shareholder on the date of the Offer Notice (assuming the conversion and exercise of all rights, options, warrants and similar securities to subscribe for, purchase or otherwise acquire Common Stock). In the event that New Securities are sold at different prices in the offering, the Direct Shareholder shall pay, per share, the weighted average of the prices in the offering.

3.4. Unsubscribed Securities. The Company may sell any New Securities not subscribed for by the Direct Shareholder in accordance with Sections 3.2 and 3.3 to any Person or Persons at a price not less, and upon other terms not more favorable to the offeree, than those specified in the Offer Notice. To the extent such New Securities are not sold within 90 days of the delivery of the Offer Notice, such New Securities shall not be offered to any Person or Persons unless first reoffered to the Direct Shareholder in accordance with this Article 3.

3.5. Requirements of Principal Trading Market. Notwithstanding any other provision of this Agreement to the contrary, if, by reason of the listing or other requirements of the Principal Trading Market, the issuance by

5

the Company of any New Securities pursuant to this Article 3 requires approval of the Company’s shareholders, then the Company’s obligation to issue and sell such New Securities to the Direct Shareholder shall be subject to receipt of such shareholder approval, which the Company shall use commercially reasonable efforts to obtain as soon as possible after the date on which the Direct Shareholder shall otherwise become entitled to purchase such additional New Securities from the Company pursuant to this Article 3, provided that this approval and issuance of New Securities to the Direct Shareholder may occur subsequent to the issuance of New Securities to other purchasers.

ARTICLE 4. REGISTRATION RIGHTS

4.1. Duration of Registration Rights. As to any particular Registrable Securities, a Holder’s rights to have the Company register such Registrable Securities provided in this Article 4 shall terminate (i) when such securities have been registered under the Act and sold or otherwise disposed of in accordance with the intended method of distribution by the seller or sellers thereof set forth in the Registration Statement covering such Registrable Securities, (ii) when such securities have been transferred in compliance with Rule 144 under the Act or (iii) on the date as of which such securities have become eligible for sale pursuant to Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1), as set forth in a written opinion of counsel to such effect, addressed, delivered and reasonably acceptable to the applicable transfer agent and the Holder(s) of such Registrable Securities, and, based upon such opinion, the legend referred to in Section 5.5(a) hereof, to the extent that such legend refers to registration under the Act, shall have been removed.

4.2. Demand Registration Covenant.

(a) If the Holders of at least a majority of the Registrable Securities then outstanding request in writing (a “Demand Registration Request”) that the Company register under the Act at least 8% of the Registrable Securities then held by all Holders (or a lesser percent if the anticipated aggregate offering price, net of any underwriting discounts and selling commissions, would exceed $50 million), the Company shall use reasonable efforts to cause the offering and sale to be registered pursuant to the Act and as provided in this Article 4 (a “Demand Registration”). In connection therewith the Company shall prepare and as soon as practicable after receipt of such request file with the Commission a registration statement under the Act covering all Registrable Securities which the Holders request to be registered (any such form, a “Registration Statement”), which shall, if the Company is then qualified to do so, be on Form S-3. Each Demand Registration Request shall specify the amount of Registrable Securities intended to be offered and sold, shall express such Holder’s present intent to offer such Registrable Securities for distribution, shall describe the nature or method of the proposed offer and sale, and shall contain the undertaking of the Holders to comply with all applicable requirements of this Article 4.

(b) The Company shall use its reasonable efforts to qualify and remain qualified to register the offer and sale of securities under the Act pursuant to a Registration Statement on Form S-3 (or any successor form). The Company shall use its reasonable efforts to cause any Registration Statement related to a Demand Registration to be declared effective by the Commission as soon as practicable after receipt of the corresponding Demand Registration Request. If so requested by any such Holder or Holders of Registrable Securities, the Company shall take such steps as are required to register such Registrable Securities for sale on a delayed or continuous basis under Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration”) pursuant to a Registration Statement on Form S-3 or the then appropriate form for such an offering (a “Shelf Registration Statement”).

(c) The Company shall not include in any Demand Registration or any shelf takedown from a Shelf Registration Statement any securities which are not Registrable Securities without the prior written consent of the Holders of a majority of the Registrable Securities initially requesting such Demand Registration or shelf takedown, which consent shall not be unreasonably withheld or delayed. If the Holders initiating the Demand

6

Registration Request intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their Demand Registration Request and the Company shall include such information in the Registration Statement (an “Underwritten Offering”). The underwriters shall be one or more Investment Banking Firms selected by the Holders proposing to distribute their securities in such Demand Registration, provided that such Investment Banking Firms are reasonably satisfactory to the Company. The Holders proposing to distribute their securities through such underwriting shall, together with the Company, enter into an underwriting agreement in customary form with the Investment Banking Firm or Investment Banking Firms selected for such underwriting. If, in the written opinion of the Investment Banking Firms, marketing factors require a limitation of the number of shares to be underwritten, and if the total amount of securities that the Holders request pursuant to Section 4.2 to be included in such offering exceeds the amount of securities that the Investment Banking Firms reasonably believe compatible with the success of the offering, the Company shall only be required to include in the offering the amount of Registrable Securities that the Investment Banking Firms believe will not jeopardize the success of the offering, and the Registrable Securities that are included in such offering shall be allocated pro rata among the respective Holders on the basis of the number of Registrable Securities owned by each such Holder; provided, however that the Company shall include in such Demand Registration, in order of priority: (i) first, the Registrable Securities that the Holders propose to sell, and (ii) second, the shares of Common Stock proposed to be included therein by any other Persons (including shares of Common Stock to be sold for the account of the Company or other holders of Common Stock) allocated among such Persons in such manner as they may agree.

(d) The Company shall not be obligated to effect, or to take any action to effect, during any six (6) month period more than one Demand Registration that has become effective pursuant to this Section 4.2; provided that the Company shall not be obligated to effect, or to take any action to effect, any Underwritten Offering pursuant to this Section 4.2 (i) after the Company has effected two Underwritten Offerings pursuant to Section 4.2(c) or (ii) more than once during any twelve (12) month period (provided that the Registration Statement applicable to such Underwritten Offering became effective). In addition, the Company shall not be obligated to effect, or take any action to effect, any Demand Registration from the Closing Date until the date that is six months after the Closing Date.

4.3. Piggyback Registration Covenant. If the Company shall propose registration under the Act of a public offering of Common Stock (other than pursuant to a registration statement contemplated by section 6.23 of the Purchase Agreement), the Company shall give prompt written notice of such fact or proposed registration to the Holders and shall use commercially reasonable efforts to cause the registration of such number of shares of Common Stock then owned by the Holders as the Holders request, within 20 days after receipt by the Holders of such notice from the Company, to be included, upon the same terms (including the method of distribution) of any such offering; provided, however, that: (a) the Company shall not be required to give notice or include such Common Stock in any such registration if the proposed registration is primarily (i) a registration of a stock option or compensation plan or of securities issued or issuable pursuant to any such plan, or (ii) a registration of securities proposed to be issued by the Company in exchange for securities or assets of, or in connection with the Company’s merger, acquisition or consolidation with, another entity; and (b) the Company may, in its sole discretion and without the consent of the Holders, withdraw such Registration Statement and abandon the proposed offering, provided, however, that the Company promptly gives the Shareholders written notice of such action.

4.4. Company’s Obligations in Connection with Registrations. In connection with any registration of Registrable Securities undertaken by the Company under Article 4, the Company shall, as expeditiously as reasonable possible:

(a) in the case of a registration of Registrable Securities effected by the Company pursuant to Section 4.2, prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its reasonable efforts to cause such Registration Statement to become effective and, upon the request of the Holders, use reasonable efforts to keep such Registration Statement effective for a period of up to 120 days

7

or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120 day period shall be extended for a period of time equal to the period a Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration and (ii) in the case of any Shelf Registration, such 120 day period shall at the request of the Holders be extended for up to 365 days (or, if earlier, until the date as of which the Registrable Securities may be sold pursuant to Rule 144 under the Act without limitation or restriction under any of the requirements of Rule 144, including volume or manner-of-sale restrictions and the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1), as set forth in a written opinion of counsel to such effect, addressed, delivered and reasonably acceptable to the applicable transfer agent, the Company and the Holder(s) of such Registrable Securities), if necessary, to keep the Registration Statement effective until all such Registrable Securities are sold;

(b) furnish to the Holders or their underwriters such copies of any prospectus (including any preliminary prospectus) in conformity with the requirements of the Act and such other documents as the Holders may reasonably request, in order to facilitate and effect the offering and sale of the Registrable Securities;

(c) use commercially reasonable efforts to qualify the securities offered under applicable blue sky or other state securities laws of such jurisdictions reasonably requested by the Holders to enable the Holders to offer and sell the Registrable Securities; provided, however, that Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified;

(d) in the event of any Underwritten Offering, subject to Section 4.2(d), enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(e) instruct the transfer agent(s) and the registrar(s) of the Company’s securities to release any stop transfer orders with respect to the Registrable Securities being sold;

(f) promptly prepare and file with the Commission such amendments and prospectus supplements, including post-effective amendments, to the applicable Registration Statement as the Company determines may be necessary or appropriate, and use commercially reasonable efforts to have such post-effective amendments declared effective as promptly as practicable; cause the related prospectus to be supplemented by any prospectus supplement, and as so supplemented, to be filed with the Commission; and notify the Holders of any securities included in such registration statement and the underwriters thereof, if any, promptly when a prospectus, any prospectus supplement or post-effective amendment must be filed or has been filed and, with respect to any post-effective amendment, when the same has become effective, and make the same available to such Holders and their underwriters;

(g) furnish to each Holder and the underwriter thereof, if any, a signed counterpart, addressed to each Holder and underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Holders or such underwriters may reasonably request; and

(h) use commercially reasonable efforts to cause all such Registrable Securities to be listed in the Principal Trading Market, and on each securities exchange on which similar securities issued by the Company are then listed.

8

4.5. Conditions to Obligations of Company Under Registration Covenants. The Company’s obligations to register the Registrable Securities owned by the Holders under Article 4 are subject to the following conditions:

(a) The Company shall be entitled to postpone for up to 90 days the filing of any Registration Statement under Section 4.2, if at the time it receives the request for registration the Board determines, in its sole discretion, that such registration and offering would (i) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, (ii) render the Company unable to comply with requirements under the Act or the Exchange Act or (iii) materially interfere with any significant financing, acquisition, corporate reorganization, Company-initiated registration or other transaction involving the Company or any of its Affiliates; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during while such postponement is in effect. The Company shall promptly give the Holders written notice of such determination.

(b) The Company may require that the number of shares of Registrable Securities offered for sale by a Holder pursuant to a request for registration under Section 4.3 be decreased or excluded entirely if, in the opinion of Company’s Investment Banking Firm, marketing factors require a limitation of the number of shares to be underwritten and the total amount of securities that the Holders request pursuant to Section 4.3 to be included in such offering exceeds the amount of securities that such Investment Banking Firm reasonably believes compatible with the success of such offering. If the Company shall require such a reduction, each Holder shall have the right to withdraw from the offering. For purposes of Section 4.2(d), a registration shall not be counted as “effected” if, as a result of the foregoing, more than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such Registration Statement are actually excluded.

(c) If a Holder requests registration pursuant to Section 4.2, the Company will, subject to Section 4.2(d), enter into an underwriting agreement containing terms customarily included in underwriting agreements with an issuer for a secondary distribution.

(d) Each Holder that holds Registrable Securities included in the Registration Statement shall use commercially reasonable efforts to not sell in excess of 10% of the then outstanding Common Stock to one Person or Group.

(e) Each Holder whose Registrable Securities are being registered, and each underwriter designated by such Holder, will furnish to the Company such information and materials as the Company may reasonably request and as shall be required in connection with the action to be taken by the Company. To the extent possible the Holders shall provide the Company with any information and materials required to obtain acceleration of the effective date of the Registration Statement.

(f) Each Holder that holds Registrable Securities included in the Registration Statement shall not (until further written notice) effect sales thereof after receipt of written notice from the Company to suspend sales, to permit the Company to correct or update a Registration Statement or prospectus; provided, however, that the obligations of the Company with respect to maintaining any Registration Statement current and effective shall be extended by a period of days equal to the period such suspension is in effect.

(g) At the end of the period during which the Company is obligated to keep any Registration Statement current and effective (and any extensions thereof required by the preceding paragraph), and upon receipt of notice from the Company of its intention to remove from registration the securities covered by such Registration Statement that remain unsold, Holders of Registrable Securities included in the Registration Statement shall discontinue sales of such Registrable Securities pursuant to such Registration Statement, and each such Holder shall notify the Company of the number of shares registered belonging to such Holder that remain unsold promptly following receipt of such notice from the Company.

9

(h) In connection with any sale of Registrable Securities registered pursuant to Article 4 that is effected by means of an Underwritten Offering, the Holders shall, if required by the underwriters, enter into customary agreements with the underwriters in connection with any such offering pursuant to which each Holder shall agree not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any Equity Securities, whether now owned or hereafter acquired by such Holder or with respect to which such Holder has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Equity Securities or other securities, in cash or otherwise (in each case, other than those Registrable Securities included in such registration pursuant to this Article 4 and subject to other customary exceptions) without the prior written consent of the Company (and any underwriters of such offering), for a period designated by the Company in writing to the Holder, which period shall not begin more than 10 days prior to the effectiveness of the Registration Statement pursuant to which such offering shall be made and shall not last more than 90 days after the effective date of such registration statement.

4.6. Suspension of Registration. Notwithstanding anything to the contrary set forth in this Agreement, each Shareholder that intends to sell or distribute Registrable Securities registered under a Registration Statement pursuant to Section 4.2 or 4.3 shall, at least two Business Days prior to such sale or distribution, provide written notice thereof to the Company (a “Sale Notice”) and such Holder shall not sell or distribute such Registrable Securities unless it has timely provided such Sale Notice and until the expiration of such two-Business Day period. If, in response to a Sale Notice, the Company provides to such Holder a certificate signed by an executive officer of the Company stating that, in the good faith judgment of the Company, such sale or distribution would require disclosure of non-public material information not otherwise required to be disclosed under Law and the Company has a bona fide business purpose for preserving the confidentiality of such information (the “Restriction”), then the Company may, by written notice thereof to such Holder (a “Suspension Notice”), suspend use of such Registration Statement by such Holder until the expiration of the Restriction (a “Suspension”). Upon receipt of a Suspension Notice, such Holder shall suspend all sales and distributions of Registrable Securities and suspend use of the applicable prospectus and any issuer free writing prospectuses in connection with all such sales and distributions. The Company shall promptly notify such Holder upon the termination of a Suspension.

4.7. Expenses.

(a) All expenses (other than Selling Expenses) incurred in connection with registrations, filings, qualifications and distributions of Registrable Securities pursuant to this Article 4 including (i) all registration, filing and qualification fees, (ii) underwriting expenses (other than discounts or selling commissions); (iii) printers’ and accounting fees and disbursements and (v) fees and disbursements of counsel for the Company, shall be borne and paid by the Company. As used herein, “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes attributable to the Holders’ sale of Registrable Securities pursuant to this Agreement and all fees and disbursements of counsel for any Holder.

(b) Selling Expenses relating to the offer and sale of Registrable Securities registered under the Act pursuant to this Agreement , including without limitation fees and disbursements of counsel to the selling Holders, shall be borne by the Holders, pro rata in proportion to the number of Registrable Securities included in such registration for each such Holder; provided, however, that if any individual Holder retains separate counsel, it shall be responsible for 100% of the fees and disbursements of that separate counsel.

4.8. Indemnification.

(a) In the case of each registration effected by the Company pursuant to Section 4.2 or 4.3, to the extent permitted by law, the Company (in such capacity, an “indemnifying party”) agrees to indemnify and hold

10

harmless each Holder, its officers and directors, stockholders, legal counsel, accountants, and each underwriter within the meaning of Section 15 of the Act for such Holder, against any and all losses, claims, damages, costs, expenses, liabilities or actions to which they or any of them may become subject under the Act or any other statute or common law, including any amount paid in settlement of any litigation, commenced or threatened, if such settlement is effected with the written consent of the Company, and to reimburse them for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages, liabilities or actions arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement relating to the sale of such securities, or any post-effective amendment thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, if used prior to the effective date of such Registration Statement, or contained in the final prospectus or any free-writing prospectus (as amended or supplemented if the Company shall have filed with the Commission any amendment thereof or supplement thereto) if used within the period during which Company is required to keep the Registration Statement to which such prospectus relates current under Section 4.4 (including any extensions of such period as provided in Section 4.5), or the omission or alleged omission to state therein (if so used) a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the indemnification agreement contained in this Section 4.8(a) shall not (x) apply to such losses, claims, damages, costs, expenses, liabilities or actions arising out of, or based upon, any such untrue statement or alleged untrue statement, or any such omission or alleged omission, if such statement or omission was made in reliance upon and in conformity with information furnished to the Company by such Holder or underwriter for use in connection with preparation of the Registration Statement, any preliminary prospectus, final prospectus contained in the Registration Statement, any free-writing prospectus, or any amendment or supplement thereto, or (y) inure to the benefit of any underwriter or any Person controlling such underwriter, if such underwriter failed to send or give a copy of the final prospectus to the Person asserting the claim at or prior to the written confirmation of the sale of such securities to such Person and if the untrue statement or omission concerned had been corrected in such final prospectus.

(b) In the case of each registration effected by Company pursuant to Section 4.2 or 4.3 above, each Holder and each underwriter of the securities to be registered (each such party and such underwriters being referred to severally, in such capacity, as an “indemnifying party”) shall agree in the same manner and to the same extent as set forth in Section 4.8(a) to indemnify and hold harmless the Company, each Person (if any) who controls the Company within the meaning of Section 15 of the Act, the directors of the Company and those officers of the Company who shall have signed any such Registration Statement, with respect to any untrue statement or alleged untrue statement in, or omission or alleged omission from, such Registration Statement or any post-effective amendment thereto or any preliminary prospectus or final prospectus or any free-writing prospectus (as amended or supplemented, if amended or supplemented) contained in such Registration Statement, if such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such indemnifying party for use in connection with the preparation of such Registration Statement or any preliminary prospectus or final prospectus contained in such Registration Statement, any free-writing prospectus, or any such amendment or supplement thereto; provided, however, that the obligation to indemnify shall be several, not joint and several, for each Holder and shall not exceed an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

(c) Each indemnified party will, promptly after receipt of written notice of the commencement of an action against such indemnified party in respect of which indemnity may be sought under this Section 4.8, notify the indemnifying party in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall so notify an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, with the approval of any indemnified parties, which approval shall not be unreasonably withheld, and to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified

11

party, and after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 4.8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the foregoing, an indemnified party shall have the right to employ separate counsel (reasonably satisfactory to the indemnifying party) to participate in the defense thereof, but the costs, fees and expenses of such counsel shall be the sole expense of such indemnified party unless the named parties to such action or proceedings include both the indemnifying party and the indemnified party and the indemnifying party or such indemnified party shall have been advised by counsel that there are one or more legal defenses available to it which are different from or additional to those available to the indemnifying party (in which case, if the indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the reasonable expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of the indemnified party, as the case may be, it being understood, however, that the indemnifying party shall not, in connection with any such action or proceeding or separate or substantially similar or related action or proceeding in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate counsel at any time for the indemnifying party and all indemnified parties). If the indemnifying party withholds consent to a settlement or proposed settlement by the indemnified party, it shall acknowledge to the indemnified party its indemnification obligations hereunder. The indemnity agreements in this Section 4.8 shall be in addition to any liabilities which the indemnifying parties may have pursuant to law.

(d) If the indemnification provided for in this Section 4.8 from an indemnifying party is unavailable to an indemnified party hereunder in respect to any losses, claims, damages, costs, expenses, liabilities or actions referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, costs, expenses, liabilities or actions in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the statements or omissions which result in such losses, claims, damages, costs, expenses, liabilities or actions, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party and that party’s relative intent, knowledge, access to information supplied by such indemnifying party or indemnified party and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, costs, expenses, liabilities and actions referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action, suit, proceeding or claim.

4.9. Delay of Registration. No Shareholder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Article 4.

4.10. Preservation of Rights. The Company shall not (a) grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder, or (b) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights expressly granted to the Holders in this Agreement.

ARTICLE 5. CERTAIN AGREEMENTS OF SHAREHOLDERS AND COMPANY

5.1. Negative Covenant regarding Hostile Activity. During the Governance Restricted Period, each Shareholder shall not, without the prior written consent of the Board and then only to the extent written consent has been obtained: directly or indirectly, solicit proxies, become a “participant” in a “solicitation” (as such terms are defined under Regulation 14A under the Exchange Act), publicly support, knowingly facilitate, initiate, vote in favor of or sell or tender into any Change in Control or Change in Control Proposal that has not been approved

12

by a majority of the Board or by Independent Director Approval; provided, however, that nothing in this Agreement is intended to restrict the rights or actions of the Shareholder Designees in their capacity as directors of the Company, including their participation in discussions with other members of the Board, any committee thereof, or Company management, or their decisions to vote as directors in favor of or against a Change in Control Proposal or any other Company action.

5.2. Voting Agreement. During the Governance Restricted Period, each Shareholder shall cause each share of Shareholder Common Stock owned by such Shareholder to be voted in accordance with the recommendation of the Board set forth in each proxy statement of the Company with regard to persons nominated to serve as members of the Board in such proxy statement and for the election of no other Person; provided, however, that the Shareholders shall not be required to vote in favor of any Board nominees if the seating of such nominees would preclude the election or appointment of the Shareholder Designees as contemplated in Article 6.

5.3. Independent Director Approval. Notwithstanding anything to the contrary set forth in this Agreement, each Shareholder may publicly support, vote in favor of, approve and tender into any transaction to the extent such transaction has received Independent Director Approval.

5.4. Acquisitions, Transfers and Votes in Contravention of Agreement. Without limiting any remedies that the Company may be entitled to:

(a) any Equity Securities acquired or transferred by a Shareholder in contravention of this Agreement may not be voted on any matter on which shareholders of the Company are entitled to vote, any attempt to vote such Equity Securities shall be a breach of this Agreement and the Company shall not be required to count any such votes, if cast, in determining the result of shareholder voting on any matter; and

(b) the Company shall not be required to count, in determining the result of shareholder voting on any matter, any vote of an Equity Security Beneficially Owned by a Shareholder in contravention of this Agreement.

5.5. Placement of Legends and Entry of Stop Transfer Orders.

(a) The Shareholders agree:

(i) that each book entry position evidencing the shares of Shareholder Common Stock shall bear the following legend:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW AND ARE SUBJECT TO THE RESTRICTIONS ON DISPOSITION SET FORTH IN AND TO THE OTHER PROVISIONS OF A SHAREHOLDER AGREEMENT, DATED [•], 2017, BETWEEN QUAKER CHEMICAL CORPORATION AND THE OTHER SIGNATORIES THERETO. COPIES OF SUCH AGREEMENT ARE ON FILE AT THE OFFICE OF QUAKER CHEMICAL CORPORATION.”;

and such additional legends designed to ensure compliance with federal and state laws as counsel for the Company may reasonably request; and

(ii) to the entry of stop transfer orders with the transfer agents of any shares of Shareholder Common Stock against the transfer of any shares of Shareholder Common Stock, except in compliance with this Agreement.

(b) The Company agrees that it will, upon receipt of an opinion from counsel reasonably satisfactory to the Company and the applicable Shareholder that it is appropriate to do, instruct the transfer agents

13

of any shares of Shareholder Common Stock to remove legends provided for in Section 5.5(a) and withdraw the stop transfer orders provided for in Section 5.5(b) with respect to such shares of Shareholder Common Stock, (i) to the extent shares of Shareholder Common Stock are sold or otherwise disposed of in accordance with this Agreement and (ii) upon termination of this Agreement.

5.6. Rule 144 Compliance. With a view to making available to the Shareholders the benefits of Rule 144 under the Act (“Rule 144”) and any other rule or regulation of the Commission that may at any time permit a shareholder to sell securities of the Company to the public without registration, the Company shall during the term of this Agreement:

(a) make and keep public information available, as those terms are understood and defined in Rule 144;

(b) use commercially reasonable efforts to file with the Commission all reports and other documents required of the Company under the Act and the Exchange Act; and

(c) furnish to the Direct Shareholder and any other Shareholder or any of their respective Affiliates who hold Registrable Securities (so long as the Direct Shareholder or such Shareholder or Affiliate owns Registrable Securities), promptly upon written request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Act and the Exchange Act.

5.7. Transactions Approved by Independent Directors. Notwithstanding any restrictions contained herein, or in any other agreement between the Company and any Shareholder, any Shareholder may sell into any transaction that has received Independent Director Approval.

ARTICLE 6. BOARD OF DIRECTORS

6.1. Appointment of Directors. The parties acknowledge that the Board has appointed the [three]2 individuals designated by the Direct Shareholder under the Purchase Agreement (who meet the qualifications identified in Section 6.3(a)) to fill the Board Vacancies, with each to serve on a different class of the Board, and that at least one of such Shareholder Designees has been appointed to the Board’s audit committee, compensation/management development committee, executive committee, and governance committee.

6.2. Vacancies. In the event of the death, resignation, retirement, disqualification or removal from office of any Shareholder Designee for any reason, the Shareholders shall have the right, subject to Section 6.3, to designate a replacement for such Shareholder Designee who satisfies the requirements of Sections 6.3(a)(i)-(iii) to fill such vacancy, and the Company shall use reasonable best efforts to cause the Board, subject to the directors’ fiduciary duties, to approve and appoint such replacement.

6.3. Board and Committee Representation.

(a) Subject to Section 6.3(d), the Shareholders shall have the right to nominate a number of individuals for election to the Board at the annual meetings of the Company’s shareholders so as to provide the Shareholders with that percentage representation on the Board (based on the size of the Board at the relevant time of determination) as set forth below, provided that each such nominee is then (i) qualified to serve as a member of the Board pursuant to the Company’s corporate governance policies, the requirements of the Principal Trading Market and applicable Law, in each case, as in effect at the applicable time and (ii) willing to serve as a member of the Board and to comply with the Company’s corporate governance policies, the requirements of the Principal Trading Market and applicable Law (including, without limitation, by filing any necessary or advisable reports with, or

[2]	NTD: Conforming changes to be made if number of directors changes pursuant to the mutual agreement of Buyer and the Sellers’ Representative.

14

providing information to, the Commission). Subject to the foregoing but notwithstanding the immediately following sentence, any such nominee may be an Affiliate of a Shareholder (other than an officer or employee of a Shareholder or an Affiliate of a Shareholder). In addition, any such person shall not be eligible for nomination for election if he or she shall have been determined, by a majority of the Independent Directors, to be an employee, officer, director or Affiliate of, or a consultant, representative, independent contractor or agent for, directly or indirectly, a Person that is a competitor of the Company. Each Shareholder Designee shall serve on a different class of the Board. For purposes of this Section 6.3, the Shareholders shall have the right to nominate: three individuals for election to the Board for so long as their aggregate Percentage Ownership as of the record date for such meeting exceeds 19%; two individuals for so long as such percentage exceeds 14%, and one individual for so long as such percentage exceeds 10%; provided that if the Company and the Sellers’ Representative (as defined in the Purchase Agreement) mutually agree pursuant to the Purchase Agreement to set the size of the Board at nine directors, then the parties shall mutually agree on different Percentage Ownership percentages than those set forth in this sentence. For the avoidance of doubt, subject to the Shareholders’ rights pursuant to Section 6.3(a), the Company may set the size of the Board.

(b) The Company shall use reasonable best efforts to cause each member of the Board to, subject to their fiduciary duties, recommend, in each proxy statement of the Company that sets forth nominees for election to the Board, that the shareholders of the Company vote in favor of the election to the Board of any individuals designated for nomination by the Shareholders pursuant to this Article 6. If a designated individual nominated by the Shareholders is not elected to the Board by the shareholders of the Company, the Company shall use reasonable best efforts to cause the Board, subject to the directors’ fiduciary duties, to appoint a replacement designated by the Shareholders to serve instead of such individual.

(c) For so long as any Shareholder Designee is on the Board a Shareholder Designee shall have the right to be a member of each committee of the Board on which he or she is qualified to serve as a member of the committee pursuant to the requirements of the Principal Trading Market, applicable Law and the Company’s corporate governance policies, in each case, as in effect at the applicable time.

(d) In the event that, at any time, the number of Shareholder Designees exceeds the number of individuals that the Shareholders are entitled to nominate for election to the Board pursuant to Section 6.3(a), the Shareholders shall cause all Shareholder Designees in excess of such number to immediately resign from the Board (and all committees thereof) so that the number of Shareholder Designees does not exceed the number of individuals that the Shareholders are entitled to nominate for election to the Board pursuant to Section 6.3(a). In the event that, at any time, the Percentage Ownership of the Shareholders is less than 10%, the Shareholders shall cause all Shareholder Designees to immediately resign from the Board (and from all committees thereof) and the Shareholders shall have no right to nominate under this Agreement any representative for election to the Board (and the Company shall have no obligation with respect to any representative of the Shareholders being nominated to the Board). The Company acknowledges that a Shareholder Designee is eligible to be elected as lead independent director by the Independent Directors, provided that he or she satisfies the applicable requirements of such position of Law, and of the Principal Trading Market.

6.4. Removal. Nothing in this Agreement shall be construed to impair the rights that the shareholders of the Company may have to remove any member of the Board with or without cause.

ARTICLE 7. NO PRIOR OWNERSHIP

7.1. No Prior Ownership. The Shareholders jointly and severally represent and warrant to the Company that, as of the date hereof, the only Equity Securities or other securities (including convertible securities) of the Company owned or Beneficially Owned by any Shareholder is the Shareholder Common Stock.

15

ARTICLE 8. TERMINATION

8.1. Termination. This Agreement shall terminate and be of no further force and effect upon the written agreement of the Company and the Shareholders; provided that, each covenant and restriction shall terminate on the termination date specified within such covenant or restriction, if any; provided further, that such termination shall not release any party of any liability for any breach of this Agreement occurring prior to such termination.

ARTICLE 9. MISCELLANEOUS

9.1. Specific Enforcement. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. The parties further agree that no party hereto shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.1, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.2. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.3. Assignment; Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that if a Shareholder transfers any shares of the Company to an Affiliate pursuant to Section 2.2(c) or Section 2.3(a), and such Affiliate agrees in writing to be bound by all of the obligations of such transferring Shareholder hereunder, then no such consent shall be required and the rights of the Shareholder under this Agreement in respect of the transferred shares shall be assigned to the Affiliate transferee. No assignment shall relieve the assigning party of any of its obligations hereunder.

9.4. Amendments. This Agreement may only be amended, modified or supplemented (and any right hereunder extended or waived) by the parties hereto by an agreement in writing signed by all parties.

9.5. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the

16

following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.5):

To the Company:	[●]

With a copy to:	Drinker, Biddle & Reath LLP
One Logan Square
Suite 2000
Philadelphia, Pennsylvania 19103
Facsimile: (215) 988-2757
E-mail: Douglas.Raymond@dbr.com
Attention: F. Douglas Raymond, III

To any Shareholder:	[●]

With a copy (which shall not constitute notice) to:
Mayer Brown LLP
1221 Avenue of the Americas
New York, New York 10020
Facsimile: (212) 262-1910
E-mail: edavis@mayerbrown.com
Attention: Edward A. Davis

9.6. Attorneys’ Fees. If any action or proceeding shall be commenced to enforce this Agreement or any right arising in connection with this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party the reasonable attorneys’ fees, costs and expenses incurred by such prevailing party in connection with such action or proceeding.

9.7. Integration. This Agreement and the other Transaction Documents to which the parties hereto are parties constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

9.8. Waivers. No failure or delay on the part of either party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.9. Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA IN EACH CASE LOCATED IN THE CITY OF PHILADELPHIA AND COUNTY OF PHILADELPHIA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR

17

OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9(C).

9.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.11. Cooperation. The parties hereto shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

9.12. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

18

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed on the date first above written.

COMPANY

QUAKER CHEMICAL CORPORATION

By:
Name:
Title:

[Shareholder Agreement Signature Page]

SHAREHOLDERS

GULF HOUGHTON LUBRICANTS LTD.

By:
Name:
Title:

GULF OIL INTERNATIONAL, LTD.

By:
Name:
Title:

GOCL CORPORATION LIMITED

By:
Name:
Title:

[Shareholder Agreement Signature Page]

Annex F

EXHIBIT D – FINAL FORM

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”), dated as of [                ] (the “Effective Date”), is entered into by Quaker Chemical Corporation (“Buyer”), a Pennsylvania corporation, Gulf Houghton Lubricants Ltd., a company incorporated in the Cayman Islands (“Gulf Houghton”), Gulf Oil International Limited, a company incorporated in the Cayman Islands (“Gulf International”), and GOCL Corporation Limited, a public limited company incorporated in India (“Gulf Oil” and, together with Gulf Houghton and Gulf International, the “Sellers” and each, a “Seller”). In addition, Gulf Oil Lubricants India, Ltd, a public limited company incorporated in India (“Gulf India”), is executing this Agreement solely for purposes of Section 1(c).

BACKGROUND

WHEREAS, Gulf Houghton owns                 of the outstanding ordinary shares (the “Shares”) in Global Houghton Ltd., an exempted company incorporated under the Laws of the Cayman Islands (the “Company”); Gulf International owns approximately 90% of Gulf Houghton; and Gulf Oil is an indirect owner of approximately 10% of Gulf Houghton.

WHEREAS, The Company and its subsidiaries are engaged in the business of manufacturing, distributing and/or selling one or more of the following formulated chemical specialty product lines: fire resistant hydraulic fluids, semi-synthetic and specialty metalworking fluids, cleaning fluids, cold-rolling oils, hot-rolling oils, and specialty industrial greases (such business, as conducted by the Company and its Subsidiaries as of the Effective Date, the “Company Business”).

WHEREAS, Buyer and its subsidiaries are engaged in the business of manufacturing, distributing and/or selling the following formulated chemical specialty product lines or chemical management services (“CMS”), (i) rolling lubricants (used by manufacturers of steel in the hot and cold rolling of steel and by manufacturers of aluminum in the hot rolling of aluminum); (ii) corrosion preventives (used by steel and metalworking customers generally to protect metal during manufacture, storage, and shipment); (iii) metal finishing compounds (used to prepare metal surfaces for special treatments such as, but not limited to, galvanizing and tin plating and to prepare metal for further processing); (iv) machining and grinding compounds (typically used by customers in cutting, shaping, and grinding metal parts which require special treatment to enable them to tolerate the manufacturing process, achieve closer tolerance, and improve tool life); (v) forming compounds (used generally to facilitate the drawing and extrusion of metal products); (vi) bio-lubricants (typically used in machinery in the forestry and construction industries); (vii) hydraulic fluids (used generally by steel, metalworking, mining, and other customers to operate hydraulic equipment); (viii) chemical milling maskants for the aerospace industry; (ix) temporary and permanent coatings for metal and concrete products, tubes and pipes and other applications; (x) construction products, such as flexible sealants and protective coatings, for various applications; (xi) various specialty greases used in automobile, industrial and various other applications; (xii) various die casting lubricants and mold release agents; (xiii) various dust suppressants, ground control agents and roofing products used in mining; and (xiv) programs to provide CMS (such business, as conducted by Buyer and its subsidiaries as of the Effective Date, the “Existing Business” and, together with the Company Business, the “Combined Business”).

WHEREAS, Buyer, Gulf Houghton and other shareholders of the Company are parties to a Share Purchase Agreement dated as of April __, 2017, under which Buyer is acquiring the Shares (the “Purchase Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

WHEREAS, Sellers, together with the Company, have been substantially involved in and with the Company’s operations and management and possess trade secrets and other confidential information relating to the Company Business and the Company’s clients, customers, vendors, suppliers and operations.

WHEREAS, it is integral to Buyer’s acquisition of the Company Business and a condition precedent to the closing of the transactions contemplated by the Purchase Agreement that the Sellers enter into this Agreement with Buyer to provide for the protection of the Combined Business’s customer and vendor relationships, trade secrets, confidential information and other business operations. Pursuant to the Purchase Agreement, Gulf Houghton shall receive cash consideration and shares of Buyer’s capital stock in exchange for the Shares owned by Gulf Houghton and as inducement for Gulf Houghton and the other Sellers to enter into this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement and in the Purchase Agreement, the parties, intending to be legally bound, agree as follows:

1. Confidentiality; Non-competition; Non-solicitation.

(a) From and after the date hereof, each Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning Buyer, the Company and the Company Subsidiaries, except to the extent that such Seller can show that such information: (i) is generally available to and known by the public through no fault of any Seller or any of their respective Affiliates or Representatives or (ii) is lawfully acquired by such Seller, any of its Affiliates or their respective Representatives from and after the date hereof from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information that such Seller is advised by its counsel is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b) Each Seller agrees that for a period commencing on the Effective Date and ending two years after the Closing Date (the “Non-Compete Period”), it shall not, other than solely through its direct or indirect ownership of Buyer’s capital stock or any other interests in Buyer, directly, or indirectly, including through or on behalf of a subsidiary, anywhere in the world, excluding India: (i) own, manage, operate or control any business which competes with any Combined Business or (ii) be or become a shareholder, partner, member or owner of any Person who is engaged in any Combined Business; provided, however that nothing in this Agreement shall:

(i)	prohibit or restrict any Seller, directly or indirectly, from owning, as a passive investor, not more than five (5%) percent collectively and in the aggregate of any class of outstanding publicly traded securities of any Person so engaged;

(ii)	prohibit or restrict any Seller, directly or indirectly, from engaging in such Seller’s business as conducted on the Effective Date and reasonable extensions thereof, which may include routine, day-to-day transactions with any entity, and

(iii)	apply to or restrict any business of which a Seller acquires control after the Effective Date provided that the acquired business did not receive more than $25,000,000 of its aggregate net sales (as measured during the 12 full calendar months prior to such acquisition) from product lines included within the definition of Company Business.

Each Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope. For purposes of this Agreement, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

2

(c) Gulf Oil and Gulf India each agree during the Non-Compete Period not to acquire, directly or indirectly, control of any businesses involved in, or otherwise competing with, the business of the Combined Business from any entity on Schedule 1 hereto.

(d) Each Seller agrees that for a period commencing on the Effective Date and ending three years after the Closing Date (the “Non-Solicit Period”), each Seller shall not, directly or indirectly: (i) induce, solicit, recruit or attempt to persuade any employee of the Combined Business to terminate his or her employment with the Buyer or any of its subsidiaries, or (ii) solicit the employment of any of the employees of the Combined Business. Notwithstanding the above, Sellers shall not be restricted from (1) soliciting for employment or hiring former employees of Buyer or the Company (including their respective subsidiaries) whose employment was terminated by Buyer or the Company (including their respective subsidiaries) at least six months prior to such initial solicitation by such Seller or (2) soliciting employees of the Combined Business by means of a general solicitation through a public medium or general or mass mailing that is not specifically targeted at employees or former employees of the Combined Business; provided, however, that this clause (2) shall not permit any Seller to hire any such employees during the Non-Solicit Period.

(e) It is the intention of the parties that the covenants contained in this Section 1 shall be enforced to the greatest extent (but to no greater extent) in time, area and degree of participation as is permitted by the Law of that jurisdiction whose Law is applicable to any acts allegedly in breach of such covenants. To this end, the parties agree that the covenants contained in this Section 1 shall be construed to extend in time and territory and with respect to degree of participation only so far as they may be enforced in such jurisdiction, and that the covenants contained in this Section 1 are to that end hereby declared divisible and severable. It being the purpose of this Section 1 to govern competition by the Sellers and their respective subsidiaries, the non-competition covenants contained in this Section 1 shall be governed by and construed according to the Law of all the jurisdictions in which competition in breach of this Agreement is alleged to have occurred or to be threatened that best gives them effect.

2. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 2):

To the Buyer:

Quaker Chemical Corporation

Facsimile: [ ]
E-mail: [ ]
Attention: [ ]

3

with a copy (which shall not constitute notice) to:

Drinker, Biddle & Reath LLP One Logan Square Suite 2000 Philadelphia, Pennsylvania 19103
Facsimile: (215) 988-2757
E-mail: Douglas.Raymond@dbr.com
Attention: F. Douglas Raymond, III

If to any of the Sellers:

[ ]
Facsimile: [ ]
E-mail: [ ]
Attention: [ ]

with a copy (which shall not constitute notice) to:

Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020 Facsimile: (212) 262-1910 E-mail: edavis@mayerbrown.com Attention: Edward A. Davis

3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided that this Agreement shall not be assignable or otherwise transferable by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed) and any purported assignment or transfer without such consent shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

4. Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE COMMONWEALTH OF PENNSYLVANIA OR ANY OTHER JURISDICTION).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA IN EACH CASE LOCATED IN THE CITY OF PHILADELPHIA AND COUNTY OF PHILADELPHIA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

4

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(C).

5. Injunctive Relief; Attorneys Fees. Each Seller agrees that in the event of a breach of this Agreement, the damage to Buyer will be inestimable and that therefore any remedy at Law or in monetary damages shall be inadequate. Accordingly, the parties agree that Buyer shall, in addition to monetary damages incurred by reason of any such breach or potential breach, without the necessity of posting any bond or similar instrument (and Sellers hereby irrevocably waive any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument) be entitled to seek injunctive relief (including specific performance) against the Sellers for breach of this Agreement. If any action or proceeding shall be commenced to enforce this Agreement or any right arising in connection with this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party the reasonable attorneys’ fees, costs and expenses incurred by such prevailing party in connection with such action or proceeding.

6. Entire Agreement. This Agreement and the other Transaction Documents to which the parties hereto are parties constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

7. Amendment Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by a party of a breach of or a default under any of the provisions of this Agreement, nor the failure by any party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

8. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof

5

signed by the other party. Until and unless each party has received a counterpart hereof signed by the other party, this Agreement shall have no effect and none of the parties shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be original counterparts. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties and their respective successors and permitted assigns.

10. Cooperation; Further Assurances. Each of the parties shall execute such further instruments and take such other actions as the other party shall reasonably request in order to effectuate the purposes of this Agreement.

11. Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

[Signature page follows]

6

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the Effective Date.

QUAKER CHEMICAL CORPORATION

By:
Name:
Title:

GULF OIL INTERNATIONAL, LTD.

By:
Name:
Title:

GOCL CORPORATION LIMITED

By:
Name:
Title:

GULF OIL LUBRICANTS INDIA, LTD.

By:
Name:
Title:

Schedule 1

Competitors

1. Hardcastle Petrofer

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION QUAKER CHEMICAL CORPORATION ONE QUAKER PARK 901 E. HECTOR STREET CONSHOHOCKEN, PENNSYLVANIA 19428

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. ET the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

QUAKER CHEMICAL CORPORATION
The Board of Directors recommends you vote FOR proposals No. 1, 2, and 3.	For	Against	Abstain

1. Approval of Charter Amendment. To approve the amendment of our Articles of Incorporation that provides that every holder of common stock, $1.00 par value per share, of the Company will be entitled to one vote for each share of Common Stock standing in its name on the books of the Company.	☐	☐	☐

2. Approval of Issuance. To approve the issuance (the “Issuance”) of a number of shares (the “Consideration Shares”) of equity securities that will have 24.5% of the voting rights applicable to the Company’s outstanding voting securities immediately after the closing of the Combination (as defined in the proxy statement), and economic and other rights equivalent to the Company’s Common Stock as described in the proxy statement;	☐	☐	☐

3. Approval of Adjournment. To approve the adjournment of the Meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals at the time of the Meeting	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting and any adjournment or postponement thereof.

Authorized Signatures: This section must be completed for your vote to be counted.

Please date this Proxy and sign it exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, guardian or other fiduciary, please indicate your capacity. If you sign for a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If you sign for a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners)	Date

QUAKER CHEMICAL CORPORATION

Special Meeting of the Shareholders

[            ] [    ], 2017

8:30 A.M. Eastern Time

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice & Proxy Statement are available at www.proxyvote.com

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

This proxy is solicited by the Board of Directors for use at the

Special Meeting of the Shareholders on [            ], 2017 and any adjournment thereof.

The undersigned stockholder(s) hereby revoke(s) all prior proxies and appoint(s) [        ] and [        ], and each of them, with full power of substitution, as attorneys and proxies for and in the name and place of, the undersigned, and hereby authorize(s) each of them to represent and to vote all of the shares of common stock which the undersigned is entitled to vote at the Special Meeting of Shareholders of Quaker Chemical Corporation to be held at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428 at 8:30 a.m., ET, on [        ], [        ], 2017, and at any adjournments thereof, upon the matters set forth in the Notice of Special Meeting of Shareholders and Proxy Statement and any other matters that may properly come before the meetings or adjournments thereof, receipt of which is hereby acknowledged.

SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE SPECIAL MEETING AND AT ANY ADJOURNMENTS THEREOF IN THIS MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

Continued and to be signed on reverse side